                                    Filed Pursuant to Rule 424(b) (3)
                                    Registration Nos. 333-33225, 333-33225-01,
                                     333-33225-02, 333-33225-03, 333-33225-04,
                                     333-33225-05, and 333-33225-06

                               OFFER TO EXCHANGE
                                ALL OUTSTANDING
[AMERISERVE LOGO]
                   10 1/8% SENIOR SUBORDINATED NOTES DUE 2007
                  ($500,000,000 PRINCIPAL AMOUNT OUTSTANDING)

                                      FOR

                 10 1/8% NEW SENIOR SUBORDINATED NOTES DUE 2007
                        ($500,000,000 PRINCIPAL AMOUNT)

                                       OF

                       AMERISERVE FOOD DISTRIBUTION, INC.
        THE EXCHANGE OFFER WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY
                  TIME, ON DECEMBER 10, 1997, UNLESS EXTENDED

     AmeriServe Food Distribution, Inc., a Nebraska corporation (the "Company"), hereby offers (the "Exchange Offer"), upon the terms and subject to the conditions set forth in this Prospectus and the accompanying Letter of Transmittal (the "Letter of Transmittal"), to exchange up to an aggregate principal amount of $500,000,000 of its 10 1/8% New Senior Subordinated Notes due 2007 (the "New Senior Subordinated Notes" or "New Notes") for an equal principal amount of its outstanding 10 1/8% Senior Subordinated Notes due 2007 (the "Senior Subordinated Notes" or the "Notes"), in integral multiples of $1,000. The New Notes will be fully and unconditionally guaranteed (the "New Note Guarantees") on a senior subordinated basis by, and will be joint and several obligations of, AmeriServ Food Company, a Delaware corporation and a subsidiary of the Company, AmeriServe Transportation, Inc., a Nebraska corporation and a subsidiary of the Company, Chicago Consolidated Corporation, an Illinois corporation and a subsidiary of the Company, Northland Transportation Services, Inc., a Nebraska corporation and a subsidiary of the Company, The Harry H. Post Company, a Colorado corporation and a subsidiary of the Company, and Delta Transportation, Ltd., a Wisconsin corporation and a subsidiary of the company (the "Subsidiary Guarantors"). The New Notes will be senior subordinated unsecured obligations of the Company and are substantially identical (including principal amount, interest rate, maturity and redemption rights) to the Notes for which they may be exchanged pursuant to this offer, except that (i) the offering and sale of the New Notes will have been registered under the Securities Act of 1933, as amended (the "Securities Act"), and (ii) holders of New Notes will not be entitled to certain rights of holders under a Registration Rights Agreement of the Company and the Subsidiary Guarantors dated as of July 11, 1997 (the "Registration Rights Agreement"). The Senior Subordinated Notes have been, and the New Senior Subordinated Notes will be, issued under an Indenture dated as of July 11, 1997 (the "Senior Subordinated
Note Indenture" or the "Indenture"), among the Company, the Subsidiary Guarantors and State Street Bank & Trust Company, as trustee (the "Senior Subordinated Note Trustee"). See "Description of New Notes." There will be no proceeds to the Company from this offering; however, pursuant to the Registration Rights Agreement, the Company will bear certain offering expenses.
                            ------------------------

SEE "RISK FACTORS," COMMENCING ON PAGE 12, FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY HOLDERS WHO TENDER NOTES IN THE EXCHANGE OFFER.
                            ------------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.

               THE DATE OF THIS PROSPECTUS IS NOVEMBER 10, 1997.

                                                          (cover page continued)

     The Company will accept for exchange any and all validly tendered Notes on or prior to 12:00 midnight New York City time, on December 10, 1997, unless the Exchange Offer is extended (the "Expiration Date"). Tenders of Notes may be withdrawn at any time prior to 12:00 midnight, New York City time, on the Expiration Date; otherwise such tenders are irrevocable. State Street Bank & Trust Company will act as Exchange Agent with respect to the Senior Subordinated Notes (in such capacity, the "Exchange Agent") in connection with the Exchange Offer. The Exchange Offer is not conditioned upon any minimum principal amount of Notes being tendered for exchange, but is otherwise subject to certain customary conditions.

     The Notes were sold by the Company on July 11, 1997 in transactions not registered under the Securities Act in reliance upon the exemption provided in
Section 4(2) of the Securities Act. A portion of the Notes were subsequently resold to qualified institutional buyers in reliance upon Rule 144A under the Securities Act and to a limited number of institutional accredited investors in a manner exempt from registration under the Securities Act. Based on information provided by the Initial Purchasers, the Company believes no Notes were resold outside the United States in reliance on Regulation S under the Securities Act. Accordingly, the Notes may not be reoffered, resold or otherwise transferred in the United States unless registered under the Securities Act or unless an applicable exemption from the registration requirements of the Securities Act is available. The New Notes are being offered hereunder in order to satisfy certain obligations of the Company under the Registration Rights Agreement. See "The Exchange Offer."

     The New Senior Subordinated Notes will bear interest from July 11, 1997, the date of issuance of the Senior Subordinated Notes that are tendered in exchange for the New Senior Subordinated Notes (or the most recent Interest Payment Date (as defined herein) to which interest on such Notes has been paid), at a rate equal to 10 1/8% per annum. Interest on the New Notes will be payable semiannually on January 15 and July 15 of each year, commencing January 15, 1998. The New Notes are redeemable at the option of the Company, in whole or in part, at any time on or after July 15, 2002, at the redemption prices set forth herein, plus accrued and unpaid interest and liquidated damages, if any, thereon to the date of redemption. See "Prospectus Summary -- Summary of Terms of New Notes."

     Prior to July 15, 2000, up to 33% of the initially outstanding aggregate principal amount of New Senior Subordinated Notes will be redeemable at the option of the Company, on one or more occasions, from the net proceeds of public or private sales of common stock of, or contributions to the common equity capital of, the Company, at a price of 110.125% of the principal amount of the New Senior Subordinated Notes, together with accrued and unpaid interest, and liquidated damages, if any, to the date of redemption; provided that at least 67% of the initially outstanding aggregate principal amount of New Senior Subordinated Notes remains outstanding immediately after such redemption. Upon the occurrence of a Change of Control (as defined in the Indenture), each Holder (as defined herein) of New Notes may require the Company to repurchase all or a portion of such Holder's New Notes at 101% of the aggregate principal amount of the New Senior Subordinated Notes, together with accrued and unpaid interest, and liquidated damages, if any, to the date of repurchase. There can be no assurance that sufficient funds will be available at the time of any Change of Control to make any required repurchase of the New Notes tendered. See "Risk Factors -- Payment Upon a Change of Control" and "Description of New
Notes -- Repurchase at the Option of Holders."

     The New Notes will be general, unsecured obligations of the Company, will be subordinated to all Senior Debt (as defined herein) and will rank senior or pari passu in right of payment to all existing and future subordinated indebtedness of the Company. The claims of holders of the New Notes will be effectively subordinated to the Senior Debt, which, as of June 28, 1997, on a pro forma basis, after giving effect to the Transactions and the Refinancing (each, as defined herein) and other transactions described herein, would have been approximately $374.1 million. See "Capitalization."

     Based on an interpretation by the staff of the SEC (as defined herein) set forth in no-action letters issued to third parties, the Company believes that New Notes issued pursuant to the Exchange Offer in exchange for Notes may be offered for resale, resold and otherwise transferred by any holder thereof (other than any such holder which is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such New Notes are acquired in the ordinary course of such holder's business and that such holder does not intend to participate in the distribution of such New Notes.

     Each broker-dealer that receives New Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with the initial resale of such New Notes. The

                                                          (cover page continued)

Letter of Transmittal delivered with this Prospectus states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes received in exchange for Notes where such Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. The Company has agreed that for a period of 120 days after the consummation of the Exchange Offer, it will make this Prospectus available to any broker-dealer for use in connection with any such resale.

     Any Holder who tenders in the Exchange Offer with the intention to participate, or for purpose of participating, in a distribution of the New Notes cannot rely on the position of the staff of the SEC enunciated in Exxon Capital Holdings Corporation (available April 13, 1989), or Morgan Stanley & Co., Inc. (available June 5, 1991) or similar no-action letters and, in the absence of an exemption therefrom, must comply with the registration and prospectus delivery requirements of the Securities Act in connection with the resale of the New Notes. Failure to comply with such requirements in such instance may result in such Holder incurring liability under the Securities Act for which the Holder is not indemnified by the Company.

     The Company does not intend to list the New Notes on any securities exchange, or to seek admission thereof to trading in the National Association of Securities Dealers Automated Quotation System. Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ") and BancAmerica Robertson Stephens ("BancAmerica Robertson Stephens" and, together with DLJ, the "Initial Purchasers") have advised the Company that they intend to make a market in the New Notes; however, they are not obligated to do so and any market-making may be discontinued at any time. As a result, the Company cannot determine whether an active public market will develop for the New Notes.

     ANY NOTES NOT TENDERED AND ACCEPTED IN THE EXCHANGE OFFER WILL REMAIN OUTSTANDING. TO THE EXTENT ANY NOTES ARE TENDERED AND ACCEPTED IN THE EXCHANGE OFFER, A HOLDER'S ABILITY TO SELL UNTENDERED NOTES COULD BE ADVERSELY AFFECTED. FOLLOWING CONSUMMATION OF THE EXCHANGE OFFER, THE HOLDERS OF NOTES WILL CONTINUE TO BE SUBJECT TO THE EXISTING RESTRICTIONS UPON TRANSFER THEREOF AND THE COMPANY WILL HAVE FULFILLED ONE OF ITS OBLIGATIONS UNDER THE REGISTRATION RIGHTS AGREEMENT. HOLDERS OF NOTES WHO DO NOT TENDER THEIR NOTES GENERALLY WILL NOT HAVE ANY FURTHER REGISTRATION RIGHTS UNDER THE REGISTRATION RIGHTS AGREEMENT OR OTHERWISE. SEE "THE EXCHANGE OFFER -- CONSEQUENCES OF FAILURE TO EXCHANGE."

     The New Notes issued pursuant to this Exchange Offer generally will be issued in the form of Global New Notes (as defined herein), which will be deposited with, or on behalf of, The Depository Trust Company (the "Depository" or "DTC") and registered in its name or in the name of Cede & Co., its nominee. Beneficial interests in the Global New Notes representing the New Notes will be shown on, and transfers thereof will be effected through, records maintained by the Depository and its participants. Notwithstanding the foregoing, Notes held in certificated form will be exchanged solely for New Notes in certificated form. After the initial issuance of the Global New Notes, New Notes in certificated form will be issued in exchange for the Global New Notes only on the terms set forth in the Indenture. See "Description of New Notes -- Book-Entry, Delivery and Form."
                            ------------------------
     NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITY OTHER THAN THE NEW NOTES OFFERED HEREBY, NOR DOES IT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY OF THE NEW NOTES TO ANY PERSON IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL TO MAKE SUCH AN OFFER OR SOLICITATION TO SUCH PERSON. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE HEREOF.

     UNTIL FEBRUARY 10, 1997 (90 DAYS AFTER COMMENCEMENT OF THIS OFFERING), ALL DEALERS EFFECTING TRANSACTIONS IN THE NEW NOTES, WHETHER OR NOT PARTICIPATING IN THE EXCHANGE OFFER, MAY BE REQUIRED TO DELIVER A PROSPECTUS.

                             AVAILABLE INFORMATION

     The Company has filed with the Securities and Exchange Commission (the "SEC" or the "Commission") a Registration Statement on Form S-4 under the Securities Act for the registration of the New Notes offered hereby (the "Registration Statement"). This Prospectus, which constitutes a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement, certain items of which are contained in exhibits and schedules to the Registration Statement as permitted by the rules and regulations of the SEC. For further information with respect to the Company or the New Notes offered hereby, reference is made to the Registration Statement, including the exhibits and financial statement schedules thereto, which may be inspected without charge at the public reference facility maintained by the SEC at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and copies of which may be obtained from the SEC at prescribed rates. Statements made in this Prospectus concerning the contents of any document referred to herein are not necessarily complete. With respect to each such document filed with the SEC as an exhibit to the Registration Statement, reference is made to the exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by such reference.

     Such documents and other information filed by the Company can be inspected and copied at the public reference facilities of the SEC at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at the web site maintained by the SEC (http://www.sec.gov) and at the regional offices of the SEC located at 7 World Trade Center, 13th Floor, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such materials may be obtained from the Public Reference Section of the SEC, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at its public reference facilities in New York, New York and Chicago, Illinois at prescribed rates.

     The Company and the Subsidiary Guarantors are not currently subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). As a result of the offering of the New Notes (the "Offering"), each of the Company and the Subsidiary Guarantors will become subject to the informational requirements of the Exchange Act. The Company will fulfill its obligations with respect to such requirements by filing periodic reports with the Commission on its own behalf or, in the case of the Subsidiary Guarantors, by including information regarding the Subsidiary Guarantors in the Company's periodic reports. In addition, the Company will send to each holder of New Notes copies of annual reports and quarterly reports containing the information required to be filed under the Exchange Act.

     So long as the Company is subject to the periodic reporting requirements of the Exchange Act, it is required to furnish the information required to be filed with the SEC to the Trustees and the holders of the Notes and the New Notes. The Company has agreed that, even if it is not required under the Exchange Act to furnish such information to the SEC, it will nonetheless continue to furnish information that would be required to be furnished by the Company by Section 13 of the Exchange Act to the Trustees and the holders of the Notes or New Notes as if it were subject to such periodic reporting requirements.

     In addition, the Company and the Subsidiary Guarantors have agreed that, for so long as any of the Notes remain outstanding, they will make available to any prospective purchaser of the Notes or Holder of the Notes in connection with any sale thereof, the information required by Rule 144A(d)(4) under the Securities Act.

     THIS PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. THESE DOCUMENTS ARE AVAILABLE UPON REQUEST FROM AMERISERVE FOOD DISTRIBUTION, INC., 17975 WEST SARAH LANE, SUITE 100, BROOKFIELD, WISCONSIN 53045, (414) 792-9300. IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS, ANY REQUEST SHOULD BE MADE BY NOVEMBER 25, 1997.

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by reference to and should be read in conjunction with the more detailed information and financial statements, including the notes thereto, appearing elsewhere in this Prospectus. Unless otherwise indicated, all references in this Prospectus to the Company's business and pro forma data give effect to the transactions described below. An index of certain defined terms used herein can be found on page 99. Unless the context indicates or otherwise requires, references in this Prospectus to the "Company" or "AmeriServe" are to AmeriServe Food Distribution, Inc., its predecessors and its subsidiaries, and give effect to the acquisition of PFS and the contribution of The Harry H. Post Company ("Post"), each as described below, and references to "NEHC" are to Nebco Evans Holding Company, a Delaware corporation and the parent of the Company.

                                  THE COMPANY

     AmeriServe is North America's largest systems foodservice distributor specializing in distribution to chain restaurants, the fastest growing segment of the domestic restaurant industry. The Company is the primary supplier to its customers of a wide variety of items, including fresh and frozen meat and poultry, seafood, frozen foods, canned and dry goods, fresh and pre-processed produce, beverages, dairy products, paper goods, cleaning supplies and equipment. The Company serves over 30 different restaurant chains and over 26,500 restaurant locations in North America. The Company has had long-standing relationships with such leading restaurant concepts as Pizza Hut, Taco Bell, KFC, Wendy's, Burger King, Dairy Queen, Subway and Applebee's. The Company's strategy is to capitalize on its market leading position, compelling industry trends and management's extensive experience to: (i) pursue profitable internal and external growth opportunities; (ii) capitalize on its nationwide network of distribution centers to increase customer density and regional market penetration; (iii) continue to provide low cost, superior customer service; and
(iv) maximize operating leverage by pursuing selective acquisitions within the fragmented foodservice distribution industry. For the fiscal year ended December 28, 1996, the Company generated pro forma net sales, pro forma EBITDA and pro forma net loss of $4.9 billion, $126.7 million and $1.9 million, respectively.

     The Company has achieved a record of strong growth in net sales and EBITDA by successfully implementing this strategy. From 1992 to 1996, exclusive of PFS, the Company's net sales increased from $293.6 million to $1.3 billion, representing a compound annual growth rate ("CAGR") of 44.5%. During the same period, the Company's EBITDA, exclusive of PFS, increased from $6.0 million to $26.0 million, representing a CAGR of 44.1%. The Company believes it is well positioned to continue to expand its presence in the systems foodservice distribution industry as a result of its reputation for providing superior customer service as well as its ability to provide low cost, efficient services. The Company believes that it was primarily as a result of these factors that in January 1997 it was awarded a three-year exclusive contract effective April 1997 to provide foodservice distribution to approximately 2,600 Arby's restaurants. The Company estimates that this contract, which management believes represents the single largest customer migration in the systems foodservice distribution industry, will result in the addition of approximately $325 million of net sales in the first 12 months of such contract.

     On July 11, 1997, in furtherance of its strategy, NEHC acquired PFS, the foodservice distribution business ("PFS") of PepsiCo, Inc. ("PepsiCo") (the "Acquisition"). Prior to the Acquisition, PFS was North America's second largest systems foodservice distributor, serving over 17,000 restaurants in the Pizza Hut, Taco Bell and KFC restaurant systems. The Company expects to realize significant benefits from the Acquisition, including: (i) enhanced customer and concept diversification; (ii) increased customer density; (iii) broadened national and international presence; and (iv) substantial cost savings and economies of scale. In addition, in connection with the Acquisition, the Company has entered into the Distribution Agreement whereby it will be the exclusive distributor of selected products for five years to the approximately 9,800 Pizza Hut, Taco Bell and KFC restaurants in the continental United States owned by PepsiCo and previously serviced by PFS. These restaurants accounted for approximately 68% of PFS's 1996 net sales and 44% of the Company's 1996 pro forma net sales after giving effect to the Arby's contract.

     The Company believes it is well positioned to capitalize on the attractive characteristics of the chain restaurant segment of the foodservice distribution industry, which include: (i) the high growth rate of the segment, which experienced an approximately 7.4% net sales CAGR from 1985 to 1995; (ii) the uniformity of product offerings and consistency of demand by chain restaurant customers; (iii) the increased focus by chain restaurants on foodservice distributors that can provide consistent quality, reliable service and value on a nationwide basis to maintain the chain's uniform standards; and (iv) the fragmented nature of the industry, which includes over 3,000 foodservice distribution companies. As the largest systems foodservice distributor serving chain restaurants, the Company believes it is better positioned than its competitors to offer consistent quality, reliable service and value on a national scale in order to accommodate the growth of each customer.

COMPETITIVE ADVANTAGES

     The Company believes that it will benefit from the following competitive advantages:

     - Market Leader with a Nationwide Presence. As a result of its national presence, the Company believes it is one of the few systems foodservice distributors capable of effectively serving large national accounts. The Company believes it has significant advantages over smaller, regional foodservice distributors as a result of its ability to: (i) derive significant economies of scale in operating and distribution expenses;
       (ii) benefit from increased purchasing power; (iii) make significant investments in advanced technology and equipment, which enhance productivity and customer service; and (iv) provide superior customer service on a national scale.

     - Low Cost Structure. The Company believes that it is uniquely positioned to provide distribution services to chain restaurants at attractive prices while also providing superior customer service. A critical component of the Company's ability to reduce costs is the Company's effective management of its warehouse and distribution costs, primarily as a result of: (i) utilizing fewer, larger distribution centers within each of its geographic regions; and (ii) maximizing customer density within each region it serves. Furthermore, the Company has made significant investments in advanced distribution centers, transportation equipment and information technology, which enable it to efficiently serve its customers.

     - Stable Customer Base. The Company services over 26,500 restaurant locations within more than 30 different restaurant concepts. The Company believes it has among the best relationships with its customers of any systems foodservice distributor as evidenced by the length and stability of such relationships. For example, as a result of its ability to provide high quality service at attractive rates, the Company has developed long-standing relationships with many of the leading restaurant concepts, including Dairy Queen (customer for 46 years), Burger King (customer for 36 years), KFC (customer for 26 years), Wendy's (customer for 21 years), Pizza Hut (customer for 20 years) and Taco Bell (customer for 18 years).

     - Experienced Management Team. The Company's management team has extensive experience in the systems foodservice distribution business and has developed long-standing relationships with franchisees and senior management of successful concepts. The top four senior executives of the Company have an average of approximately 24 years of experience with the Company. In addition, prior to the Acquisition, the Company's management team has successfully integrated five acquisitions since 1990, representing approximately $1.2 billion in aggregate annual sales.

BUSINESS STRATEGY

     The Company's objective is to continue to increase net sales and EBITDA by implementing the following key elements of its business strategy:

     - Continue to Pursue Internal and External Growth Opportunities. The Company intends to continue to grow through a combination of the development of new business from existing customers, the addition of new chains, international expansion and selective acquisitions.

     - Capitalize on the Benefits of the PFS Acquisition. Management believes that combining the operations of AmeriServe and PFS will present it with opportunities to eliminate duplicative costs and realign the Company's distribution center network to capitalize effectively on economies of scale and the benefits of higher customer density.

     - Continue to Maximize Operating Leverage. As the largest systems foodservice distributor in North America, the Company pursues a low-cost operating strategy based primarily on achieving economies of scale in the areas of warehousing, transportation, general and administrative functions and management information systems.

     - Continue to Provide Superior Customer Service. The Company believes it enjoys a reputation for providing consistent, high quality service based on its customer focus, its commitment to service excellence and the depth of its management team.

                                THE TRANSACTIONS

     In connection with the Acquisition, the Company: (i) consummated the Note Offering (as defined herein); (ii) entered into the New Credit Facility (as defined herein); (iii) established the Accounts Receivable Program (as defined herein); (iv) received the Equity Contribution (as defined herein); (v) effected the Preferred Stock Contribution (as defined herein); and (vi) consummated the Post Contribution (as defined herein) (collectively, the "Transactions"). See "The Transactions," "Description of Indebtedness" and "Certain Relationships and Related Party Transactions."

                                THE REFINANCING

     On October 15, 1997, the Company completed the offering (the "Senior Notes Offering") and sale of its 8 7/8% Senior Notes due 2006 (the "Senior Notes") in transactions not registered under the Securities Act in reliance upon the exemption provided in Section 4(2) of the Securities Act. The Senior Notes Offering was completed as part of the refinancing of certain outstanding term indebtedness of the Company incurred under the New Credit Facility in connection with the Acquisition to, among other things, (i) extend the maturity of those borrowings, (ii) fix the interest rate of those borrowings at a rate believed by the Company to be attractive for fixed rate financing, and (iii) provide the Company with additional cash to be utilized for working capital and to fund possible future acquisitions (collectively, the "Refinancing"). See "The Refinancing," "The Business -- Business Strategy," "Description of the Indebtedness -- New Credit Facility" and "-- 8 7/8% Senior Notes due 2006."
                            ------------------------

     The Company's principal executive offices are located at 17975 West Sarah Lane, Suite 100, Brookfield, Wisconsin 53045 and its telephone number is (414) 792-9300.

                               THE NOTE OFFERING

THE NOTES..................  The Notes were sold by the Company on July 11, 1997 and were subsequently resold to qualified institutional buyers pursuant to Rule 144A under the Securities Act, to institutional investors that are accredited investors in a manner exempt from registration under the Securities Act and based on information supplied by the Initial Purchasers, the Company believes no sales were made to persons in transactions outside the United States in reliance on Regulation S under the Securities Act (the "Note Offering").

REGISTRATION RIGHTS
AGREEMENT..................  In connection with the Note Offering, the Company entered into the Registration Rights Agreement, which grants Holders of the Notes certain exchange and registration rights, which generally terminate upon the consummation of the Exchange Offer.

                               THE EXCHANGE OFFER

SECURITIES OFFERED.........  $500,000,000 in aggregate principal amount of the
                             Company's 10 1/8% New Senior Subordinated Notes due 2007.

THE EXCHANGE OFFER.........  $1,000 principal amount of 10 1/8% New Notes in exchange for each $1,000 principal amount of the Notes. As of the date hereof, $500,000,000 aggregate principal amount of Senior Subordinated Notes are outstanding. The Company will issue the New Notes to Holders on or promptly after the Expiration Date.

EXPIRATION DATE............  12:00 midnight, New York City time on December 10,
                             1997, unless the Exchange Offer is extended, in which case the term "Expiration Date" means the latest date and time to which the Exchange Offer is extended.

INTEREST ON THE NEW NOTES
AND THE NOTES..............  The New Notes will bear interest from July 11,
                             1997, the date of issuance of the Notes that are tendered in exchange for the New Notes (or the most recent Interest Payment Date (as defined below in the Summary of Terms of New Notes) to which interest on such Notes has been paid). Accordingly, Holders of Notes that are accepted for exchange will not receive interest on the Notes that is accrued but unpaid at the time of tender, but such interest will be payable on the first Interest Payment Date after the Expiration Date.

CONDITIONS TO THE EXCHANGE
OFFER......................  The Exchange Offer is subject to certain customary conditions, which may be waived by the Company. See "The Exchange Offer -- Conditions."

PROCEDURES FOR TENDERING
NOTES......................  Each Holder of Notes wishing to accept the Exchange
                             Offer must complete, sign and date the relevant accompanying Letter of Transmittal, or a facsimile thereof, in accordance with the instructions contained herein and therein, and mail or otherwise deliver such Letter of Transmittal, or such facsimile, together with the Notes and any other required documentation to the relevant Exchange Agent at the address set forth in the Letter of Transmittal. The Letter of Transmittal should be used to tender Notes. By executing the Letter of Transmittal, each Holder will represent to the Company that, among other things, the Holder or the person receiving such New Notes, whether or not such person is the Holder, is acquiring the New Notes in the ordinary course of business and that neither the Holder nor any such other person has any arrangement or understanding with any person to participate in the distribution of such New Notes. In lieu of physical delivery of the certificates representing Notes, tendering Holders may transfer Notes pursuant to the procedure for book-entry transfer as set forth under "The Exchange Offer -- Procedures for Tendering."

SPECIAL PROCEDURES FOR
BENEFICIAL OWNERS..........  Any beneficial owner whose Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact such registered Holder promptly and instruct such registered Holder to tender on such beneficial owner's behalf. If such beneficial owner wishes to tender on such beneficial owner's own behalf, such beneficial owner must, prior to completing and executing the Letter of Transmittal and delivering its Notes, either make appropriate arrangements to register ownership of the Notes in such beneficial owner's name or obtain a properly completed bond power from the registered Holder. The transfer of registered ownership may take considerable time.

GUARANTEED DELIVERY
PROCEDURES.................  Holders of Notes who wish to tender their Notes and whose Notes are not immediately available or who cannot deliver their Notes, the Letter of Withdrawal Transmittal or any other documents required by the Letter of Transmittal to the Exchange Agent (or comply with the procedures for book-entry transfer) prior to the Expiration Date must tender their Notes according to the guaranteed delivery procedures set forth in "The Exchange Offer -- Guaranteed Delivery Procedures."

WITHDRAWAL RIGHTS..........  Tenders may be withdrawn at any time prior to 12:00 midnight, New
                             York City time, on the Expiration Date pursuant to the procedures described under "The Exchange
                             Offer -- Terms of the Exchange Offer."

ACCEPTANCE OF NOTES AND
DELIVERY OF NEW NOTES......  The Company will accept for exchange any and all
                             Notes that are properly tendered in the Exchange Offer prior to 12:00 midnight, New York City time, on the Expiration Date. The New Notes issued pursuant to the Exchange Offer will be delivered promptly following the Expiration Date. See "The Exchange Offer -- Terms of the Exchange Offer."

FEDERAL INCOME TAX
CONSEQUENCES...............  The issuance of the New Notes to Holders of the
                             Notes pursuant to the terms set forth in this Prospectus will not constitute an exchange for federal income tax purposes. Consequently, no gain or loss would be recognized by Holders of the Notes upon receipt of the New Notes. See "Certain Federal Income Tax Consequences of the Exchange Offer."

USE OF PROCEEDS............  There will be no proceeds to the Company from the exchange of Notes pursuant to the Exchange Offer.

EFFECT ON HOLDERS OF
NOTES......................  As a result of the making of this Exchange Offer, the Company will have fulfilled certain of its obligations under the Registration Rights Agreement, and Holders of Notes who do not tender their Notes will generally not have any further registration rights under the Registration Rights Agreement or otherwise. Such Holders will continue to hold the untendered notes and will be entitled to all the rights and subject to all the limitations applicable thereto under the Indentures, except to the extent such rights or limitations, by their terms, terminate or cease to have further effectiveness as a result of the Exchange Offer. All untendered Notes will continue to be subject to certain restrictions on transfer. Accordingly, if any Notes are tendered and accepted in the Exchange Offer, the trading market for the untendered Notes could be adversely affected.

EXCHANGE AGENT.............  State Street Bank and Trust Company is serving as exchange agent in connection with the Exchange Offer. See "The Exchange Offer -- Exchange Agent."

                         SUMMARY OF TERMS OF NEW NOTES

     The form and terms of the New Notes are the same as the form and terms of the Notes (which they will replace) except that (i) the New Notes have been registered under the Securities Act and, therefore, will not bear legends restricting the transfer thereof and (ii) the Holders of the New Notes generally will not be entitled to further registration rights under the Registration Rights Agreement, which rights generally will be satisfied when the Exchange Offer is consummated. The New Notes will evidence the same debt as the Notes and will be entitled to the benefits of the Indenture. See "Description of New Notes."

THE COMPANY................  AmeriServe Food Distribution, Inc.

MATURITY DATE..............  July 15, 2007.

SECURITIES OFFERED.........  $500,000,000 principal amount of 10 1/8% New Senior
                             Subordinated Notes.

INTEREST RATE..............  The New Notes will bear interest at the rate of
                             10 1/8% per annum, payable semi-annually on January 15 and July 15 of each year, commencing January 15, 1998.

SUBORDINATION..............  The New Notes will be general unsecured obligations of the Company, will rank subordinate in right of payment to all Senior Debt and will rank senior or pari passu in right of payment to all existing and future subordinated indebtedness of the Company. The New Notes will be fully and unconditionally guaranteed on a senior subordinated basis by the Subsidiary Guarantors. The New Note Guarantees (as defined herein) will be general unsecured obligations of the Subsidiary Guarantors, will rank subordinate in right of payment to all Senior Debt of the Subsidiary Guarantors and will rank senior or pari passu in right of payment to all existing and future subordinated indebtedness of the Subsidiary Guarantors. The New Note Guarantees will be joint and several obligations of the Subsidiary Guarantors. As of June 28, 1997, on a pro forma basis, after giving effect to the Transactions and the Refinancing, the New Notes would have been subordinate to $374.1 million of Senior Debt. See "Risk Factors -- Subordination."

OPTIONAL REDEMPTION........  The New Notes will be redeemable at the option of the Company, in whole or in part, at any time on or after July 15, 2002 in cash at the redemption prices set forth herein, plus accrued and unpaid interest and liquidated damages, if any, thereon to the date of redemption. In addition, at any time prior to July 15, 2000, the Company may redeem up to 33% of the initially outstanding aggregate principal amount of New Notes at a redemption price equal to 110.125% of the principal amount thereof, plus accrued and unpaid interest and liquidated damages, if any, thereon to the redemption date, with the net proceeds of a Public Equity Offering; provided that, in each case, at least 67% of the initially outstanding aggregate principal amount of New Notes remains outstanding immediately after the occurrence of any such redemption. See "Description of New Notes -- Optional Redemption."

CHANGE OF CONTROL..........  Upon the occurrence of a Change of Control, each holder of New Notes will have the right to require the Company to repurchase all or any part of such holder's New Notes at an offer price in cash equal to 101% of the aggregate principal amount thereof, plus accrued and unpaid interest and liquidated damages, if any, thereon to the date of repurchase. See "Description of New Notes -- Repurchase at the Option of Holders -- Change of Control." There can be no assurance that, in the event of a Change of Control, the Company would have sufficient funds to repur-chase all New Notes tendered. See "Risk
                             Factors -- Payment Upon a Change of Control."

NEW NOTE GUARANTEES........  The New Notes will be fully and unconditionally guaranteed on a senior subordinated basis by, and will be joint and several obligations of, the Subsidiary Guarantors.

CERTAIN COVENANTS..........  The Indenture contains certain covenants that limit, among other things, the ability of the Company to: (i) pay dividends, redeem capital stock or make certain other restricted payments or investments; (ii) incur additional indebtedness or issue preferred equity interests; (iii) merge, consolidate or sell all or substantially all of its assets; (iv) create liens on assets; and (v) enter into certain transactions with affiliates or related persons. See "Description of New
                             Notes -- Certain Covenants."

FORM AND DENOMINATION......  The certificates representing the New Notes will be issued in fully registered form, deposited with a custodian for and registered in the name of a nominee of the Depository in the form of a Global New Note certificate. Beneficial interests in the certificates representing the Global New Note will be shown on, and transfers thereof will be effected through, records maintained by the Depository and its Participants. See "Book Entry, Delivery and Form."

EXCHANGE OFFER;
REGISTRATION RIGHTS........  If any Holder of an aggregate of at least $2.0 million in principal amount of Notes notifies the Company within 20 business days of the consummation of the Exchange Offer that (A) such Holder is prohibited by law or SEC policy from participating in the Exchange Offer, or (B) such Holder may not resell the New Notes acquired by it in the Exchange Offer to the public without delivering a prospectus and the Prospectus contained in the Exchange Offer Registration Statement is not appropriate or available for such resales by such Holder, or (C) such Holder is a broker-dealer and holds Notes acquired directly from the Company or one of its respective affiliates, then the Company and the Subsidiary Guarantors will be required to provide a shelf registration statement (the "Shelf Registration Statement") to cover resales of the Notes by the Holders thereof. Notwithstanding the foregoing, at any time after consummation of the Exchange Offer, the Company may allow the Shelf Registration Statement to cease to be effective and usable if (i) the Board of Directors of the Company determines in good faith that it is in the best interests of the Company not to disclose the existence of or facts surrounding any proposed or pending material corporate transaction involving the Company, and the Company notifies the Holders within a certain period of time after the Board of Directors makes such determination, or (ii) the prospectus contained in the Shelf Registration Statement contains an untrue statement of a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The Company will pay certain liquidated damages to Holders of Notes and Holders of New Notes if the Company is not in compliance with its obligations under the Registration Rights Agreement. See "Exchange Offer; Registration Rights."

     FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PARTICIPANTS IN THE EXCHANGE OFFER, SEE "RISK FACTORS."

            SUMMARY UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL DATA
                             (DOLLARS IN THOUSANDS)

     The following table sets forth summary unaudited pro forma consolidated balance sheet data at June 28, 1997 and summary unaudited pro forma consolidated income statement data of the Company for the fiscal year ended December 28, 1996 and the six months ended June 28, 1997. The Company has a fiscal year ending on the Saturday closest to the end of the calendar year. The Company's fiscal year was 52 weeks. PFS had a fiscal year ending on the last Wednesday in December. PFS' fiscal year was 52 weeks. The pro forma consolidated balance sheet data at June 28, 1997 give effect to the Transactions and the Refinancing as if they had occurred on June 28, 1997. The pro forma consolidated income statement data and other data for the fiscal year ended December 28, 1996 and the six months ended June 28, 1997 give effect to the Transactions and the Refinancing as if they had occurred at the beginning of the period presented. The following information should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations," the historical and unaudited pro forma financial statements of the Company, the historical financial statements of PFS and the related notes thereto included elsewhere herein.

                                                                                              SIX MONTHS
                                                                               FISCAL YEAR       ENDED
                                                                                  1996       JUNE 28, 1997
                                                                               -----------   -------------
INCOME STATEMENT DATA:
  Net sales..................................................................  $ 4,874,980    $ 2,301,244
  Gross profit...............................................................      488,051        234,697
  Operating expenses.........................................................      405,502        201,395
  Operating income...........................................................       82,549         33,302
OTHER DATA:
  Pro forma EBITDA(1)........................................................  $   126,653    $    55,768
  Depreciation and amortization..............................................       44,587         22,466
  Capital expenditures.......................................................       41,510         19,775
  Ratio of earnings to fixed charges(2)......................................          N/A            N/A

                                                                                    AT JUNE 28, 1997
                                                                                -------------------------
                                                                                  ACTUAL       PRO FORMA
                                                                                ----------     ----------
BALANCE SHEET DATA:
  Cash and cash equivalents...................................................  $    3,413     $  161,856
  Working capital.............................................................     213,067        169,895
  Total assets................................................................   1,416,592      1,404,356
  Long-term debt, including current portion...................................     995,615        874,070
  Stockholder's equity........................................................      41,630        147,907

---------------

(1) Pro forma EBITDA represents pro forma operating income plus pro forma depreciation and amortization and excludes one-time non-recurring gains and losses.

    Pro forma EBITDA is computed as follows:

                                                                                                          SIX MONTHS
                                                                                          FISCAL YEAR        ENDED
                                                                                             1996        JUNE 28, 1997
                                                                                          -----------    -------------
    Pro forma operating income.........................................................    $  82,549        $33,302
    Pro forma depreciation and amortization............................................       44,587         22,466
    Non-recurring gains/losses:
      Gain on sale of assets...........................................................       (4,283)        --
      Integration costs................................................................        3,800         --
                                                                                          -----------    -------------
    Pro forma EBITDA...................................................................    $ 126,653        $55,768
                                                                                          ==========     ============

    EBITDA is presented because management believes it is a widely accepted financial indicator used by certain investors and analysts to analyze and compare companies on the basis of operating performance. The Company understands that, EBITDA, as used herein, is not necessarily comparable to other similarly titled captions of other companies due to potential inconsistencies in the method of calculation. EBITDA is not intended to represent cash flows for the period, nor has it been presented as an alternative to operating income as an indicator of operating performance and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with generally accepted accounting principles. See the historical and unaudited pro forma financial statements of the Company, the historical financial statements of PFS and the related notes thereto included elsewhere herein.

(2) For purposes of computing this ratio, earnings consist of income before income taxes plus fixed charges. Fixed charges consist of interest expense, amortization of deferred finance fees and one-third of the rent expense from operating leases, which management believes is a reasonable approximation of the interest factor of the rent. For the fiscal year ended December 28, 1996 and the six months ended June 28, 1997, on a pro forma basis, earnings were inadequate to cover fixed charges by $3.1 million and $10.3 million, respectively.

                        SUMMARY SELECTED FINANCIAL DATA
                             (DOLLARS IN THOUSANDS)

     The following table sets forth summary historical financial data of AmeriServe and PFS for the fiscal years 1994, 1995 and 1996, which have been derived from the audited financial statements of AmeriServe and PFS, respectively. The financial statements of AmeriServe were audited by Ernst & Young LLP for fiscal years 1994, 1995 and 1996. The financial statements of PFS were audited by KPMG Peat Marwick LLP for fiscal years 1994, 1995 and 1996. AmeriServe has a fiscal year ending on the Saturday closest to the end of the calendar year. Each fiscal year for AmeriServe was 52 weeks. PFS had a 52-53 week fiscal year ending on the last Wednesday in December. Each fiscal year for PFS was 52 weeks, except 1994, which contained 53 weeks. Data for the first six months of 1996 and 1997 have been derived from unaudited financial statements of AmeriServe and PFS, which, in the opinion of management, include all adjustments necessary for a fair presentation of the information. Data at and for the first six months of 1997 do not purport to be indicative of results to be expected for the full fiscal year. The following information should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations," the historical and unaudited pro forma financial statements of the Company, the historical financial statements of PFS and related notes thereto included elsewhere herein.

                                                                           FISCAL YEAR                    SIX MONTHS
                                                               ------------------------------------   -------------------
                         AMERISERVE                               1994         1995         1996        1996       1997
-------------------------------------------------------------  ----------   ----------   ----------   --------   --------
INCOME STATEMENT DATA:
  Net sales..................................................  $  358,516   $  400,017   $1,280,598   $584,791   $741,009
  Gross profit...............................................      37,914       40,971      128,849     59,011     72,465
  Operating expenses.........................................      34,488       36,695      114,560     53,328     67,133
  Operating income...........................................       3,426        4,276       14,289      5,683      5,332
OTHER DATA:
  EBITDA(1)..................................................  $    6,710   $    7,038   $   26,041   $  9,923   $ 11,743
  Depreciation and amortization..............................       3,284        2,762       10,061      4,240      6,411
  Capital expenditures.......................................       1,331        2,496       12,518      2,783      7,275
  Net cash provided by (used in):
    Operating activities.....................................       4,276        4,505        1,213     (2,345)    (8,543)
    Investing activities.....................................      (5,422)      (5,574)    (105,013)  (100,659)   (13,246)
    Financing activities.....................................         490          619      105,387    103,733     23,040

                                                                       FISCAL YEAR                      SIX MONTHS
                                                           ------------------------------------   -----------------------
                           PFS                                1994         1995         1996         1996         1997
---------------------------------------------------------  ----------   ----------   ----------   ----------   ----------
INCOME STATEMENT DATA:
  Net sales..............................................  $3,279,837   $3,458,944   $3,422,086   $1,552,475   $1,498,345
  Gross profit...........................................     326,672      344,777      341,484      154,852      155,686
  Operating expenses.....................................     239,772      265,305      261,741      122,528      120,945
  Operating income.......................................      86,900       79,472       79,743       32,324       34,741
OTHER DATA:
  EBITDA(1)..............................................  $  103,953   $   98,236   $   99,573   $   41,143   $   43,555
  Depreciation and amortization..........................      17,053       18,764       19,830        8,819        8,814
  Capital expenditures...................................      21,310       25,245       28,771       14,214       12,291
  Net cash provided by (used in):
    Operating activities.................................      64,717       29,580       78,437          897        7,972
    Investing activities.................................     (20,263)     (24,388)     (27,561)     (13,182)      (4,048)
    Financing activities.................................     (44,360)      (5,163)     (49,454)      12,661       (5,517)

---------------

(1) EBITDA represents operating income plus depreciation and amortization and excludes one-time non-recurring gains and losses. EBITDA for AmeriServe in fiscal 1996 adds back a net one-time, non-recurring charge of $1.7 million. EBITDA is presented because management believes it is a widely accepted financial indicator used by certain investors and analysts to analyze and compare companies on the basis of operating performance. EBITDA is not intended to represent cash flows for the period, nor has it been presented as an alternative to operating income as an indicator of operating performance and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with generally accepted accounting principles. The Company understands that, while EBITDA is frequently used by securities analysts in the evaluation of companies, EBITDA, as used herein, is not necessarily comparable to other similarly titled captions of other companies due to potential inconsistencies in the method of calculation. See the historical and unaudited pro forma financial statements of the Company and the historical financial statements of PFS and the related notes thereto included elsewhere herein.

                                  RISK FACTORS

     Holders of Notes should consider carefully the factors set forth below, as well as the other information set forth elsewhere in this Prospectus, before making a decision to tender into the Exchange Offer. This Prospectus includes forward-looking statements, including statements concerning the Company's business strategy, operations, cost savings initiatives, economic performance, financial condition and liquidity and capital resources. Such statements are subject to various risks and uncertainties. The Company's actual results may differ materially from the results discussed in such forward-looking statements because of a number of factors, including those identified in this "Risk Factors" section and elsewhere in this Prospectus. See "Summary," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "The Business." The forward-looking statements are made as of the date of this Prospectus, and the Company assumes no obligation to update the forward-looking statements or to update the reasons why actual results could differ from those projected in the forward-looking statements.

SUBSTANTIAL LEVERAGE AND DEBT SERVICE

     The Company is and will continue to be highly leveraged as a result of the substantial indebtedness it incurred in connection with the Transactions and the Refinancing. After giving pro forma effect to the Transactions and the Refinancing, the Company would have had total indebtedness of $874.1 million and stockholder's equity of $147.9 million as of June 28, 1997, and the Company's earnings would have been inadequate to cover fixed charges by $3.1 million and $10.3 million for the year ended December 28, 1996 and the six months ended June 28, 1997, respectively. In addition to the Senior Notes, the Company may incur additional indebtedness in the future, subject to limitations imposed by the Indenture, the indenture relating to the Senior Notes and the New Credit Facility. See "Capitalization," "Unaudited Pro Forma Combined Financial Statements," "The Transactions -- The Acquisition," "The Refinancing" and "Description of Indebtedness."

     The Company's ability to make scheduled payments of principal of, or to pay interest on, or to refinance its indebtedness (including the New Notes) depends on its future performance, which, to a certain extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors beyond its control. Based upon the current level of operations and anticipated growth, the management of the Company believes that available cash flow, together with available borrowings under the New Credit Facility and other sources of liquidity, including the Accounts Receivable Program, will be adequate to meet the Company's anticipated future requirements for working capital, capital expenditures, scheduled payments of principal of and interest on its indebtedness, and interest on the New Notes. However, all or a portion of the principal payments at maturity on the New Notes may require refinancing. There can be no assurance that the Company's business will generate sufficient cash flow from operations or that future borrowings will be available in an amount sufficient to enable the Company to service its indebtedness, including the New Notes, or to make necessary capital expenditures, or that any refinancing would be available on commercially reasonable terms or at all. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

     The degree to which the Company is now leveraged and will continue to be leveraged as a result of the Senior Notes Offering could have important consequences to holders of the New Notes, including, but not limited to, the following: (i) a substantial portion of the Company's cash flow from operations will be required to be dedicated to debt service and will not be available for other purposes; (ii) the Company's ability to obtain additional financing in the future could be limited; (iii) certain of the Company's borrowings are at variable rates of interest, which could result in higher interest expense in the event of an increase in interest rates; and (iv) the Indenture, the New Credit Facility and the indenture relating to the Senior Notes contain financial and restrictive covenants that limit the ability of the Company to, among other things, borrow additional funds, dispose of assets or pay cash dividends. Failure by the Company to comply with such covenants could result in an event of default, which, if not cured or waived, could have a material adverse effect on the Company. In addition, the degree to which the Company is leveraged could prevent it from repurchasing all New Notes tendered to it upon the occurrence of a Change of Control. See "Description of

New Notes -- Repurchase at the Option of Holders -- Change of Control," "Description of Indebtedness -- New Credit Facility," "-- 8 7/8 Senior Notes due 2006" and "The Transactions -- The Acquisition."

SUBORDINATION TO SENIOR DEBT; ENCUMBRANCES ON ASSETS

     The New Notes will be subordinated in right of payment to all existing and future Senior Debt, including the principal of or premium, if any, and interest on and all other amounts due on or payable in connection with Senior Debt. At June 28, 1997, on a pro forma basis after giving effect to the Transactions and the Refinancing, there would have been outstanding approximately $374.1 million of Senior Debt to the New Notes. By reason of such subordination, in the event of the insolvency, liquidation, reorganization, dissolution or other winding-up of the Company or upon a default in payment with respect to, or the acceleration of, any Senior Debt, the Holders of such Senior Debt must be paid in full before the holders of the New Notes may be paid. If the Company incurs any additional pari passu debt, the holders of such debt would be entitled to share ratably with the holders of the New Notes in any proceeds distributed in connection with any insolvency, liquidation, reorganization, dissolution or other winding-up of the Company. This may have the effect of reducing the amount of proceeds paid to holders of the New Notes. In addition, no payments may be made with respect to the principal of, premium and Liquidated Damages, if any, or interest on the New Notes if a payment default exists with respect to Senior Debt and, under certain circumstances, no payments may be made with respect to the principal of, premium and Liquidated Damages, if any, or interest on the New Notes for a period of up to 179 days if a non-payment default exists with respect to Senior Debt. In addition, the Indenture permits the Company and its subsidiaries to incur additional debt if certain conditions are met. See "Description of New
Notes -- Subordination."

     Under the New Credit Facility, NEHC granted to the lenders thereunder (the "Lenders") security interests in all of the capital stock of the Company, and the Company granted to the Lenders security interests in substantially all of the current and future assets of the Company, including a pledge of all of the issued and outstanding shares of capital stock of certain of the Company's subsidiaries. In the event of a default on secured indebtedness (whether as a result of the failure to comply with a payment or other covenant, a cross-default, or otherwise), such Lenders will have a prior secured claim on the capital stock of the Company and the assets of the Company and its subsidiaries. If such Lenders should attempt to foreclose on their collateral, the Company's financial condition and the value of the New Notes will be materially adversely affected and could be eliminated. See "Description of Indebtedness."

RELIANCE ON KEY CONTRACTS

     In January 1997, the Company entered into a three-year agreement, which became effective April 1997, to become the primary supplier to approximately 2,600 Arby's restaurants nationwide. The Company expects to generate at least $325 million of annual net sales during the term of the agreement. No assurance can be given that the Company's contract with Arby's will be renewed upon expiration, that any renewal of such contract will be on terms as favorable to the Company as the current contract or that the Company will realize expected net sales under the existing contract.

     In connection with the Acquisition, the Company entered into a five-year Distribution Agreement effective from the Transactions Closing (as defined herein) with each of PepsiCo's chain restaurant businesses pursuant to which the Company will be the exclusive distributor of specified restaurant products purchased by Pizza Hut, Taco Bell and KFC restaurants within the continental United States, which are owned, directly or indirectly, by the subsidiaries of PepsiCo which hold each of the three restaurant businesses as of the Closing (other than certain specified restaurants) or which are acquired or built by PepsiCo's chain restaurant business during the term of the Distribution Agreement. Each of the subsidiaries which is a party to the Distribution Agreement will be owned by TRICON Global Restaurants, Inc. ("TRICON") following PepsiCo's spin-off of its core restaurant businesses to its shareholders. As a result, the spin-off of TRICON will have no impact on the Distribution Agreement. On a pro forma basis after giving effect to the Transactions and after giving effect to the Arby's contract, approximately 44% of the Company's 1996 net sales would have been generated under the Distribution Agreement. The Distribution Agreement may be terminated at any time (i) by any party in the event that the other party breaches any material term and such breach remains unremedied for a period of 30 calendar days after written notice of such breach,
(ii) by the PepsiCo Chains if the Company is in material breach of the Distribution Agreement for failure to maintain specified service levels for a specified period of time or (iii) by either party in the event that the other party becomes the subject of a bankruptcy, insolvency or other similar proceeding. See "The Acquisition -- Distribution Agreement."

     While exclusive or written arrangements are not typically the basis of foodservice distribution sales and have not historically been requisite to the Company's growth, the Distribution Agreement will expire in five years and no assurance can be given that the Distribution Agreement will be renewed or, if renewed, whether such renewal will be on terms as favorable as the existing agreement. Furthermore, no assurance can be given that the Company will be able to achieve the expected net sales under the current Distribution Agreement. Gross profit and net pretax profit on certain sales by PFS to Pizza Hut under the Distribution Agreement are limited.

DEPENDENCE ON CERTAIN CHAINS AND CUSTOMERS

     The Company derives substantially all of its net sales from several chain restaurant concepts. On a pro forma basis after giving effect to the Transactions, and the Arby's contract, the largest chains serviced by the Company would have been Pizza Hut, Taco Bell and KFC, representing 28%, 28% and 12% of 1996 net sales, respectively. Adverse developments affecting such chains or a decision by a corporate owner or franchisor to revoke its approval of the Company as a distributor could have a material adverse effect on the Company's operating results.

     The Company's customers are generally individual franchisees or corporate-owned restaurants within such restaurant chains. Although the corporate owner or franchisor of a chain generally reserves the right to approve the distributors for its franchisees, each customer generally makes its selection of a foodservice distributor from an approved group of distributors. On a pro forma basis after giving effect to the Transactions and after giving effect to the Arby's contract, the Company's largest customer would have been PepsiCo, representing 44% of the Company's 1996 net sales. No other customer accounted for more than 10% of the Company's pro forma net sales in 1996. Adverse events affecting any of the Company's largest customers, a material decrease in sales to any such customers or the loss of a major customer through the acquisition thereof by a company with an internal foodservice distribution business or otherwise could have a material adverse effect on the Company's operating results. In addition, the Company's continued growth is dependent in part on the continued growth and expansion of its customers.

     A significant portion of the Company's business is conducted with customers with which the Company does not have contracts. Such customers could cease doing business with the Company on little or no notice. The Company's contracts with its other customers are subject to termination by the customer prior to expiration of the stated term under circumstances specified in each contract, including, in some cases, failure to comply with performance reliability standards. Although the Company is not aware of any issues of non-compliance that could reasonably be expected to result in termination of any such contracts prior to expiration of the stated term, and has not been notified by any customer that it intends to terminate its contract with the Company, there can be no assurance that historic levels of business from any customer of the Company will be maintained in the future. See " -- Key Contracts" and "The Business -- Customers."

ABILITY TO INTEGRATE ACQUISITIONS

     The Company has achieved a significant portion of its growth through acquisitions and will continue to try to grow in this way. Although each of the previously acquired companies has a significant operating history, the Company has a limited history of owning and operating the most recently acquired of these businesses on a consolidated basis. Holberg Industries, Inc. ("Holberg") acquired NEBCO Distribution of Omaha, Inc. ("NEBCO") in 1986. NEBCO acquired Evans Brothers Company ("Evans") in January 1990 and the combined company was renamed "NEBCO EVANS Distribution, Inc." ("NEBCO EVANS"). NEBCO EVANS acquired L.L. Distribution Systems Inc. in 1990, Condon Supply Company in 1991, AmeriServ Food Company ("AmeriServ") in January 1996 and, in April 1997, changed its name to AmeriServe Food Distribution, Inc. Following the Acquisition, the Company will have to integrate PFS with its existing business, including its prior acquisitions. While the Company believes that such integration provides significant opportunities to reduce costs, there can be no assurance that the Company will be able to meet performance expectations or successfully integrate these businesses on a timely basis without disruption in the quality and reliability of service to its customers or diversion of management resources. In addition, while the Company has made acquisitions successfully before, the Acquisition is substantially larger than the Company's prior acquisitions. The integration of such businesses will also require improvements in the Company's management information systems. There can be no assurance that such improvements will be realized on a timely basis.

DEPENDENCE ON KEY PERSONNEL

     The Company's success is, and will continue to be, substantially dependent upon the continued services of its senior management, particularly Mr. John V. Holten, Chairman and Chief Executive Officer of the Company, and Mr. Raymond E. Marshall, President and Treasurer of the Company. The loss of the services of one or more members of senior management could adversely affect the Company's operating results. The Company has entered into employment agreements with Mr. Marshall and other members of senior management, and has obtained key-man life insurance in the amount of $3.0 million on Mr. Marshall. In addition, the Company's continued growth depends on the ability to attract and retain skilled operating managers and employees and the ability of its key personnel to manage the Company's growth and consolidate and integrate its operations. See "Management."

COMPETITION

     The foodservice distribution industry is highly competitive. The Company competes with other systems foodservice distribution companies that focus on chain restaurants and with broadline foodservice distributors that distribute to a wide variety of customers. Further, the Company could face increased competition to the extent that there is an increase in the number of foodservice distributors specializing in distribution to chain restaurants on a nationwide basis. See "The Business -- Competition."

CONTROL BY PRINCIPAL STOCKHOLDER

     As a result of the consummation of the Transactions, Holberg indirectly owns a majority of the issued and outstanding capital stock of NEHC, which in turn directly owns all of the issued and outstanding capital stock of the Company. See "Security Ownership of Certain Beneficial Holders and Management." Holberg and DLJ collectively have sufficient voting power to elect the entire Board of Directors of each of NEHC, and through NEHC, the Company, and thereby exercise control over the business, policies and affairs of NEHC and the Company, and, in general, determine the outcome of any corporate transaction or other matters submitted to stockholders for approval, such as any amendment to the certificate of incorporation of the Company (the "Certificate of Incorporation"), the authorization of additional shares of capital stock, and any merger, consolidation or sale of all or substantially all of the assets of the Company, all of which could adversely affect the Company and holders of the New Notes.

PAYMENT UPON A CHANGE OF CONTROL

     Upon the occurrence of a Change of Control, each holder of New Notes may require the Company to repurchase all or a portion of such holder's New Notes at 101% of the principal amount of the New Notes, together with accrued and unpaid interest, if any, and Liquidated Damages, if any, to the date of repurchase. The Indenture will require that prior to such a repurchase, the Company must either repay all outstanding indebtedness under the New Credit Facility or obtain any required consent to such repurchase. If a Change of

Control were to occur, the Company may not have the financial resources to repay all of its obligations under the New Credit Facility, the New Notes and the other indebtedness that would become payable upon such event. See "Description of New Notes -- Repurchase at the Option of Holders -- Change of Control."

FRAUDULENT CONVEYANCE RISKS

     Management of the Company believes that the indebtedness represented by the New Notes is being incurred for proper purposes and in good faith, and that, based on present forecasts, asset valuations and other financial information, after the consummation of the Transactions and the Refinancing, the Company will be solvent, will have sufficient capital for carrying on its business and will be able to pay its debts as they mature. See "-- Substantial Leverage and Debt Service." Notwithstanding management's belief, however, if a court of competent jurisdiction in a suit by an unpaid creditor or a representative of creditors (such as a trustee in bankruptcy or a debtor-in-possession) were to find that, at the time of the incurrence of such indebtedness, the Company was insolvent, was rendered insolvent by reason of such incurrence, was engaged in a business or transaction for which its remaining assets constituted unreasonably small capital, intended to incur, or believed that it would incur, debts beyond its ability to pay such debts as they matured, or intended to hinder, delay or defraud its creditors, and that the indebtedness was incurred for less than reasonably equivalent value, then such court could, among other things, (i) void all or a portion of the Company's obligations to the holders of the New Notes, the effect of which would be that the holders of the New Notes may not be repaid in full and/or (ii) subordinate the Company's obligations to the holders of the New Notes to other existing and future indebtedness of the Company to a greater extent than would otherwise be the case, the effect of which would be to entitle such other creditors to be paid in full before any payment could be made on the New Notes.

     The Company's obligations under the New Notes will be guaranteed, jointly and severally, on a senior subordinated basis, by each of the Subsidiary Guarantors. Management of the Company believes that indebtedness represented by the New Note Guarantees is being incurred by the Subsidiary Guarantors for proper purposes and in good faith, and that, based on present forecasts, asset valuations and other financial information, after consummation of the Transactions and the Refinancing, each of the Subsidiary Guarantors will be solvent, will have sufficient capital for carrying on its business, and will be able to pay its debts as they mature. See "-- Substantial Leverage and Debt Service." Notwithstanding management's belief, however, if a court of competent jurisdiction in a suit by an unpaid creditor or a representative of creditors (such as a trustee in bankruptcy or a debtor-in-possession) were to find that, at the time of the incurrence of such indebtedness, the Subsidiary Guarantors were insolvent, were rendered insolvent by reason of such incurrence, were engaged in a business or transaction for which their remaining assets constituted unreasonably small capital, intended to incur, or believed that they would incur, debts beyond their ability to pay such debts as they matured, or intended to hinder, delay or defraud their creditors, and that the indebtedness was incurred for less than reasonably equivalent value, then such court could, among other things, (i) void all or a portion of such Subsidiary Guarantors' obligations to the holders of the New Notes, the effect of which would be that the holders of the New Notes may not be repaid in full or at all and/or (ii) subordinate such Subsidiary Guarantors' obligations to the holders of the New Notes to other existing and future indebtedness of such Subsidiary Guarantors, the effect of which would be to entitle such other creditors to be paid in full before any payment could be made on the New Notes. Among other things, a legal challenge to a New Note Guarantee on fraudulent conveyance grounds may focus on the benefits, if any, realized by the Subsidiary Guarantors as a result of the issuance by the Company of the New Notes.

ABSENCE OF PUBLIC MARKET FOR THE NEW NOTES; RESTRICTIONS ON TRANSFERS

     The Notes are currently owned by a relatively small number of beneficial owners. The Notes have not been registered under the Exchange Act and will be subject to restrictions on transferability to the extent that they are not exchanged for the New Notes. The New Notes will constitute a new issue of securities with no established trading market. Although the New Notes will generally be permitted to be resold or otherwise transferred by Holders who are not affiliates of the Company without compliance with the registration requirements under the Securities Act, the Company does not intend to list the New Notes on any securities exchange or to seek admission thereof to trading in the National Association of Securities Dealers Automated Quotation System. Although DLJ and BancAmerica Robertson Stephens have advised the Company that they currently intend to make a market in the New Notes, they are not obligated to do so and may discontinue such market making at any time without notice. If a trading market does not develop or is not maintained, holders of the New Notes may experience difficulty in reselling the New Notes or may be unable to sell them at all. If a market for the New Notes develops, any such market may be discontinued at any time. See "Notice to Investors." In addition, such market making activity will be subject to the limits imposed by the Exchange Act. See "Description of New Notes -- Registration Rights; Liquidated Damages." Accordingly, there can be no assurance as to the development or liquidity of any market for the New Notes.

COMPLIANCE WITH EXCHANGE OFFER PROCEDURES; RESTRICTIONS ON RESALES

     Issuance of the New Notes in exchange for Notes pursuant to the Exchange Offer will be made only after a timely receipt by the Exchange Agent of such Notes, a properly completed and duly executed Letter of Transmittal and all other required documents. Therefore, Holders of the Notes desiring to tender such Notes in exchange for New Notes should allow sufficient time to ensure timely delivery. The Company is under no duty to give notification of defects or irregularities with respect to the tenders of Notes for exchange. Notes that are not tendered or are tendered but not accepted will, following the consummation of the Exchange Offer, continue to be subject to the existing restrictions upon transfer thereof and, upon consummation of the Exchange Offer, the registration rights under the Registration Rights Agreement generally will terminate. In addition, any Holder of Notes who tenders in the Exchange Offer for the purpose of participating in a distribution of the New Notes may be deemed to have received restricted securities and, if so, will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale. Each broker-dealer that receives New Notes for its own account in exchange for Notes, where such Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities must acknowledge that it will deliver a prospectus in connection with the initial resale of such New Notes. To the extent that Notes are tendered and accepted in the Exchange Offer, the trading market for untendered and tendered but unaccepted Notes could be adversely affected. See "The Exchange Offer."

FORWARD-LOOKING STATEMENTS

     This Prospectus includes forward-looking statements, including statements concerning the Company's business strategy, operations, cost savings initiatives, economic performance, financial condition and liquidity and capital resources. Such statements are subject to various risks and uncertainties. The Company's actual results may differ materially from the results discussed in such forward-looking statements because of a number of factors, including those identified in the sections of this Prospectus captioned "Prospectus Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "The Business." Forward-looking statements are made as of the date of this Prospectus, and the Company assumes no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements.

                               THE EXCHANGE OFFER

     The following discussion sets forth or summarizes what the Company believes are the material terms of the Exchange Offer, including those set forth in the Letter of Transmittal distributed with this Prospectus. This summary is qualified in its entirety by reference to the full text of the documents underlying the Exchange Offer, copies of which are filed as exhibits to the Registration Statement of which this Prospectus is a part, and are incorporated by reference herein.

PURPOSE AND EFFECT OF THE EXCHANGE OFFER

     The Notes were sold by the Company on July 11, 1997, and were subsequently resold to qualified institutional buyers pursuant to Rule 144A under the Securities Act and to institutional investors that are accredited investors in a manner exempt from registration under the Securities Act. In connection with the Note Offering, the Company entered into the Registration Rights Agreement, which requires, among other things, that promptly following the completion of the Acquisition, the Company and the Subsidiary Guarantors (i) file with the SEC a registration statement under the Securities Act with respect to an issue of new Notes of the Company identical in all material respects to the Notes, (ii) use their best efforts to cause such registration statement to become effective under the Securities Act and (iii) upon the effectiveness of that registration statement, offer to the Holders of the Notes the opportunity to exchange their Notes for a like principal amount of New Notes, which would be issued without a restrictive legend and may be reoffered and resold by the holder without restrictions or limitations under the Securities Act (other than any such holder that is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act). A copy of the Registration Rights Agreement has been filed as an exhibit to the Registration Statement of which this Prospectus is a part. The term "Holder" with respect to the Exchange Offer means any person in whose name the Notes are registered on the books of the Company or any other person who has obtained a properly completed bond power from the registered holder.

     Because the Exchange Offer is for any and all Notes, the number of Notes tendered and exchanged in the Exchange Offer will reduce the principal amount of Notes outstanding. Following the consummation of the Exchange Offer, Holders of the Notes who did not tender their Notes generally will not have any further registration rights under the Registration Rights Agreement, and such Notes will continue to be subject to certain restrictions on transfer. Accordingly, the liquidity of the market for such Notes could be adversely affected. The Notes are currently eligible for sale pursuant to Rule 144A through the PORTAL System of the National Association of Securities Dealers, Inc. Because the Company anticipates that most holders of Notes will elect to exchange such Notes for New Notes due to the absence of restrictions on the resale of New Notes under the Securities Act, the Company anticipates that the liquidity of the market for any Notes remaining after the consummation of the Exchange Offer May be substantially limited.

TERMS OF THE EXCHANGE OFFER

     Upon the terms and subject to the conditions set forth in this Prospectus and in the Letter of Transmittal, the Company will accept any and all Notes validly tendered and not withdrawn prior to 12:00 midnight, New York City time, on the Expiration Date. The Company will issue $1,000 principal amount of New Senior Subordinated Notes in exchange for each $1,000 principal amount of outstanding Senior Subordinated Notes accepted in the Exchange Offer. Holders may tender some or all of their Notes pursuant to the Exchange Offer. However, Notes may be tendered only in integral multiples of $1,000.

     The form and terms of the New Notes are the same as the form and terms of the Notes except that (i) the New Notes have been registered under the Securities Act and hence will not bear legends restricting the transfer thereof and (ii) the holders of the New Notes generally will not be entitled to certain rights under the Registration Rights Agreement, which rights generally will terminate upon consummation of the Exchange Offer. The New Notes will evidence the same debt as the Notes and will be entitled to the benefits of the Indentures.

     Holders of Notes do not have any appraisal or dissenters' rights under the Nebraska Business Corporation Act or the Indentures in connection with the Exchange Offer. The Company intends to conduct the Exchange

Offer in accordance with the applicable requirements of the Exchange Act and the rules and regulations of the SEC thereunder, including Rule 14e-1 thereunder.

     The Company shall be deemed to have accepted validly tendered Notes when, as and if the Company has given oral or written notice thereof to the Exchange Agents. The Exchange Agent will act as agent for the tendering Holders for the purpose of receiving the New Notes from the Company.

     If any tendered Notes are not accepted for exchange because of an invalid tender, the occurrence of certain other events set forth herein or otherwise, the certificates for any such unaccepted Notes will be returned, without expense, to the tendering Holder thereof as promptly as practicable after the Expiration Date.

     Holders who tender Notes in the Exchange Offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the Letter of Transmittal, transfer taxes with respect to the exchange of Notes pursuant to the Exchange Offer. The Company will pay all charges and expenses, other than transfer taxes in certain circumstances, in connection with the Exchange Offer. See "-- Fees and Expenses."

EXPIRATION DATE; EXTENSIONS; AMENDMENTS

     The term "Expiration Date" shall mean 12:00 midnight, New York City time, on December 10, 1997, unless the Company, in its sole discretion, extends the Exchange Offer, in which case the term "Expiration Date" shall mean the latest date and time to which the Exchange Offer is extended.

     To extend the Exchange Offer, the Company will notify the Exchange Agent of any extension by oral or written notice, followed by a public announcement thereof no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.

     The Company reserves the right, in its reasonable judgment, (i) to delay accepting any Notes, to extend the Exchange Offer or to terminate the Exchange Offer if any of the conditions set forth below under "-- Conditions" shall not have been satisfied, by giving oral or written notice of such delay, extension or termination to the Exchange Agent or (ii) to amend the terms of the Exchange Offer in any manner. Any such delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by a public announcement thereof. If the Exchange Offer is amended in a manner determined by the Company to constitute a material change, the Company will promptly disclose such amendment by means of a prospectus supplement that will be distributed to the registered Holders, and, depending upon the significance of the amendment and the manner of disclosure to the registered Holders, the Company will extend the Exchange Offer for five to ten business days if the Exchange Offer would otherwise expire during such five to ten business-day period.

     If the Company does not consummate the Exchange Offer, or, in lieu thereof, the Company does not file and cause to become effective a resale shelf registration for the New Notes within the time periods set forth herein, liquidated damages will accrue and be payable on the New Notes either temporarily or permanently. See "Description of New Notes -- Registration Rights; Liquidated Damages."

INTEREST ON NEW NOTES

     The New Senior Subordinated Notes will bear interest from July 11, 1997, the date of issuance of the Notes that are tendered in exchange for the New Notes (or the most recent Interest Payment Date to which interest on such Notes has been paid). Accordingly, Holders of Notes that are accepted for exchange will not receive interest that is accrued but unpaid on the Notes at the time of tender, but such interest will be payable on the first Interest Payment Date after the Expiration Date. Interest on the New Notes will be payable semiannually on each January 15 and July 15, commencing on January 15, 1998.

PROCEDURES FOR TENDERING

     Only a Holder of Notes may tender such Notes in the Exchange Offer. To tender in the Exchange Offer, a Holder must complete, sign and date the relevant Letter of Transmittal, or a facsimile thereof, have the signatures thereon guaranteed if required by the Letter of Transmittal and mail or otherwise deliver such Letter of Transmittal or such facsimile, together with the Notes and any other required documents, to the Exchange Agent so as to be received by the Exchange Agent at the address set forth below prior to 12:00 midnight, New York City time, on the Expiration Date. The Letter of Transmittal must be used to tender Notes. Delivery of the Notes may be made by book-entry transfer in accordance with the procedures described below. Confirmation of such book-entry transfer must be received by the Exchange Agent prior to the Expiration Date.

     By executing the Letter of Transmittal, each Holder will make to the Company the representation set forth below in the second paragraph under the heading "-- Resale of New Notes."

     The tender by a Holder and the acceptance thereof by the Company will constitute an agreement between such Holder and the Company in accordance with the terms and subject to the conditions set forth herein and in the Letter of Transmittal.

     THE METHOD OF DELIVERY OF NOTES AND THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS TO THE EXCHANGE AGENT IS AT THE ELECTION AND RISK OF THE HOLDER. INSTEAD OF DELIVERY BY MAIL, IT IS RECOMMENDED THAT HOLDERS USE AN OVERNIGHT OR HAND DELIVERY SERVICE. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE DELIVERY TO THE EXCHANGE AGENT BEFORE THE EXPIRATION DATE. NO LETTER OF TRANSMITTAL OR NOTES SHOULD BE SENT TO THE COMPANY. HOLDERS MAY REQUEST THEIR RESPECTIVE BROKERS, DEALERS, COMMERCIAL BANKS, TRUST COMPANIES OR NOMINEES TO EFFECT THE ABOVE TRANSACTIONS FOR SUCH HOLDERS.

     Any beneficial owner whose Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact the registered Holder promptly and instruct such registered Holder to tender on such beneficial owner's behalf.

     Signatures on the Letter of Transmittal or a notice of withdrawal, as the case may be, must be guaranteed by an Eligible Institution (as defined below) unless the Notes tendered pursuant thereto are tendered (i) by a registered Holder who has not completed the box entitled "Special Registration Instructions" or "Special Delivery Instructions" on the Letter of Transmittal or
(ii) for the account of an Eligible Institution. In the event that signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, are required to be guaranteed, such guarantee must be by a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States or an "eligible guarantor institution" within the meaning of Rule 17Ad-15 under the Exchange Act (an "Eligible Institution").

     If the Letter of Transmittal is signed by a person other than the registered Holder of any Notes listed therein, such Notes must be endorsed or accompanied by a properly completed bond power, signed by such registered Holder as such registered Holder's name appears on such Notes with the signature thereon guaranteed by an Eligible Institution.

     If the Letter of Transmittal or any Notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and unless waived by the Company, evidence satisfactory to the Company of their authority to so act must be submitted with the Letter of Transmittal.

     The Company understands that each Exchange Agent will make a request promptly after the date of this Prospectus to establish accounts with respect to the Notes at the Depository for the purpose of facilitating the Exchange Offer, and subject to the establishment thereof, any financial institution that is a participant in the Depository's system may make book-entry delivery of the Notes by causing the Depository to transfer such Notes into the Exchange Agent's account with respect to the Notes in accordance with the Depository's procedures for such transfer. Although delivery of the Notes may be effected through book-entry transfer into the Exchange Agent's account at the Depository, an appropriate Letter of Transmittal properly completed and duly executed with any required signature guarantee and all other required documents must in each case be transmitted to and received or confirmed by the Exchange Agent at its address set forth below on or prior to the Expiration Date, or, if the guaranteed delivery procedures described below are complied with, within the time period provided under such procedures. Delivery of documents to the Depository does not constitute delivery to the Exchange Agent.

     All questions as to the validity, form, eligibility (including time of receipt), acceptance of tendered Notes and withdrawal of tendered Notes will be determined by the Company in its sole discretion, which determination will be final and binding. The Company reserves the absolute right to reject any and all Notes not properly tendered or any Notes the Company's acceptance of which would, in the opinion of counsel for the Company, be unlawful. The Company also reserves the right to waive any defects, irregularities or conditions of tender as to particular Notes. The Company's interpretation of the terms and conditions of the Exchange Offer (including the instructions in the Letter of Transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Notes must be cured within such time as the Company shall determine. Although the Company intends to notify Holders of defects or irregularities with respect to tenders of Notes, none of the Company, the Exchange Agent or any other person shall incur any liability for failure to give such notification. Tenders of Notes will not be deemed to have been made until such defects or irregularities have been cured or waived. Any Notes received by the Exchange Agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the Exchange Agent to the tendering Holders, unless otherwise provided in the Letter of Transmittal, as soon as practicable following the Expiration Date.

GUARANTEED DELIVERY PROCEDURES

     Holders who wish to tender their Notes and (i) whose New Notes are not immediately available, (ii) who cannot deliver their Notes, the Letter of Transmittal or any other required documents to the relevant Exchange Agent or
(iii) who cannot complete the procedures for book-entry transfer, prior to the Expiration Date, may effect a tender if:

          (a) the tender is made through an Eligible Institution;

          (b) prior to the Expiration Date, the relevant Exchange Agent receives from such Eligible Institution a properly completed and duly executed Notice of Guaranteed Delivery (by facsimile transmission, mail or hand delivery) setting forth the name and address of the Holder, the certificate number(s) of such Notes and the principal amount of Notes tendered, stating that the tender is being made thereby and guaranteeing that, within three New York Stock Exchange trading days after the Expiration Date, the Letter of Transmittal (or facsimile thereof), together with the certificates(s) representing the Notes (or a confirmation of book-entry transfer of such Notes into the Exchange Agent's account at the Depository) and any other documents required by the Letter of Transmittal, will be deposited by the Eligible Institution with the Exchange Agent; and

          (c) such properly completed and executed Letter of Transmittal (or facsimile thereof), as well as the certificate(s) representing all tendered Notes in proper form for transfer (or a confirmation of book-entry transfer of such Notes into the Exchange Agent's account at the Depository) and all other documents required by the Letter of Transmittal, are received by the Exchange Agent within three New York Stock Exchange trading days after the Expiration Date.

     Upon request to the Exchange Agent, a Notice of Guaranteed Delivery will be sent to Holders who wish to tender their Notes according to the guaranteed delivery procedures set forth above.

WITHDRAWALS OF TENDERS

     Except as otherwise provided herein, tenders of Notes may be withdrawn at any time prior to 12:00 midnight New York City time, on the Expiration Date.

     To withdraw a tender of Notes in the Exchange Offer, a written or facsimile transmission notice of withdrawal must be received by the Exchange Agent at its address set forth herein prior to 12:00 midnight New York City time, on the Expiration Date. Any such notice of withdrawal must (i) specify the name of the person having deposited the Notes to be withdrawn (the "Depositor"), (ii) identify the Notes to be withdrawn (including the certificate number(s) and principal amount of such Notes, or, in the case of Notes transferred by book-entry transfer, the name and number of the account at the Depository to be credited), (iii) be signed by the Holder in the same manner as the original signature on the Letter of Transmittal by which such Notes were tendered (including any required signature guarantees) or be accompanied by documents of transfer sufficient to have the Trustee with respect to the Notes register the transfer of such Notes into the name of the person withdrawing the tender, and
(iv) specify the name in which any such Notes are to be registered, if different from that of the Depositor. All questions as to the validity, form and eligibility (including time or receipt) of such notices will be determined by the Company, whose determination shall be final and binding on all parties. Any Notes so withdrawn will be deemed not to have been validly tendered for purposes of the

Exchange Offer and no New Notes will be issued with respect thereto unless the Notes so withdrawn are validly retendered. Any Notes which have been tendered but which are not accepted for exchange will be returned to the Holder thereof without cost to such Holder as soon as practicable after withdrawal, rejection of tender or termination of the Exchange Offer. Properly withdrawn Notes may be retendered by following one of the procedures described above under "-- Procedures for Tendering" at any time prior to the Expiration Date.

CONDITIONS

     Notwithstanding any other term of the Exchange Offer, the Company shall not be required to accept for exchange, or to exchange New Notes for, any Notes, and may terminate or amend the Exchange Offer as provided herein before the acceptance of such Notes, if any law, statute, rule, regulation or interpretation by the staff of the SEC is proposed, adopted or enacted, which, in the reasonable judgment of the Company, might materially impair the ability of the Company to proceed with the Exchange Offer or materially impair the contemplated benefits of the Exchange Offer to the Company.

     If the Company determines in its reasonable judgment that any of the conditions are not satisfied, the Company may (i) refuse to accept any Notes and return all tendered Notes to the tendering Holders, (ii) extend the Exchange Offer and retain all Notes tendered prior to the expiration of the Exchange Offer, subject, however, to the rights of Holders to withdraw such Notes (see "Withdrawals of Tenders") or (iii) waive such unsatisfied conditions with respect to the Exchange Offer and accept all properly tendered Notes which have not been withdrawn. If such waiver constitutes a material change to the Exchange Offer, the Company will promptly disclose such waiver by means of a prospectus supplement that will be distributed to the registered Holders, and, depending upon the significance of the waiver and the manner of disclosure to the registered Holders, the Company will extend the Exchange Offer for a period of five to ten business days if the Exchange Offer would otherwise expire during such five to ten business-day period.

EXCHANGE AGENT

     State Street Bank & Trust Company will act as Exchange Agent for the Exchange Offer with respect to the Notes (the "Exchange Agent").

     Questions and requests for assistance, requests for additional copies of this Prospectus or of the Letter of Transmittal for the Notes and requests for copies of Notice of Guaranteed Delivery should be directed to the Exchange Agent, addressed as follows:

            By Mail              By Facsimile Transmission:    By Hand or Overnight Courier:
 (registered or certified mail         (617) 664-5395
         recommended):
                                                                   State Street Bank and
     State Street Bank and          Confirm by Telephone               Trust Company
         Trust Company            or for Information Call:      Corporate Trust Department
  Corporate Trust Department           (617) 664-5587                    4th floor
         P.O. Box 778                Attn: Kellie Mullen          Two International Place
     Boston, MA 02102-0078                                           Boston, MA 02110

FEES AND EXPENSES

     The expenses of soliciting tenders will be borne by the Company. The principal solicitation is being made by mail; however, additional solicitation may be made by telegraph, telephone, facsimile or in person by officers and regular employees of the Company and its affiliates.

     The Company has not retained any dealer-manager in connection with the Exchange Offer and will not make any payments to brokers or other persons soliciting acceptances of the Exchange Offer. The Company, however, will pay the Exchange Agents reasonable and customary fees for their services and will reimburse them for their reasonable out-of-pocket expenses in connection therewith and pay other registration expenses, including fees and expenses of the Trustees, filing fees, blue sky fees and printing and distribution expenses.

     The Company will pay all transfer taxes, if any, applicable to the exchange of the Notes pursuant to the Exchange Offer. If, however, certificates representing the New Notes or the Notes for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be issued in the name of, any person other than the registered Holder of the Notes tendered, or if tendered Notes are registered in the name of any person other than the person signing the Letter of Transmittal, or if a transfer tax is imposed for any reason other than the exchange of the Notes pursuant to the Exchange Offer, then the amount of any such transfer taxes (whether imposed on the registered Holder or any other person) will be payable by the tendering Holder.

ACCOUNTING TREATMENT

     The New Notes will be recorded at the same carrying value as the Notes, which is the aggregate principal amount in the case of the Notes, as reflected in the Company's accounting records on the date of exchange. Accordingly, no gain or loss for accounting purposes will be recognized in connection with the Exchange Offer. The expenses of the Exchange Offer will be amortized over the term of the New Notes.

RESALE OF NEW NOTES

     Based on an interpretation by the staff of the SEC set forth in no-action letters issued to third parties, the Company believes that New Notes issued pursuant to the Exchange Offer in exchange for New Notes may be offered for resale, resold and otherwise transferred by any Holder of such New Notes (other than any such Holder which is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such New Notes are acquired in the ordinary course of such Holder's business and such Holder does not intend to participate, and has no arrangement or understanding with any person to participate, in the distribution of such New Notes. Any Holder who tenders in the Exchange Offer with the intention to participate, or for the purpose of participating, in a distribution of the New Notes may not rely on the position of the staff of the SEC enunciated in Exxon Capital Holdings Corporation (available April 13, 1989) and Morgan Stanley & Co., Incorporated (available June 5, 1991), or similar no-action letters, but rather must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. In addition, any such resale transaction should be covered by an effective registration statement containing the selling security holder's information required by Item 507 or 508 of Regulation S-K of the Securities Act, as applicable. Each broker-dealer that receives New Notes for its own account in exchange for Notes, where such Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, may be a statutory underwriter and must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes.

     By tendering in the Exchange Offer, each Holder will represent to the Company that, among other things, (i) the New Notes acquired pursuant to the Exchange Offer are being obtained in the ordinary course of business of the person receiving such New Notes, whether or not such person is a Holder, (ii) neither the Holder nor any such other person has an arrangement or understanding with any person to participate in the distribution of such New Notes and (iii) the Holder and such other person acknowledge that if they participate in the Exchange Offer for the purpose of distributing the New Notes (a) they must, in the absence of an exemption therefrom, comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale of the New Notes and cannot rely on the no-action letters referenced above and (b) failure to comply with such requirements in such instance could result in such Holder incurring liability under the Securities Act for which such Holder is not indemnified by the Company. Further, by tendering in the Exchange Offer, each Holder that may be deemed an "affiliate" (as defined under Rule 405 of the Securities Act) of the Company will represent to the Company that such Holder understands and acknowledges that the New Notes may not be offered for resale, resold or otherwise transferred by that Holder without registration under the Securities Act or an exemption therefrom.

     As set forth above, affiliates of the Company are not entitled to rely on the foregoing interpretations of the staff of the SEC with respect to resales of the New Notes without compliance with the registration and prospectus delivery requirements of the Securities Act. In connection with the Note Offering, the Company entered into the Registration Rights Agreement pursuant to which the Company agreed to file and maintain, subject to certain limitations, a registration statement that would allow DLJ , and BancAmerica Robertson Stephens to engage in market-making transactions with respect to the Notes or the New Notes. The Company has agreed to bear all registration expenses incurred under such agreement, including printing and distribution expenses, reasonable fees of counsel, blue sky fees and expenses, reasonable fees of independent accountants in connection with the preparation of comfort letters, and SEC and the National Association of Securities Dealers, Inc. filing fees and expenses.

CONSEQUENCES OF FAILURE TO EXCHANGE

     As a result of the making of this Exchange Offer, the Company will have fulfilled one of its obligations under the Registration Rights Agreement, and Holders of Notes who do not tender their Notes generally will not have any further registration rights under the Registration Rights Agreement or otherwise. Accordingly, any Holder of Notes that does not exchange that Holder's Notes for New Notes will continue to hold the untendered Notes and will be entitled to all the rights and limitations applicable thereto under the Indentures, except to the extent that such rights or limitations, by their terms, terminate or cease to have further effectiveness as a result of the Exchange Offer.

     The Notes that are not exchanged for New Notes pursuant to the Exchange Offer will remain restricted securities. Accordingly, such Notes may be resold only (i) to the Company (upon redemption thereof or otherwise), (ii) pursuant to an effective registration statement under the Securities Act, (iii) so long as the Notes are eligible for resale pursuant to Rule 144A, to a qualified institutional buyer within the meaning of Rule 144A under the Securities Act in a transaction meeting the requirements of Rule 144A, (iv) outside the United States to a foreign person pursuant to the exemption from the registration requirements of the Securities Act provided by Regulation S thereunder, (v) pursuant to an exemption from registration under the Securities Act provided by Rule 144 thereunder (if available), or (vi) to an institutional accredited investor in a transaction exempt from the registration requirements of the Securities Act, in each case in accordance with any applicable securities laws of any state of the United States. See "Risk Factors -- Restrictions on Transfer."

OTHER

     Participation in the Exchange Offer is voluntary and holders should carefully consider whether to accept. Holders of the Notes are urged to consult their financial and tax advisors in making their own decision on what action to take.

     The Company may in the future seek to acquire untendered Notes in open market or privately negotiated transactions, through subsequent exchange offers or otherwise. The Company has no present plans to acquire any Notes that are not tendered in the Exchange Offer or to file a registration statement to permit resales of any untendered Notes.

                    CERTAIN FEDERAL INCOME TAX CONSEQUENCES
                             OF THE EXCHANGE OFFER

     The following discussion is based upon current provisions of the Internal Revenue Code of 1986, as amended, applicable Treasury regulations, judicial authority and administrative rulings and practice. There can be no assurance that the Internal Revenue Service (the "IRS") will not take a contrary view, and no ruling from the IRS has been or will be sought. Legislative, judicial or administrative changes or interpretations may be forthcoming that could alter or modify the statements and conditions set forth herein. Any such changes or interpretations may or may not be retroactive and could affect the tax consequences to Holders. Certain Holders of the Notes (including insurance companies, tax-exempt organizations, financial institutions, broker-dealers, foreign corporations and persons who are not citizens or residents of the United States) may be subject to special rules not discussed below. Each Holder of a Note should consult his, her or its own tax advisor as to the particular tax consequences of exchanging such Holder's Notes for New Notes, including the applicability and effect of any state, local or foreign tax laws.

     The issuance of the New Notes to Holders of the Notes pursuant to the terms set forth in this Prospectus will not constitute an exchange for federal income tax purposes. Consequently, no gain or loss would be recognized by Holders of the Notes upon receipt of the New Notes, and ownership of the New Notes will be considered a continuation of ownership of the Notes. For purposes of determining gain or loss upon the subsequent sale or exchange of the New Notes, a Holder's basis in the New Notes should be the same as such Holder's basis in the Notes exchanged therefor. A Holder's holding period for the New Notes should include the Holder's holding period for the Notes exchanged therefor. The issue price, and other tax characteristics of the New Notes should be identical to the issue price, and other tax characteristics of the Notes exchanged therefor.

     See also "Description of Certain Federal Income Tax Consequences."

                                THE TRANSACTIONS

     In connection with the Acquisition, the Company: (i) consummated the Note Offering; (ii) entered into the New Credit Facility; (iii) established the Accounts Receivable Program; (iv) received the Equity Contribution; (v) effected the Preferred Stock Contribution; and (vi) consummated the Post Contribution. See "Description of Indebtedness" and "Certain Relationships and Related Party Transactions."

THE ACQUISITION

     Pursuant to an Asset Purchase Agreement (together with the related agreement covering Canadian assets, the "Asset Purchase Agreement"), dated as of May 23, 1997, by and between NEHC and PepsiCo, which was assigned to the Company at the closing of the Transactions on July 11, 1997 (the "Transactions Closing"), the Company subject to the terms and conditions contained in the Asset Purchase Agreement, acquired substantially all of the assets and properties used or held for use by PFS for $830.0 million in cash, subject to adjustment, and assumed certain liabilities, including post-closing purchase price adjustments.

THE POST CONTRIBUTION

     In connection with the January 1996 purchase of AmeriServ, the Company acquired a minority interest in Post Holdings Company ("Post Holdings"), which owned 93.6% of Post. Post is a systems food distributor with three distribution centers in the western United States. For the fiscal year ending December 28, 1996, Post generated net sales of $119.4 million and EBITDA of $1.9 million. On November 25, 1996, NEHC: (i) acquired (a) the Company's ownership interest in Post Holdings, and (b) Daniel W. Crippen's 50% ownership of Post Holdings and
(ii) merged Post Holdings with and into NEHC with NEHC as the surviving entity. Mr. Crippen is the Company's Chief Operating Officer and was the President of Post.

     In connection with the Acquisition: (i) the remaining 6.4% of the capital stock outstanding of Post was acquired from the minority stockholder; (ii) a dividend of $4.7 million was declared to eliminate the intercompany balance between Post and NEHC; (iii) all of the capital stock of Post was transferred to AmeriServ Food Company, a subsidiary of the Company; and (iv) Post's $10.6 million of outstanding indebtedness was refinanced. AmeriServ Food Company's investment in NEHC preferred stock of $2.5 million was cancelled (collectively, the "Post Contribution"). See note 2 to the historical financial statements of the Company.

EQUITY CONTRIBUTION

     In connection with the Acquisition, NEHC contributed $130.0 million of cash to the Company (the "Equity Contribution"). The Equity Contribution was financed through NEHC's sale of debt and equity securities. A portion of such funds was raised by NEHC through the sale to DLJ Merchant Banking, L.P. II and Affiliates ("DLJMBII") of preferred stock and warrants for aggregate consideration of $115.0 million. See "Certain Relationships and Related Party Transactions."

PREFERRED STOCK CONTRIBUTION

     In connection with the Acquisition, NEHC contributed to the Company an aggregate principal amount of $45.0 million of outstanding non-convertible preferred stock of the Company (the "Preferred Stock Contribution"). See "Capitalization."

SOURCES AND USES OF FUNDS

     The gross proceeds from the sale of the Notes, together with borrowings under the New Credit Facility, proceeds from the Accounts Receivable Program and the Equity Contribution, were used and will be used by the Company: (i) to fund the purchase price payable in connection with the Acquisition; (ii) to repay in full certain existing indebtedness; (iii) to provide working capital; and (iv) to pay fees and expenses in connection with the Transactions.

     The following table sets forth the estimated sources and uses of funds in connection with the Transactions, assuming that the Transactions occurred on June 28, 1997 (in millions):

                                      SOURCES
        New Credit Facility(1)
          Revolving Credit Facility........................................  $    0.0
          Term Loans.......................................................     205.0
                                                                             --------
                  Total....................................................     205.0
        Accounts Receivable Program(2).....................................     225.0
        Senior Subordinated New Notes due 2007.............................     500.0
        Equity Contribution................................................     130.0
                                                                             --------
                  Total sources............................................  $1,060.0
                                                                             ========
                                       USES
        Repayment of PepsiCo, Inc. note payable............................  $  830.0
        Refinance AmeriServe senior debt...................................     138.8
        Refinance other debt...............................................      16.2
        Cash for working capital...........................................      24.4
        Estimated fees and expenses........................................      50.6
                                                                             --------
                  Total uses...............................................  $1,060.0
                                                                             ========

---------------
(1) At the Transactions Closing, the Company entered into a new $355.0 million senior credit facility (the "New Credit Facility") by and among Bank of America National Trust and Savings Association ("Bank of America NT&SA"; in such capacity, the "Administrative Agent"), and DLJ Capital Funding, Inc. (in such capacity, the documentation agent; and with the Administrative Agent, the "Agents") and the other Lenders thereto. BancAmerica Robertson Stephens ("BancAmerica Robertson Stephens") served as the syndication agent. The following amounts were drawn under the New Credit Facility: $205.0 million of term loans (the "Term Loans"), consisting of: (a) $78.1 million Term Loan A, which matures in six years; (b) $42.3 million of Term Loan B, which matures in seven years; (c) $42.3 million of Term Loan C, which matures in eight years; and (d) $42.3 million of Term Loan D, which matures in nine years. The Term Loans were fully repaid in connection with the Refinancing. See "The Refinancing" and "Description of Indebtedness -- New Credit Facility." A $150.0 million revolving credit facility (the "Revolving Credit Facility") remains available as part of the New Credit Facility for working capital and general corporate purposes, including the issuance of letters of credit which were $11.1 million at the Transactions Closing, subject to the achievement of certain financial ratios and compliance with certain conditions.

(2) At the Transactions Closing, the Company entered into a $250.0 million Accounts Receivable Program (the "Accounts Receivable Program"), approximately $225.0 million of which was funded at Closing. Under the Accounts Receivable Program, the Company established a wholly-owned, special purpose bankruptcy-remote subsidiary that purchases from the Company, on a revolving basis, all trade receivables generated by the Company and/or one or more of its subsidiaries. See "Description of Indebtedness -- Accounts Receivable Program."

                                   USE OF PROCEEDS

     The net proceeds from the sale of the Notes was approximately $483.0 million (after deducting discounts and commissions and estimated expenses of the Offering) and, together with borrowings under the New Credit Facility, proceeds from the Accounts Receivable Program and the Equity Contribution were used and will be used by the Company: (i) to fund the cash purchase price payable in connection with the Acquisition; (ii) to repay in full certain existing indebtedness; (iii) to provide working capital; and (iv) to pay fees and expenses in connection with the Transactions. The existing indebtedness of the Company being repaid in connection with the Transactions included approximately $138.8 million of borrowings under the Company's existing credit facility (which bears interest at a blended rate of approximately 9.0% at June 28, 1997) and $16.2 million of other indebtedness (which bears interest at a blended rate of approximately 9.5% per annum).

     See "The Refinancing."

                                THE REFINANCING

     On October 15, 1997, the Company completed the Senior Notes Offering, pursuant to which it offered and sold $350 million of its 8 7/8% Senior Notes due 2006 (the "Senior Notes"). The Senior Notes Offering was completed as part of the refinancing of certain outstanding term indebtedness of the Company incurred under the New Credit Facility in connection with the Acquisition. The purpose of the Refinancing was to, among other things, (i) extend the maturity of those borrowings, (ii) fix the interest rate of those borrowings at a rate believed by the Company to be attractive for fixed rate financing, and (iii) provide the Company with additional cash to be utilized for working capital and to fund possible future acquisitions (collectively, the "Refinancing"). See "The Business -- Business Strategy" and "Description of Indebtedness -- New Credit Facility" and "Description of Indebtedness -- 8 7/8% Senior Notes due 2006."

     The net proceeds from the sale of the Senior Notes were approximately $339.0 million (after deducting discounts and commissions and estimated expenses of the Senior Notes Offering) and were used by the Company to repay $205 million of Term Loans (as defined herein) which were outstanding under the New Credit Facility and provide cash for working capital and other general corporate purposes.

                                 CAPITALIZATION
                             (DOLLARS IN THOUSANDS)

     The following table sets forth the consolidated cash and capitalization of the Company as of June 28, 1997 and the pro forma consolidated capitalization of the Company as of June 28, 1997, adjusted to reflect the Transactions and the Refinancing. This table should be read in conjunction with the historical and unaudited pro forma financial statements of the Company and the related notes thereto included elsewhere herein. See "The Transactions" and "The Refinancing."

                                                                         AS OF JUNE 28, 1997
                                                                      -------------------------
                                                                        ACTUAL       PRO FORMA
                                                                      ----------     ----------
Cash and cash equivalents...........................................  $    3,413     $  161,856
                                                                        ========       ========
Long-term debt (including current portion):
  Existing credit facility..........................................  $  138,800     $       --
  Revolving Credit Facility.........................................          --             --
  Term Loans........................................................          --             --
  Capital lease obligations.........................................      21,239         24,070
  Senior Notes due 2006.............................................          --        350,000
  Note payable to PepsiCo, Inc......................................     830,000             --
  Senior Subordinated Notes due 2007................................          --        500,000
  Other.............................................................       5,576             --
                                                                        --------       --------
          Total long-term debt......................................     995,615        874,070
Stockholder's equity:
  Preferred.........................................................      45,000             --
  Common............................................................      (3,370)       147,907
                                                                        --------       --------
          Total stockholder's equity................................      41,630        147,907
                                                                        --------       --------
Total capitalization................................................  $1,037,245     $1,021,977
                                                                        ========       ========

                 SELECTED AMERISERVE HISTORICAL FINANCIAL DATA
                             (DOLLARS IN THOUSANDS)

     The following table presents selected historical financial data of the Company at and for the fiscal years 1992, 1993, 1994, 1995 and 1996, which have been derived from the audited financial statements of the Company, and at and for the first six months of 1996 and 1997, which have been derived from the unaudited interim financial statements of the Company. The historical financial statements of the Company for the fiscal years 1994, 1995 and 1996 were audited by Ernst & Young LLP. The historical data of the Company at and for the first six months of 1996 and 1997 have been derived from, and should be read in conjunction with, the unaudited financial statements of the Company and the related notes thereto, included elsewhere herein. In the opinion of management, such interim financial statements reflect all adjustments (consisting only of normal and recurring adjustments) necessary to fairly present the information presented for such periods. The results of operations for the first six months of 1997 are not necessarily indicative of the results of operations to be expected for the full year. The selected financial data set forth below should be read in conjunction with "The Refinancing," "The Transactions," "Summary Selected Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations," and the historical financial statements of the Company and the related notes thereto included elsewhere herein.

                                                             FISCAL YEAR                              SIX MONTHS
                                        ------------------------------------------------------   ---------------------
                                          1992       1993       1994       1995        1996        1996        1997
                                        --------   --------   --------   --------   ----------   --------   ----------
INCOME STATEMENT DATA:
  Net sales............................ $293,621   $327,606   $358,516   $400,017   $1,280,598   $584,791   $  741,009
  Gross profit.........................   33,827     35,153     37,914     40,971      128,849     59,011       72,465
  Operating expenses...................   30,347     32,054     34,488     36,695      114,560     53,328       67,133
                                        --------   --------   --------   --------   -----------  --------   ----------
  Operating income.....................    3,480      3,099      3,426      4,276       14,289      5,683        5,332
  Interest expense.....................   (3,404)    (2,759)    (3,294)    (3,936)     (10,999)    (5,281)      (7,243)
  Interest income-Holberg and
    affiliate..........................      293        150        533        749          528        215          237
                                        --------   --------   --------   --------   -----------  --------   ----------
  Income (loss) before income taxes,
    extraordinary loss, and cumulative
    effect of accounting change........      369        490        665      1,089        3,818        617       (1,674)
  Provision (credit) for income
    taxes..............................      223        172        523        583        1,300        340         (629)
                                        --------   --------   --------   --------   -----------  --------   ----------
  Income (loss) before extraordinary
    loss and cumulative effect of
    accounting change..................      146        318        142        506        2,518        277       (1,045)
  Extraordinary loss on early
    extinguishment of debt.............       --       (613)        --         --           --         --           --
  Cumulative effect of change in method
    of accounting for income taxes.....       --       (495)        --         --           --         --           --
                                        --------   --------   --------   --------   -----------  --------   ----------
Net income (loss)...................... $    146   $   (790)  $    142   $    506   $    2,518   $    277   $   (1,045)
                                        ========   ========   ========   ========   ===========  ========   ==========
OTHER DATA:
  EBITDA(1)............................ $  6,034   $  6,195   $  6,710   $  7,038   $   26,041   $  9,923   $   11,743
  Depreciation and amortization........    2,554      3,096      3,284      2,762       10,061      4,240        6,411
  Capital expenditures.................    3,446      2,205      1,331      2,496       12,518      2,783        7,275
  Net cash provided by (used in):
    Operating activities...............   10,462      4,680      4,276      4,505        1,213     (2,345)      (8,543)
    Investing activities...............   (3,352)    (6,556)    (5,422)    (5,574)    (105,013)  (100,659)     (13,246)
    Financing activities...............   (6,462)     2,676        490        619      105,387    103,733       23,040
  Ratio of earnings to fixed
    charges(2).........................      1.1x       1.1x       1.1x       1.2x         1.2x       1.1x         N/A
BALANCE SHEET DATA:
  Cash................................. $    882   $  1,682   $  1,025   $    575   $    2,162   $  1,304   $    3,413
  Total assets.........................   68,040     75,265     79,218     77,503      291,103    291,908    1,416,592
  Long-term debt, including current
    portion............................   34,065     34,170     32,160     32,779      129,905    119,893      995,615
  Total stockholder's equity...........   10,212     14,779     17,205     10,157       42,675     40,434       41,630

---------------

(1) EBITDA represents operating income plus depreciation, amortization and excludes one-time, non-recurring gains and losses. EBITDA in fiscal 1996 adds back a net one-time, non-recurring charge of $1.7 million. EBITDA is presented because management believes it is a widely accepted financial indicator used by certain investors and analysts to analyze and compare companies on the basis of operating performance. EBITDA is not intended to represent cash flows for the period, nor has it been presented as an alternative to operating income as an indicator of operating performance and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with generally accepted accounting principles. The Company understands that, while EBITDA is frequently used by securities analysts in the evaluation of companies, EBITDA, as used herein, is not necessarily comparable to other similarly titled captions of other companies due to potential inconsistencies in the method of calculation. See the historical and unaudited pro forma financial statements of the Company and the related notes thereto included elsewhere herein.

(2) For purposes of computing this ratio, earnings consist of income before income taxes plus fixed charges. Fixed charges consist of interest expense, amortization of deferred finance fees and one-third of the rent expense from operating leases, which management believes is a reasonable approximation of the interest factor of the rent. For the first six months of 1997, earnings were inadequate to cover fixed charges by $1.7 million.

                     SELECTED PFS HISTORICAL FINANCIAL DATA
                             (DOLLARS IN THOUSANDS)

     The following table presents selected historical financial data of PFS at and for the fiscal years 1992, 1993, 1994, 1995 and 1996, and the first six months of 1996 and 1997. The selected historical financial data for the fiscal years 1992, 1993, 1994, 1995 and 1996 have been derived from the audited financial statements of PFS. The historical financial statements of PFS for the fiscal years 1992, 1993, 1994, 1995 and 1996 were audited by KPMG Peat Marwick LLP. The historical data of PFS at and for the first six months of 1996 and 1997 have been derived from, and should be read in conjunction with, the unaudited financial statements of PFS and the related notes thereto, which are included elsewhere herein. In the opinion of management, such interim financial statements reflect all adjustments (consisting only of normal and recurring adjustments) necessary to fairly present the information presented for such periods. The results of operations for the first six months of 1997 are not necessarily indicative of the results of operations to be expected for the full year. The selected financial data set forth below should be read in conjunction with "The Refinancing," "The Transactions," "Summary Selected Financial Data," "Management's Discussion and Analysis of Financial Conditions and Results of Operations" and the historical financial statements of PFS and the related notes thereto included elsewhere herein.

                                                        FISCAL YEAR(1)                                SIX MONTHS(1)
                                --------------------------------------------------------------   -----------------------
                                   1992         1993         1994         1995         1996         1996         1997
                                ----------   ----------   ----------   ----------   ----------   ----------   ----------
INCOME STATEMENT DATA:
  Net sales...................  $2,799,673   $3,126,745   $3,279,837   $3,458,944   $3,422,086   $1,552,475   $1,498,345
  Gross profit................     273,858      304,030      326,672      344,777      341,484      154,852      155,686
  Operating expenses..........     198,776      219,332      239,772      265,305      261,741      122,528      120,945
                                ----------   ----------   ------------ ----------   ----------     --------   ----------
                                                             -------
  Operating income............      75,082       84,698       86,900       79,472       79,743       32,324       34,741
  Interest expense(4).........     (10,331)     (10,282)     (12,934)     (17,613)     (15,566)      (7,102)      (8,041)
                                ----------   ----------   ------------ ----------   ----------     --------   ----------
                                                             -------
  Income before income
    taxes.....................      64,751       74,416       73,966       61,859       64,177       25,222       26,700
  Provision for income
    taxes.....................      24,624       28,703       28,874       23,844       24,597        9,928        9,924
                                ----------   ----------   ------------ ----------   ----------     --------   ----------
                                                             -------
  Net income..................  $   40,127   $   45,713   $   45,092   $   38,015   $   39,580   $   15,294   $   16,776
                                ==========   ==========   =================== ========== ==========   ======== ==========
OTHER DATA:
  EBITDA(2)...................  $   87,264   $   96,872   $  103,953   $   98,236   $   99,573   $   41,143   $   43,555
  Depreciation and
    amortization..............      13,202       13,676       17,053       18,764       19,830        8,819        8,814
  Capital expenditures........      16,246       24,927       21,310       25,245       28,771       14,214       12,291
  Net cash provided by (used
    in):
    Operating activities......      29,077       29,412       64,717       29,580       78,437          897        7,972
    Investing activities......     (18,709)     (20,679)     (20,263)     (24,388)     (27,561)     (13,182)      (4,048)
    Financing activities......     (10,377)      (8,758)     (44,360)      (5,163)     (49,454)      12,661       (5,517)
  Ratio of earnings to fixed
    charges(3)................         5.5x         6.1x         5.2x         3.8x         4.1x         3.7x         3.6x
BALANCE SHEET DATA:
  Cash........................  $     (441)  $       80   $      174   $      203   $    1,625   $      579   $       32
  Total assets................     401,168      462,042      479,799      516,288      478,921      521,014      508,455
  Long-term debt, including
    current portion...........          --           --           --           --           --           --           --
  Divisional equity...........      77,997      100,146       85,707       88,579       93,405       96,168       87,639

---------------
(1) PFS had a 52-53 week fiscal year ending on the last Wednesday in December. Each fiscal year had 52 weeks, except 1994 contained 53 weeks. Each six months presented was 24 weeks.
(2) EBITDA represents operating income plus depreciation, amortization and excludes one-time non-recurring gains and losses. EBITDA is presented because management believes it is a widely accepted financial indicator used by certain investors and analysts to analyze and compare companies on the basis of operating performance. EBITDA is not intended to represent cash flows for the period, nor has it been presented as an alternative to operating income as an indicator of operating performance and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with generally accepted accounting principles. Management understands that, while EBITDA is frequently used by securities analysts in the evaluation of companies, EBITDA, as used herein, is not necessarily comparable to other similarly titled captions of other companies due to potential inconsistencies in the method of calculation. See the historical financial statements of PFS and the related notes thereto included elsewhere herein.
(3) For purposes of computing this ratio, earnings consist of income before income taxes plus fixed charges. Fixed charges consist of interest expense, amortization of deferred finance fees and one-third of the rent expense from operating leases, which management believes is a reasonable approximation of the interest factor of the rent.
(4) Interest is paid on advances from PepsiCo, Inc. and affiliates at the prime rate (8.35% at December 31, 1996). The advances are not subject to stated repayment terms. PFS and PepsiCo, Inc. have agreed to reclassify amounts between advances and divisional equity in order to maintain a preestablished debt to equity ratio, as defined, as part of agreements between PFS and Pizza Hut, Inc. and its franchisees.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

GENERAL

     AmeriServe is North America's largest systems foodservice distributor specializing in distribution to chain restaurants, the fastest growing segment of the domestic restaurant industry. The Company serves over 30 different restaurant chains and over 26,500 restaurant locations in North America. The Company has long-standing relationships with such leading restaurant concepts as Pizza Hut, Taco Bell, KFC, Wendy's, Arby's, Burger King, Dairy Queen, Subway and Applebee's. Holberg was formed in 1986 to acquire and manage foodservice distribution businesses. Management believes the Company's history of successfully identifying and integrating acquisitions helped the Company achieve its current market position.

     Acquisitions prior to the Acquisition of PFS consisted of:

     M The acquisition in December 1986 of NEBCO, a regional systems distributor based in Omaha, Nebraska for $6.0 million. NEBCO had annual sales of approximately $60 million at the time of such acquisition.

     M The acquisition in January 1990 of Evans, a regional systems distributor based in Waukesha, Wisconsin for $33.9 million. Evans had annual sales of approximately $115 million at the time of such acquisition.

     M The acquisition in December 1990 of L.L. Distribution Systems Inc., a regional systems distributor based in Plymouth, Minnesota for $10.0 million. L.L. Distribution Systems Inc. had annual sales of approximately $50 million at the time of such acquisition.

     M The acquisition in March 1991 of Condon Supply Company, a regional systems distributor based in St. Cloud, Minnesota for $3.4 million. Condon Supply Company had annual sales of approximately $15 million at the time of such acquisition.

     M The acquisition in January 1996 of AmeriServ, a wholesale distributor of food and other supply items based in Dallas, Texas for a purchase price of $92.9 million. AmeriServ had annual sales of approximately $940 million at the time of such acquisition.

     M The acquisition of Chicago Consolidated Corporation, an operator of redistribution facilities for dry goods based in Chicago, Illinois for approximately $2.0 million.

     Primarily as a result of these acquisitions, the Company's net sales increased from $277.9 million in 1991 to $1.3 billion in 1996. In May 1997, in furtherance of its growth strategy, the Company entered into an agreement to acquire PFS, subject to certain conditions. See "The Transactions."

RECENT DEVELOPMENTS

     During the third quarter of 1997, management of the Company performed an extensive review of the existing operations including the recently acquired PFS operations with the objective of developing a business plan for the restructuring and consolidation of the organizations. The business plan, which was approved by the Company's Board of Directors late in the third quarter, identified a number of actions designed to significantly increase the efficiency and effectiveness of the combined entity's warehouse and transportation network and operational support infrastructure, and position the Company for continued sales growth and increased penetration in the chain restaurant segment of the foodservice distribution industry. These actions include construction of new strategically located warehouse facilities, closures of certain existing warehouse facilities and expansions of others, dispositions of property and equipment, conversion of computer systems, reductions in workforce and relocation of the Company's headquarters.

     To reflect the impact of the business plan on existing operations, the Company intends to record a restructuring charge of approximately $31.0 million, to be recorded in the third quarter of 1997, which primarily relates to these actions. Included in this charge are approximately: (i) $18.0 million related to impairment of property, equipment and other assets; (ii) $9.0 million for exit costs associated with future lease terminations and employee displacements; and (iii) $4.0 million of integration expenses incurred in the third quarter of 1997 associated with a previous acquisition and certain incurred employee relocations associated with the business plan.

     Although the business plan action, when completed, is expected to result in cost savings of $7.9 million, results in 1998 will be impacted by start-up costs and other operating inefficiencies associated with the warehouse and transportation network reconfiguration, including workforce hiring and training and integration of customer delivery routes.

RESULTS OF OPERATIONS OF AMERISERVE

     The following financial information presents certain historical financial information of AmeriServe, expressed as a percentage of net sales, for the fiscal years 1994, 1995 and 1996 and for the first six months of 1996 and 1997.

                                                            FISCAL YEAR              SIX MONTHS
                                                     -------------------------     ---------------
                                                     1994      1995      1996      1996      1997
                                                     -----     -----     -----     -----     -----
Net sales..........................................  100.0%    100.0%    100.0%    100.0%    100.0%
Gross profit.......................................   10.6      10.2      10.1      10.1       9.8
Distribution, selling and administrative
  expenses.........................................    9.6       9.1       9.0       9.1       9.1
Operating income...................................    1.0       1.1       1.1       1.0       0.7

  FIRST SIX MONTHS OF 1997 COMPARED TO FIRST SIX MONTHS OF 1996

     AmeriServ was acquired on January 26, 1996. Therefore, the first six months of 1996 include only five months of operations related to the acquisition of AmeriServ.

     Net Sales. Net sales increased by $156.2 million, or 26.7%, during the first six months of 1997 as compared to the first six months of 1996. The pro forma effect of the AmeriServ acquisition accounted for $55.1 million, or 35.3%, of such increase, and increased account penetration, new store openings and service to Arby's accounted for the remaining $101.1 million, or 64.7%, of such increase. The increased account penetration in new store openings was principally a result of successful marketing of the Company's service capabilities and attractive pricing.

     Gross Profit. Gross profit increased by $13.5 million, or 22.8%, during the first six months of 1997 as compared to the first six months of 1996. The increase was due to the pro forma effect of the AmeriServ acquisition ($5.2 million) and the increase in sales ($8.3 million). Gross margin decreased from 10.1% during the first six months of 1996 as compared to 9.8% for the first six months of 1997 due to the slightly higher cost of products purchased by customers added through the AmeriServ acquisition.

     Distribution, Selling and Administrative Expenses. Distribution, selling and administrative expenses increased by $13.8 million, or 25.9%, during the first six months of 1997 as compared to the first six months of 1996. The increase was primarily due to costs related to preparation for the commencement of service to Arby's. Distribution, selling and administrative expenses as a percent of net sales remained constant at 9.1% during the first six months of 1997 as compared to the first six months of 1996.

     Operating Income. Operating income decreased by $0.4 million, or 6.2%, during the first six months of 1997 as compared to the first six months of 1996. The decrease was due to increased (i) depreciation resulting from capital projects and capital expenditures associated with the integration of AmeriServ and (ii) amortization resulting from goodwill associated with the acquisition of AmeriServ, offset by the increase in net sales. Operating income margin decreased from 1.0% during the first six months of 1996 to 0.7% during the first six months of 1997.

  FISCAL 1996 COMPARED TO FISCAL 1995

     Net Sales. Net sales increased by $880.6 million, or 220.1%, during fiscal 1996 as compared to fiscal 1995. This increase was primarily due to the acquisition of AmeriServ. The increase in net sales was net of certain account resignations made during fiscal 1996. The Company regularly reviews the profitability of its account portfolio, and at times decides to discontinue relationships with accounts deemed not sufficiently profitable for the Company.

     Gross Profit. Gross profit increased by $87.9 million, or 214.5%, during fiscal 1996 as compared to fiscal 1995. The increase was due to the acquisition of AmeriServ. Gross margin declined slightly from 10.2% during fiscal 1995 as compared to 10.1% during fiscal 1996, due to the slightly higher cost of products purchased by customers added through the AmeriServ acquisition.

     Distribution, Selling and Administrative Expenses. Distribution, selling and administrative expenses increased by $77.9 million, or 212.2%, during fiscal 1996 as compared to fiscal 1995. The overall increase was primarily due to the AmeriServ acquisition. Distribution, selling and administrative expenses as a percent of net sales decreased from 9.1% during fiscal 1995 to 9.0% during fiscal 1996, due to decreased operating costs offset by an increase in depreciation and amortization of $7.3 million. The increased amortization and depreciation were a result of the AmeriServ acquisition and the capital expenditures made by the Company in 1996.

     Operating Income. Operating income increased by $10.0 million, or 234.2%, during fiscal 1996 as compared to fiscal 1995 principally as a result of the increase in net sales. Operating margin remained constant at 1.1% in fiscal 1995 and fiscal 1996.

  FISCAL 1995 COMPARED TO FISCAL 1994

     Net Sales. Net sales increased by $41.5 million, or 11.6%, during fiscal 1995 as compared to fiscal 1994. This increase was primarily due to new store openings by existing customers, increased account penetration and expanded geographical coverage.

     Gross Profit. Gross profit increased by $3.1 million, or 8.1%, during fiscal 1995 as compared to fiscal 1994. The increase was due to new store openings by existing customers, increased account penetration and expanded geographical coverage, offset by lower gross margins. Gross margin decreased from 10.6% during fiscal 1994 to 10.2% during fiscal 1995, consistent with decreases in gross margin throughout the industry at that time.

     Distribution, Selling and Administrative Expenses. Distribution, selling and administrative expenses increased by $2.2 million, or 6.4%, during fiscal 1995 as compared to fiscal 1994. The increase was primarily due to several distribution center expansions. Distribution, selling and administrative expenses as a percent of net sales decreased from 9.6% during fiscal 1994 to 9.1% during fiscal 1995.

     Operating Income. Operating income increased by $0.9 million, or 24.8%, during fiscal 1995 as compared to fiscal 1994 for the reasons stated above. As a result, operating income margin increased from 1.0% during fiscal 1994 to 1.1% during fiscal 1995.

RESULTS OF OPERATIONS OF PFS

     The following financial information presents certain historical financial information of PFS, expressed as a percentage of net sales, for the fiscal years 1994, 1995 and 1996 and for the first six months of 1996 and 1997. PFS sales are reported net of rebates as a result of profit limitation agreements with Pizza Hut, Inc. and its franchisees. Such profit limitation agreements continue after the Transactions Closing.

                                                      FISCAL YEAR                   SIX MONTHS
                                             -----------------------------       -----------------
                                             1994        1995        1996        1996        1997
                                             -----       -----       -----       -----       -----
Net sales..................................  100.0%      100.0%      100.0%      100.0%      100.0%
Gross profit...............................   10.0        10.0        10.0        10.0        10.4
Operating expenses.........................    7.4         7.7         7.7         7.9         8.1
Operating income...........................    2.6         2.3         2.3         2.1         2.3

  FIRST SIX MONTHS 1997 COMPARED TO FIRST SIX MONTHS 1996

     Net Sales. PFS net sales of $1,498.3 million declined by $54.1 million, or 3.5%, during the first six months of 1997 as compared to the first six months of 1996, primarily due to new product rollouts and sales of promotional items in the first six months of 1996 and lower store volumes in the current period, offset slightly by an increased market share in the first six months of 1997.

     Gross Profit. Gross profit increased by $0.8 million, or 0.5%, during the first six months of 1997 as compared to the first six months of 1996, due to the impact of low margin promotional sales on margins during the first six months of 1996. Gross margin increased from 10.0% during the first six months of 1996 to 10.4% during the first six months of 1997, due to a shift in sales to higher margin products.

     Operating Expenses. Operating expenses decreased by $1.6 million, or 1.3%, during the first six months of 1997 as compared to the first six months of 1996, due to lower headcounts, lower computer processing charges and a decline in bad debt expense, partially offset by costs associated with a new computer system, which is expected to be implemented in 1998.

     Operating Income. Operating income increased by $2.4 million, or 7.5%, during the first six months of 1997 as compared to the first six months of 1996 due to the reasons stated above. As a result, operating income margin increased from 2.1% during the first six months of 1996 to 2.3% during the first six months of 1997.

  FISCAL 1996 COMPARED TO FISCAL 1995

     Net Sales. Net sales decreased by $36.9 million, or 1.1%, during fiscal 1996 as compared to fiscal 1995. This decrease was due to the impact of soft sales in the equipment segment, which declined by $24.7 million from fiscal 1995. Food and supply revenues declined by $12.2 million during fiscal 1996 as compared to fiscal 1995, due to soft volumes in our customer base, offset slightly by increased market share.

     Gross Profit. Gross profit decreased by $3.3 million, or 1.0%, during fiscal 1996 as compared to fiscal 1995, due to the decrease in revenue during fiscal 1996. Gross margin was consistent with prior year results during fiscal 1996.

     Operating Expenses. Operating expenses decreased by $3.6 million, or 1.3%, during fiscal 1996 as compared to fiscal 1995. This decline reflected temporarily higher field management expenses in fiscal 1995 and lower bad debt expense in fiscal 1996, partially offset by increased depreciation expense in fiscal 1996 due to several distribution center expansions and the relocation of a distribution center.

     Operating Income. Operating income increased by $0.3 million, or 0.3%, during fiscal 1996 as compared to fiscal 1995. This increase was primarily due to a favorable performance in operating expenses, largely offset by a decline in gross margin. Operating income margin during fiscal 1996 was consistent with the prior year's margin of 2.3%.

  FISCAL 1995 COMPARED TO FISCAL 1994

     Net Sales. Net sales increased by $179.1 million, or 5.5%, during fiscal 1995 as compared to fiscal 1994, due to an increase in the number of units served by an average of almost 1,000 stores, as well as increased product costs. Strong food and supply sales were offset by soft sales in the equipment segment.

     Gross Profit. Gross profit increased by $18.1 million, or 5.5%, during fiscal 1995 as compared to fiscal 1994, due to the increase in revenue during fiscal 1995. Gross margin was consistent with prior year results during fiscal 1995.

     Operating Expenses. Operating expenses increased by $25.5 million, or 10.6%, during fiscal 1995 as compared to fiscal 1994, reflecting increased bad debt expense, costs associated with a short-term field management reorganization and increased depreciation due to the relocation of a distribution center and several center expansions.

     Operating Income. Operating income decreased by $7.4 million, or 8.5%, during fiscal 1995 as compared to fiscal 1994, for the reasons stated above. Operating income margin decreased from 2.6% during fiscal 1994 to 2.3% during fiscal 1995 as a result of the increased operating expenses.

LIQUIDITY AND CAPITAL RESOURCES

  HISTORICAL AMERISERVE

     The Company had $213.1 million of working capital at June 28, 1997 as compared to $18.0 million at the end of fiscal 1996. The increase of $195.1 million was primarily due to increased receivables of $341.4 million and increased inventory of $103.0 million, offset by increased accounts payable of $202.1 million and increased accrued liabilities of $52.6 million. The changes in working capital were due to the acquisition of PFS and the new business to Arby's.

     The Company had $18.0 million of working capital at December 28, 1996 compared to $10.5 million of working capital at December 30, 1995. The increase was due to the working capital required to service the customer base of AmeriServ, which was acquired on January 25, 1996.

     The Company had $10.5 million of working capital at December 30, 1995 as compared to $10.9 million of working capital at December 31, 1994. The decrease was due to an increase in accounts payable.

     Net cash used in operating activities for the first six months of 1997 was $8.5 million compared to net cash used in operating activities of $2.3 million for the first six months of 1996. The increase in cash used in operating activities was primarily due to the increase in working capital needs for the new Arby's business.

     Net cash used in investing activities during the first six months of 1997 was $13.2 million compared to net cash used in investing activities of $100.7 million for the first six months of 1996. The decrease in cash used in investing activities was primarily due to the acquisition of AmeriServ for $92.9 million during 1996, offset by an increase in capital expenditures of $4.5 million.

     Net cash provided by financing activities during the first six months of 1997 was $23.0 million compared to net cash provided by financing activities of $103.7 million for the first six months of 1996. The decrease in cash provided by financing activities was primarily due to proceeds from the issuance of preferred stock and borrowings under the Company's credit facility in order to fund the acquisition of AmeriServ in 1996, offset by borrowings under the Company's credit facilities in the first six months of 1997 to service the working capital needs of Arby's.

     Net cash provided by operating activities during fiscal 1996 was $1.2 million compared to $4.5 million in fiscal 1995. The decrease in cash provided by operating activities was due to the increase in working capital at December 28, 1996 compared to December 30, 1995 (as discussed above), offset by an increase in net income from $0.5 million during fiscal 1995 to $2.5 million in fiscal 1996 and an increase in depreciation and amortization from $2.8 million in fiscal 1995 to $10.1 million in fiscal 1996.

     Net cash used in investing activities during fiscal 1996 increased $99.4 million to $105.0 million compared to $5.6 million in fiscal 1995. This increase was principally due to the acquisition of AmeriServ for $92.9 million during fiscal 1996. In addition, capital expenditures increased from $2.5 million in fiscal 1995 to $12.5 million in fiscal 1996 as a result of expenditures to modify and expand certain distribution centers.

     Net cash provided by financing activities during fiscal 1996 was $105.4 million compared to $0.6 million in fiscal 1995. This increase was principally due to proceeds from the issuance of preferred stock and borrowings under the Company's credit facilities in order to fund the acquisition of AmeriServ.

     Net cash provided by operating activities during fiscal 1995 was $4.5 million, which was comparable to the net cash provided by operating activities of $4.3 million in fiscal 1994. Net cash used in investing activities during fiscal 1995 was $5.6 million compared to $5.4 million in fiscal 1995. Net cash provided by financing activities during fiscal 1995 was $0.6 million compared to $0.5 million in fiscal 1994.

  PRO FORMA

     After the Transactions and the Refinancing, the Company's primary capital requirements, on a pro forma basis, will be for debt service, working capital and capital expenditures. The Company believes that cash flow from operating activities, cash and cash equivalents and borrowings under the New Credit Facility will be adequate to meet the Company's short-term and long-term liquidity requirements prior to the maturity of its long-term indebtedness, although no assurance can be given in this regard. Under the New Credit Facility, the Revolving Credit Facility provides $150 million of revolving credit availability, of which approximately $138.9 million is available (after reductions of $11.1 million of letters of credit) for draw subject to customary covenants. In addition, the Company may increase the Accounts Receivable Program, further improving liquidity, although no assurance can be given that the Receivables will be sufficient to increase the Accounts Receivable Program. See "Risk Factors -- Substantial Leverage and Debt Service."

     The Company estimates that capital expenditures for fiscal 1997 will be approximately $35 million, which includes maintenance capital expenditures and various planned and potential projects designed to increase efficiencies and enhance the Company's competitiveness and profitability. Specifically, such capital expenditures include the planned distribution center consolidation, modification and expansion of certain distribution centers, integration and upgrade of MIS and other general capital improvements.

  HISTORICAL PFS

     Net cash provided by operating activities for the first six months of 1997 increased $7.1 million compared to the first six months of 1996. Growth in net income contributed $1.5 million of this increase. Changes in receivables and accounts payable resulted in a $1.2 million decline in cash outflows compared to 1996. An unfavorable change in accounts receivable reflected a recovery in sales from the late 1996 decline. This impact was more than offset by a favorable change in accounts payable that also reflected the recovery in sales from the late 1996 decline, as well as timing of payments in the first six months of 1996. Accrued liabilities provided a favorable change of $2.9 million due to increases in 1997 bonus accruals to be paid in 1998. Investing activities provided a $9.1 million favorable change as compared to 1996, which included $7.3 million in transfers of property to affiliates of the Parent in anticipation of the sale of PFS and a $1.9 million decline in capital spending. Financing activities, which largely represent net transfers of funds to/from the Parent, reflected an $18.2 million change from a cash inflow in 1996 to a cash outflow in 1997. This change includes $9.0 million representing the increase in net cash provided by operating activities and a decrease in capital spending, as well as the $7.3 million in transfers of property to affiliates of the Parent.

     Net cash provided by operating activities in fiscal 1996 increased $48.9 million, or 165.2%, compared to fiscal 1995. This growth was driven by favorable changes in working capital. Changes in receivables, inventories and accounts payable provided net cash inflows of $22.7 million in 1996 compared to cash outflows of $29.4 million in 1995. These changes reflect a decline in net sales late in 1996, compared to sales growth in 1995. Investing activities reflected capital spending growth over 1995 of $3.5 million to $28.8 million. Capital spending activity was led by purchases of fleet and material handling equipment and expenditures related to the expansion of a distribution center. Financing activities, which largely represent net transfers of funds to/from the Parent, reflected a $44.3 million increase in cash outflows compared to 1995. This change primarily represents the increase in net cash provided by operating activities, partially offset by the increase in capital spending.

     Net cash provided by operating activities in fiscal 1995 decreased $35.1 million, or 54.3%, compared to fiscal 1994. Changes in accrued liabilities accounted for $17.8 million of the decline reflecting timing of income and sales tax payments. Unfavorable changes in accounts payable of $11.9 million were due to timing of payments while unfavorable changes in inventories of $9.9 million resulted from sales growth in fiscal 1995 and inventory control efforts late in fiscal 1994. Investing activities reflected capital spending growth over 1994 of $3.9 million to $25.2 million. Capital spending activity was led by purchases of fleet and material handling equipment and expenditures related to the relocation of two distribution centers. Financing activities, which largely represent net transfers of funds to/from the Parent, reflected a $39.2 million decrease in cash outflows compared to 1996. This change primarily represents the decline in net cash provided by operating activities as well as the increase in capital spending.

SEASONALITY AND INFLATION

     Historically, AmeriServe's sales and operating results have reflected seasonal variations. The Company experiences lower net sales and income from operations in the first and fourth quarters, with the effects being more pronounced in the first quarter. Additionally, the effect of these seasonal variations is more pronounced in regions where winter weather is generally more inclement.

     Inflation has not had a significant impact on the Company's operations. Food price deflation could adversely affect the Company's profitability as a significant portion of the Company's sales are at prices based on product cost plus a percentage markup. The Company has not been adversely affected by food price deflation in recent years.

ENVIRONMENTAL MATTERS

     Under applicable environmental laws, the Company may be responsible for remediation of environmental conditions and may be subject to associated liabilities (including liabilities resulting from lawsuits brought by private litigants) relating to its distribution centers and the land on which its distribution centers are situated, regardless of whether the Company leases or owns the stores or land in question and regardless of whether such environmental conditions were created by the Company or by a prior owner or tenant.

     The Company believes it currently conducts its business, and in the past has conducted its business, in substantial compliance with applicable environmental laws and regulations. In addition, compliance with federal, state and local laws enacted for protection of the environment has had no material effect on the Company. However, there can be no assurance that environmental conditions relating to prior, existing or future distribution centers or distribution center sites will not have a material adverse effect on the Company.

     In connection with the Acquisition, the Company reviewed existing reports and retained environmental consultants to conduct an environmental audit of PFS's operations in order to identify conditions that could have material adverse effects on the Company. The Company has obtained final reports on the results of such audit with regard to PFS, which concluded that there are no environmental matters that are likely to have a material adverse effect on the Company.

                                  THE BUSINESS

     AmeriServe is North America's largest systems foodservice distributor specializing in distribution to chain restaurants, the fastest growing segment of the domestic restaurant industry. The Company is the primary supplier to its customers of a wide variety of items, including fresh and frozen meat and poultry, seafood, frozen foods, canned and dry goods, fresh and pre-processed produce, beverages, dairy products, paper goods, cleaning supplies and equipment. The Company serves over 30 different restaurant chains and over 26,500 restaurant locations in North America. The Company has had long-standing relationships with such leading restaurant concepts as Pizza Hut, Taco Bell, KFC, Wendy's, Burger King, Dairy Queen, Subway and Applebee's. The Company's strategy is to capitalize on its market leading position, compelling industry trends and management's extensive experience to: (i) pursue profitable internal and external growth opportunities; (ii) capitalize on its nationwide network of distribution centers to increase customer density and regional market penetration; (iii) continue to provide low cost, superior customer service; and
(iv) maximize operating leverage by pursuing selective acquisitions within the fragmented foodservice distribution industry. For the fiscal year ended December 28, 1996, the Company generated pro forma net sales, pro forma EBITDA and pro forma net loss of $4.9 billion, $126.7 million and $1.9 million, respectively.

     The Company has achieved a record of strong growth in net sales and EBITDA by successfully implementing this strategy. From 1992 to 1996, exclusive of PFS, the Company's net sales increased from $293.6 million to $1.3 billion, representing a CAGR of 44.5%. During the same period, the Company's EBITDA, exclusive of PFS, increased from $6.0 million to $26.0 million, representing a CAGR of 44.1%. The Company believes it is well positioned to continue to expand its presence in the systems foodservice distribution industry as a result of its reputation for providing superior customer service as well as its ability to provide low cost, efficient services. The Company believes that it was primarily as a result of these factors that in January 1997 it was awarded a three-year exclusive contract effective April 1997 to provide foodservice distribution to approximately 2,600 Arby's restaurants. The Company estimates that this contract, which management believes represents the single largest customer migration in the systems foodservice distribution industry, will result in the addition of approximately $325 million of net sales in the first 12 months of such contract.

     On July 11, 1997, in furtherance of its strategy, NEHC acquired PFS, the foodservice distribution business of PepsiCo. Prior to the Acquisition, PFS was North America's second largest systems foodservice distributor, serving over 17,000 restaurants in the Pizza Hut, Taco Bell and KFC restaurant systems. The Company expects to realize significant benefits from the Acquisition, including:
(i) enhanced customer and concept diversification; (ii) increased customer density; (iii) broadened national and international presence; and (iv) substantial cost savings and economies of scale. In addition, in connection with the Acquisition, the Company has entered into the Distribution Agreement, whereby it will be the exclusive distributor of selected products for five years to the approximately 9,800 Pizza Hut, Taco Bell and KFC restaurants in the continental United States owned by PepsiCo and previously serviced by PFS. These restaurants accounted for approximately 68% of PFS's 1996 net sales and 44% of the Company's 1996 pro forma net sales after giving effect to the Arby's contract.

     The Company believes it is well positioned to capitalize on the attractive characteristics of the chain restaurant segment of the foodservice distribution industry, which include: (i) the high growth rate of the segment, which experienced an approximately 7.4% net sales CAGR from 1985 to 1995; (ii) the uniformity of product offerings and consistency of demand by chain restaurant customers; (iii) the increased focus by chain restaurants on foodservice distributors that can provide consistent quality and reliable service on a nationwide basis to maintain the chain's uniform standards; and (iv) the fragmented nature of the industry, which includes over 3,000 foodservice distribution companies. As the largest systems foodservice distributor serving chain restaurants, the Company believes it is better positioned than its competitors to offer consistent quality, reliable service and value on a national scale in order to accommodate the growth of each customer.

FOODSERVICE DISTRIBUTION INDUSTRY

  Generally

     The foodservice distribution business involves the purchasing, receiving, warehousing, marketing, selecting, loading and transportation of fresh and frozen meat and poultry, seafood, frozen foods, canned and dry goods, fresh and preprocessed produce, beverages, dairy products, paper goods, cleaning supplies, equipment and other supplies from manufacturers and vendors to a broad range of enterprises, including restaurants, cafeterias, nursing homes, hospitals, other health care facilities and schools (but generally does not include supermarkets and other retail grocery stores). The United States foodservice distribution industry was estimated to generate $123 billion in sales in 1996.

     Within the foodservice distribution industry, there are two primary types of distributors: broadline foodservice distributors and specialist foodservice distributors, such as the Company. Broadline foodservice distributors service a wide variety of customers including both independent and chain restaurants, schools, cafeterias and hospitals. Broadline distributors may purchase and inventory as many as 25,000 different food and food-related items. Customers utilizing broadline foodservice distributors typically purchase inventory from several distributors. Specialist foodservice distributors may be segregated into three categories: product specialists, which distribute a limited number of products (such as produce or meat); market specialists, which distribute to one type of restaurant (such as Mexican); and systems specialists, which focus on one type of customer (such as chain restaurants or health care facilities). Systems specialists, such as the Company, typically serve as a single source of supply for their customers. In addition, chain restaurant foodservice distributors are less vulnerable to customer migrations because much of their inventory is proprietary to the restaurant concept. Also, broadline foodservice distributors generally rely on sales representatives who must call on customers regularly. Systems' distributors, however, regularly process orders electronically without the need for a sales representative's involvement.

  Systems Specialty -- Chain Restaurants

     The Company operates as a systems distributor that specializes in servicing chain restaurants. The chain restaurant segment represents a significant portion of the foodservice distribution industry, with 1996 industry sales in this segment estimated by the Company to be approximately $103 billion at the retail level and approximately $44 billion at the distributor level. In addition, retail sales in this segment are estimated to have grown at a CAGR of approximately 7.4% from 1985 to 1995, reflecting both the growth of existing chain restaurants and the introduction of new chain restaurant concepts. The chain restaurant market at the retail level is projected to grow from $103 billion in 1996 to $162 billion by 2005, representing a ten-year inflation adjusted CAGR of approximately 5%.

     The Company believes a significant factor influencing growth in the systems distribution market share segment is the ability of the systems distributor to provide consistently high quality and reliable distribution services at competitive prices, which has resulted in customers' forming long-term relationships with their systems distributor in order to tailor specific programs that meet the particular needs of the customer while creating operating and cost efficiencies for both the customer and the systems distributor.

     The Company believes that systems distributors are better able to service chain restaurants than broadline distributors because the Company believes systems distributors are often able to offer their customers a higher quality of service at a lower cost. Given the uniformity of product offerings and the consistency of demand of chain restaurants, a systems distributor has the opportunity to reduce its overall costs and consequently those of its customers through purchasing and holding fewer SKUs in inventory than a broadline distributor. This reduces both the inbound and outbound freight costs through higher volumes and larger drop sizes and provides more efficient and reliable distribution schedules, thereby reducing labor costs of both the systems distributor and its customer. In addition, systems distributors generally require a smaller sales force than broadline distributors. The Company believes that the uniformity of product offerings, frequency of deliveries and magnitude of volumes allow a systems distributor to chain restaurants to significantly improve net asset turnover as compared to a broadline distributor. In addition, management believes that the larger systems distributors have the volume and scale to offer chain restaurants an opportunity to further reduce their costs through value-added services, such as procurement of nonproprietary items and in-bound freight logistics management. In addition, larger systems distributors can invest in technology and business processes, such as electronic order entry, to reduce the cost of distributing to the restaurants.

     The Company believes that it has the leading market share in the chain restaurant foodservice distribution segment. The foodservice distribution industry remains highly fragmented and continues to experience significant consolidation. The number of foodservice distributors has decreased from approximately 3,600 in 1985 to approximately 3,000 in 1997, with a significant increase in the market shares of the largest distributors. The Company anticipates that further consolidation may take place in this segment and intends to be a leading participant in any such further consolidation.

BUSINESS STRATEGY

     The Company's objective is to continue to grow net sales and EBITDA by implementing the following key elements of its business strategy:

     - Continue to Pursue Internal and External Growth Opportunities. The Company intends to continue to grow through a combination of the development of new business from existing customers, the addition of new chains, international expansion and selective acquisitions.

         Growth From Existing Chains. As the primary foodservice distributor to most of its customers, the Company expects to benefit from the continued growth of the domestic chain restaurant industry, the fastest growing sector of the restaurant industry. From 1985 to 1995, the chain restaurant segment experienced an approximately 7.4% net sales CAGR, which exceeds the estimated 3.0% CAGR experienced by the overall restaurant industry. The Company expects to realize growth from its existing base of customers and concepts primarily due to: (i) increased traffic within existing restaurants; (ii) the addition of new product lines; (iii) new restaurant development and restaurant acquisitions by existing customers; and (iv) the addition of new customers within concepts currently serviced by the Company.

         Growth Through Addition of New Chains. The Company continually monitors the marketplace for opportunities to expand its portfolio of customers and concepts. The Company targets (i) chains operating in geographic areas where the Company could benefit from increased customer density, further enhancing its operating leverage, and (ii) concepts that could benefit from the Company's national presence and superior customer service. In April 1997, the Company began operating under a recently awarded three-year exclusive contract to provide foodservice distribution to over 2,600 Arby's restaurants nationwide. The Company estimates that this contract, which management believes represents the single largest customer migration in the systems foodservice distribution industry, will result in the addition of approximately $325 million of net sales in the first 12 months of such contract. In addition, the Company plans to pursue additional export opportunities and further expand its operations in international markets. After giving effect to the Acquisition, the Company exports products from its distribution centers in the United States to approximately 65 foreign countries.

         Pursue Selective Acquisition Opportunities. As North America's largest systems foodservice distributor serving chain restaurants, the Company believes it is well positioned to capitalize on the consolidation taking place in the fragmented foodservice distribution industry. The number of foodservice distributors has decreased from approximately 3,600 in 1985 to approximately 3,000 in 1997, with a significant increase in the market shares of the largest distributors. The Company intends to continue to make strategic fold-in acquisitions in order to augment its operations in existing markets, enhance customer density and further reduce costs, and may also make larger acquisitions as appropriate opportunities arise.

     - Capitalize on the Benefits of the PFS Acquisition. Management believes that combining the operations of AmeriServe and PFS will present it with opportunities to eliminate duplicative costs and realign the Company's distribution center network to effectively capitalize on economies of scale and the benefits of higher customer density. Management has identified approximately $27 million of annual cost savings, which it believes it can achieve through the elimination of general and administrative expenses and the consolidation of distribution centers in certain markets. Following the Acquisition, the Company expects to reduce the number of current distribution centers from 39 to 29. In addition, the five-year Distribution Agreement will further secure the Company's customer base and provide for a long-term contract covering approximately 44% of the Company's pro forma 1996 net sales after giving effect to the Arby's contract.

     - Continue to Maximize Operating Leverage. As the largest systems foodservice distributor in North America, the Company pursues a low-cost operating strategy based primarily on achieving economies of scale in the areas of warehousing, transportation, general and administrative functions and management information systems. The Company generates significant operating leverage by utilizing large distribution centers strategically within each of its geographic markets, enabling it to: (i) service multiple concepts from the same warehouse; (ii) maximize the density of restaurants served from each facility; (iii) optimize delivery routes; (iv) invest in advanced technology, which increases operational efficiencies and enhances customer service; and (v) manage inventory more efficiently.

     - Continue to Provide Superior Customer Service. The Company believes it enjoys a reputation for providing consistent, high quality service based on its customer focus, its commitment to service excellence and the depth of its management team. The Company has successfully implemented a decentralized management structure that enables the Company to respond quickly and flexibly to local customer needs. The Company typically interacts with its customers on a daily basis, and generally makes multiple deliveries to each restaurant each week. The Company measures daily its service performance by continuously monitoring the accuracy and promptness of deliveries. The Company's advanced computer systems are linked to many of its customers' locations, enabling customers to communicate electronically with the Company, thereby reducing the Company's administrative costs, and enabling it to more efficiently respond to customers' needs. In addition, the Company's national presence allows it to provide consistent and reliable service to national restaurant concepts with geographically diverse locations.

CUSTOMERS

     The Company's customers are generally individual franchisees or corporate-owned restaurants of chain restaurant concepts. The Company's customers include over 30 restaurant concepts with over 26,500 restaurant locations. The corporate owner or franchisor of the restaurant concept generally reserves the right to designate one or more approved foodservice distributors within a geographic region, and each franchisee is typically allowed to select its foodservice distributor from such approved list.

  Concept Mix and Concentration

     On a pro forma basis after giving effect to the Transactions and the Arby's contract, the Company's net sales in 1996 to its largest restaurant concepts were as follows:

                                                               PERCENTAGE OF 1996 NET SALES
                                                             --------------------------------
                                                                                    PRO FORMA
                            CONCEPT                          AMERISERVE     PFS     COMBINED
    -------------------------------------------------------  ----------     ---     ---------
    Pizza Hut restaurants(1)...............................                 43%         28%
    Taco Bell restaurants(2)...............................                 43%         28%
    KFC restaurants(3).....................................       7%        14%         12%
    Wendy's restaurants....................................      30%                    10%
    Arby's restaurants.....................................      17%                     6%
    Burger King restaurants................................      14%                     5%

---------------

(1) PepsiCo -- owned Pizza Hut restaurants accounted for approximately 17.4% of pro forma combined net sales.

(2) PepsiCo -- owned Taco Bell restaurants accounted for approximately 18.3% of pro forma combined net sales.

(3) PepsiCo -- owned KFC restaurants accounted for approximately 7.9% of pro forma combined net sales.

     On a pro forma basis after giving effect to the Transactions and to the Arby's contract, aggregate sales to PepsiCo Chains would have represented 44% of the Company's 1996 net sales. No other single customer accounted for more than 10% of the Company's pro forma net sales in fiscal 1996. See "Risk Factors -- Dependence on Certain Chains and Customers."

  Length of Customer Relationships

     The Company has enjoyed long and successful relationships with its customers that, in many cases, date back to the initial start-up of the concept's operations. The following table illustrates concepts that are serviced by the Company and the number of years the Company has serviced customers within these concepts:

                                                                    YEARS AS A
                                     CONCEPT                         CUSTOMER
                --------------------------------------------------  ----------
                Dairy Queen.......................................      46
                Burger King.......................................      36
                KFC...............................................      26
                Wendy's...........................................      21
                Pizza Hut.........................................      20
                Taco Bell.........................................      18
                Applebee's........................................       8
                Subway............................................       6

     The Distribution Agreement entered into with PepsiCo will provide the Company with exclusive distribution rights for certain restaurant products to approximately 9,800 Pizza Hut, Taco Bell and KFC restaurants for a five-year term. Historically, PFS has had great success retaining business with restaurants formerly owned by PepsiCo that have been refranchised. The increasing penetration of franchise restaurants and the strong refranchising retention rate have resulted in an overall net increase in restaurants served every year. PFS's high level of customer satisfaction is a direct result of management's emphasis on customer service. PFS's field level management is responsible for maintaining and reinforcing long-standing partnerships with the Pizza Hut, Taco Bell and KFC restaurants.

     In January 1997, the Company entered into a three-year agreement, which became effective April 1997, to become the primary supplier to approximately 2,600 Arby's restaurants nationwide. Management believes this to be the single largest customer migration in the systems foodservice distribution business. The Company services these restaurants together with three other cooperating distributors. The cooperating distributors currently serve Arby's restaurants located outside the Company's pre-Acquisition primary service territory. The Company expects to generate at least $325 million of net sales during the first 12 months of the Distribution Agreement. See "Risk Factors -- Key Contracts."

OPERATIONS AND DISTRIBUTION

     The Company's operations generally can be categorized into three business processes: product replenishment, product storage and order fulfillment. Product replenishment involves the management of logistics from the vendors through the delivery of products to the Company's distribution centers. Product storage involves the warehousing and rotation of temperature-controlled inventory at the distribution centers pending sale to customers. Order fulfillment involves all activities from customer order placement and selecting and loading through delivery from the distribution centers to the restaurant location. Supporting these processes is the Company's nationwide network of distribution centers, its fleet of approximately 900 tractors and 1,200 trailers and its management information systems. Substantially all the Company's products are purchased, stored and delivered in sealed cases, that the Company does not open or alter.

  Product Replenishment

     While the Company is responsible for purchasing products to be delivered to its customers, chain restaurants typically approve the vendors and negotiate the price for their proprietary products. The Company determines the distribution centers that will warehouse products for each customer and the quantities in which such products will be purchased. Order quantities for each product are systematically determined for each distribution center, taking into account both recent sales history and projected customer demand. The distribution centers selected to serve a customer are based on the location of the restaurants to be serviced.

     The Company works with its chain customers in order to optimize transportation from vendor locations to distribution centers. By utilizing the collective demand of its customers for inbound transportation, its existing fleet of trucks, and its expertise in managing transportation, the Company can, in many instances, offer its customers inbound transportation on a more economical basis than the vendors that have traditionally provided such services. The Company believes it can offer its customers lower inbound transportation costs through (i) the use of the Company's delivery fleet to backhaul products, and (ii) the consolidation of products from more than one vendor or for use by more than one customer to increase truckloads and brokering freight to third-party carriers with whom the Company has negotiated lower transportation rates.

  Product Storage

     The Company currently warehouses approximately 1,100 to 5,500 SKUs (excluding the redistribution and equipment distribution centers) for its customers at 36 facilities in 30 metropolitan areas. Upon receipt of the product at the distribution centers, the product is inspected and stored in pallets, in racks or in bulk in the appropriate temperature-controlled environment. Products stored at the distribution centers are generally not reserved for a specific customer. Rather, customer orders are filled from the common inventory at the relevant distribution center. The Company's computer systems continuously monitor inventory levels in an effort to maintain optimal levels, taking into account required service levels, buying opportunities and capital requirements. Each distribution center contains ambient, refrigerated (including cool docks) and frozen space, as well as offices for operations, sales and customer service personnel and a computer network, accessing systems at other distribution centers and the Company's corporate support centers.

     A majority of the Company's distribution centers are between 100,000 to 200,000 square feet with approximately 20% refrigerated storage space, 30% frozen storage space and 50% dry storage area. The Company uses sophisticated logistics programs to strategically locate new distribution centers in areas near key highways with specific consideration given to the proximity of customers and suppliers. The Company also employs consultants in distribution center layout and product flow to design the distribution center with the objective of maximizing product throughput. The Company estimates that each distribution center can effectively service customers within a 350 mile radius, although the Company's objective is to service customers within a 150 mile radius.

  Order Fulfillment

     The Company places a significant emphasis on providing high quality service in order fulfillment. By providing high quality service and reliability, the Company believes that it can reduce the number of reorders and redeliveries, reducing costs for both the Company and its customers. Each restaurant places product orders based on recent usage, estimated sales and existing restaurant inventories. The Company uses its management information systems to continually update routes and delivery times with each customer in order to lower fulfillment costs. Product orders are placed with the Company one to three times a week either through the Company's customer service representatives or through electronic transmission using specially designed software. Many of the restaurants served by the Company transmit product orders electronically.

     Once ordered by the customer, products are picked and labeled at each distribution center, and the products are generally placed on a pallet for the loading of outbound trailers. Delivery routes are scheduled to both fully utilize the trailer's load capacity and minimize the number of miles driven in order to exploit the cost benefit of customer density.

  Fleet

     The Company operates a fleet of approximately 900 tractors and 1,200 trailers. The Company leases approximately 300 of the tractors from General Electric Capital Corp. pursuant to full-service leases that include maintenance, licensing and fuel tax reporting. The Company owns approximately 600 tractors and approximately 800 trailers. The remaining trailers are leased under similar full-service leases from a variety of leasing companies. Lease terms average six years for new tractors and nine years for new trailers.

     Most of the Company's vehicles contain onboard computers. The computers assist in managing fleet operations and provide expense controls, automated service level data collection and real-time driver feedback, thereby enhancing the Company's service level to customers. Data from the onboard computers are loaded into the routing software after each route in order to continually optimize the route structure. Substantially all of the Company's trailers contain three temperature-controlled compartments, which allow the Company to simultaneously deliver frozen food, refrigerated food and dry goods.

  Management Information Systems

     AmeriServe and PFS currently operate with different computer systems. AmeriServe utilizes a variety of personal computer and IBM AS/400-based software applications. PFS also operates with a variety of applications, the core of which are mainframe-based. Both companies have invested significantly in their systems, and both consider their systems to be among the leaders in the industry. Programs in use include various customized and special-purpose applications, such as warehouse management tools, remote order entry, automated replenishment, delivery routing, and onboard computers for delivery trucks.

     Following the Acquisition, the Company intends to replace its core applications with software from J.D. Edwards in order to integrate the systems of AmeriServe and PFS. This conversion process is expected to take 18 to 24 months to complete and will result in all of the Company's distribution centers operating with the same computer systems and the same operating policies and practices.

  Procurement, Logistics and Re-Distribution

     The Company procures a wide range of food, paper and cleaning products for ultimate distribution to its chain restaurant customers. These products include fresh and frozen meat and poultry, seafood, frozen foods, canned and dry goods, fresh and preprocessed produce, beverages, dairy products, paper goods, cleaning supplies and equipment. The Company is also exclusively responsible for the inventory management of these items for its customers. The Company also operates two re-distribution centers for the purpose of purchasing slow-moving inventory items and consolidating these items into full truckload shipments to the Company's distribution centers nationally, as well as to customers outside the Company. The re-distribution division has been approved as a national consolidation point for Burger King, Dairy Queen, Arby's, KFC, Taco Bell, Pizza Hut and several other chains. The major benefits of consolidation are: (i) effective reduction of inbound freight costs; and (ii) increased distributor inventory turns, providing optimal quantity purchase opportunities and optimizing the inventory management of both the Company's distribution centers and the chain customers. The Company also offers re-distribution services to customers outside of the continental U.S.

     The Company operates a freight logistics division for the purpose of achieving the lowest landed costs to its distribution centers through the review of purchase orders generated at the various distribution centers. The Company generates freight savings through leveraged purchasing, with key carriers operating in defined traffic lanes. This division also provides logistical services to a substantial number of customers outside of the Company on a fee basis. Current inbound purchase orders controlled by this division exceed 2,500 truckloads monthly. Further, the Company operates a nationally registered common carrier fleet of temperature-controlled tractor-trailer units. This division serves as a "core-carrier" to several national food manufacturers and is an integral part of the Company's inbound freight logistics initiative.

MARKETING AND CUSTOMER SERVICE

     The Company employs national and regional marketing representatives who service existing customers, as well as focus on developing new customers from among other restaurant concepts. Additionally, each division President and certain members of senior management are active in maintaining relationships with current and potential customers. The Company compensates its sales and marketing representatives under various compensation plans, which combine a base pay with an incentive bonus.

     The Company's customer service activities are highly customized to the unique needs of each customer. Each customer has a dedicated account manager who is responsible for overseeing all of a customer's needs and coordinating the services provided to such customer. In order to manage problem resolution, the Company tracks customer calls to ensure that appropriate action and follow-up occur. The Company's representatives travel frequently to the customer's restaurant or office for regularly scheduled meetings and key project reviews to ensure close coordination between the Company and the customer.

     A key component of the Company's marketing plan is the use of customized information systems to improve customer service, and to assist the customer in the daily operation of its business. The Company utilizes on-line order entry inventory systems, which permit the Company to simultaneously take orders, compare the order to previous orders, track and replenish inventory and schedule the delivery. In addition to placing orders, certain customers may also access their own accounts, and inventory information, and print copies of order acknowledgments, invoices and account statements. This electronic data interchange system provides certain customers with access to the Company's information systems at their convenience and enables the Company to accept orders 24 hours a day, seven days a week. The electronic data interchange not only allows for greater efficiencies, but also produces reduced administrative expenses and fewer ordering errors. The Company believes that this system provides customers with superior value-added services, which strengthens the relationship between the Company and its customers and creates certain competitive strengths.

COMPETITION

     The foodservice distribution industry is highly competitive. Competitors include other systems distribution companies focused on the chain restaurants and captive, multi-unit franchisor-owned distribution companies and broadline foodservice distributors.

     The Company competes directly with other systems specialists that target chain restaurant concepts. The Company's principal competitors are ProSource, Inc., Sysco Corporation's Sygma division, Marriott Distribution Services Inc., Alliant Foodservice Inc. and MBM Corp. The Company also competes with regional and local distributors in the foodservice industry, principally for business from franchisee-owned chain restaurants. National and regional chain restaurant concepts typically receive service from one or more systems distributors. Distributors are appointed or approved to service these concepts and/or their franchisees on either a national or regional basis. The Company believes that distributors in the foodservice industry compete on the bases of quality, reliability of service and price. Because a number of the Company's customers prefer a distributor that is able to service their restaurants on a nationwide basis, the Company believes that it is in a strong position to retain and compete for national chain restaurant customers and concepts. The Company believes that restaurant management, in general, is reluctant to change distributors or use multiple distributors if service and prices are satisfactory. Accordingly, the ability to provide quality service and deliver the products in a timely, dependable manner is the key to building, as well as maintaining, customer relationships. The Company believes it has an excellent reputation as a prompt and reliable systems foodservice distributor with competitive prices.

     Opportunities for growth by gaining access to new chains typically occur at the expense of a competitor and are awarded in a bid or negotiation situation, in which large blocks of business are awarded to the most efficient distributor. The Company believes that a key competitive advantage is continuously pursuing a strategy of being the low-cost provider of distribution and other value-added services within the industry. See "Risk Factors -- Competition."

LITIGATION

     From time to time the Company is involved in litigation relating to claims arising out of its normal business operations. The Company is not currently engaged in any legal proceedings that are expected, individually or in the aggregate, to have a material adverse effect on the Company.

REGULATORY MATTERS

     The Company is subject to a number of federal, state and local laws, regulations and codes, including those relating to the protection of human health and the environment, compliance with which has required, and will continue to require, capital and operating expenditures. The Company believes that it is in compliance, in all material respects, with all such laws, regulations and codes. The Company, however, is not able to predict the impact of any changes in the requirements or mode of enforcement of these laws, regulations and codes on its operating results.

EMPLOYEES

     As of June 28, 1997, after giving effect to the Acquisition, the Company had approximately 4,800 full-time employees, approximately 400 of whom were employed in corporate support functions and approximately 4,400 of whom were warehouse, transportation, sales, and administrative staff at the distribution centers. As of such date, approximately 275 of the Company's employees were covered by two collective bargaining agreements. One such collective bargaining agreement, covering approximately 200 employees, will expire in January 1998. The other such collective bargaining agreement, covering approximately 75 employees, will expire at the end of November 1998. The Company has not experienced any significant labor disputes or work stoppages and believes that its relationships with its employees are good. Substantially all full-time employees who are over age 21 and have completed one year of service with the Company are eligible to participate in the Company's 401(k) plans.

FACILITIES

     The Company currently operates 39 distribution centers located throughout the United States and Canada as follows:

                   AMERISERVE                                              PFS
-------------------------------------------------   -------------------------------------------------
                            APPROXIMATE   LEASED/                               APPROXIMATE   LEASED/
         LOCATION           SQUARE FEET    OWNED             LOCATION           SQUARE FEET    OWNED
--------------------------- -----------   -------   --------------------------- -----------   -------
Albuquerque, NM............    65,000     Leased    Albany, NY.................   104,000     Leased
Canton, MS.................    80,500     Leased    Arlington, TX..............   105,600     Leased
Charlotte, NC..............   158,500     Owned     Charlotte, NC..............    91,771     Leased
Denver, CO.................   119,000     Leased    Columbus, OH...............   143,903     Leased
Fort Worth, TX.............   113,000     Leased    Denver, CO.................    74,360     Leased
Gainesville, FL............    53,000     Leased    Gulfport, MS...............    63,792     Leased
Grand Rapids, MI...........   180,000     Leased    Houston, TX................    69,800     Leased
Hebron, KY.................   124,000     Leased    Indianapolis, IN...........   115,200     Leased
Jacksonville, FL...........   119,600     Leased    Indianapolis, IN(3)........   180,100     Leased
Lemont, IL(1)..............   105,000     Leased    Jonesboro, GA..............   124,076     Leased
Madison, WI(1).............   123,000     Leased    Lenexa, KS.................   105,600     Leased
Norcross, GA...............   169,900     Owned     Manassas, VA...............   100,337     Owned
Omaha, NE..................   105,000     Leased    Memphis, TN................    70,750     Leased
Orlando, FL(2).............   268,000     Leased    Milwaukee, WI..............   123,185     Leased
Plymouth, MN...............   104,200     Leased    Mississauga, Ontario.......    53,487     Leased
Salt Lake City, UT.........    31,000     Leased    Mt. Holly, NJ..............   126,637     Leased
Waukesha, WI...............   196,000     Leased    Novi, MI...................    72,830     Leased
                                                    Oklahoma City, OK..........    52,500     Leased
                                                    Ontario, CA................   201,454     Leased
                                                    Orlando, FL................   115,240     Leased
                                                    Portland, OR...............    81,815     Leased
                                                    Stockton, CA...............   105,000     Leased
                                                    Tempe, AZ..................    67,660     Leased

---------------

(1) Re-distribution facilities

(2) Under construction

(3) PFS restaurant equipment distribution center

     Within five years of December 31, 1996, two of the Company's distribution center leases are due to expire. The Company believes that it will be able to renew expiring leases at reasonable rates in the future. The Company believes that its existing distribution centers, together with planned modifications and expansions, provide sufficient space to support its expected expansion over the next several years.

                                THE ACQUISITION

     Pursuant to the Asset Purchase Agreement, which was assigned to the Company at the Transactions Closing (with the Canadian agreement being assigned to a Canadian subsidiary of the Company), the Company acquired substantially all of the assets and properties used or held for use by PFS for a price of $830.0 million in cash, subject to adjustment, and assumed certain liabilities.

     The Asset Purchase Agreement contains customary representations and warranties from PepsiCo with respect to the assets and liabilities of PFS. PepsiCo has agreed to indemnify NEHC and its affiliates, including the Company, for any loss (i) resulting from any breach of any such representation, warranty or agreement made by PepsiCo, provided, however, that such indemnity is limited to cover only losses in excess of $3.0 million in the aggregate; or (ii) resulting from or arising out of any liability or obligation not expressly assumed by the Company pursuant to the Asset Purchase Agreement. The Company has agreed to indemnify PepsiCo and its affiliates for any loss resulting from any breach of any representation, warranty or agreement made by the Company pursuant to the Asset Purchase Agreement or the operation of PFS by the Company after the Closing. PepsiCo has agreed to refrain from actively and directly soliciting any officer, manager or key employee of the Company without the prior written consent of the Company for the 12 months following the Transactions Closing.

DISTRIBUTION AGREEMENT

     Upon consummation of the Acquisition, the Company was assigned and assumed the Sales and Distribution Agreement (the "Distribution Agreement") dated as of May 6, 1997, as amended as of May 29, 1997, by and among PFS and PepsiCo's chain restaurant businesses (the "PepsiCo Chains"). The Distribution Agreement provides that the Company will be the exclusive distributor of specified restaurant products purchased by the Pizza Hut, Taco Bell and KFC restaurants within the continental United States, which are owned by the PepsiCo Chains as of the Transactions Closing (other than certain specified restaurants), or which are acquired or built by the PepsiCo Chains during the term of the Distribution Agreement. The Distribution Agreement will continue to cover restaurants refranchised by PepsiCo (other than KFC restaurants) for the five-year term. Additionally, the Distribution Agreement provides that the Company will be an approved distributor of specified restaurant products sold to all Pizza Hut, Taco Bell and KFC restaurants, whether franchised or owned by the PepsiCo Chains, in the United States, Canada or the countries to which PFS currently exports restaurant products from its distribution centers in the United States. The Distribution Agreement will be effective from the Transactions Closing and through the fifth anniversary of the Transactions Closing, unless renewed or extended by mutual agreement of the parties. The Distribution Agreement may be terminated at any time (i) by any party in the event that the other party breaches any material term and such breach remains unremedied for a period of 30 calendar days after written notice of such breach from the non-breaching party,
(ii) by the PepsiCo Chains if the Company is in material breach of the Distribution Agreement for failure to maintain specified service levels for a specified period or (iii) by any party in the event that the other party becomes the subject of a bankruptcy, insolvency or other similar proceeding. See "Risk Factors -- Key Contracts."

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

     The following table sets forth certain information as of August 1, 1997, with respect to each person who is an executive officer or director of the Company, as indicated below:

              NAME                  AGE                           TITLE
---------------------------------   ----  ------------------------------------------------------
     John V. Holten..............     40  Director, Chairman and Chief Executive Officer
     John R. Evans...............     57  Director and Vice Chairman
     Raymond E. Marshall.........     47  Director, President PFS Foodservice Group
     Daniel W. Crippen...........     45  Director and President, AmeriServe Foodservice Group
     William F. Woodall..........     50  President and Chief Operating Officer, Procurement
                                          Group
     Donald J. Rogers............     37  Chief Financial Officer and Secretary
     Edward Zielinski............     45  Senior Vice President--Operations Support
     Susan E. Adzick.............     42  Senior Vice President--South Region
     David Rader.................     49  President--Shared Services Group
     Kurt E. Twining.............     42  Senior Vice President--Human Resources
     Steve A. Johnson............     52  Senior Vice President--Logistics
     Diana M. Moog...............     38  Senior Vice President--Finance & Treasurer
     Gene Meken..................     39  Senior Vice President & Chief Financial Officer -- PFS
                                          Foodservice Group
     Kenneth W. Gerhardt.........     47  Chief Information Officer, Senior Vice
                                          President--Information Technology
     Robert W. Jorge.............     48  Senior Vice President--Western Region
     Kenneth R. Lane.............     50  Senior Vice President--Northern Region
     Gunnar E. Klintberg.........     48  Director and Vice President
     A. Petter Ostberg...........     35  Vice President
     Leif F. Onarheim............     62  Director
     Peter T. Grauer.............     51  Director
     Benoit Jamar................     42  Director

     John V. Holten. Mr. Holten has served as Chairman and Chief Executive Officer of Holberg since its inception in 1986. Mr. Holten was Managing Director of DnC Capital Corporation, a merchant banking firm in New York City, from 1984 to 1986. Mr. Holten received his M.B.A. from Harvard University in 1982 and he graduated from the Norwegian School of Economics and Business Administration in 1980.

     John R. Evans. Mr. Evans has been in the foodservice distribution industry for nearly forty years, all of which have been with the Company or its predecessors. Mr. Evans became President of Evans in 1971, and was named Chief Executive Officer of the combined company when Evans merged with NEBCO in 1990. Along with building Evans from its infancy, Mr. Evans has played an active leadership role in the industry. Mr. Evans obtained his degree from Spencerian College and serves on the Board of Directors of each of M&I Northern Bank, Aerial Company, Inc., AFI Inc., and AmeriServe.

     Raymond E. Marshall. Mr. Marshall has 27 years of foodservice distribution experience, including 24 years with the Company or its predecessors. Mr. Marshall progressed through management positions in virtually all areas of NEBCO before being named President and Chief Executive Officer in 1980. In 1989, at the time of the merger between NEBCO and Evans, Mr. Marshall was named President and Chief Operating Officer of NEBCO EVANS. He took on his new position as President of AmeriServe in April 1996. Mr. Marshall earned his PMD from Harvard Business School in 1980 after attending the University of Omaha and serves on the Board of Directors of each of NEHC, AmeriServe and Independent Distributors of America ("IDA").

     Daniel W. Crippen. Mr. Crippen has spent the last 20 years in the foodservice distribution business with Post. In addition, Mr. Crippen was appointed to his present position at AmeriServe in April 1997. He is Chairman of the Board of Directors of IDA. Mr. Crippen received his B.A. from Augustana College in Rock Island, Illinois in 1973 and is a certified public accountant.

     William F. Woodall. Mr. Woodall has over 18 years' experience in the distribution industry. Mr. Woodall worked as Transportation Director for Perlman/Rocque Company from 1978 to 1980. From 1980 to 1982 he was Vice President for Distribution of Chart House, Inc. In 1982, Mr. Woodall became President of IDA, and in 1990 founded Chicago Consolidated Company ("CCC"). Mr. Woodall was appointed to his present position as President and Chief Operating Officer of the Procurement Group at AmeriServe in April 1996. Mr. Woodall attended the University of Illinois at Chicago. He is currently on the Board of Directors of EMCO, Inc. and holds various other positions with industry organizations. He served four years in the United States Navy--Aviation, and was a police officer for eight years.

     Donald J. Rogers. Mr. Rogers joined AmeriServe in March 1993 after spending five years with Holberg. While at Holberg, Mr. Rogers worked closely with AmeriServe's management on a variety of projects. Before joining Holberg, Mr. Rogers held financial analyst positions at The Dun & Bradstreet Corporation and Keypoint Financial Corporation and spent three years in a management training program at Metropolitan Life Insurance Company. Mr. Rogers earned an M.B.A. from UCLA Graduate School of Management in 1987 and his B.S. degree from The Wharton School, University of Pennsylvania in 1982.

     Edward Zielinski. Mr. Zielinski joined AmeriServe in 1996 from Alliant Foodservice Inc. (formerly Kraft Foodservice) where he held the position of Director of Logistics and Field Operations since 1990, with responsibility for the management and operating performance of all field operations throughout the company. Prior to Alliant, Mr. Zielinski held a variety of logistics and industrial engineering positions with various companies including Baxter Healthcare Corporation, Edward Don, National Can Industries and Amway. Mr. Zielinski holds a B.S. degree from the University of Illinois and an M.B.A. from the Rochester Institute of Technology.

     Susan E. Adzick. Ms. Adzick joined AmeriServe as part of the acquisition of PFS. At PFS, Ms. Adzick was Vice President of Operations for the South Region. Prior to joining PFS in 1994, Ms. Adzick was Director of Quality Management with Occidental Chemical Company at their headquarters in Dallas, Texas. She has held various management and technical positions in the chemical industry with Stouffer Chemical Company in phosphate based manufacturing for nine years, and with DuPont Chemical Company for two years. Ms. Adzick received her undergraduate degree in Biomedical Engineering from Vanderbilt University and an M.B.A. from the same university.

     David Rader. Mr. Rader assumed the position of Vice President, Finance and Chief Financial Officer of PFS in 1993. Mr. Rader joined the PepsiCo organization in 1975 as Financial Analyst for Frito-Lay. He then moved to Taco Bell as Director of Business Planning. Mr. Rader then held the positions of Vice President, Planning and Vice President, Controller for Taco Bell before joining PFS as Vice President of Finance in 1987. He was previously with Chrysler Corporation. Mr. Rader received his M.B.A. in marketing/finance and his B.S. in electrical engineering from Ohio State University.

     Kurt E. Twining. Mr. Twining joined AmeriServe in connection with the acquisition of PFS. Mr. Twining joined PFS in 1986 as Manager, Employee Relations. He then held positions of Manager, Staffing and Development; Director, Employee Relations; Senior Director, Employee Relations; Senior Director, Organization and Management Development; and Vice President, Field Human Resources and Safety. Previously, he was employed by Texas Instruments. Mr. Twining earned his B.S. in criminal justice and psychology and an M.S. in labor relations from Michigan State University.

     Steve A. Johnson. Mr. Johnson joined AmeriServe in connection with the acquisition of PFS. Mr. Johnson joined the PepsiCo organization in 1974 as a Distribution Engineer for Frito-Lay. He then held the positions of Group Manager for Logistics; Warehouse Industrial Engineering; and Sales Productivity, respectively. In 1989, Mr. Johnson joined PFS as Director of Logistics, followed by his promotion to Senior Director of Logistics in 1991. He was previously Owner/Consultant for Systems Research Corporation.

Mr. Johnson received his Masters in industrial engineering and B.S. in agriculture from Kansas State University and has completed coursework toward a Ph.D. in operations research.

     Diana M. Moog. Mrs. Moog joined AmeriServe as Senior Vice President and Treasurer at the time of its acquisition of PFS. Most recently she had served as Vice President, Controller of PFS. Mrs. Moog had held various positions at PepsiCo, Inc. from 1989 to 1997 including Manager, Financial Reporting for PepsiCo, Inc. and Assistant Controller, Frito-Lay. Prior to PepsiCo, Mrs. Moog spent eight years with Ernst & Young as a Senior Manager. Mrs. Moog is a certified public accountant and earned her Bachelors of Business Administration in accounting from Texas Tech University in 1981.

     Gene Meken. Mr. Meken joined AmeriServe in 1997 with the acquisition of PFS from PepsiCo, Inc., where he worked for almost 12 years. In five years at PFS, Mr. Meken was Vice President of Strategic Business Planning and Vice President, Controller. He held a variety of other financial planning and accounting positions at PepsiCo and its divisions, including Assistant Controller of Pepsi-Cola International and Senior Manager of Planning at PepsiCo Food Systems International. Prior to PepsiCo, he was a financial manager with Thorn EMI (USA), Inc. and an audit senior at KPMG Peat Marwick. Mr. Meken holds a BS in Accounting from the University of Connecticut and is a certified public accountant.

     Kenneth W. Gerhardt. Mr. Gerhardt joined AmeriServe in 1997 from PepsiCo where he had served since 1991 in a variety of technology leadership roles. Most recently, he served as Vice President, Information Technology for PFS where he instigated the systems re-engineering initiatives adopted by AmeriServe. Prior to joining PFS, Mr. Gerhardt served as Senior Director, Information Technology for Pepsi Cola where he was responsible for financial, manufacturing, and distribution systems. Mr. Gerhardt also served as Senior Director, Corporate Systems for Pizza Hut, Inc. where he was responsible for financial, marketing/sales, and customer access systems. Prior to joining PepsiCo, Mr. Gerhardt worked in the transportation industry from 1984-1991 as Director, Airline Information Systems for Trans World Airlines. Mr. Gerhardt also served as Manager, Systems Planning for the Indiana University System from 1979-1984. Mr. Gerhardt holds a Masters Degree from Indiana University.

     Robert W. Jorge. Mr. Jorge joined AmeriServe as part of the acquisition of PFS. At PFS he was Vice President of Operations for the Western Region. He joined PFS in 1990 as Distribution Services Manager in Grand Prairie, Texas and was subsequently promoted to Director, Senior Director and Vice President of Procurement Services. Prior to joining PFS, Mr. Jorge spent 12 years with American Hospital Supply Corporation and Baxter Healthcare Corporation in various field operating positions. Mr. Jorge received his undergraduate degree from American International College in 1971 and spent 6 years as a U.S. Naval Aviator and Human Resources Management Specialist.

     Kenneth R. Lane. Mr. Lane joined AmeriServe in connection with the acquisition of PFS. The prior 24 years were spent with PepsiCo as PFS Vice President Operations, North, overseeing the Northern United States as well as international operations in Mexico, Canada, and Puerto Rico. Prior to the PFS assignment, other positions included Vice President Distribution for the Central Division of Frito-Lay, Director of Sales Development for Frito-Lay, Division Sales Manager for Frito-Lay, and Department Manager, Financial Services for Frito-Lay. Before Frito-Lay, he served as Retail Control Manager for Shop-Rite Foods, Inc. for three years.

     Gunnar E. Klintberg. Mr. Klintberg has served as Vice Chairman of Holberg since its inception in 1986. Mr. Klintberg was a Managing Partner of DnC Capital Corporation, a merchant banking firm in New York City, from 1983 to 1986. From 1975 to 1983, Mr. Klintberg held various management positions with the Axel Johnson Group, headquartered in Stockholm, Sweden. Mr. Klintberg headed up the Axel Johnson Group's headquarters in Moscow from 1976 to 1979 and served as assistant to the President of Axel Johnson Group's $1 billion operation in the U.S., headquartered in New York City, from 1979 to 1983. Mr. Klintberg received his undergraduate degree from Dartmouth College in 1972 and a degree in Business Administration and Economics from the University of Uppsala, Sweden in 1974.

     A. Petter Ostberg. Mr. Ostberg joined Holberg in 1994 and was appointed Chief Financial Officer of Holberg in 1997. Prior to joining Holberg, Mr. Ostberg held various finance positions from 1990 to 1994 with

New York Cruise Lines, Inc., including Group Vice President, Treasurer and Secretary. Prior to joining New York Cruise Lines, Inc., Mr. Ostberg was General Manager of Planter Technology Ltd. in Mountain View, California, and from 1985 to 1987, Mr. Ostberg was a Financial Analyst with Prudential Securities, Inc. in New York. Mr. Ostberg received a B.A. in International Relations and Economics from Tufts University in 1985, and an M.B.A. from Stanford University Graduate School of Business in 1989.

     Leif F. Onarheim. Mr. Onarheim is one of Norway's leading industrialists and for the last 4 years held the position as president of Norway's largest business school. In 1996, Mr. Onarheim was elected chairman of NHO, the country's largest association of business and industry. From 1980 to 1992 Mr. Onarheim served as CEO of Nora Industries. When Nora merged with Orkla Borregaard to form the Orkla Group in 1991, Onarheim briefly served as the new group's Chairman. The Orkla Group is one of Scandinavia's largest branded goods company with production facilities in the US, Germany, Poland and England. Mr. Onarheim is a graduate of the Norwegian School of Business and Economics in Bergen, Norway. He serves as Chairman of the Board of Directors of H. Aschehoug & Co. publishers, Norwegian Fair, Netcom ASA and Narvesen ASA, Vice Chairman of Saga Petroleum ASA and is a board member with Wilhelm Wihelmsen Ltd. (shipping). He has been a director of AmeriServe since 1986 and a director of Holberg since 1997.

     Peter T. Grauer. Mr. Grauer has been a Managing Director of DLJ Merchant Banking, Inc. since September 1992. From April 1989 to September 1992, he was Co-Chairman of Grauer & Wheat, Inc., an investment firm specializing in leveraged buyouts. Prior thereto Mr. Grauer was a Senior Vice President of Donaldson, Lufkin & Jenrette Securities Corporation. Mr. Grauer serves on the Board of Directors of each of Doane Products Co. and Total Renal Care, Inc.

     Benoit Jamar. Mr. Jamar is a Managing Director in the Mergers & Acquisitions group at Donaldson, Lufkin & Jenrette Securities Corporation. Prior to joining Donaldson, Lufkin & Jenrette Securities Corporation in 1989, he worked at Lehman Brothers in its financial restructuring group.

EXECUTIVE COMPENSATION

     The following table sets forth the information for 1996 with regard to compensation for services rendered in all capacities to the Company by the Chief Executive Officer and the other four most highly compensated executive officers of the Company (collectively, the "Named Executive Officers"). Information set forth in the table reflects compensation earned by such individuals for services with the Company or its respective subsidiaries.

                           SUMMARY COMPENSATION TABLE

                                                                         OTHER
                                                                         ANNUAL         ALL OTHER
                                 FISCAL      SALARY      BONUS        COMPENSATION     COMPENSATION
    NAME AND PRINCIPAL POSITION   YEAR       ($)(1)       ($)             ($)             ($)(2)
    ---------------------------- ------     --------    -------       ------------     ------------
    John V. Holten..............  1996            --         --              --               --
      Chairman and Chief          1995            --         --              --               --
      Executive Officer           1994            --         --              --               --
    Raymond E. Marshall.........  1996       273,793    265,000(3)           --           11,600
      President and Treasurer     1995       212,492    109,220              --           10,400
                                  1994       202,000     64,000              --            6,800
    Daniel W. Crippen...........  1996       246,764    265,076              --            9,659
      Chief Operating Officer     1995       202,538    129,464              --            9,788
                                  1994       202,250    295,284              --            9,394
    Donald J. Rogers............  1996       158,529    125,000(3)       33,000(4)        11,600
      Chief Financial Officer     1995       115,671     45,000          33,000(4)        10,400
      and Secretary               1994       106,050     15,000          34,000(4)         6,800
    John R. Evans...............  1996       263,000         --              --            4,800
      Vice Chairman               1995       262,832         --              --            4,800
                                  1994       262,600         --              --            4,800

---------------

(1) The amounts shown in this column include amounts contributed by the Company to its 401(k) plan under a contribution matching program.

(2) The amounts shown in this column reflect premiums paid by the Company on behalf of Named Executive Officers for whole life insurance policies and annuities to which the Named Executive Officers are entitled to the cash surrender value.

(3) These amounts include discretionary cash bonuses paid by Holberg for services provided during 1995 in connection with the acquisition of AmeriServ Food Company.

(4) This amount reflects forgiveness by the Company of a portion of a $100,000 relocation assistance loan.

     The Company will pay an annual $4.0 million management fee to Holberg for management services. The amount of this fee is not set or allocated with respect to any particular employee's compensation from Holberg.

DIRECTOR COMPENSATION

     Non-employee directors who are unaffiliated with DLJ receive $15,000 annual compensation for serving on the Company's Board of Directors. Other directors of the Company do not receive compensation for such service.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Company did not have a Compensation Committee in fiscal 1996. The Company intends to form a Compensation Committee in fiscal 1997. The members of such committee have not yet been determined. During fiscal 1996, no executive officer of the Company served as a member of the Compensation Committee of another entity.

EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT AND CHANGE-IN-CONTROL ARRANGEMENTS

     Mr. Marshall's current employment agreement with the Company provides for a three year term, scheduled to lapse on January 1, default annual renewals, and an annual base salary of $210,000, which will increase for 1997 to $285,000 plus an annual bonus to be determined by the Chairman of the Board of Directors after considering the Company's Reported Operating Profit, plus participation in any employee benefit plan sponsored by the Company. Mr. Marshall agrees not to disclose confidential information for so long as such information remains competitively sensitive. During the term of the employment agreement and for one year after its termination, Mr. Marshall agrees not to render services to, or have any ownership interest in, any business which is competitive with the Company. Mr. Marshall's employment agreement does not contain any change of control provisions.

        SECURITY OWNERSHIP OF CERTAIN BENEFICIAL HOLDERS AND MANAGEMENT

     All of the Company's capital stock is held by NEHC. The following table sets forth certain information regarding the beneficial ownership of NEHC Common Stock by (i) each person known to the Company to own beneficially more than 5% of any class of NEHC Common Stock, (ii) each director of the Company, (iii) each Named Executive Officer of the Company and (iv) all executive officers and directors of the Company, as a group. All information with respect to beneficial ownership has been furnished to the Company by the respective stockholders of NEHC. Except as otherwise indicated in the footnotes, each beneficial owner has the sole power to vote and to dispose of all shares held by such holder.

                                                                                         PERCENT
                                                 AMOUNT AND NATURE                      OF SHARES
       NAME AND ADDRESS                       OF BENEFICIAL OWNERSHIP                  OUTSTANDING
-------------------------------  -------------------------------------------------    --------------
Nebco Evans Distributors, Inc.
  ("NED")......................        6,508 shares of Class A Common Stock                 100%(+)
                                       1,733 shares of Class B Common Stock                 100%(+)
Orkla ASA ("Orkla")............                         (1)
DLJ Merchant Banking, L.P. and         Warrants to purchase 3,682 shares of
  affiliates ("DLJMB").........                Class A Common Stock                        36.1%(++)
                                        Warrants to purchase 981 shares of
                                               Class B Common Stock                        36.1%(++)
John V. Holten.................                         (2)
Daniel W. Crippen..............                         (3)
John R. Evans..................                         --
Peter T. Grauer................                         (4)
Benoit Jamar...................                         (4)
Gunnar E. Klintberg............                         (5)
Raymond E. Marshall............                         (6)
Leif F. Onarheim...............                         (7)
Donald J. Rogers...............                         (8)

------------------------
(+) Computed with respect to the currently outstanding shares of Class A and Class B Common Stock of
      NEHC, and without taking into account any options or convertible interests of NEHC.

(++) Computed with respect to the currently outstanding shares of Class A and Class B Common Stock of NEHC and the warrants held by DLJMB, but without taking into account any other options or convertible interests of NEHC. Holberg has exercised a contractual right to repurchase from DLJMB and affiliates (i) 55% of the junior exchangeable preferred stock of NEHC acquired by DLJMB and affiliates in connection with the Acquisition (see "Certain Relationships and Related Party Transactions"), and (ii) warrants conferring the right to acquire 851.84 shares of the Common Stock. The consummation of such repurchase is expected to be in or before January 1998. The ownership information reported herein does not give effect to such expected repurchase, but reflects actual ownership as of the date hereof.

(1) Orkla owns approximately 7% of the outstanding common stock of NED, and has an additional interest in the common stock of NED of approximately 8% through certain warrants to purchase such common stock. In addition, Orkla owns approximately 30% of the outstanding common stock of Holberg (which itself owns the balance of the common stock of NED not owned directly by Orkla and has an additional interest in the common stock of NED of approximately 75% through certain preferred stock convertible into common stock), and an additional interest in the common stock of Holberg of approximately 17% through certain preferred stock convertible into common stock. The warrant and convertible interests described in this note have been computed based upon the outstanding common shares of NED and Holberg, without taking into account any options or convertible interests of NED or Holberg. Orkla also has certain contractual rights as to NED and NEHC pursuant to an Amended and Restated Investors Agreement among DLJMB, NEHC, NED, Holberg and Orkla.

(2) Mr. Holten owns all of the outstanding common stock of the corporate parent of Holberg, which entity owns approximately 70% of the outstanding common stock of Holberg, and an additional interest in the common stock of Holberg of approximately 25% through certain preferred stock convertible into common stock. As noted above, Holberg owns approximately 93% of the outstanding NED common stock and has an additional interest through certain preferred stock convertible into common stock. The convertible interests described in this note have been computed based upon the outstanding common shares of Holberg and NED, without taking into account any options or convertible interests of Holberg or NED.

(3) Mr. Crippen owns shares of a series of convertible preferred stock of NEHC that, if converted, would result in his ownership of approximately 1.6% of the outstanding common stock of NEHC, taking into account the actually outstanding shares and the warrants held by DLJMB.

(4) Messrs. Grauer and Jamar are Managing Directors of DLJ, and may be considered to have beneficial ownership of the interests of DLJMB in the Company and NEHC. Messrs. Grauer and Jamar disclaim such beneficial ownership.

(5) Mr. Klintberg is an officer and director of NED and certain of its corporate parents, but disclaims beneficial ownership of any of the shares owned by NED.

(6) Mr. Marshall has an interest of 5% in NED through certain options that have been granted to him by NED. Such interest has been computed based upon the outstanding common shares of NED, without taking into account any options or convertible interests of NED.

(7) Mr. Onarheim has an interest of less than 1% in NED through certain options that have been granted to him by NED. Such interest has been computed based upon the outstanding common shares of NED, without taking into account any options or convertible interests of NED. Mr. Onarheim has also had a long affiliation with Orkla and acts as Orkla's representative on the Board of Directors of the Company and NEHC, but disclaims beneficial ownership of any interests held by Orkla.

(8) Mr. Rogers has an indirect interest of less than 1% in NEHC and the Company through certain options that have been granted to him as an indirect corporate shareholder of NEHC.

              CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

     DLJMB, an affiliate of DLJ, and certain of its affiliates beneficially own approximately 36.1% of the common stock of NEHC. Peter T. Grauer, a principal of DLJ, is a member of the Board of Directors of NEHC and the Company; Benoit Jamar, a principal of DLJ, is a member of the Board of Directors of NEHC and the Company. Further, DLJ Capital Funding, Inc., an affiliate of DLJ, acted as documentation agent in connection with the New Credit Facility for which it received certain customary fees and expenses. In addition, DLJ received a merger advisory fee of $4.0 million in cash from the Company upon consummation of the Transactions.

     Holberg has received customary investment banking and advisory fees from the Company and its affiliates in connection with certain prior transactions and received a $4.0 million merger advisory fee upon consummation of the Transaction. In addition, it is expected that the Company will pay Holberg a financial advisory and arrangement fee of $1.0 million in connection with the Refinancing, as well as a management fee of approximately $4.0 million annually for 1997 and subsequent years. See "Management--Executive Compensation."

     The Company leases a warehouse and office facility in Waukesha, Wisconsin from an affiliated partnership owned by certain former shareholders of an acquired company, including Mr. John Evans, for approximately $810,000 per year through May 31, 2008.

     With the January 1996 acquisition of AmeriServ, the Company acquired a minority interest in Post Holdings, a 93.6% owner of Post. On November 25, 1996 NEHC acquired: (i) the Company's ownership interest in Post Holdings; and (ii) Daniel W. Crippen's 50% ownership of Post Holdings. In connection with this transaction, Mr. Crippen, the Company's Chief Operating Officer, received $4.4 million ($2.0 million cash and $2.4 million in NEHC 8% Senior Convertible Preferred Stock) in exchange for his 50% equity interest in Post Holdings.

     The Company participates in a self-insured group casualty (including workers compensation and auto liability) risk program with an affiliate, which determines the insurance expenses to be allocated to the Company. The Company and Holberg also periodically engage in bi-lateral interest-bearing loans and advances. See Note 10 to the Company's historical financial statements included elsewhere herein.

     DLJ and BancAmerica Robertson Stephens have, from time to time, provided investment banking and other financial advisory services for which they have received customary compensation, including fees received in connection with the offering of the Senior Subordinated Notes.

     In connection with the Acquisition, NEHC, pursuant to the Equity Contribution, contributed $130.0 million of cash to the Company. This contribution was financed in part through NEHC's sale of debt and equity securities, as well as warrants to purchase NEHC Common Stock, to DLJMB II.

     The equity securities sold by NEHC to affiliates of DLJ for an aggregate of $115 million consist of NEHC senior exchangeable preferred stock, junior exchangeable preferred stock and warrants to purchase shares of NEHC Class A Common Stock (representing the right to acquire an aggregate of up to 22.5% of the common stock of NEHC).

     In connection with the consummation of the Transactions, NEHC made an offering of 12 3/8% Senior Discount Notes due 2007 (the "Senior Discount Notes"). Upon consummation of such offering, all of the outstanding Old NEHC Notes were redeemed with the proceeds of the issuance of the Senior Discount Notes, and the proceeds from such offering in excess of the amount used in such redemption were used by NEHC in the Equity Contribution.

     See "The Transactions," "The Refinancing" and "Plan of Distribution."

                          DESCRIPTION OF INDEBTEDNESS

     The following sets forth information concerning the Company's indebtedness, other than the Notes, outstanding immediately following the consummation of the Refinancing.

ACCOUNTS RECEIVABLE PROGRAM

     In connection with the Acquisition, the Company entered into the Accounts Receivable Program. The Accounts Receivable Program is structured as an off-balance sheet financing for accounting purposes.

     Under the Accounts Receivable Program, the Company will transfer to AmeriServe Funding Corporation ("AmeriServe Funding"), a newly-formed wholly-owned, special purpose bankruptcy-remote subsidiary, on a daily basis, all of the trade receivables (the "Receivables") generated by the Company and/or one or more of its subsidiaries. AmeriServe Funding will then sell the receivables to a newly-formed master trust, AmeriServe Master Trust (the "Trust"), which will issue a series of certificates representing an undivided interest in the assets of the Trust. The certificates will be purchased by any of Bank of America, a commercial paper conduit administered by Bank of America NT&SA, and/or a group of banks (all of the foregoing, collectively, referred to as the "Banks").

     Up to $225.0 million of proceeds are presently available under the Accounts Receivable Program. However, when the Company satisfies certain reporting requirements, up to $250.0 million of total proceeds will be available. The Accounts Receivable Program is available to AmeriServe Funding for five years from the Transactions Closing, subject to early termination in accordance with the terms of the transaction documents.

     All of the Receivables are transferred on a daily basis to AmeriServe Funding. The exchange price for the Receivables conveyed to AmeriServe Funding is a dollar amount equal to the aggregate unpaid balance of the Receivables less a discount specified in the transaction documents. AmeriServe Funding may also pay the exchange price for such Receivables by increasing the principal amount of notes payable by it to the Company and subsidiaries of the Company rather than paying cash for such Receivables. Certain of the Receivables have been transferred by the Company to AmeriServe Funding as a contribution of capital. AmeriServe Funding (and the Trust, in turn) has obtained first priority, perfected ownership interests in the Receivables, and any related security and proceeds thereof. The Company serves as the initial master servicer of the Accounts Receivable Program.

     The Banks' yield on their Invested Amount is based on either LIBOR or a Base Rate plus a margin. The "Invested Amount" is generally calculated as the sum of the purchase prices paid by the Banks from time to time for undivided interests in the Receivables in the Trust, reduced by the aggregate amount of distributions made to the Banks on account of principal. As of June 30, 1997, the Banks' yield would have been 6.875%.

     A non-usage fee of 3/8 of 1% per annum on a daily average of (i) the aggregate commitments of the Banks under the Accounts Receivable Program minus
(ii) the Invested Amount is payable by AmeriServe Funding monthly in arrears.

     Prior to termination of the Banks' commitment under the Accounts Receivable Program, AmeriServe Funding may cause the Trust to sell undivided interests in the Receivables to the Banks from time to time so long as certain conditions are satisfied, including, without limitation, that after giving effect to such sale, the Invested Amount (less amounts held in certain Trust accounts) would not exceed the Base Amount. The "Base Amount" generally will be equal to the result of (a)(i) the Net Eligible Receivables, times (ii) 100% minus the Applicable Reserve Ratio, minus (b) the Carrying Cost Receivables Reserve. The "Net Eligible Receivables" generally will be calculated as the aggregate unpaid balance of Receivables held by the Trust that satisfy certain eligibility criteria, less unapplied cash held by the Trust, less funds not yet made available by lockbox banks holding collections on Receivables, less the aggregate amount of excess concentrations of Receivables as specified in the transaction documents. The "Applicable Reserve Ratio" will be calculated consistent with the trade receivable rating methodology of Standard & Poor's and/or Duff & Phelps, will incorporate specified loss reserve ratios and dilution reserve ratios, and will be subject to a floor of 15%. The "Carrying Cost Receivables Reserve" generally will be calculated to reflect interest payable to the Banks, the servicing fee payable from the Assets of the Trust, certain accrued and unpaid expenses and certain additional amounts based on days sales outstanding.

     The Accounts Receivable Program contains customary conditions, including, without limitation, delivery of true sale and non-consolidation opinions. In addition, BancAmerica Robertson Stephens has been satisfied that structural enhancements are in place so that the Accounts Receivable Program satisfies, at a minimum, the "BBB" rating criteria of Standard & Poor's and/or Duff & Phelps. The Accounts Receivable Program also contains customary termination events, including, without limitation, bankruptcy or insolvency of the Company or AmeriServe Funding, cross-acceleration to other material indebtedness of the Company and Receivables performance triggers.

NEW CREDIT FACILITY

     The Company has entered into the New Credit Facility, pursuant to which the Company has available a new revolving credit facility (the "Revolving Credit Facility"), and, prior to the Refinancing four term loan facilities (the "Term Loans"). At the closing of the Senior Notes Offering, the Company used a portion of the proceeds from the Senior Notes Offering to repay in full the Term Loans. The undrawn amount of $150.0 million under the Revolving Credit Facility remains available for working capital and general corporate purposes, including the issuance of letters of credit, which were $11.1 million at the Transactions Closing, subject to the achievement of certain financial ratios and compliance with certain conditions.

     The initial interest rate for borrowings under the Revolving Credit Facility will be, at the option of the Company, LIBOR plus 2.50% or the Base Rate plus 1.25%. The initial rates for borrowings under the Revolving Credit Facility will remain in effect until December 31, 1997, at which time they may be reduced according to a pricing grid contained in the New Credit Facility agreements. The Company may elect interest periods of one, two, three or six months for LIBOR borrowings. Calculation of interest shall be on the basis of actual days elapsed in a year of 360 days (or 365 or 366 days, as the case may be, in the case of the Base Rate Loans based on the Administrative Agent's "reference rate") and interest shall be payable at the end of each interest period and, in any event, at least every three months or 90 days, as the case may be. The "Base Rate" is the higher of (i) the Administrative Agent's reference rate and (ii) the Federal Funds Effective Rate plus one-half of 1%. LIBOR will at all times include statutory reserves to the extent actually incurred.

     NEHC and all domestic subsidiaries of the Company guarantee indebtedness under the New Credit Facility (the "Guarantors"). All extensions of credit under the New Credit Facility to the Company and guaranties of subsidiaries of the Company are secured by all existing and after-acquired personal property (other than accounts receivable transferred in connection with the Accounts Receivable Program or any securitization refinancing of the Accounts Receivable Program) of the Company and its subsidiaries, including all outstanding capital stock of the Company and of all of its domestic subsidiaries, 65% of outstanding capital stock of the Company's foreign subsidiaries and any intercompany debt obligations, and, subject to exceptions to be agreed upon, all existing and after-acquired real property fee and leasehold interests. NEHC's guaranty is secured by a pledge of all outstanding capital stock of the Company. With certain exceptions, NEHC, the Company and its subsidiaries are prohibited from pledging any of their assets other than under the New Credit Facility.

     Under the New Credit Facility, the letter of credit fee is 2.50% per annum for standby letters of credit, which will be shared by all Lenders, and an additional 0.25% per annum to be retained by the issuing bank for issuing the standby letters of credit, based upon the amount available for drawing under outstanding standby letters of credit. There will be adjustments, after December 31, 1997, in the letter of credit fees described above, according to a to be determined pricing grid contained in the New Credit Facility agreements.

     Indebtedness under the New Credit Facility may be prepaid in whole or in part without premium or penalty (subject in some cases to related breakage) and the Lenders' commitments relative thereto reduced or terminated upon such notice and in such amounts as may be agreed upon.

     The Company is required to make the following mandatory prepayments and permanent reduction of the commitments under the Revolving Credit Facility (subject to certain exceptions and basket amounts set forth in the New Credit Facility): (a) with respect to asset sales, prepayments in an amount equal to 100% of (i) the net after-tax cash proceeds of the sale or other disposition of any property or assets of the Company or any of its subsidiaries other than net cash proceeds of sales or certain other dispositions in the ordinary course of business, or (ii) the net after-tax cash proceeds in excess of $275 million from the sale or other disposition of receivables payable upon receipt; (b) with respect to debt financings of the Company or any of its subsidiaries, prepayments in an amount equal to 100% of the net cash proceeds received from such debt financings (excluding, among other things, the Senior Subordinated Notes and, with respect to the Revolving Credit Facility, the Notes), payable upon receipt; (c) with respect to equity offerings of the Company or any of its subsidiaries, prepayments in an amount equal to 50% of the net cash proceeds received from the issuance of such equity securities, payable upon receipt; and (d) with respect to Excess Cash Flow (as defined in the New Credit Facility), prepayments in an amount equal to 50% of Excess Cash Flow, payable within 90 days of fiscal year-end.

     The New Credit Facility contains customary and appropriate representations and warranties, including without limitation those relating to due organization and authorization, no conflicts, financial condition, no material adverse changes, title to properties, liens, litigation, payment of taxes, no material adverse agreements, compliance with laws, environmental liabilities and full disclosure.

     The New Credit Facility also contains customary and appropriate conditions to all borrowings under the Revolving Credit Facility including requirements relating to prior written notice of borrowing, the accuracy of representations and warranties, and the absence of any default or potential event of default.

     The New Credit Facility also contains customary affirmative and negative covenants (including, where appropriate, certain exceptions and baskets), including but not limited to furnishing information and limitations on other indebtedness, liens, investments, guarantees, restricted payments, restructuring and reserve costs, mergers and acquisitions, sales of assets, capital expenditures, leases, and affiliate transactions. The New Credit Facility also contains financial covenants relating to minimum interest coverage; minimum fixed charge coverage; and maximum leverage.

     Events of default under the New Credit Facility include those relating to:
(a) non-payment of interest, principal or fees payable under the New Credit Facility; (b) non-performance of certain covenants; (c) cross default to other material debt of the Company and its subsidiaries; (d) bankruptcy or insolvency;
(e) judgments in excess of specified amounts; (f) impairment of security interests in collateral; (g) invalidity of guarantees; (h) materially inaccurate or false representations or warranties; and (i) change of control.

8 7/8% SENIOR NOTES DUE 2006 (THE "SENIOR NOTES")

     On October 15, 1997, the Company issued and sold $350,000,000 principal amount of the Senior Notes pursuant to an Indenture, dated as of October 15, 1997, by and among the Company, the Subsidiary Guarantors and State Street Bank and Trust Company as Trustee (the "Senior Note Indenture"). The Senior Notes were sold pursuant to exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. The Company expects to consummate an offer to exchange the Senior Notes for new Senior Notes, which will be registered under the Securities Act with terms substantially identical to the Senior Notes.

     The Senior Notes will mature on October 15, 2006. Interest accrues at the rate of 8 7/8% per annum and is payable semi-annually in arrears on April 15 and October 15 of each year. Payment of principal, premium and interest are effectively subordinated, however, to all secured obligations of the Company, including the Company's borrowings, if any, under the New Credit Facility, to the extent of the assets securing such obligations.

     The Senior Notes may not be redeemed at the option of the Company any time prior to April 15, 2002. Thereafter, the Senior Notes may be prepaid with a premium that declines each year until April 15, 2004 when the Senior Notes may be prepaid in whole or in part at 100% of their principal amount. Upon a Change of Control, each holder can require the Company to redeem such holder's Senior Notes at an offer price equal to 101% of their principal amount plus accrued and unpaid interest, subject to restrictions contained in the New Credit Facility and the Senior Note Indenture.

     The Senior Note Indenture contains various restrictive convenants that, among other things, limit (i) the incurrence of indebtedness by the Company and its subsidiaries and the issuance of preferred stock by the Company, (ii) the payment of dividends on capital stock of the Company and its subsidiaries and certain other Restricted Payments (as defined in the Senior Note Indenture),
(iii) transactions with affiliates, (iv) the business activities of the Company,
(v) the creation of liens on the assets of the Company and (vi) consolidations, mergers, conveyances, transfers and leases of all or substantially all of the Company's assets. All of these limitations, however, are subject to a number of important qualifications.

     Events of default under the Senior Note Indenture include, among other things, (i) a default continuing for 30 days in payment of interest or Liquidated Damages when due, (ii) a default in the payment of any principal or premium when due, (iii) the failure to comply with covenants in the Senior Note Indenture, subject in certain instances to grace periods, (iv) a default under other indebtedness of the Company or any Subsidiary in excess of $15 million which is caused by a failure to make a required payment beyond any applicable grace period or which results in the acceleration of such indebtedness prior to its stated maturity, (v) certain events of bankruptcy or insolvency with respect to the Company of any subsidiary, and (vi) the failure to pay any judgment in excess of $5 million for a period of 60 days. However, certain of these defaults will not constitute an Event of Default (as defined under the Senior Note Indenture) until the Trustee or the holders of 25% in principal amount of the outstanding Senior Notes notify the Company of the default and the Company does not cure such default within the time required after receipt of such notice.

                            DESCRIPTION OF NEW NOTES

GENERAL

     The New Notes will be issued pursuant to the same indenture (the "Indenture") among the Company, the direct or indirect domestic Restricted Subsidiaries of the Company (together, the "Subsidiary Guarantors"), and State Street Bank and Trust Company, as trustee (the "Trustee"), under which the Notes were issued. See "Notice to Investors." The terms of the New Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"). The New Notes are subject to all such terms, and Holders of Notes are referred to the Indenture and the Trust Indenture Act for a statement thereof. The following summary of the material provisions of the Indenture does not purport to be complete and is qualified in its entirety by reference to the Indenture and the Registration Rights Agreement, including the definitions therein of certain terms used below. Copies of the Indenture and Registration Rights Agreement are available as set forth below under "-- Additional Information." The definitions of certain terms used in the following summary are set forth below under "-- Certain Definitions."

     The New Notes will be general unsecured obligations of the Company, subordinated in right of payment to all existing and future Senior Debt of the Company, including Indebtedness pursuant to the New Credit Facility. The Company's obligations under the New Notes will be fully and unconditionally guaranteed (the "New Note Guarantees") on a senior subordinated basis by, and will be joint and several obligations of, the Subsidiary Guarantors. See "-- New Note Guarantees." As of June 28, 1997, on a pro forma basis giving effect to the Refinancing and the Transactions, the Company would have had approximately $374.1 million of Senior Debt. The Indenture will permit the incurrence of additional Senior Debt, pari passu Indebtedness and subordinated Indebtedness in the future.

     The operations of the Company are conducted in part through its Subsidiaries, and the Company may, therefore, be dependent upon the cash flow of its Subsidiaries to meet its debt obligations, including its obligations under the New Notes. All of the existing domestic Restricted Subsidiaries of the Company are, and all future domestic Restricted Subsidiaries are expected to be, Subsidiary Guarantors. As of the date of the Indenture, all of the Company's Subsidiaries, except for the Receivables Subsidiary, will be Restricted Subsidiaries. However, under certain circumstances, the Company will be able to designate current or future Subsidiaries as Unrestricted Subsidiaries. Unrestricted Subsidiaries will not be subject to many of the restrictive covenants set forth in the Indenture.

PRINCIPAL, MATURITY AND INTEREST

     The New Notes will be limited in aggregate principal amount to $500.0 million and will mature on July 15, 2007. Interest on the New Notes will accrue at the rate of 10 1/8% per annum and will be payable semi-annually in arrears on July 15 and January 15 of each year, commencing on January 15, 1998, to Holders of record on the immediately preceding July 1 and January 1. Interest on the New Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from July 11, 1997. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months. Principal, premium and Liquidated Damages, if any, and interest on the New Notes will be payable at the office or agency of the Company maintained for such purpose within the City and State of New York or, at the option of the Company, payment of interest and liquidated damages, if any, may be made by check mailed to the Holders of the New Notes at their respective addresses set forth in the register of Holders of New Notes; provided that all payments of principal, premium and Liquidated Damages, if any, and interest with respect to New Notes the Holders of which have given wire transfer instructions to the Company will be required to be made by wire transfer of immediately available funds to the accounts specified by the Holders thereof. Until otherwise designated by the Company, the Company's office or agency in New York will be the office of the Trustee maintained for such purpose. The New Notes will be issued in denominations of $1,000 and integral multiples thereof.

SUBORDINATION

     The payment of principal of, premium and liquidated damages, if any, and interest on the New Notes will be subordinated in right of payment, as set forth in the Indenture, to the prior payment in full of all Senior Debt, whether outstanding on the date of the Indenture or thereafter created, incurred or assumed and all permissible renewals, extensions, refundings or refinancings thereof.

     The Indenture provides that, upon any payment or distribution of assets of the Company of any kind or character, whether in cash, property or securities, to creditors in any Insolvency or Liquidation Proceeding with respect to the Company all amounts due or to become due under or with respect to all Senior Debt will first be paid in full in cash before any payment is made on account of the New Notes, except that the Holders of New Notes may receive Reorganization Securities. Upon any such Insolvency or Liquidation Proceeding, any payment or distribution of assets of the Company of any kind or character, whether in cash, property or securities (other than Reorganization Securities), to which the Holders of the New Notes or the Trustee would be entitled will be paid by the Company or by any receiver, trustee in bankruptcy, liquidating trustee, agent or other person making such payment or distribution, or by the Holders of the New Notes or by the Trustee if received by them, directly to the holders of Senior Debt (pro rata to such holders on the basis of the amounts of Senior Debt held by such holders) or their Representative or Representatives, as their interests may appear, for application to the payment of the Senior Debt remaining unpaid until all such Senior Debt has been paid in full in cash, after giving effect to any concurrent payment, distribution or provision therefor to or for the holders of Senior Debt.

     The Indenture provides that (a) in the event of and during the continuation of any default in the payment of principal of, interest or premium, if any, on any Senior Debt, or any Obligation owing from time to time under or in respect of Senior Debt, or in the event that any event of default (other than a payment default) with respect to any Senior Debt will have occurred and be continuing and will have resulted in such Senior Debt becoming or being declared due and payable prior to the date on which it would otherwise have become due and payable, or (b) if any event of default other than as described in clause (a) above with respect to any Designated Senior Debt will have occurred and be continuing permitting the holders of such Designated Senior Debt (or their Representative or Representatives) to declare such Designated Senior Debt due and payable prior to the date on which it would otherwise have become due and payable, then no payment will be made by or on behalf of the Company on account of the New Notes (other than payments in the form of Reorganization Securities)
(x) in case of any payment or nonpayment default specified in (a), unless and until such default will have been cured or waived in writing in accordance with the instruments governing such Senior Debt or such acceleration will have been rescinded or annulled, or (y) in case of any nonpayment event of default specified in (b), during the period (a "Payment Blockage Period") commencing on the date the Company or the Trustee receives written notice (a "Payment Notice") of such event of default (which notice will be binding on the Trustee and the Holders of New Notes as to the occurrence of such a payment default or nonpayment event of default) from the Credit Agent (or other holders of Designated Senior Debt or their Representative or Representatives) and ending on the earliest of (A) 179 days after such date, (B) the date, if any, on which such Designated Senior Debt to which such default relates is paid in full in cash or such default is cured or waived in writing in accordance with the instruments governing such Designated Senior Debt by the holders of such Designated Senior Debt and (C) the date on which the Trustee receives written notice from the Credit Agent (or other holders of Designated Senior Debt or their Representative or Representatives), as the case may be, terminating the Payment Blockage Period. During any consecutive 360-day period, the aggregate of all Payment Blockage Periods shall not exceed 179 days and there shall be a period of at least 181 consecutive days in each consecutive 360-day period when no Payment Blockage Period is in effect. No event of default which existed or was continuing with respect to the Senior Debt for which notice commencing a Payment Blockage Period was given on the date such Payment Blockage Period commenced shall be or be made the basis for the commencement of any subsequent Payment Blockage Period unless such event of default is cured or waived for a period of not less than 90 consecutive days.

     As a result of the subordination provisions described above, in the event of the Company's liquidation, dissolution, bankruptcy, reorganization, insolvency, receivership or similar proceeding or in an assignment for the benefit of the creditors or a marshalling of the assets and liabilities of the Company, Holders of New Notes may recover less ratably than creditors of the Company who are holders of Senior Debt. See "Risk Factors -- Subordination." The Indenture limits, subject to certain financial tests, the amount of additional Indebtedness, including Senior Debt, that the Company and its Restricted Subsidiaries can incur. See
" -- Certain Covenants -- Incurrence of Indebtedness and Issuance of Preferred Stock."

NEW NOTE GUARANTEES

     The Company's payment obligations under the New Notes will be fully and unconditionally guaranteed by the Subsidiary Guarantors on a joint and several basis. The New Note Guarantees are subordinated to the prior payment in full of all Senior Debt of each Subsidiary Guarantor (including such Subsidiary Guarantor's guarantee of the New Credit Agreement, if any) to the same extent that the New Notes are subordinated to Senior Debt of the Company. The obligations of any Subsidiary Guarantor under its New Note Guarantee are limited so as not to constitute a fraudulent conveyance under applicable law.

     The Indenture provides that no Subsidiary Guarantor may consolidate with or merge with or into (whether or not such Subsidiary Guarantor is the surviving Person), another corporation, Person or entity whether or not affiliated with such Subsidiary Guarantor unless, subject to the provisions of the following paragraph, (i) the Person formed by or surviving any such consolidation or merger (if other than such Subsidiary Guarantor) assumes all the obligations of such Subsidiary Guarantor pursuant to a supplemental indenture in form and substance reasonably satisfactory to the Trustee, under the New Notes and the Indenture; (ii) immediately after giving effect to such transaction, no Default or Event of Default exists; (iii) such Subsidiary Guarantor, or any Person formed by or surviving any such consolidation or merger, would have Consolidated Net Worth (immediately after giving effect to such transaction) equal to or greater than the Consolidated Net Worth of such Subsidiary Guarantor immediately preceding the transaction; and (iv) the Company would be permitted by virtue of its pro forma Fixed Charge Coverage Ratio, immediately after giving effect to such transaction, to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the covenant described below under the caption " -- Certain Covenants -- Incurrence of Indebtedness and Issuance of Preferred Stock." The requirements of clauses (iii) and (iv) of this paragraph will not apply in the case of a consolidation with or merger with or into (a) the Company or another Subsidiary Guarantor or (b) any other Person if the acquisition of all of the Equity Interests in such Person would have complied with the provisions of the covenants described below under the captions " -- Certain Covenants -- Restricted Payments" and " -- Incurrence of Indebtedness and Issuance of Preferred Stock."

     The Indenture provides that (a) in the event of a sale or other disposition of all of the assets of any Subsidiary Guarantor, by way of merger, consolidation or otherwise, or a sale or other disposition of all of the capital stock of any Subsidiary Guarantor, or (b) in the event that the Company designates a Subsidiary Guarantor to be an Unrestricted Subsidiary, or such Subsidiary Guarantor ceases to be a Subsidiary of the Company, then such Subsidiary Guarantor (in the event of a sale or other disposition, by way of such a merger, consolidation or otherwise, of all of the capital stock of such Subsidiary Guarantor or any such designation) or the entity acquiring the property (in the event of a sale or other disposition of all of the assets of such Subsidiary Guarantor) will be released and relieved of any obligations under its New Note Guarantee; provided that the Net Proceeds of such sale or other disposition are applied in accordance with the applicable provisions of the Indenture. See " -- Repurchase at the Option of Holders." In the case of a sale, assignment, lease, transfer, conveyance or other disposition of all or substantially all of the assets of a Subsidiary Guarantor, upon the assumption provided for in clause (ii) of the covenant described under the caption " -- Certain Covenants -- Merger, Consolidation, or Sale of Assets," such Subsidiary Guarantor shall be discharged from all further liability and obligation under the Indenture.

OPTIONAL REDEMPTION

     The New Notes will not be redeemable at the Company's option prior to July 15, 2002. Thereafter, the New Notes will be subject to redemption at any time at the option of the Company, in whole or in part, upon not less than 30 nor more than 60 days' notice, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest and Liquidated Damages thereon, if any, to the applicable redemption date, if redeemed during the twelve-month period beginning on July 15 of the years indicated below:

                                       YEAR                         PERCENTAGE
                --------------------------------------------------  ----------
                2002..............................................    105.063%
                2003..............................................    103.375%
                2004..............................................    101.688%
                2005 and thereafter...............................    100.000%

     Notwithstanding the foregoing, at any time prior to July 15, 2000, the Company may redeem up to 33% of the original aggregate principal amount of New Notes at a redemption price of 110.125% of the principal amount thereof, plus accrued and unpaid interest and Liquidated Damages thereon, if any, to the redemption date, with the net cash proceeds of a Public Equity Offering; provided that at least 67% of the original aggregate principal amount of New Notes remains outstanding immediately after the occurrence of such redemption; and provided, further, that such redemption shall occur within 45 days of the date of the closing of such Public Equity Offering.

SELECTION AND NOTICE

     If less than all of the New Notes are to be redeemed at any time, selection of New Notes for redemption will be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which the New Notes are listed, or, if the New Notes are not so listed, on a pro rata basis, by lot or by such method as the Trustee shall deem fair and appropriate; provided that no New Notes of $1,000 or less shall be redeemed in part. Notices of redemption shall be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each Holder of New Notes to be redeemed at its registered address. Notices of redemption may not be conditional. If any New
Note is to be redeemed in part only, the notice of redemption that relates to such New Note shall state the portion of the principal amount thereof to be redeemed. A new New Note in principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original New Note. New Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on New Notes or portions of them called for redemption.

MANDATORY REDEMPTION

     Except as set forth below under " -- Repurchase at the Option of Holders," the Company is not required to make mandatory redemption or sinking fund payments with respect to the New Notes.

REPURCHASE AT THE OPTION OF HOLDERS

  Change of Control

     Upon the occurrence of a Change of Control, each Holder of New Notes will have the right to require the Company to repurchase all or any part (equal to $1,000 or an integral multiple thereof) of such Holder's New Notes pursuant to the offer described below (the "Change of Control Offer") at an offer price in cash equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest and Liquidated Damages thereon, if any, to the date of purchase (the "Change of Control Payment"). Within 30 days following any Change of Control, the Company will mail a notice to each Holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase New Notes on the date specified in such notice, which date shall be no earlier than 30 days and no later than 60 days from the date such notice is mailed (the "Change of Control Payment Date"), pursuant to the procedures required by the Indenture and described in such notice. The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the New Notes as a result of a Change of Control.

     On the Change of Control Payment Date, the Company will, to the extent lawful, (1) accept for payment all New Notes or portions thereof properly tendered pursuant to the Change of Control Offer, (2) deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all New Notes or portions thereof so tendered and (3) deliver or cause to be delivered to the Trustee the New Notes so accepted together with an Officers' Certificate stating the aggregate principal amount of New Notes or portions thereof being purchased by the Company. The Paying Agent will promptly mail to each Holder of New Notes so tendered the Change of Control Payment for such New Notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each Holder a new New Note equal in principal amount to any unpurchased portion of the New Notes surrendered, if any; provided that each such new New Note will be in a principal amount of $1,000 or an integral multiple thereof. The Indenture provides that, prior to complying with the provisions of this covenant, but in any event within 90 days following a Change of Control, the Company will either repay all outstanding Senior Debt or obtain the requisite consents, if any, under all agreements governing outstanding Senior Debt to permit the repurchase of New Notes required by this covenant. The Company will publicly announce the results of the Change of Control Offer on, or as soon as practicable after, the Change of Control Payment Date.

     The Change of Control provisions described above will be applicable whether or not any other provisions of the Indenture are applicable. Except as described above with respect to a Change of Control, the Indenture does not contain provisions that permit the Holders of the New Notes to require that the Company repurchase or redeem the New Notes in the event of a takeover, recapitalization or similar transaction.

     The New Credit Facility provides that certain change of control events with respect to the Company would constitute a default thereunder. Any future credit agreements or other agreements relating to Senior Debt to which the Company becomes a party may contain similar restrictions and provisions. In the event a Change of Control occurs at a time when the Company is prohibited from purchasing New Notes, the Company could seek the consent of its lenders to purchase the New Notes or could attempt to refinance the borrowings that contain such prohibition. If the Company does not obtain such consent or repay such borrowings, the Company will remain prohibited from purchasing New Notes. In such case, the Company's failure to purchase tendered New Notes would constitute an Event of Default under the Indenture which would, in turn, constitute a default under the New Credit Facility. In such circumstances, the subordination provisions in the Indenture would likely restrict payments to the Holders of New Notes. See "Description of Indebtedness."

     The Company will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by the Company and purchases all New Notes validly tendered and not withdrawn under such Change of Control Offer.

     The definition of Change of Control includes a phrase relating to the sale, lease, transfer, conveyance or other disposition of "all or substantially all" of the assets of the Company and its Subsidiaries taken as a whole. Although there is a developing body of case law interpreting the phrase "substantially all," there is no precise established definition of that phrase under applicable law. Accordingly, the ability of a Holder of New Notes to require the Company to repurchase such New Notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of the Company and its Subsidiaries taken as a whole to another Person or group may be uncertain.

  Asset Sales

     The Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale other than transfers of Receivables to a Receivables Subsidiary in connection with a Receivables Transaction unless (i) the Company (or the Restricted Subsidiary, as the case may be) receives consideration at the time of such Asset Sale at least equal to the fair market value (evidenced by a resolution of the Board of Directors set forth in an Officers' Certificate delivered to the Trustee) of the assets or Equity Interests issued or sold or otherwise disposed of and (ii) at least 80% of the consideration therefor received by the Company or such Restricted Subsidiary is in the form of cash; provided that the amount of (x) any liabilities (as shown on the Company's or such Restricted Subsidiary's most recent balance sheet) of the Company or any Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the New Notes or any guarantee thereof) that are assumed by the transferee of any such assets pursuant to a customary novation agreement that releases the Company or such Restricted Subsidiary from further liability and (y) any securities, notes or other obligations received by the Company or any such Restricted Subsidiary from such transferee that are converted by the Company or such Restricted Subsidiary into cash within 180 days (to the extent of the cash received), shall be deemed to be cash for purposes of this provision.

     Within 360 days after the receipt of any Net Proceeds from an Asset Sale, the Company may apply such Net Proceeds, at its option, (a) to permanently repay Senior Debt (and to correspondingly reduce commitments with respect thereto in the case of revolving borrowings), or (b) to the acquisition of a controlling interest in another business, the making of a capital expenditure or the acquisition of other long-term assets, in each case, in a Permitted Business. Pending the final application of any such Net Proceeds, the Company may temporarily reduce the revolving Indebtedness under the New Credit Facility or otherwise invest such Net Proceeds in any manner that is not prohibited by the Indenture. Any Net Proceeds from Asset Sales that are not applied or invested as provided in the first sentence of this paragraph will be deemed to constitute "Excess Proceeds." When the aggregate amount of Excess Proceeds exceeds $15.0 million, the Company will be required to make an offer to all Holders of New Notes (an "Asset Sale Offer") to purchase the maximum principal amount of New Notes that may be purchased out of the Excess Proceeds, at an offer price in cash in an amount equal to 100% of the principal amount thereof plus accrued and unpaid interest and Liquidated Damages thereon, if any, to the date of purchase, in accordance with the procedures set forth in the Indenture. To the extent that the aggregate amount of New Notes tendered pursuant to an Asset Sale Offer is less than the Excess Proceeds, the Company may use any remaining Excess Proceeds for general corporate purposes. If the aggregate principal amount of New Notes surrendered by Holders thereof exceeds the amount of Excess Proceeds, the Trustee shall select the New Notes to be purchased on a pro rata basis. Upon completion of such offer to purchase, the amount of Excess Proceeds shall be reset at zero.

CERTAIN COVENANTS

  Restricted Payments

     The Indenture provides that from and after the date of the Indenture the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly: (i) declare or pay any dividend or make any other payment or distribution on account of the Company's or any of its Restricted Subsidiaries' Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving the Company) or to the direct or indirect holders of the Company's or any of its Restricted Subsidiaries' Equity Interests in their capacity as such (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of the Company); (ii) purchase, redeem or otherwise acquire or retire for value (including without limitation, in connection with any merger or consolidation involving the Company) any Equity Interests of the Company or any direct or indirect parent of the Company; (iii) make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness that is pari passu with or subordinated to the New Notes (other than the Notes), except a payment of interest or principal at Stated Maturity; or (iv) make any Restricted Investment (all such payments and other actions set forth in clauses (i) through (iv) above being collectively referred to as "Restricted Payments"), unless, at the time of and after giving effect to such Restricted Payment:

          (a) no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof; and

          (b) the Company would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described below under caption
     "-- Incurrence of Indebtedness and Issuance of Preferred Stock"; and

          (c) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Company and its Subsidiaries after the date of the Indenture (excluding Restricted Payments permitted by clause (ii) of the next succeeding paragraph), is less than the sum of (i) 50% of the Consolidated Net Income of the Company for the period (taken as one accounting period) from the beginning of the first fiscal quarter commencing after the date of the Indenture to the end of the Company's most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit), plus
     (ii) 100% of the aggregate net cash proceeds received by the Company from the issue or sale since the date of the Indenture of Equity Interests of the Company (other than Disqualified Stock) or of Disqualified Stock or debt securities of the Company that have been converted into such Equity Interests (other than Equity Interests (or Disqualified Stock or convertible debt securities) sold to a Subsidiary of the Company and other than Disqualified Stock or convertible debt securities that have been converted into Disqualified Stock), plus (iii) to the extent that any Restricted Investment that was made after the date of the Indenture is sold for cash or otherwise liquidated or repaid for cash, the lesser of (A) the cash return of capital with respect to such Restricted Investment (less the cost of disposition, if any) and (B) the initial amount of such Restricted Investment, plus (iv) if any Unrestricted Subsidiary (A) is redesignated as a Restricted Subsidiary, the fair market value of such redesignated Subsidiary (as determined in good faith by the Board of Directors) as of the date of its redesignation or (B) pays any cash dividends or cash distributions to the Company or any of its Restricted Subsidiaries, 50% of any such cash dividends or cash distributions made after the date of the Indenture.

     The foregoing provisions will not prohibit (i) the payment of any dividend within 60 days after the date of declaration thereof, if at said date of declaration such payment would have complied with the provisions of the Indenture; (ii) the redemption, repurchase, retirement, defeasance or other acquisition of any pari passu or subordinated Indebtedness or Equity Interests of the Company in exchange for, or out of the net cash proceeds of the substantially concurrent sale or issuance (other than to a Restricted Subsidiary of the Company) of, other Equity Interests of the Company (other than any Disqualified Stock); provided that the amount of any such net cash proceeds that are utilized for any such redemption, repurchase, retirement, defeasance or other acquisition shall be excluded from clause (c)(ii) of the preceding paragraph; (iii) the defeasance, redemption, repurchase or other acquisition of pari passu or subordinated Indebtedness with the net cash proceeds from an incurrence of Permitted Refinancing Indebtedness; (iv) the payment of any dividend by a Restricted Subsidiary of the Company to the holders of its Equity Interests on a pro rata basis; (v) the declaration or payment of dividends to NEHC for expenses incurred by NEHC or Holberg in its capacity as a holding company that are attributable to the operations of the Company and its Restricted Subsidiaries, including, without limitation, (a) customary salary, bonus and other benefits payable to officers and employees of NEHC or Holberg,
(b) fees and expenses paid to members of the Board of Directors of NEHC or Holberg, (c) general corporate overhead expenses of NEHC or Holberg, (d) foreign, federal, state or local tax liabilities paid by NEHC or Holberg, (e) management, consulting or advisory fees paid to Holberg not to exceed $4.0 million in any fiscal year, and (f) the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of NEHC or Holberg held by any member of NEHC's or the Company's (or any of their Restricted Subsidiaries') management pursuant to any management equity subscription agreement or stock option agreement in effect as of the date of the Indenture; provided, however, the aggregate amount paid pursuant to the foregoing clauses
(a) through (f) does not exceed $7.0 million in any fiscal year; (vi) Investments in any Person (other than the Company or a Wholly-Owned Restricted Subsidiary) engaged in a Permitted Business in an amount not to exceed $5.0 million; (vii) other Investments in Unrestricted Subsidiaries having an aggregate fair market value, taken together with all other Investments made pursuant to this clause (vii) that are at that time outstanding, not to exceed $2.0 million; (viii) Permitted Investments; (ix) payments to NEHC or Holberg pursuant to the tax sharing agreement among Holberg and other members of the affiliated corporations of which Holberg is the common parent; or
(x) other Restricted Payments in an aggregate amount not to exceed $10.0 million.

     The Board of Directors may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if such designation would not cause a Default; provided that in no event shall the business currently operated by any Subsidiary Guarantor be transferred to or held by an Unrestricted Subsidiary. For purposes of making such determination, all outstanding Investments by the Company and its Restricted Subsidiaries (except to the extent repaid in cash) in the Subsidiary so designated will be deemed to be Restricted Payments at the time of such designation and will reduce the amount available for Restricted Payments under the first paragraph of this covenant. All such outstanding Investments will be deemed to constitute Investments in an amount equal to the fair market value of such Investments at the time of such designation (as determined in good faith by the Board of Directors). Such designation will only be permitted if such Restricted Payment would be permitted at such time and if such Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary.

     The amount of all Restricted Payments (other than cash) shall be the fair market value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by the Company or such Subsidiary, as the case may be, pursuant to the Restricted Payment. The fair market value of any non-cash Restricted Payment shall be determined in good faith by the Board of Directors whose resolution with respect thereto shall be delivered to the Trustee; such determination will be based upon an opinion or appraisal issued by an accounting, appraisal or investment banking firm of national standing if such fair market value exceeds $10.0 million. Not later than the date of making any Restricted Payment, the Company shall deliver to the Trustee an Officers' Certificate stating that such Restricted Payment is permitted and setting forth the basis upon which the calculations required by the covenant "-- Restricted Payments" were computed, together with a copy of any fairness opinion or appraisal required by the Indenture.

  Incurrence of Indebtedness and Issuance of Preferred Stock

     The Indenture provides that the Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, "incur") any Indebtedness (including Acquired Debt) and that the Company will not issue any Disqualified Stock and will not permit any of its Subsidiaries to issue any shares of preferred stock; provided, however, that the Company may incur Indebtedness (including Acquired
Debt) or issue shares of Disqualified Stock if the Fixed Charge Coverage Ratio for the Company's most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock is issued would have been at least 2.0 to 1, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred, or the Disqualified Stock had been issued, as the case may be, at the beginning of such four-quarter period.

     The provisions of the first paragraph of this covenant will not apply to the incurrence of any of the following items of Indebtedness (collectively, "Permitted Debt"):

          (i) the incurrence by the Company of term Indebtedness under the New Credit Facility; provided that the aggregate principal amount of all term Indebtedness outstanding under the New Credit Facility after giving effect to such incurrence does not exceed the aggregate amount of term Indebtedness borrowed under the New Credit Facility on July 11, 1997 less the aggregate amount of all repayments, optional or mandatory, of the principal of any term Indebtedness under the New Credit Facility (other than repayments that are immediately reborrowed) that have been made since July 11, 1997; provided that the foregoing proviso shall not limit the principal amount of Permitted Refinancing Indebtedness that may be incurred to refund, refinance or replace any Indebtedness incurred pursuant to this clause (i);

          (ii) the incurrence by the Company of revolving Indebtedness and letters of credit pursuant to the New Credit Facility; provided that the aggregate principal amount of all revolving Indebtedness (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of the

     Company thereunder) outstanding under the New Credit Facility after giving effect to such incurrence does not exceed $150.0 million; provided that the foregoing proviso shall not limit the principal amount of Permitted Refinancing Indebtedness that may be incurred to refinance or replace any Indebtedness incurred pursuant to this clause (ii);

          (iii) the incurrence by the Company and its Restricted Subsidiaries of the Existing Indebtedness;

          (iv) the incurrence by the Company and the Subsidiary Guarantors of Indebtedness represented by the New Notes and the New Note Guarantees, respectively;

          (v) the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case incurred for the purpose of financing all or any part of the purchase price or cost of construction or improvement of property, plant or equipment used in the business of the Company or such Restricted Subsidiary (whether through the direct purchase of assets or the Capital Stock of any Person owning such Assets), in an aggregate principal amount not to exceed $125.0 million;

          (vi) the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness in connection with the acquisition of assets or a new Restricted Subsidiary; provided that such Indebtedness was incurred by the prior owner of such assets or such Restricted Subsidiary prior to such acquisition by the Company or one of its Subsidiaries and was not incurred in connection with, or in contemplation of, such acquisition by the Company or one of its Subsidiaries; provided further that the principal amount (or accreted value, as applicable) of such Indebtedness, together with any other outstanding Indebtedness incurred pursuant to this clause (vi), does not exceed $5.0 million;

          (vii) the incurrence by the Company or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to refund, refinance or replace Indebtedness that was permitted by the Indenture to be incurred;

          (viii) the incurrence by the Company or any of its Restricted Subsidiaries of intercompany Indebtedness between or among the Company and any of its Wholly-Owned Restricted Subsidiaries; provided, however, that
     (i) if the Company is the obligor on such Indebtedness and the payee is not a Subsidiary Guarantor, such Indebtedness is expressly subordinated to the prior payment in full in cash of all Obligations with respect to the New Notes and (ii)(A) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than the Company or a Wholly Owned Restricted Subsidiary and (B) any sale or other transfer of any such Indebtedness to a Person that is not either the Company or a Wholly Owned Restricted Subsidiary shall be deemed, in each case, to constitute an incurrence of such Indebtedness by the Company or such Restricted Subsidiary, as the case may be;

          (ix) the incurrence by the Company or any of its Restricted Subsidiaries of Hedging Obligations that are incurred for the purpose of fixing or hedging currency risk or interest rate risk with respect to any floating rate Indebtedness that is permitted by the terms of this Indenture to be outstanding;

          (x) the guarantee by the Company or any of its Restricted Subsidiaries of Indebtedness of the Company or a Restricted Subsidiary of the Company that was permitted to be incurred by another provision of this covenant;

          (xi) the incurrence by the Company's Unrestricted Subsidiaries of Non-Recourse Debt, provided, however, that if any such Indebtedness ceases to be Non-Recourse Debt of an Unrestricted Subsidiary, such event shall be deemed to constitute an incurrence of Indebtedness by a Restricted Subsidiary of the Company;

          (xii) Asset Sales in the form of Receivables Transactions;

          (xiii) Indebtedness incurred by the Company or any of its Restricted Subsidiaries constituting reimbursement obligations with respect to letters of credit issued in the ordinary course of business, including without limitation to letters of credit in respect to workers' compensation claims or self-

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

     insurance, or other Indebtedness with respect to reimbursement type obligations regarding workers' compensation claims; provided, however, that upon the drawing of such letters of credit or the incurrence of such Indebtedness, such obligations are reimbursed within 30 days following such drawing or incurrence;

          (xiv) Indebtedness arising from agreements of the Company or a Restricted Subsidiary providing for indemnification, adjustment of purchase price or similar obligations, in each case, incurred or assumed in connection with the disposition of any business, asset or Subsidiary, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or Subsidiary for the purpose of financing such acquisition; provided that the maximum aggregate liability of all such Indebtedness shall at no time exceed 50% of the gross proceeds actually received by the Company or a Restricted Subsidiary in connection with such disposition;

          (xv) obligations in respect of performance and surety bonds and completion guarantees provided by the Company or any Restricted Subsidiary in the ordinary course of business;

          (xvi) guarantees incurred in the ordinary course of business in an aggregate principal amount not to exceed $5.0 million at any time outstanding; and

          (xvii) the incurrence by the Company or any of its Restricted Subsidiaries of additional Indebtedness, including Attributable Debt incurred after the date of the Indenture, in an aggregate principal amount (or accreted value, as applicable) at any time outstanding, including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any other Indebtedness incurred pursuant to this clause (xvii), not to exceed $25.0 million.

     For purposes of determining compliance with this covenant, in the event that an item of Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (i) through (xvii) above or is entitled to be incurred pursuant to the first paragraph of this covenant, the Company shall, in its sole discretion, classify such item of Indebtedness in any manner that complies with this covenant and such item of Indebtedness will be treated as having been incurred pursuant to only one of such clauses or pursuant to the first paragraph hereof. Accrual of interest and the accretion of accreted value will not be deemed to be an incurrence of Indebtedness for purposes of this covenant.

  Liens

     The Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, create, incur, assume or otherwise cause or suffer to exist or become effective any Lien of any kind securing trade payables or Indebtedness that does not constitute Senior Debt (other than Permitted Liens) upon any of their property or assets, now owned or hereafter acquired.

  Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries

     The Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any Restricted Subsidiary to (i)(a) pay dividends or make any other distributions to the Company or any of its Restricted Subsidiaries (1) on its Capital Stock or (2) with respect to any other interest or participation in, or measured by, its profits, or (b) pay any indebtedness owed to the Company or any of its Restricted Subsidiaries, (ii) make loans or advances to the Company or any of its Restricted Subsidiaries or (iii) transfer any of its properties or assets to the Company or any of its Restricted Subsidiaries, except for such encumbrances or restrictions existing under or by reason of (a) Existing Indebtedness as in effect on July 11, 1997, (b) the New Credit Facility as in effect as of July 11, 1997, and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings thereof, provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacement or refinancings are no more restrictive in the aggregate (as determined by the Credit Agent in good faith) with respect to such dividend and other payment restrictions than those contained in the New Credit Facility as in effect on July 11, 1997, (c) the Indenture and the New Notes,

(d) any applicable law, rule, regulation or order, (e) any instrument governing Indebtedness or Capital Stock of a Person acquired by the Company or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired, provided that, in the case of Indebtedness, such Indebtedness was permitted by the terms of the Indenture to be incurred, (f) by reason of customary non-assignment provisions in leases entered into in the ordinary course of business and consistent with past practices, (g) purchase money obligations for property acquired in the ordinary course of business that impose restrictions of the nature described in clause
(iii) above on the property so acquired, (h) Permitted Refinancing Indebtedness, provided that the material restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are no more restrictive than those contained in the agreements governing the Indebtedness being refinanced, (i) contracts for the sale of assets, including without limitation customary restrictions with respect to a Subsidiary pursuant to an agreement that has been entered into for the sale or disposition of all or substantially all of the Capital Stock or assets of such Subsidiary, and (j) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business.

  Merger, Consolidation, or Sale of Assets

     The Indenture provides that the Company may not consolidate or merge with or into (whether or not the Company is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions, to another corporation, Person or entity unless (i) the Company is the surviving corporation or the entity or the Person formed by or surviving any such consolidation or merger (if other than the Company) or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made is a corporation organized or existing under the laws of the United States, any state thereof or the District of Columbia; (ii) the entity or Person formed by or surviving any such consolidation or merger (if other than the Company) or the entity or Person to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made assumes all the obligations of the Company under the New Notes and the Indenture pursuant to a supplemental indenture in a form reasonably satisfactory to the Trustee; (iii) immediately after such transaction no Default or Event of Default exists; and (iv) except in the case of a merger of the Company with or into a Wholly-Owned Restricted Subsidiary of the Company, the Company or the entity or Person formed by or surviving any such consolidation or merger (if other than the Company), or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made will, at the time of such transaction and after giving pro forma effect thereto as if such transaction had occurred at the beginning of the applicable four-quarter period, be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described above under the caption
" -- Incurrence of Indebtedness and Issuance of Preferred Stock."

  Transactions with Affiliates

     The Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate (each of the foregoing, an "Affiliate Transaction") involving consideration in excess of $3.0 million unless (i) such Affiliate Transaction is on terms that are no less favorable to the Company or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Company or such Restricted Subsidiary with an unrelated Person and (ii) the Company delivers to the Trustee (a) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $7.5 million, a resolution of the Board of Directors set forth in an Officers' Certificate certifying that such Affiliate Transaction complies with clause (i) above and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors and (b) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving either aggregate consideration in excess of $15.0 million or an aggregate consideration in excess of $10.0 million where there are no disinterested members of the Board of Directors, an opinion as to the fairness to the Holders of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing; provided that the following shall not be deemed Affiliate Transactions: (q) any employment agreement entered into by the Company or any of its Restricted Subsidiaries in the ordinary course of business and consistent with the past practice of the Company or such Restricted Subsidiary, (r) transactions between or among the Company and/or its Restricted Subsidiaries, (s) Permitted Investments and Restricted Payments that are permitted by the provisions of the Indenture described above under the caption " -- Restricted Payments," (t) customary loans, advances, fees and compensation paid to, and indemnity provided on behalf of, officers, directors, employees or consultants of the Company or any of its Restricted Subsidiaries, (u) annual management fees paid to Holberg not to exceed $5.0 million in any one year, (v) transactions pursuant to any contract or agreement in effect on the date of the Indenture as the same may be amended, modified or replaced from time to time so long as any such amendment, modification or replacement is no less favorable to the Company and its Restricted Subsidiaries than the contract or agreement as in effect on the Issue Date or is approved by a majority of the disinterested directors of NEHC, (w) transactions between the Company or its Restricted Subsidiaries on the one hand, and Holberg on the other hand, involving the provision of financial or advisory services by Holberg; provided that fees payable to Holberg do not exceed the usual and customary fees for similar services, (x) transactions between the Company or its Restricted Subsidiaries on the one hand, and Donaldson, Lufkin & Jenrette Securities Corporation or its Affiliates ("DLJ") on the other hand, involving the provision of financial, advisory, placement or underwriting services by DLJ; provided that fees payable to DLJ do not exceed the usual and customary fees of DLJ for similar services, (y) the insurance arrangements between NEHC and its Subsidiaries and an Affiliate of Holberg that are not less favorable to the Company or any of its Subsidiaries than those that are in effect on the date hereof provided such arrangements are conducted in the ordinary course of business consistent with past practices, and (z) payments under the tax sharing agreement among Holberg and other members of the affiliated group of corporations of which it is the common parent.

  Anti-Layering

     The Indenture provides that (i) the Company will not incur, create, issue, assume, guarantee or otherwise become liable for any Indebtedness that is both
(a) subordinate or junior in right of payment to any Senior Debt and (b) senior in any respect in right of payment to the New Notes and (ii) no Subsidiary Guarantor will incur, create, issue, assume, guarantee or otherwise become liable for any Indebtedness that is both (a) subordinate or junior in right of payment to its Senior Debt and (b) senior in right of payment to its Note Guarantee.

  Sale and Leaseback Transactions

     The Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, enter into any sale and leaseback transaction; provided that the Company may enter into a sale and leaseback transaction if (i) the Company could have (a) incurred Indebtedness in an amount equal to the Attributable Debt relating to such sale and leaseback transaction pursuant to the covenant described above under the caption " -- Incurrence of Indebtedness and Issuance of Preferred Stock" and (b) incurred a Lien to secure such Indebtedness pursuant to the covenant described above under the caption
" -- Liens," (ii) the gross cash proceeds of such sale and leaseback transaction are at least equal to the fair market value (as determined in good faith by the Board of Directors and set forth in an Officers' Certificate delivered to the Trustee) of the property that is the subject of such sale and leaseback transaction and (iii) the transfer of assets in such sale and leaseback transaction is permitted by, and the Company applies the proceeds of such transaction in compliance with, the covenant described above under the caption
" -- Repurchase at the Option of Holders -- Asset Sales."

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

  Limitation on Issuances and Sales of Capital Stock of Wholly-Owned Restricted Subsidiaries

     The Indenture provides that the Company (i) will not, and will not permit any Wholly-Owned Restricted Subsidiary of the Company to, transfer, convey, sell, lease or otherwise dispose of any Capital Stock of any Wholly-Owned Subsidiary of the Company to any Person (other than the Company or a Wholly-Owned Restricted Subsidiary of the Company), unless (a) such transfer, conveyance, sale, lease or other disposition is of all the Capital Stock of such Wholly-Owned Restricted Subsidiary and (b) the cash Net Proceeds from such transfer, conveyance, sale, lease or other disposition are applied in accordance with the covenant described above under the caption " -- Asset Sales," and (ii) will not permit any Wholly-Owned Restricted Subsidiary of the Company to issue any of its Equity Interests (other than, if necessary, shares of its Capital Stock constituting directors' qualifying shares) to any Person other than to the Company or a Wholly-Owned Restricted Subsidiary of the Company.

  Limitations on Issuances of Guarantees of Indebtedness

     The Indenture provides that the Company will not permit any Restricted Subsidiary, directly or indirectly, to Guarantee or pledge any assets to secure the payment of any other Indebtedness of the Company unless either such Restricted Subsidiary (x) is a Subsidiary Guarantor or (y) simultaneously executes and delivers a supplemental indenture to the Indenture providing for the Guarantee of the payment of the New Notes by such Restricted Subsidiary, which Guarantee shall be senior to or pari passu with such Restricted Subsidiary's Guarantee of or pledge to secure such other Indebtedness. Notwithstanding the foregoing, any such Guarantee by a Restricted Subsidiary of the New Notes shall provide by its terms that it shall be automatically and unconditionally released and discharged upon any sale, exchange or transfer, to any Person not an Affiliate of the Company, of all of the Company's stock in, or all or substantially all the assets of, such Restricted Subsidiary, which sale, exchange or transfer is made in compliance with the applicable provisions of the Indenture. The form of such Guarantee is attached as an exhibit to the Indenture.

  Business Activities

     The Company will not, and will not permit any Restricted Subsidiary to, engage in any business other than a Permitted Business, except to such extent as would not be material to the Company and its Restricted Subsidiaries taken as a whole.

  Additional Guarantees

     The Indenture provides that (i) if the Company or any of its Restricted Subsidiaries shall, after the date of the Indenture, transfer or cause to be transferred, including by way of any Investment, in one or a series of transactions (whether or not related), any assets, businesses, divisions, real property or equipment having an aggregate fair market value (as determined in good faith by the Board of Directors) in excess of $1.0 million to any Restricted Subsidiary that is not a Subsidiary Guarantor or a Foreign Subsidiary, (ii) if the Company or any of its Restricted Subsidiaries shall acquire another Restricted Subsidiary other than a Foreign Subsidiary having total assets with a fair market value (as determined in good faith by the Board of Directors) in excess of $1.0 million, or (iii) if any Restricted Subsidiary other than a Foreign Subsidiary shall incur Acquired Debt in excess of $1.0 million, then the Company shall, at the time of such transfer, acquisition or incurrence, (i) cause such transferee, acquired Restricted Subsidiary or Restricted Subsidiary incurring Acquired Debt (if not then a Subsidiary Guarantor) to execute a New Note Guarantee of the Obligations of the Company under the New Notes in the form set forth in the Indenture and (ii) deliver to the Trustee an Opinion of Counsel, in form reasonably satisfactory to the Trustee, that such Note Guarantee is a valid, binding and enforceable obligation of such transferee, acquired Restricted Subsidiary or Restricted Subsidiary incurring Acquired Debt, subject to customary exceptions for bankruptcy, fraudulent conveyance and equitable principles. Notwithstanding the foregoing, the Company or any of its Restricted Subsidiaries may make a Restricted Investment in any Wholly-Owned Restricted Subsidiary of the Company without compliance with this covenant provided that such Restricted Investment is permitted by the covenant described under the caption, " -- Restricted Payments."

  Reports

     The Indenture provides that, whether or not required by the rules and regulations of the Commission, so long as any New Notes are outstanding, the Company will furnish to the Holders of New Notes (i) all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if the Company were required to file such Forms, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" and, with respect to the annual information only, a report thereon by the Company's certified independent accountants and (ii) all current reports that would be required to be filed with the Commission on Form 8-K if the Company were required to file such reports. In addition, whether or not required by the rules and regulations of the Commission, the Company will file a copy of all such information and reports with the Commission for public availability (unless the Commission will not accept such a filing) and make such information available to securities analysts and prospective investors upon request. In addition, the Company has agreed that, for so long as any New Notes remain outstanding, it will furnish to the Holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

EVENTS OF DEFAULT AND REMEDIES

     The Indenture provides that each of the following constitutes an Event of
Default: (i) default for 30 days in the payment when due of interest on, or Liquidated Damages with respect to, the New Notes (whether or not prohibited by the subordination provisions of the Indenture); (ii) default in payment when due of the principal of or premium, if any, on the New Notes (whether or not prohibited by the subordination provisions of the Indenture); (iii) failure by the Company to comply with the provisions described under the captions
" -- Repurchase at the Option of Holders -- Change of Control," " -- Certain Covenants -- Asset Sales," or " -- Certain Covenants -- Merger, Consolidation, or Sale of Assets"; (iv) failure by the Company for 30 days after notice from the Trustee or at least 25% in principal amount of the New Notes then outstanding to comply with the provisions described under the captions
" -- Restricted Payments" or "-- Incurrence of Indebtedness and Issuance of Preferred Stock"; (v) failure by the Company for 60 days after notice from the Trustee or at least 25% in principal amount of the New Notes then outstanding to comply with any of its other agreements in the Indenture or the New Notes; (vi) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company or any of its Subsidiaries (or the payment of which is guaranteed by the Company or any of its Subsidiaries) whether such Indebtedness or Guarantee now exists, or is created after the date of the Indenture, which default (a) is caused by a failure to pay principal of or premium, if any, or interest on such Indebtedness prior to the expiration of the grace period provided in such Indebtedness on the date of such default (a "Payment Default") or (b) results in the acceleration of such Indebtedness prior to its express maturity and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $15.0 million or more; (vii) failure by the Company or any of its Subsidiaries to pay final judgments aggregating in excess of $5.0 million, which judgments are not paid, discharged or stayed for a period of 60 days; and (viii) certain events of bankruptcy or insolvency with respect to the Company or any of its Subsidiaries.

     If any Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of the then outstanding New Notes may declare all the New Notes to be due and payable immediately provided, however, that if any Indebtedness or Obligation is outstanding pursuant to the New Credit Facility, upon a declaration of acceleration by the holders of the New Notes or the Trustee, all principal and interest under the Indenture shall be due and payable upon the earlier of (x) the day which five Business Days after the provision to the Company, the Credit Agent and the Trustee of such written notice of acceleration or (y) the date of acceleration of any Indebtedness under the New Credit Facility; and provided further that in the event of an acceleration based upon an Event of Default set forth in clause (vi) above, such declaration of acceleration shall be automatically annulled if the holders of Indebtedness which is the subject of such failure to pay at maturity or acceleration have rescinded their declaration of acceleration in respect of such Indebtedness or such failure to pay at maturity shall have been cured or waived within 30 days thereof and no other Event of Default has occurred during such 30-day period which has not been cured, paid or waived. Notwithstanding the foregoing, in the case of an Event of Default arising from certain events of bankruptcy or insolvency, with respect to the Company or any of its Subsidiaries all outstanding New Notes will become due and payable without further action or notice. Holders of the New Notes may not enforce the Indenture or the New Notes except as provided in the Indenture. Subject to certain limitations, Holders of a majority in principal amount of the then outstanding New Notes may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from Holders of the New Notes notice of any continuing Default or Event of Default (except a Default or Event of Default relating to the payment of principal or interest) if it determines that withholding notice is in their interest.

     In the case of any Event of Default occurring by reason of any willful action (or inaction) taken (or not taken) by or on behalf of the Company with the intention of avoiding payment of the premium that the Company would have had to pay if the Company then had elected to redeem the New Notes pursuant to the optional redemption provisions of the Indenture, an equivalent premium shall also become and be immediately due and payable to the extent permitted by law upon the acceleration of the New Notes. If an Event of Default occurs prior to July 15, 2002 by reason of any willful action (or inaction) taken (or not taken) by or on behalf of the Company with the intention of avoiding the prohibition on redemption of the New Notes prior to July 15, 2002, then the premium specified in the Indenture shall also become immediately due and payable to the extent permitted by law upon the acceleration of the New Notes.

     The Holders of a majority in aggregate principal amount of the New Notes then outstanding by notice to the Trustee may on behalf of the Holders of all of the New Notes waive any existing Default or Event of Default and its consequences under the Indenture except a continuing Default or Event of Default in the payment of interest on, or the principal of, the New Notes.

     The Company is required to deliver to the Trustee annually a statement regarding compliance with the Indenture, and the Company is required upon becoming aware of any Default or Event of Default, to deliver to the Trustee a statement specifying such Default or Event of Default.

NO PERSONAL LIABILITY OF DIRECTORS, OFFICERS, EMPLOYEES AND STOCKHOLDERS

     No director, officer, employee, incorporator or stockholder of the Company or the Subsidiary Guarantors, as such, shall have any liability for any obligations of the Company or any Subsidiary Guarantor under the New Notes, the Indenture, the New Note Guarantees or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of New Notes by accepting a New Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the New Notes. Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the Commission that such a waiver is against public policy.

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

     The Company may, at its option and at any time, elect to have all of its obligations discharged with respect to the outstanding New Notes and all obligations of the Subsidiary Guarantors under the New Note Guarantees ("Legal Defeasance") except for (i) the rights of Holders of outstanding New Notes to receive payments in respect of the principal of, premium and Liquidated Damages, if any, and interest on such New Notes when such payments are due from the trust referred to below, (ii) the Company's obligations with respect to the New Notes concerning issuing temporary New Notes, registration of New Notes, mutilated, destroyed, lost or stolen New Notes and the maintenance of an office or agency for payment and money for security payments held in trust, (iii) the rights, powers, trusts, duties and immunities of the Trustee, and the Company's obligations in connection therewith and (iv) the Legal Defeasance provisions of the Indenture. In addition, the Company may, at its option and at any time, elect to have the obligations of the Company and the Subsidiary Guarantors released with respect to certain covenants that are described in the Indenture ("Covenant Defeasance") and thereafter any omission to comply with such obligations shall not constitute a Default or Event of Default with respect to the New Notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) described under "-- Events of Default" will no longer constitute an Event of Default with respect to the New Notes.

     In order to exercise either Legal Defeasance or Covenant Defeasance, (i) the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders of the New Notes, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium and Liquidated Damages, if any, and interest on the outstanding New Notes on the stated maturity or on the applicable redemption date, as the case may be, and the Company must specify whether the New Notes are being defeased to maturity or to a particular redemption date; (ii) in the case of Legal Defeasance, the Company shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that (A) the Company has received from, or there has been published by, the Internal Revenue Service a ruling or (B) since the date of the Indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel shall confirm that, the Holders of the outstanding New Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred; (iii) in the case of Covenant Defeasance, the Company shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that the Holders of the outstanding New Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred; (iv) no Default or Event of Default shall have occurred and be continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit) or insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 91st day after the date of deposit; (v) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under any material agreement or instrument (other than the Indenture) to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound; (vi) the Company must have delivered to the Trustee an opinion of counsel to the effect that after the 91st day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally; (vii) the Company must deliver to the Trustee an Officers' Certificate stating that the deposit was not made by the Company with the intent of preferring the Holders of New Notes over the other creditors of the Company with the intent of defeating, hindering, delaying or defrauding creditors of the Company or others; and (viii) the Company must deliver to the Trustee an Officers' Certificate and an opinion of counsel, each stating that all conditions precedent provided for relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

TRANSFER AND EXCHANGE

     A Holder may transfer or exchange New Notes in accordance with the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Company may require a Holder to pay any taxes and fees required by law or permitted by the Indenture. The Company is not required to transfer or exchange any New Note selected for redemption. Also, the Company is not required to transfer or exchange any New Note for a period of 15 days before a selection of New Notes to be redeemed.

     The registered Holder of a New Note will be treated as the owner of it for all purposes.

AMENDMENT, SUPPLEMENT AND WAIVER

     Except as provided in the next two succeeding paragraphs, the Indenture, the New Notes or the New Note Guarantees may be amended or supplemented with the consent of the Holders of at least a majority in principal amount of the New Notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, New Notes), and any existing default or compliance with any provision of the Indenture, the New Notes or the New Note Guarantees may be waived with the consent of the Holders of a majority in principal amount of the then outstanding New Notes (including consents obtained in connection with a tender offer or exchange offer for New Notes).

     Without the consent of each Holder affected, an amendment or waiver may not (with respect to any New Notes held by a non-consenting Holder): (i) reduce the principal amount of New Notes whose Holders must consent to an amendment, supplement or waiver; (ii) reduce the principal of or change the fixed maturity of any Note or alter the provisions with respect to the redemption of the New Notes (other than provisions relating to the covenants described above under the caption "-- Repurchase at the Option of Holders"); (iii) reduce the rate of or change the time for payment of interest on any New Note; (iv) waive a Default or Event of Default in the payment of principal of or premium, if any, or interest on the New Notes (except a rescission of acceleration of the New Notes by the Holders of at least a majority in aggregate principal amount of the New Notes and a waiver of the payment default that resulted from such acceleration); (v) make any New Note payable in money other than that stated in the New Notes; (vi) make any change in the provisions of the Indenture relating to waivers of past Defaults or the rights of Holders of New Notes to receive payments of principal of or premium, if any, or interest on the New Notes; (vii) waive a redemption payment with respect to any New Note (other than a payment required by one of the covenants described above under the caption "-- Repurchase at the Option of Holders") or (viii) make any change in the foregoing amendment and waiver provisions. In addition, any amendment to the provisions of Article 10 of the Indenture (which relate to subordination) will require the consent of the Holders of at least 75% in aggregate principal amount of the New Notes then outstanding if such amendment would adversely affect the rights of Holders of New Notes.

     Notwithstanding the foregoing, without the consent of any Holder of New Notes, the Company, the Subsidiary Guarantors and the Trustee may amend or supplement the Indenture, the New Notes or the New Note Guarantees to cure any ambiguity, defect or inconsistency, to provide for uncertificated New Notes in addition to or in place of certificated New Notes, to provide for the assumption of the Company's and the Subsidiary Guarantors' obligations to Holders of New Notes in the case of a merger or consolidation, to make any change that would provide any additional rights or benefits to the Holders of New Notes or that does not adversely affect the legal rights under the Indenture of any such Holder, to comply with requirements of the Commission in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act or to allow any Subsidiary to guarantee the New Notes.

CONCERNING THE TRUSTEE

     The Indenture contains certain limitations on the rights of the Trustee, should it become a creditor of the Company, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the Commission for permission to continue or resign.

     The Holders of a majority in principal amount of the then outstanding New Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The Indenture provides that in case an Event of Default shall occur (which shall not be cured), the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any Holder of New Notes, unless such Holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

ADDITIONAL INFORMATION

     Anyone who receives this Prospectus may obtain a copy of the Indenture and Registration Rights Agreement without charge by writing to AmeriServe, Brookfield Lake Corporate Center, 17975 West Sarah Lane, Suite 100, Brookfield, Wisconsin 53045; Attention: Secretary.

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

BOOK-ENTRY, DELIVERY AND FORM

     The New Notes initially being issued in exchange for the Notes generally will be represented by one or more fully-registered global notes without interest coupons (collectively the "Global New Note"). Notwithstanding the foregoing, Notes held in certificated form will be exchanged solely for New Notes in certificated form as discussed below. The Global New Note will be deposited upon issuance with the Depository Trust Company (the "DTC") and registered in the name of DTC or its nominee (the "Global New Note Registered Owner"), in each case for credit to an account of a direct or indirect participant as described below. Except as set forth below, the Global New Note may be transferred, in whole and not in part, only to another nominee of the DTC or to a successor of the DTC or its nominee. See "-- Exchange of Book-Entry New Notes for Certificated New Notes."

     The New Notes may be presented for registration of transfer and exchange at the offices of the Registrar.

  Depository Procedures

     DTC has advised the Company that DTC is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the "Participants") and to facilitate the clearance and settlement of transactions in those securities between Participants through electronic book-entry changes in accounts of Participants. The Participants include securities brokers and dealers (including the Initial Purchaser), banks, trust companies, clearing corporations and certain other organizations. Access to DTC's system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the "Indirect Participants"). Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or Indirect Participants. The ownership interest and transfer of ownership interest of each actual purchaser of each security held by or on behalf of DTC are recorded on the records of the Participants and Indirect Participants.

     DTC has also advised the Company that pursuant to procedures established by it, (i) upon deposit of the Global New Notes, DTC will credit the accounts of Participants designated by the Initial Purchaser with portions of the principal amount of Global New Notes and (ii) ownership of such interests in the Global New Notes will be shown on, and the transfer ownership thereof will be effected only through, records maintained by DTC (with respect to Participants) or by Participants and the Indirect Participants (with respect to other owners of beneficial interests in the Global New Notes).

     EXCEPT AS DESCRIBED BELOW, OWNERS OF INTERESTS IN THE GLOBAL NEW NOTES WILL NOT HAVE NEW NOTES REGISTERED IN THEIR NAMES, WILL NOT RECEIVE PHYSICAL DELIVERY OF NEW NOTES IN CERTIFICATED FORM AND WILL NOT BE CONSIDERED THE REGISTERED OWNERS OR HOLDERS THEREOF UNDER THE INDENTURE FOR ANY PURPOSE.

     Payments in respect of the principal and premium and Liquidated Damages, if any, and interest on a Global New Note registered in the name of DTC or its nominee will be payable by the Trustee to DTC or its nominee in its capacity as the registered holder under the Indenture. Under the terms of the Indenture, the Company and the Trustee will treat the persons in whose names the New Notes, including the Global New Notes, are registered as the owners thereof for the purpose of receiving such payments and for any and all other purposes whatsoever. Consequently, none of the Company, the Trustee nor any agent of the Company or the Trustee has or will have any responsibility or liability for (i) any aspect of DTC's records or any Participant's or Indirect Participant's records relating to or payments made on account of beneficial ownership interests in the Global New Notes, or for maintaining, supervising or reviewing any of DTC's records or any Participant's or Indirect Participant's records relating to the beneficial ownership interests in the Global New Notes or (ii) any other matter relating to the actions and practices of DTC or any of its Participants or Indirect Participants.

     DTC has advised the Company that its current practice, upon receipt of any payment in respect of securities such as the New Notes (including principal and interest), is to credit the accounts of the relevant Participants with the payment on the payment date, in amounts proportionate to their respective holdings in principal amount of beneficial interests in the relevant security such as the Global New Notes as shown on the records of DTC. Payments by Participants and the Indirect Participants to the beneficial owners of New Notes will be governed by standing instructions and customary practices and will not be the responsibility of DTC, the Trustee or the Company. Neither the Company nor the Trustee will be liable for any delay by DTC or its Participants in identifying the beneficial owners of the New Notes, and the Company and the Trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee as the registered owner of the New Notes for all purposes.

     DTC has advised the Company that it will take any action permitted to be taken by a holder of New Notes only at the direction of one or more Participants to whose account DTC interests in the Global New Notes are credited and only in respect of such portion of the aggregate principal amount of the New Notes as to which such Participant or Participants have given direction. However, if there is an Event of Default under the New Notes, DTC reserves the right to exchange Global New Notes for legended New Notes in certificated form, and to distribute such New Notes to its Participants.

     The information in this section concerning DTC and its book-entry system has been obtained from sources that the Company believes to be reliable, but the Company takes no responsibility for the accuracy thereof.

     Although DTC has agreed to the foregoing procedures to facilitate transfers of interests in the Global New Notes among Participants in DTC, it is under no obligation to perform or to continue to perform such procedures, and such procedures may be discontinued at any time. None of the Company, the Initial Purchaser or the Trustee will have any responsibility for the performance by DTC, or its Participants or indirect Participants of its obligations under the rules and procedures governing their operations.

  Exchange of Book-Entry New Notes for Certificated New Notes

     A Global New Note is exchangeable for definitive New Notes in registered certificated form if (i) DTC (x) notifies the Company that it is unwilling or unable to continue as depositary for the Global New Note and the Company thereupon fails to appoint a successor depositary or (y) has ceased to be a clearing agency registered under the Exchange Act, (ii) the Company, at its option, notifies the Trustee in writing that it elects to cause the issuance of the New Notes in certificated form or (iii) there shall have occurred and be continuing to occur a Default or an Event of Default with respect to the New Notes. In addition, beneficial interests in a Global New Note may be exchanged for certificated New Notes upon request but only upon at least 20 days' prior written notice given to the Trustee by or on behalf of DTC in accordance with customary procedures. In all cases, certificated New Notes delivered in exchange for any Global New Note or beneficial interest therein will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures).

     Subject to the restrictions on the transferability of the New Notes described in "Risk Factors -- Restrictions on Transfer," a New Note in definitive form will be issued (i) in the Exchange Offer solely in exchange for certificated Notes or (ii) following the Exchange Offer, upon the resale, pledge or other transfer of any New Note or interest therein to any person or entity that does not participate in the Depository. The exchange of certificated Notes in the Exchange Offer may be made only by presentation of the Notes, duly endorsed, together with a duly completed Letter of Transmittal and other required documentation as described under "The Exchange Offer -- Procedures for Tendering" and "-- Guaranteed Delivery Procedures." Transfers of certificated New Notes may be made only by presentation of New Notes, duly endorsed, to the Trustees for registration of transfer on the Note Register maintained by the Trustees for such purposes.

     The information in this section concerning the Depository and the Depository's book-entry system has been obtained from sources that the Company believes to be reliable, but the Company takes no responsibility for the accuracy thereof.

CERTIFICATED NEW NOTES

     Subject to certain conditions, any person having a beneficial interest in the Global New Note may, upon request to the Trustee, exchange such beneficial interest for New Notes in the form of Certificated New Notes. Upon any such issuance, the Trustee is required to register such Certificated New Notes in the name of, and cause the same to be delivered to, such person or persons (or the nominee of any thereof). In addition, if (i) the Company notifies the Trustee in writing that the DTC is no longer willing or able to act as a depositary and the Company is unable to locate a qualified successor within 90 days or (ii) the Company, at its option, notifies the Trustee in writing that it elects to cause the issuance of New Notes in the form of Certificated New Notes under the Indenture, then, upon surrender by the Global New Note Holder of its Global New Note, New Notes in such form will be issued to each person that the Global New Note Holder and the DTC identify as being the beneficial owner of the related New Notes.

     Neither the Company nor the Trustee will be liable for any delay by the Global New Note Holder or the DTC in identifying the beneficial owners of New Notes and the Company and the Trustee may conclusively rely on, and will be protected in relying on, instructions from the Global New Note Holder or the DTC for all purposes.

SAME DAY SETTLEMENT AND PAYMENT

     The Indenture requires that payments in respect of the New Notes represented by the Global New Note (including principal, premium, if any, interest and Liquidated Damages, if any) be made by wire transfer of immediately available next day funds to the accounts specified by the Global New Note Holder. With respect to Certificated New Notes, the Company will make all payments of principal, premium, if any, interest and Liquidated Damages, if any, by wire transfer of immediately available funds to the accounts specified by the Holders thereof or, if no such account is specified, by mailing a check to each such Holder's registered address. The Company expects that secondary trading in the Certificated New Notes will also be settled in immediately available funds.

REGISTRATION RIGHTS; LIQUIDATED DAMAGES

     The Company, the Subsidiary Guarantors and the Initial Purchasers entered into the Registration Rights Agreement on the Closing date. Pursuant to the Registration Rights Agreement, the Company and the Subsidiary Guarantors agreed to file with the Commission the Exchange Offer Registration Statement of which this Prospectus is a part on the appropriate form under the Securities Act with respect to the New Notes. Pursuant to the Exchange Offer, the Company is offering to the Holders of Transfer Restricted Securities who are able to make certain representations the opportunity to exchange their Transfer Restricted Securities for New Notes. If any Holder of Transfer Restricted Securities notifies the Company prior to the 20th day following consummation of the Exchange Offer that (i) it is prohibited by law or Commission policy from participating in the Exchange Offer or (ii) that it may not resell the New Notes acquired by it in the Exchange Offer to the public without delivering a prospectus and the prospectus contained in the Exchange Offer Registration Statement is not appropriate or available for such resales or (iii) that it is a broker-dealer and owns Notes acquired directly from the Company or an affiliate of the Company, the Company and the Subsidiary Guarantors will file with the Commission a Shelf Registration Statement to cover resales of the Notes by the Holders thereof who satisfy certain conditions relating to the provision of information in connection with the Shelf Registration Statement. The Company and the Subsidiary Guarantors will use their best efforts to cause the applicable registration statement to be declared effective as promptly as possible by the Commission. For purposes of the foregoing, "Transfer Restricted Securities" means each Note until (i) the date on which such Note has been exchanged by a person other than a broker-dealer for a New Note in the Exchange Offer, (ii) following the exchange by a broker-dealer in the Exchange Offer of a Note for a New Note, the date on which such New Note is sold to a purchaser who receives from such broker-dealer on or prior to the date of such sale a copy of the prospectus contained in the Exchange Offer Registration Statement, (iii) the date on which such Note has been effectively registered under the Securities Act and disposed of in accordance with the Shelf Registration Statement or (iv) the date on which such Note is distributed to the public pursuant to Rule 144 under the Act.

     The Registration Rights Agreement provides, among other things, that (i) unless the Exchange Offer would not be permitted by applicable law or Commission policy, the Company and the Subsidiary Guarantors will have commenced the Exchange Offer and used their best efforts to issue on or prior to 30 business days after the date on which the Exchange Offer Registration Statement was declared effective by the Commission, New Notes in exchange for all Notes tendered prior thereto in the Exchange Offer and (ii) if obligated to file

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

the Shelf Registration Statement, the Company and the Subsidiary Guarantors will use their best efforts to file the Shelf Registration Statement with the Commission on or prior to 45 days after such filing obligation arises and to cause the Shelf Registration to be declared effective by the Commission on or prior to 120 days after such obligation arises. If (a) the Company and the Subsidiary Guarantors fail to file any of the Registration Statements required by the Registration Rights Agreement on or before the date specified for such filing, (b) any of such Registration Statements is not declared effective by the Commission on or prior to the date specified for such effectiveness (the "Effectiveness Target Date"), (c) the Company and the Subsidiary Guarantors fail to consummate the Exchange Offer within 30 business days of the Effectiveness Target Date with respect to the Exchange Offer Registration Statement, or (d) the Shelf Registration Statement or the Exchange Offer Registration Statement is declared effective but thereafter ceases to be effective or usable in connection with resales of Transfer Restricted Securities during the periods specified in the Registration Rights Agreement (each such event referred to in clauses (a) through (d) above a "Registration Default"), then the Company will pay Liquidated Damages to each Holder of Notes, with respect to the first 90-day period immediately following the occurrence of the first Registration Default in an amount equal to $.05 per week per $1,000 principal amount of Notes held by such Holder. The amount of the Liquidated Damages will increase by an additional $.05 per week per $1,000 principal amount of Notes with respect to each subsequent 90-day period until all Registration Defaults have been cured, up to a maximum amount of Liquidated Damages of $.50 per week per $1,000 principal amount of Notes. All accrued Liquidated Damages will be paid by the Company on each Damages Payment Date to the Global Note Holder by wire transfer of immediately available funds or by federal funds check and to Holders of Certificated Notes by wire transfer to the accounts specified by them or by mailing checks to their registered addresses if no such accounts have been specified. Following the cure of all Registration Defaults, the accrual of Liquidated Damages will cease.

     Holders of Notes will be required to make certain representations to the Company (as described in the Registration Rights Agreement) in order to participate in the Exchange Offer and will be required to deliver information to be used in connection with the Shelf Registration Statement and to provide comments on the Shelf Registration Statement within the time periods set forth in the Registration Rights Agreement in order to have their Notes included in the Shelf Registration Statement and benefit from the provisions regarding Liquidated Damages set forth above.

CERTAIN DEFINITIONS

     Set forth below are certain defined terms used in the Indenture. Reference is made to the Indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

     "Acquired Debt" means, with respect to any specified Person, (i) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person, including, without limitation, Indebtedness incurred in connection with, or in contemplation of, such other Person merging with or into or becoming a Subsidiary of such specified Person, and (ii) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

     "Affiliate" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided that beneficial ownership of 10% or more of the voting securities of a Person shall be deemed to be control.

     "Asset Sale" means (i) the sale, lease, conveyance or other disposition of any assets or rights (including, without limitation, by way of a sale and leaseback) other than sales of inventory in the ordinary course of business consistent with past practices and other than a Receivables Transaction (provided that the sale, lease, conveyance or other disposition of all or substantially all of the assets of the Company and its Restricted Subsidiaries taken as a whole will be governed by the provisions of the Indenture described above under the caption "-- Repurchase at Option of Holders -- Change of Control" and/or the provisions described above under the caption "-- Certain Covenants -- Merger, Consolidation or Sale of Assets" and not by the provisions of the Asset Sale covenant), and (ii) the issue or sale by the Company or any of its Restricted Subsidiaries of Equity Interests of any of the Company's Restricted Subsidiaries, in the case of either clause (i) or (ii), whether in a single transaction or a series of related transactions (a) that have a fair market value in excess of $3.0 million or (b) for net proceeds in excess of $3.0 million. Notwithstanding the foregoing: (i) a transfer of assets by the Company to a Wholly Owned Restricted Subsidiary or by a Wholly Owned Restricted Subsidiary to the Company or to another Wholly Owned Restricted Subsidiary, (ii) an issuance of Equity Interests by a Wholly Owned Restricted Subsidiary to the Company or to another Wholly Owned Restricted Subsidiary, and (iii) a Restricted Payment that is permitted by the covenant described above under the caption
"-- Certain Covenants -- Restricted Payments" will not be deemed to be Asset Sales.

     "Attributable Debt" in respect of a sale and leaseback transaction means, at the time of determination, the present value (discounted at the rate of interest implicit in such transaction, determined in accordance with GAAP) of the obligation of the lessee for net rental payments during the remaining term of the lease included in such sale and leaseback transaction (including any period for which such lease has been extended or may, at the option of the lessor, be extended).

     "Capital Lease Obligation" means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized on a balance sheet in accordance with GAAP.

     "Capital Stock" means (i) in the case of a corporation, corporate stock,
(ii) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock, (iii) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited) and
(iv) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

     "Cash Equivalents" means (i) United States dollars, (ii) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof having maturities of not more than six months from the date of acquisition, (iii) certificates of deposit and eurodollar time deposits with maturities of six months or less from the date of acquisition, bankers' acceptances with maturities not exceeding six months and overnight bank deposits, in each case with any lender party to the New Credit Facility or with any domestic commercial bank having capital and surplus in excess of $500 million and a Thompson Bank Watch Rating of "B" or better, (iv) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (ii) and (iii) above entered into with any financial institution meeting the qualifications specified in clause
(iii) above, (v) commercial paper having the highest rating obtainable from Moody's Investors Service, Inc. or Standard & Poor's Corporation and in each case maturing within six months after the date of acquisition and (vi) securities quoted by the Nasdaq National Market or listed on a United States, Canadian or western European national securities exchange.

     "Change of Control" means the occurrence of any of the following: (i) the sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Company and its Subsidiaries taken as a whole to any "person" (as such term is used in Section 13(d)(3) of the Exchange
Act) other than the Principals or their Related Parties (as defined below), (ii) the adoption of a plan relating to the liquidation or dissolution of the Company, (iii) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any "person" (as defined above), other than the Principals and their Related Parties, becomes the "beneficial owner" (as such term is defined in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that a person shall be deemed to have "beneficial ownership" of all securities that such person has the right to acquire, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition), directly or indirectly, of more than 50% of the Voting Stock of the Company (measured by voting power rather than number of shares), (iv) the first day on which a majority of the members of the Board of Directors of the Company are not Continuing Directors or (v) the Company consolidates with, or merges with or into, any Person or sells, assigns, conveys, transfers, leases or otherwise disposes of all or substantially all of its assets to any Person, or any Person consolidates with, or merges with or into, the Company, in any such event pursuant to a transaction in which any of the outstanding Voting Stock of the Company is converted into or exchanged for cash, securities or other property, other than any such transaction where the Voting Stock of the Company outstanding immediately prior to such transaction is converted into or exchanged for Voting Stock (other than Disqualified Stock) of the surviving or transferee Person constituting a majority of the outstanding shares of such Voting Stock of such surviving or transferee Person (immediately after giving effect to such issuance).

     "Consolidated Cash Flow" means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period plus (i) an amount equal to any extraordinary loss plus any net loss realized in connection with an Asset Sale (to the extent such losses were deducted in computing such Consolidated Net Income), plus (ii) provision for taxes based on income or profits of such Person and its Subsidiaries for such period, to the extent that such provision for taxes was included in computing such Consolidated Net Income, plus (iii) consolidated interest expense of such Person and its Subsidiaries for such period, whether paid or accrued and whether or not capitalized (including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers' acceptance financings, and net payments (if any) pursuant to Hedging Obligations), to the extent that any such expense was deducted in computing such Consolidated Net Income, plus (iv) depreciation, amortization (including amortization of goodwill and other intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash expenses (excluding any such non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period) of such Person and its Subsidiaries for such period to the extent that such depreciation, amortization and other non-cash expenses were deducted in computing such Consolidated Net Income, plus (v) in connection with any acquisition by the Company, projected quantifiable improvements in operating results (on an annualized basis) due to cost reductions calculated in accordance with Article 11 of Regulation S-X of the Securities Act and evidenced by (A) in the case of cost reductions of less than $10.0 million, an Officers' Certificate delivered to the Trustee and (B) in the case of cost reductions of $10.0 million or more, a resolution of the Board of Directors set forth in an Officers' Certificate delivered to the Trustee, minus (vi) non-cash items increasing such Consolidated Net Income for such period. Notwithstanding the foregoing, the provision for taxes on the income or profits of, and the depreciation and amortization and other non-cash charges of, a Subsidiary of the referent Person shall be added to Consolidated Net Income to compute Consolidated Cash Flow only to the extent that a corresponding amount would be permitted at the date of determination to be dividended to the Company by such Subsidiary without prior governmental approval (that has not been obtained), and without direct or indirect restriction pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to that Subsidiary or its stockholders.

     "Consolidated Net Income" means, with respect to any Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that (i) the Net Income (but not loss) of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting shall be included only to the extent of the amount of dividends or distributions paid in cash to the referent Person or a Wholly Owned Restricted Subsidiary thereof, (ii) the Net Income of any Restricted Subsidiary shall be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary or its stockholders,
(iii) the Net Income of any Person acquired in a pooling of interests transaction for any period prior to the date of such acquisition shall be excluded, (iv) the cumulative effect of a change in accounting principles shall be excluded and (v) the Net Income of any Unrestricted Subsidiary shall be excluded, whether or not distributed to the Company or one of its Restricted Subsidiaries for purposes of the

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

covenant described under the caption "Incurrence of Indebtedness and Issuance of Preferred Stock" and shall be included for purposes of the covenant described under the caption "Restricted Payments" only to the extent of the amount of dividends or distributions paid in cash to the Company or one of its Restricted Subsidiaries.

     "Consolidated Net Worth" means, with respect to any Person as of any date, the sum of (i) the consolidated equity of the common stockholders of such Person and its consolidated Subsidiaries as of such date plus (ii) the respective amounts reported on such Person's balance sheet as of such date with respect to any series of preferred stock (other than Disqualified Stock) that by its terms is not entitled to the payment of dividends unless such dividends may be declared and paid only out of net earnings in respect of the year of such declaration and payment, but only to the extent of any cash received by such Person upon issuance of such preferred stock, less (x) all write-ups (other than write-ups resulting from foreign currency translations and write-ups of tangible assets of a going concern business made within 12 months after the acquisition of such business) subsequent to the date of the Indenture in the book value of any asset owned by such Person or a consolidated Subsidiary of such Person, (y) all investments as of such date in unconsolidated Subsidiaries and in Persons that are not Subsidiaries (except, in each case, Permitted Investments), and (z) all unamortized debt discount and expense and unamortized deferred charges as of such date, all of the foregoing determined in accordance with GAAP.

     "Continuing Directors" means, as of any date of determination, any member of the Board of Directors of the Company who (i) was a member of such Board of Directors on the date of the Indenture or (ii) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board at the time of such nomination or election.

     "Credit Agent" means the Bank of America, in its capacity as Administrative Agent for the lenders party to the New Credit Facility, or any successor thereto or any person otherwise appointed.

     "Default" means any event that is or with the passage of time or the giving of notice or both would be an Event of Default.

     "Designated Senior Debt" means (i) any Indebtedness outstanding under the New Credit Facility and (ii) any other Senior Debt permitted under the Indenture the principal amount of which is $25.0 million or more and that has been designated by the Company as "Designated Senior Debt."

     "Disqualified Stock" means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the Holder thereof, in whole or in part, on or prior to the date that is 91 days after the date on which the New Notes mature; provided, however, that any Capital Stock that would not qualify as Disqualified Stock but for change of control provisions shall not constitute Disqualified Stock if the provisions are not more favorable to the holders of such Capital Stock than the provisions described under "-- Change of Control" applicable to the Holders of the New Notes.

     "Equity Interests" means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

     "Existing Indebtedness" means Indebtedness of the Company and its Subsidiaries (other than Indebtedness under the New Credit Facility) in existence on the date of the Indenture, until such amounts are repaid.

     "Fixed Charges" means, with respect to any Person for any period, the sum, without duplication, of (i) the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued (including, without limitation, original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers' acceptance financings, and net payments (if any) pursuant to Hedging Obligations) and (ii) the consolidated interest expense of such Person and its Restricted Subsidiaries that was capitalized during such period, (iii) any interest expense on Indebtedness of another Person that is Guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its

Restricted Subsidiaries (whether or not such Guarantee or Lien is called upon) and (iv) the product of (a) all dividend payments, whether or not in cash, on any series of preferred stock of such Person or any of its Restricted Subsidiaries, other than dividend payments on Equity Interests payable solely in Equity Interests of the Company, times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person, expressed as a decimal, in each case, on a consolidated basis and in accordance with GAAP.

     "Fixed Charge Coverage Ratio" means with respect to any Person for any period, the ratio of the Consolidated Cash Flow of such Person and its Restricted Subsidiaries for such period to the Fixed Charges of such Person and its Restricted Subsidiaries for such period. In the event that the Company or any of its Restricted Subsidiaries incurs, assumes, Guarantees or redeems any Indebtedness (other than revolving credit borrowings) or issues preferred stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated but prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the "Calculation Date"), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, Guarantee or redemption of Indebtedness, or such issuance or redemption of preferred stock, as if the same had occurred at the beginning of the applicable four-quarter reference period. In addition, for purposes of making the computation referred to above, (i) acquisitions that have been made by the Company or any of its Restricted Subsidiaries, including through mergers or consolidations and including any related financing transactions, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date shall be deemed to have occurred on the first day of the four-quarter reference period and Consolidated Cash Flow for such reference period shall be calculated without giving effect to clause (iii) of the proviso set forth in the definition of Consolidated Net Income, (ii) the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, shall be excluded, and (iii) the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, shall be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the referent Person or any of its Restricted Subsidiaries following the Calculation Date.

     "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect on the date of the Indenture.

     "Global Notes" means the Rule 144A Global Note, the Regulation S Temporary Global Notes and the Regulation S Permanent Global Notes.

     "Government Securities" means direct obligations of, or obligations guaranteed by, the United States of America for the payment of which guarantee or obligations the full faith and credit of the United States is pledged.

     "Guarantee" means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including, without limitation, letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness.

     "Hedging Obligations" means, with respect to any Person, the obligations of such Person under (i) interest rate swap agreements, interest rate cap agreements and interest rate collar agreements and (ii) other agreements or arrangements designed to protect such Person against fluctuations in interest rates or currency rates.

     "Indebtedness" means, with respect to any Person, any indebtedness of such Person, whether or not contingent, in respect of borrowed money or evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof) or bankers' acceptances or representing Capital Lease Obligations or the balance deferred and unpaid of the purchase price of any property or representing any Hedging Obligations, except any such balance that constitutes an accrued expense or trade payable, if and to the extent any of the foregoing indebtedness (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of such Person prepared in accordance with GAAP, as well as all indebtedness of others secured by a Lien on any asset of such Person (whether or not such indebtedness is assumed by such Person) and, to the extent not otherwise included, the Guarantee by such Person of any indebtedness of any other Person. The amount of any Indebtedness outstanding as of any date shall be
(i) the accreted value thereof, in the case of any Indebtedness that does not require current payments of interest, and (ii) the principal amount thereof, together with any interest thereon that is more than 30 days past due, in the case of any other Indebtedness.

     "Insolvency or Liquidation Proceedings" means (i) any insolvency or bankruptcy case or proceeding, or any receivership, liquidation, reorganization or other similar case or proceeding, relative to the Company or to the creditors of the Company, as such, or to the assets of the Company, or (ii) any liquidation, dissolution, reorganization or winding up of the Company, whether voluntary or involuntary, and involving insolvency or bankruptcy, or (iii) any assignment for the benefit of creditors or any other marshalling of assets and liabilities of the Company.

     "Investments" means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the forms of direct or indirect loans (including guarantees of Indebtedness or other obligations), advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If the Company or any Restricted Subsidiary of the Company sells or otherwise disposes of any Equity Interests of any direct or indirect Restricted Subsidiary of the Company such that, after giving effect to any such sale or disposition, such Person is no longer a Restricted Subsidiary of the Company, the Company shall be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Equity Interests of such Restricted Subsidiary not sold or disposed of in an amount determined as provided in the final paragraph of the covenant described above under the caption "-- Restricted Payments."

     "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction).

     "Net Income" means, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however, (i) any gain (but not loss), together with any related provision for taxes on such gain (but not loss), realized in connection with (a) any Asset Sale (including, without limitation, dispositions pursuant to sale and leaseback transactions) or (b) the disposition of any securities by such Person or any of its Restricted Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Restricted Subsidiaries and (ii) any extraordinary or nonrecurring gain (but not loss), together with any related provision for taxes on such extraordinary or nonrecurring gain (but not loss).

     "Net Proceeds" means the aggregate cash proceeds received by the Company or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of the direct costs relating to such Asset Sale (including, without limitation, legal, accounting and investment banking fees, and sales commissions) and any relocation expenses incurred as a result thereof, taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements), and any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP.

     "New Credit Facility" means that certain Credit Facility, dated as of the date of the Indenture, by and among the Company and Bank of America, providing for up to $150.0 million of revolving credit borrowings and $205.0 million of term credit borrowings, including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, and in each case as amended, modified, renewed, refunded, replaced or refinanced from time to time.

     "Non-Recourse Debt" means Indebtedness (i) as to which neither the Company nor any of its Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (b) is directly or indirectly liable (as a guarantor or otherwise), or (c) constitutes the lender; (ii) no default with respect to which (including any rights that the holders thereof may have to take enforcement action against an Unrestricted Subsidiary) would permit (upon notice, lapse of time or both) any holder of any other Indebtedness (other than the New Notes being offered hereby) of the Company or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity; and (iii) as to which the lenders have been notified in writing that they will not have any recourse to the stock or assets of the Company or any of its Restricted Subsidiaries.

     "Obligations" means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

     "Permitted Business" means any of the businesses and any other businesses related to the businesses engaged in by the Company and its respective Restricted Subsidiaries on the date of the Indenture.

     "Permitted Investments" means (a) any Investment in the Company or in a Wholly Owned Restricted Subsidiary of the Company that is engaged in a Permitted Business; (b) any Investment in Cash Equivalents; (c) any Investment by the Company or any Restricted Subsidiary of the Company in a Person, if as a result of such Investment (i) such Person becomes a Wholly Owned Restricted Subsidiary of the Company that is engaged in a Permitted Business or (ii) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or a Wholly Owned Restricted Subsidiary of the Company that is engaged in a Permitted Business; (d) any Restricted Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described above under the caption "-- Repurchase at the Option of Holders -- Asset Sales"; (e) any acquisition of assets solely in exchange for the issuance of Equity Interests (other than Disqualified Stock) of the Company; (f) loans and advances made after the date of the Indenture to Holberg Industries, Inc. not to exceed $10.0 million at any time outstanding;
(g) loans and advances made after the date of the Indenture to NEHC not to exceed $10.0 million at any time outstanding; and (h) other Investments made after the date of the Indenture in any Person having an aggregate fair market value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (h) that are at the time outstanding, not to exceed $10.0 million.

     "Permitted Liens" means (i) Liens securing Indebtedness under the New Credit Facility that was permitted by the terms of the Indenture to be incurred;
(ii) Liens in favor of the Company; (iii) Liens on property of a Person existing at the time such Person is merged into or consolidated with the Company or any Restricted Subsidiary of the Company, provided that such Liens were in existence prior to the contemplation of such merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with the Company; (iv) Liens on property existing at the time of acquisition thereof by the Company or any Restricted Subsidiary of the Company, provided that such Liens were in existence prior to the contemplation of such acquisition; (v) Liens to secure the performance of statutory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business; (vi) Liens existing on the date of the Indenture;
(vii) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded, provided that any reserve or other appropriate provision as shall be required in conformity with GAAP shall have been made therefor; (viii) Liens incurred in the ordinary course of business of the Company or any Restricted Subsidiary of the Company with respect to obligations that do not exceed $5.0 million at any one time outstanding and that (a) are not incurred in connection with the borrowing of money or the obtaining of advances or credit (other than trade credit in the ordinary course of business) and (b) do not in the aggregate materially detract from the value of the property or materially impair the use thereof in the operation of business by the Company or such Restricted Subsidiary, and (ix) Liens on assets of Unrestricted Subsidiaries that (A) secure Non-Recourse Debt of Unrestricted Subsidiaries or (B) are incurred in connection with a Receivables Transaction.

     "Permitted Refinancing Indebtedness" means any Indebtedness of the Company or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund other Indebtedness of the Company or any of its Restricted Subsidiaries; provided that: (i) except for Indebtedness used to extend, refinance, renew, replace, defease or refund the New Credit Facility, the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount of (or accreted value, if applicable), plus accrued interest on, the Indebtedness so extended, refinanced, renewed, replaced, defeased or refunded (plus the amount of reasonable expenses incurred in connection therewith); (ii) such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; (iii) if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the New Notes, such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and is subordinated in right of payment to, the New Notes on terms at least as favorable to the Holders of New Notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; and (iv) such Indebtedness is incurred either by the Company or by the Restricted Subsidiary who is the obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded.

     "Principals" means Holberg Industries, Inc., John V. Holten, Orkla, ASA, Nebco Evans Distributors, Inc., NEHC, DLJ Merchant Banking, L.P., DLJ International Partners, C.V., DLJ Offshore Partners, C.V., DLJ Merchant Banking Funding, Inc., DLJ Merchant Banking Partners II, L.P., DLJ Merchant Banking Partners II-A, L.P., DLJ Offshore Partners II, C.V., DLJ Diversified Partners, L.P., DLJ Diversified Partners-A, L.P., DLJ Millennium Partners, L.P., DLJ Millennium Partners-A, L.P., DLJMB Funding II, Inc., DLJ First ESC LLC, DLJ EAB Partners, L.P. and UK Investment Plan 1997 Partners.

     "Public Equity Offering" means a public offering of Equity Interests (other than Disqualified Stock) of (i) the Company; or (ii) NEHC to the extent the net proceeds thereof are contributed to the Company as a capital contribution, that, in each case, results in the net proceeds to the Company of at least $25.0 million.

     "Receivables" means, with respect to any Person or entity, all of the following property and interests in property of such Person or entity, whether now existing or existing in the future or hereafter acquired or arising: (i) accounts, (ii) accounts receivable incurred in the ordinary course of business, including, without limitation, all rights to payment created by or arising from sales of goods, leases of goods or the rendition of services, no matter how evidenced, whether or not earned by performance, (iii) all rights to any goods or merchandise represented by any of the foregoing after creation of the foregoing, including, without limitation, returned or repossessed goods, (iv) all reserves and credit balances with respect to any such accounts receivable or account debtors, (v) all letters of credit, security or guarantees for any of the foregoing, (vi) all insurance policies or reports relating to any of the foregoing, (vii) all collection or deposit accounts relating to any of the foregoing, (viii) all proceeds of the foregoing and (ix) all books and records relating to any of the foregoing.

     "Receivables Subsidiary" means an Unrestricted Subsidiary exclusively engaged in Receivables Transactions and activities related thereto; provided, however, that (i) at no time shall the Company and its Subsidiaries have more than one Receivables Subsidiary and (ii) all Indebtedness or other borrowings of such Unrestricted Subsidiary shall be Non-Recourse Debt.

     "Receivables Transaction" means (i) the sale or other disposition to a third party of Receivables or an interest therein, or (ii) the sale or other disposition of Receivables or an interest therein to a Receivables Subsidiary followed by a financing transaction in connection with such sale or disposition of such Receivables (whether such financing transaction is effected by such Receivables Subsidiary or by a third party to whom such Receivables Subsidiary sells such Receivables or interests therein); provided that in each of the foregoing, the Company or its Subsidiaries receive at least 80% of the aggregate principal amount of any Receivables financed in such transaction.

     "Regulation S" means Regulation S promulgated under the Securities Act.

     "Regulation S Global Notes" means the Regulation S Temporary Global Notes or the Regulation S Permanent Global Notes as applicable.

     "Regulation S Permanent Global Notes" means the permanent global Notes that are deposited with and registered in the name of the Depository or its nominee, representing a series of Notes sold in reliance on Regulation S.

     "Regulation S Temporary Global Notes" means the temporary global Notes that are deposited with and registered in the name of the Depository or its nominee, representing a series of Notes sold in reliance on Regulation S.

     "Related Party" with respect to any Principal means (A) any controlling stockholder, 80% (or more) owned Subsidiary, or spouse or immediate family member (in the case of an individual) of such Principal or (B) any trust, corporation, partnership or other entity, the beneficiaries, stockholders, partners, owners or Persons beneficially holding an 80% or more controlling interest of which consist of such Principal and/or such other Persons referred to in the immediately preceding clause (A).

     "Reorganization Securities" means securities distributed to the Holders of the New Notes in an Insolvency or Liquidation Proceeding pursuant to a plan of reorganization consented to by each class of the Senior Debt, but only if all of the terms and conditions of such securities (including, without limitation, term, tenor, interest, amortization, subordination, standstills, covenants and defaults) are at least as favorable (and provide the same relative benefits) to the holders of Senior Debt and to the holders of any security distributed in such Insolvency or Liquidation Proceeding on account of any such Senior Debt as the terms and conditions of the New Notes and the Indenture are, and provide to the holders of Senior Debt.

     "Representative" means the Trustee, agent or representative for any Senior Debt.

     "Restricted Investment" means an Investment other than a Permitted Investment.

     "Restricted Subsidiary" of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary.

     "Rule 144A" means Rule 144A promulgated under the Securities Act.

     "Rule 144A Global Note" means a permanent global note that is deposited with and registered in the name of the Depository or its nominee, representing a series of Notes sold in reliance on Rule 144A.

     "Senior Debt" means (i) all Indebtedness outstanding under the New Credit Facility, including any Guarantees thereof and all Hedging Obligations with respect thereto, (ii) any other Indebtedness permitted to be incurred by the Company under the terms of the Indenture, unless the instrument under which such Indebtedness is incurred expressly provides that it is on a parity with or subordinated in right of payment to the New Notes and (iii) all Obligations with respect to the foregoing. Notwithstanding anything to the contrary in the foregoing, Senior Debt will not include (w) any liability for federal, state, local or other taxes owed or owing by the Company, (x) any Indebtedness of the Company to any of its Subsidiaries or other Affiliates, (y) any trade payables or (z) any Indebtedness that is incurred in violation of the Indenture.

     "Stated Maturity" means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which such payment of interest or principal was scheduled to be paid in the original documentation governing such Indebtedness, and shall not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

     "Subsidiary" means, with respect to any Person, (i) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person (or a combination thereof) and (ii) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are such Person or of one or more Subsidiaries of such Person (or any combination thereof).

     "Subsidiary Guarantors" means all direct and indirect Restricted Subsidiaries of the Senior Subordinated Notes.

     "Unrestricted Subsidiary" means (i) any Subsidiary that is designated by the Board of Directors as an Unrestricted Subsidiary pursuant to a Board Resolution; but only to the extent that such Subsidiary: (a) has no Indebtedness other than Non-Recourse Debt; (b) is not party to any agreement, contract, arrangement or understanding with the Company or any Restricted Subsidiary of the Company unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to the Company or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Company; (c) is a Person with respect to which neither the Company nor any of its Restricted Subsidiaries has any direct or indirect obligation (x) to subscribe for additional Equity Interests or (y) to maintain or preserve such Person's financial condition or to cause such Person to achieve any specified levels of operating results; (d) has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of the Company or any of its Restricted Subsidiaries; and (e) has at least one director on its board of directors that is not a director or executive officer of the Company or any of its Restricted Subsidiaries and has at least one executive officer that is not a director or executive officer of the Company or any of its Restricted Subsidiaries. Any such designation by the Board of Directors shall be evidenced to the Trustee by filing with the Trustee a certified copy of the Board Resolution giving effect to such designation and an Officers' Certificate certifying that such designation complied with the foregoing conditions and was permitted by the covenant described above under the caption "Certain
Covenants -- Restricted Payments." If, at any time, any Unrestricted Subsidiary would fail to meet the foregoing requirements as an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of the Indenture and any Indebtedness of such Subsidiary shall be deemed to be incurred by a Restricted Subsidiary of the Company as of such date (and, if such Indebtedness is not permitted to be incurred as of such date under the covenant described under the caption "Incurrence of Indebtedness and Issuance of Preferred Stock," the Company shall be in default of such covenant). The Board of Directors of the Company may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that such designation shall be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of the Company of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation shall be permitted only if (i) such Indebtedness is permitted under the covenant described under the caption "Certain Covenants -- Incurrence of Indebtedness and Issuance of Preferred Stock," and (ii) no Default or Event of Default would be in existence following such designation.

     "Voting Stock" of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

     "Weighted Average Life to Maturity" means, when applied to any Indebtedness at any date, the number of years obtained by dividing (i) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment, by (ii) the then outstanding principal amount of such Indebtedness.

     "Wholly Owned Subsidiary" of any Person means a Subsidiary of such Person all of the outstanding Capital Stock or other ownership interests of which (other than directors' qualifying shares) shall at the time be owned by such Person or by one or more Wholly Owned Subsidiaries of such Person and one or more Wholly Owned Subsidiaries of such Person.

             DESCRIPTION OF CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     The following discussion is a summary of certain U.S. federal income tax considerations relevant to the purchase, ownership and disposition of the New Notes by the holders thereof. This summary does not purport to be a complete analysis of all the potential federal income tax effects relating to the purchase, ownership and disposition of the New Notes. There can be no assurance that the U.S. Internal Revenue Service will take a similar view of such consequences. Further, the discussion does not address all aspects of taxation that may be relevant to particular purchasers in light of their individual circumstances (including the effect of any foreign, state or local laws) or to certain types of purchasers (including dealers in securities, insurance companies, financial institutions, persons that hold New Notes that are a hedge or that are hedged against currency risks or that are part of a straddle or conversion transaction, persons whose functional currency is not the U.S. dollar and tax-exempt entities) subject to special treatment under U.S. federal income tax laws. The discussion below assumes that the New Notes are held as capital assets.

     The discussion of the U.S. federal income tax consequences set forth below is based upon currently existing provisions of the Internal Revenue Code of 1986, as amended (the "Code"), judicial decisions, and administrative interpretations. Because individual circumstances may differ, each prospective purchaser of the New Notes is strongly urged to consult its own tax advisor with respect to its particular tax situation and the particular tax effects of any state, local, non-U.S. or other tax laws and possible changes in the tax laws.

     As used herein, the term "U.S. Holder" means a beneficial owner of a New Note who or which is for U.S. federal income tax purposes either (i) a citizen or resident of the U.S., (ii) a corporation, partnership or other entity created or organized in or under the laws of the U.S. or of any political subdivision thereof, (iii) an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source or (iv) a trust if a court within the U.S. is able to exercise primary supervision over the administration of the trust and one or more U.S. fiduciaries have the authority to control all substantial decisions of the trust. The term also includes certain former citizens of the U.S. whose income and gain on the New Notes will be subject to U.S. taxation. As used herein, the term "U.S. Alien Holder" means a beneficial owner of a New Note that is not a U.S. Holder.

PAYMENTS OF INTEREST

     Interest paid on a New Note will generally be taxable to a U.S. Holder as ordinary interest income at the time it accrues or is received in accordance with the U.S. Holder's method of accounting for federal income tax purposes.

MARKET DISCOUNT AND PREMIUM

     If a U.S. Holder that acquires a New Note has a tax basis in the New Note that is less than its "stated redemption price at maturity," the amount of the difference will be treated as "market discount" for U.S. federal income tax purposes, unless such difference is less than a specified de minimis amount. Under the market discount rules of the Code, a U.S. Holder will be required to treat any principal payment on, or any gain on the sale, exchange, retirement or other disposition of, a New Note as ordinary income to the extent of any accrued market discount that has not previously been included in income. Market discount generally accrues on a straight-line basis over the remaining term of a New Note. A U.S. Holder may not be allowed to deduct immediately all or a portion of the interest expense on any indebtedness incurred or continued to purchase or to carry such New Note. A U.S. Holder may elect to include market discount in income currently as it accrues (either on a straight-line basis or, if the United States Holder so elects, on a constant yield basis), in which case the interest deferral rule set forth in the preceding sentence will not apply. Such an election will apply to all bonds acquired by the U.S. Holder on or after the first day of the first taxable year to which such election applies and may be revoked only with the consent of the Internal Revenue Service.

     If a U.S. Holder purchases a New Note for an amount that is greater than the sum on all amounts payable on the New Note after the purchase date, other than stated interest, such holder will be considered to have purchased such New Note with "amortizable bond premium" equal in amount to such excess, and may elect (in accordance with applicable Code provisions) to amortize such premium, using a constant yield method over the remaining term of the New Note. The amount amortized in any year will be treated as a reduction of the U.S. Holder's interest income from the New
Note in such year. A U.S. Holder that elects to amortize bond premium must reduce its tax basis in the New Note by the amount of the premium amortized in any year. An election to amortize bond premium applies to all taxable debt obligations then owned and thereafter acquired by the U.S. Holder and may be revoked only with the consent of the Internal Revenue Service.

SALE, EXCHANGE OR RETIREMENT OF NEW NOTES

     Upon the sale, exchange or retirement of a New Note, a U.S. Holder will recognize taxable gain or loss equal to the difference between the amount realized on the sale, exchange or retirement (not including any amount attributable to accrued but unpaid interest) and such holder's adjusted tax basis in the New Note. A U.S. Holder's adjusted tax basis in a New Note will equal the cost of the New Note to such holder, increased by the amount of any market discount previously included in income by such holder with respect to such New Note and reduced by any amortized bond premium and any principal payment received by such holder.

     Subject to the discussion of market discount above, gain or loss realized on the sale, exchange or retirement of a New Note by a U.S. Holder will be capital gain or loss, and will be long-term capital gain or loss if at the time of the sale, exchange or retirement the New Note has been held for more than one year. In the case of individual U.S. Holders, net capital gain is taxed at a maximum rate of 28% if the U.S. Holder's holding period is more than one year but not more than 18 months and at a maximum rate of 20% if the U.S. Holder's holding period is more than 18 months. The distinction between capital gain or loss and ordinary income or loss is also relevant for purposes of, among other things, limitations on the deductibility of capital losses.

     A U.S. Holder will recognize no gain or loss on the exchange of a Note for a New Note pursuant to the Exchange Offer.

TAX CONSEQUENCES TO U.S. ALIEN HOLDERS

     Under present U.S. federal income and estate tax law, and subject to the discussion below concerning backup withholding:

          (a) payments of principal or interest on the New Notes by the Company or any paying agent to a beneficial owner of a New Note that is a U.S. Alien Holder will not be subject to U.S. federal withholding tax, provided that, in the case of interest, (i) such Holder does not own, actually or constructively, 10% or more of the total combined voting power of all classes of stock of the Company entitled to vote, (ii) such Holder is not, for U.S. federal income tax purposes, a controlled foreign corporation related, directly or indirectly, to the Company through stock ownership,
     (iii) such Holder is not a bank receiving interest described in Section 881(c)(3)(A) of the Code, and (iv) the certification requirements under
     Section 871(h) or Section 881(c) of the Code and Treasury Regulations thereunder (summarized below) are met;

          (b) a U.S. Alien Holder of a New Note will not be subject to U.S. federal income tax on gains realized on the sale, exchange or other disposition of such New Note, unless (i) such Holder is an individual who is present in the U.S. for 183 days or more in the taxable year of sale, exchange or other disposition, and certain conditions are met; (ii) such gain is effectively connected with the conduct by such Holder of a trade or business in the U.S. and, if certain tax treaties apply, is attributable to a U.S. permanent establishment maintained by the U.S. Alien Holder or (iii) the U.S. Alien Holder is subject to tax pursuant to the Code provisions applicable to certain U.S. expatriates; and

          (c) a New Note held by an individual who is not a citizen or resident of the U.S. at the time of his death will not be subject to U.S. federal estate tax as a result of such individual's death, provided that, at the time of such individual's death, the individual does not own, actually or constructively, 10% or more of the total combined voting power of all classes of stock of the Company entitled to vote and payments with respect to such New Note would not have been effectively connected with the conduct by such individual of a trade or business in the U.S.

     Sections 871(h) and 881(c) of the Code and currently effective Treasury Regulations thereunder require that, in order to obtain the exemption from withholding tax described in paragraph (a) above, either (i) the beneficial owner of a New Note must certify, under penalties of perjury, to the Company or paying agent, as the case may be, that such owner is a U.S. Alien Holder and must provide such owner's name and address, and U.S. taxpayer identification number ("TIN"), if any, or (ii) a securities clearing organization, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business (a "Financial Institution") and holds the New Note on behalf of the beneficial owner thereof must certify, under penalties of perjury, to the Company or paying agent, as the case may be, that such certificate has been received from the beneficial owner by it or by a Financial Institution between it and the beneficial owner and must furnish the payor with a copy thereof. A certificate described in this paragraph is effective only with respect to payments of interest made to the certifying U.S. Alien Holder after delivery of the certificate in the calendar year of its delivery and the two immediately succeeding calendar years. Under temporary U.S. Treasury Regulations, such requirement will be fulfilled if the beneficial owner of a New Note certifies on Internal Revenue Service Form W-8, under penalties of perjury, that it is a U.S. Alien Holder and provides its name and address, and any Financial Institution holding the New Note on behalf of the beneficial owner files a statement with the withholding agent to the effect that it has received such a statement from the beneficial owner (and furnishes the withholding agent with a copy thereof).

     Treasury Regulations released on October 6, 1997 (the "New Regulations") and effective for payments made after December 31, 1988 will provide alternative methods for satisfying the certification requirement described above. The New Regulations also would require, in the case of New Notes held by a foreign partnership, that (x) the certification be provided by the partners rather than by the foreign partnership and (y) the partnership provide certain information, including a United States taxpayer identification number. A lookthrough rule would apply in the case of tiered partnerships.

     If a U.S. Alien Holder of a New Note is engaged in a trade or business in the U.S., and if interest on the New Note, or gain realized on the sale, exchange or other disposition of the New Note, is effectively connected with the conduct of such trade or business and, if certain tax treaties apply, is attributable to a U.S. permanent establishment maintained by the U.S. Alien Holder, the U.S. Alien Holder, although exempt from U.S. withholding tax, will generally be subject to regular U.S. income tax on such interest or gain in the same manner as if it were a U.S. Holder. In lieu of the certificate described in the preceding paragraph, such a Holder will be required to provide the Company a properly executed Internal Revenue Service Form 4224 in order to claim an exemption from withholding tax. In addition, if such U.S. Alien Holder is a foreign corporation, it may be subject to a branch profits tax equal to 30% (or such lower rate provided by an applicable treaty) of its effectively connected earnings and profits for the taxable year, subject to certain adjustments. For purposes of the branch profits tax, interest on and any gain recognized on the sale, exchange or other disposition of a New Note will be included in the earnings and profits of such U.S. Alien Holder if such interest or gain is effectively connected with the conduct by the U.S. Alien Holder of a trade or business in the U.S. The New Regulations will change some of the withholding reporting requirements described above, effective for payments made after December 31, 1998, subject to certain grandfathering provisions.

BACKUP WITHHOLDING

     Under current U.S. federal income tax law, a 31% backup withholding tax requirement applies to certain payments of interest on, and the proceeds of a sale, exchange or redemption of, the New Notes.

     Backup withholding will generally not apply with respect to payments made to certain exempt recipients, such as corporations or other tax-exempt entities. In the case of a non-corporate U.S. Holder, backup withholding will apply only if such Holder (i) fails to furnish its TIN, which, for an individual, would be his Social Security number, (ii) furnishes an incorrect TIN, (iii) is notified by the Internal Revenue Service that it has failed to properly report payments of interest and dividends or (iv) under certain circumstances, fails to certify, under penalties of perjury, that it has furnished a correct TIN and has not been notified by the Internal Revenue Service that it is subject to backup withholding for failure to report interest and dividend payments.

     In the case of a U.S. Alien Holder, under currently effective Treasury Regulations, backup withholding will not apply to payments made by the Company or any paying agent thereof on a New Note if such holder has provided the required certification under penalties of perjury that it is not a U.S. Holder (as defined above) or has otherwise established an exemption, provided in each case that the Company or such paying agent, as the case may be, does not have actual knowledge that the payee is a U.S. Holder.

     Under currently effective Treasury Regulations, if payments on a New Note are made to or through a foreign office of a custodian, nominee or other agent acting on behalf of a beneficial owner of a New Note, such custodian, nominee or other agent acting will not be required to apply backup withholding to such payments made to such beneficial owner. However, under the New Regulations, backup withholding may apply to payments made after December 31, 1998 if such custodian, nominee or other agent has actual knowledge that the payee is a U.S. Holder.

     Under currently effective Treasury Regulations, payments on the sale, exchange or other disposition of a New Note made to or through a foreign office of a broker generally will not be subject to backup withholding. However, under proposed Treasury Regulations, backup withholding may apply to payments made after December 31, 1998 if such broker has actual knowledge that the payee is a U.S. Holder. In the case of proceeds from a sale of a New Note by a U.S. Alien Holder paid to or through the foreign office of a U.S. broker or a foreign office of a foreign broker that is (i) a controlled foreign corporation for U.S. tax purposes or (ii) a person 50% or more of whose gross income for the three-year period ending with the close of the taxable year preceding the year of payment (or for the part of that period that the broker has been in existence) is effectively connected with the conduct of a trade or business within the U.S., information reporting is required unless the broker has documentary evidence in its files that the payee is not a U.S. person and certain other conditions are met, or the payee otherwise establishes an exemption. Payments to or through the U.S. office of a broker will be subject to backup withholding and information reporting unless the holder certifies, under penalties of perjury, that it is not a U.S. Holder and that certain other conditions are met or otherwise establishes an exemption.

     Holders of New Notes should consult their tax advisors regarding the application of backup withholding in their particular situations, the availability of an exemption therefrom, and the procedure for obtaining such an exemption, if available, and the impact of the New Regulations on payments made with respect to New Notes after December 31, 1998. Any amounts withheld from payment under the backup withholding rules will be allowed as a credit against a Holder's U.S. federal income tax liability and may entitle such holder to a refund, provided that the required information is furnished to the Internal Revenue Service.

     THE FOREGOING DISCUSSION IS FOR GENERAL INFORMATION AND IS NOT TAX ADVICE. ACCORDINGLY, EACH PROSPECTIVE HOLDER OF NEW NOTES SHOULD CONSULT ITS OWN TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES TO THE PROSPECTIVE HOLDER OF THE NEW NOTES, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL, OR NON-U.S. INCOME TAX LAWS AND ANY RECENT OR PROSPECTIVE CHANGES IN APPLICABLE TAX LAWS AND THE EFFECT OF THE NEW REGULATIONS WITH RESPECT TO PAYMENTS MADE AFTER DECEMBER 31, 1998.

                              PLAN OF DISTRIBUTION

     Each broker-dealer that receives New Notes for its own account ("Participating Broker-Dealer") pursuant to the Exchange Offer must acknowledge that it will deliver a Prospectus in connection with the initial sales of such New Notes. This Prospectus, as it may be amended or supplemented from time to time, may be used by a Participating Broker-Dealer in connection with the sales of New Notes received in exchange for Notes where such Notes were acquired as a result of market-making activities or other trading activities. The Company has agreed that it will make this Prospectus, as amended or supplemented, available to any Participating Broker-Dealer for use in connection with any such resale and Participating Broker-Dealers shall be authorized to deliver this prospectus for a period not exceeding 120 days after the Expiration Date. In addition, until February 10, 1997 (90 days after the date of this Prospectus), all dealers effecting transactions in the New Notes may be required to deliver a prospectus.

     The Company will not receive any proceeds from any sales of the New Notes by participating Broker-Dealers. New Notes received by Participating Broker-Dealers for their own account pursuant to the Exchange Offer may be sold from time to time, in one or more transactions in the over-the counter market, in negotiated transactions, through the writing of options on the New Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or at negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such Participating Broker-Dealer that resells the New Notes that were received by it for its own account pursuant to the Exchange Offer. Any broker or dealer that participates in a distribution of such New Notes may be deemed to be an "underwriter" within the meaning of the Securities Act and may profit on any such resale of New Notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a Participating Broker-Dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

     The Company will promptly send additional copies of this Prospectus and any amendment or supplement to this prospectus to any Participating Broker-Dealer that requests such documents in the Letter of Transmittal. See "The Exchange Offer."

     Bank of America NT&SA, an affiliate of BancAmerica Robertson Stephens, is an agent and lender under the Company's New Credit Facility and will receive proceeds from the Offering in connection with the repayment of term Indebtedness under such facility. See "Use of Proceeds." Bank of America NT&SA is an agent and lender under the New Credit Facility. BancAmerica received an arrangement fee in connection with the New Credit Facility and is the syndication agent and an agent with respect to the Accounts Receivable Program, for which, in each case, it receives certain customary fees and expenses.

     DLJ and BancAmerica Robertson Stephens have, from time to time, provided investment banking and other financial advisory services for which they have received customary compensation, including fees received in connection with the offering of the Senior Subordinated Notes.

     DLJMB, an affiliate of DLJ, and certain of its affiliates beneficially own approximately 36.1% of the common stock of NEHC, the parent of the Company. Peter T. Grauer, a principal of DLJ, is a member of the Board of Directors of NEHC and the Company; Benoit Jamar, a principal of DLJ, is a member of the Board of Directors of NEHC and the Company. Further, DLJ Capital Funding, Inc., an affiliate of DLJ, acted as an agent and lender in connection with the New Credit Facility, for which it received certain customary fees and expenses. In addition, DLJ received a merger advisory fee of approximately $4.0 million in cash from the Company upon consummation of the Transactions.

     In connection with the Transactions, an affiliate of DLJ received customary fees in connection with their agreement to finance a portion of the purchase price for PFS to the extent the Company could not arrange alternative financing for the Acquisition prior to the Transactions Closing.

     See "Certain Relationships and Related Party Transactions."

                                 LEGAL MATTERS

     Certain legal matters in connection with the New Notes offered hereby will be passed upon for the Company by Wachtell, Lipton, Rosen & Katz, New York, New York.

                                    EXPERTS

     The consolidated financial statements of the Company as of December 30, 1995 and December 28, 1996 and for each of the three years in the period ended December 28, 1996, appearing in this Prospectus and in the Registration Statement, and the financial statement schedule for each of the three years in the period ended December 28, 1996 included in the Registration Statement have been audited by Ernst & Young LLP ("Ernst & Young"), independent auditors, as set forth in their reports thereon appearing elsewhere herein and in the Registration Statement, and are included herein in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

     The financial statements of PFS (A Division of PepsiCo, Inc. Held for Sale) as of December 27, 1995 and December 25, 1996 and for each of the years in the three-year period ended December 25, 1996 appearing in this Prospectus and in the Registration Statement have been audited by KPMG Peat Marwick LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein and in the Registration Statement, and are included herein in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

     The consolidated statements of operations, stockholders' equity, and cash flows of Ameriserv Food Company for each of the two years in the period ended December 30, 1995 appearing in this Prospectus and in the Registration Statement have been audited by Ernst & Young, independent auditors, as set forth in their report thereon appearing elsewhere herein and in the Registration Statement, and are included herein in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                         CHANGE IN COMPANY'S ACCOUNTANT

     Prior to the acquisition by the Company of AmeriServ, the Company's principal independent auditors were Deloitte & Touche LLP ("Deloitte & Touche"). At the time of its acquisition by the Company the principal independent auditors for AmeriServ were Ernst & Young LLP ("Ernst & Young"). In July 1996 the Company invited both Deloitte & Touche and Ernst & Young to submit proposals to act as principal independent auditors to the Company. On or about October 1, 1996, the Company notified Deloitte & Touche that Deloitte & Touche had been dismissed as the Company's principal accountants. On October 1, 1996, the Company selected and retained Ernst & Young as the Company's principal independent auditors for the Company's 1996 fiscal year. The Company's Board of Directors approved of this change.

     Deloitte & Touche's reports on the Company's financial statements, which financial statements were prepared on a private entity basis and not in accordance with the requirements of Regulation S-X, for the fiscal years ended December 31, 1994 and December 30, 1995 did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or procedure, or accounting principles. During the fiscal years ended December 31, 1994 and December 30, 1995 and through October 1, 1996 there were no disagreements with Deloitte & Touche, as described in Item 304(a)(1)(iv), nor were there any events that would be "reportable events" pursuant to Item 304(a)(1)(v) of Regulation S-K.

     The Company's financial statements, which financial statements have been presented on a basis which will comply with the requirements of Regulation S-X for the fiscal years ended December 31, 1994 and December 30, 1995 included in this Prospectus and Registration Statement have been audited by Ernst & Young.

     As required pursuant to Item 304 of Regulation S-K, filed as Exhibit 16.1 hereto is a letter from Deloitte & Touche addressed to the Securities and Exchange Commission (the "SEC") stating that Deloitte & Touche agrees with the statements in the first and fourth sentences of the first paragraph and the statements in the second paragraph (and has no basis to agree or disagree with the other statements) of this section.

                         INDEX OF CERTAIN DEFINED TERMS

                                     PAGE NO.
                                     --------
Accounts Receivable Program......         26
Acquisition......................          3
Administrative Agent.............         26
Agents...........................         26
AmeriServe Funding...............         58
AmeriServ........................         15
AmeriServe.......................          3
Applicable Reserve Ratio.........         58
Asset Purchase Agreement.........         25
BancAmerica Robertson Stephens...         26
Bank of America NT&SA............         26
Banks............................         58
Base Amount......................         58
CAGR.............................          3
Carrying Cost Receivable
  Reserve........................         58
CCC..............................         50
Certificate of Incorporation.....         15
Change of Control................         83
Code.............................         92
Commission.......................          2
Company..........................          1
Depository.......................         ii
Distribution Agreement...........         48
DLJ..............................      ii, 7
DLJMB............................         55
EBITDA...........................         11
Equity Contribution..............         25
Evans............................         14
Exchange Act.....................          2
Exchange Offer...................          1
Financial Institution............         94
Global New Note..................         79
Guarantors.......................         59
Holberg..........................         14
IDA..............................         49
Indebtedness.....................         86
Indenture........................          1
Initial Purchasers...............         ii
Invested Amount..................         58
Lenders..........................         13

                                     PAGE NO.
                                     --------
Named Executive Officers.........         53
NEBCO............................         14
NEBCO EVANS......................         15
NED..............................         55
NEHC.............................          3
Net Eligible Receivables.........         58
New Credit Facility..............         26
New Notes........................          1
New Note Guarantees..............          1
New Regulations..................         94
Offering.........................          2
Participants.....................         79
PepsiCo..........................          3
PepsiCo Chains...................         48
PFS..............................          3
Post.............................          3
Post Contribution................         25
Post Holdings....................         25
Preferred Stock Contribution.....         25
Receivables......................         58
Registration Rights Agreement....          1
Regulation S Permanent Global
  Notes..........................         90
Regulation S Temporary Global
  Notes..........................         90
Restricted Subsidiary............         90
Revolving Credit Facility........         26
Rule 144A Global Note............         90
SEC..............................          2
Securities Act...................          1
Shelf Registration Statement.....          9
Subsidiary Guarantors............          1
Term Loans.......................         26
TIN..............................         94
Transactions.....................          5
Transactions Closings............         25
Transfer Restricted Securities...         81
Trust............................         58
Trustee..........................         62
U.S. Alien Holder................         92
U.S. Holder......................         92

               INDEX TO UNAUDITED PRO FORMA FINANCIAL STATEMENTS

                                                                                        PAGE
AMERISERVE FOOD DISTRIBUTION, INC.
  Unaudited Pro Forma Consolidated Balance Sheet as of June 28, 1997..................   P-2
  Notes to Unaudited Pro Forma Condensed Consolidated Balance Sheet as of June 28,
     1997.............................................................................   P-3
  Unaudited Pro Forma Consolidated Statement of Income for the Fiscal Year 1996.......   P-5
  Unaudited Pro Forma Consolidated Statement of Income for the Six Months Ended June
     28, 1997.........................................................................   P-6
  Notes to Unaudited Pro Forma Consolidated Statements of Income for Fiscal Year 1996
     and the Six Months Ended June 28, 1997...........................................   P-7

                       AMERISERVE FOOD DISTRIBUTION, INC.
             UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

     The following sets forth the Unaudited Pro Forma Consolidated Balance Sheet and the Unaudited Pro Forma Consolidated Statements of Income of AmeriServe Food Distribution, Inc., in each case giving effect to the Transactions and the Refinancing as if such Transactions and Refinancing had been consummated on June 28, 1997 (in the case of the Unaudited Pro Forma Consolidated Balance Sheet) and at the beginning of the earliest period presented (in the case of the Unaudited Pro Forma Consolidated Statements of Income). The Unaudited Pro Forma Consolidated Financial Statements of the Company do not purport to present the financial position or results of operations of the Company had the transactions assumed herein occurred on the dates indicated, nor are they necessarily indicative of the results of operations which may be expected to occur in the future.

                       AMERISERVE FOOD DISTRIBUTION, INC.

                 UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET
                              AS OF JUNE 28, 1997
                                 (IN THOUSANDS)

                                                                                                  PRO FORMA          PRO FORMA
                                                               PRO FORMA           PRO FORMA     ADJUSTMENTS            FOR
                                  HISTORICAL   HISTORICAL   ADJUSTMENTS FOR           FOR            FOR           TRANSACTIONS
                                  AMERISERVE      POST       TRANSACTIONS         TRANSACTIONS   REFINANCING      AND REFINANCING
                                  ----------   ----------   ---------------       ------------   -----------      ---------------
ASSETS
Current assets:
  Cash and cash equivalents...... $    3,413    $     61       $  24,382(1)        $   27,856     $ 134,000(5)      $   161,856
  Accounts receivable............    410,074      14,505        (378,821)(2)           45,758            --              45,758
  Undivided interest in accounts
    receivable
    trust........................         --          --         153,821(2)           153,821            --             153,821
  Inventories....................    150,759       6,644              --              157,403            --             157,403
  Other current assets...........     13,448       6,086          (4,700)(4)           14,834            --              14,834
                                  ----------     -------       ---------           ----------       -------          ----------
    Total current assets.........    577,694      27,296        (205,318)             399,672       134,000             533,672
Property and equipment, net......    122,232       3,426              --              125,658            --             125,658
Other assets:
  Goodwill.......................    684,085       4,630              --              688,715            --             688,715
  Other..........................     32,581         230          24,100(1)            52,411        11,000(5)           56,311
                                                                  (2,000)(1)                         (7,100)(6)
                                                                  (2,500)(4)
                                  ----------     -------       ---------           ----------       -------          ----------
                                  $1,416,592    $ 35,582       $(185,718)          $1,266,456     $ 137,900         $ 1,404,356
                                  ==========     =======       =========           ==========       =======          ==========
LIABILITIES & STOCKHOLDER'S EQUITY
Current liabilities:
  Current maturities of
    long-term debt............... $    5,540    $    489       $  (1,958)(1)       $    4,071     $      --         $     4,071
  Accounts payable...............    291,572      12,935              --              304,507            --             304,507
  Accrued liabilities............     67,515         484         (12,800)(1)           55,199            --              55,199
                                  ----------     -------       ---------           ----------       -------          ----------
    Total current liabilities....    364,627      13,908         (14,758)             363,777            --             363,777
Non-current liabilities..........     20,260       2,413              --               22,673            --              22,673
Long-term debt:
  Existing credit facilities.....    137,650      10,642        (148,292)(1)               --            --                  --
  Note payable to PepsiCo,
    Inc. ........................    830,000          --        (830,000)(1,2,3)           --            --                  --
  Term Loans.....................         --          --         205,000(1)           205,000      (205,000)(5)              --
  Senior Notes...................         --          --              --                   --       350,000(5)          350,000
  Senior Subordinated Notes......         --          --         500,000(1)           500,000            --             500,000
  Other..........................     22,425       2,342          (4,768)(1)           19,999            --              19,999
                                  ----------     -------       ---------           ----------       -------          ----------
    Total long-term debt.........    990,075      12,984        (278,060)             724,999       145,000             869,999
                                  ----------     -------       ---------           ----------       -------          ----------
      Total liabilities..........  1,374,962      29,305        (292,818)           1,111,449       145,000           1,256,449
                                  ----------     -------       ---------           ----------       -------          ----------
Stockholder's equity:
  Preferred......................     45,000          --         (45,000)(3)               --            --                  --
  Common.........................     (3,370)      6,277         175,000(3)           155,007        (7,100)(6)         147,907
                                                                 (13,700)(1)
                                                                  (2,000)(3)
                                                                  (7,200)(4)
                                  ----------     -------       ---------           ----------       -------          ----------
    Total stockholder's equity...     41,630       6,277         107,100              155,007        (7,100)            147,907
                                  ----------     -------       ---------           ----------       -------          ----------
                                  $1,416,592    $ 35,582       $(185,718)          $1,266,456     $ 137,900         $ 1,404,356
                                  ==========     =======       =========           ==========       =======          ==========

   See accompanying notes to unaudited pro forma consolidated balance sheet.

                       AMERISERVE FOOD DISTRIBUTION, INC.

            NOTES TO UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET

                              AS OF JUNE 28, 1997
                                 (IN THOUSANDS)

(1) Represents the following:

        Sources of funds:
        Proceeds under the New Credit Facility............................  $205,000
        Proceeds from the Senior Subordinated Notes Offering..............   500,000
                                                                            --------
                                                                            $705,000
                                                                            ========
        Use of Proceeds:
        Reduction of existing indebtedness:
          Current maturities of long-term debt............................  $  1,958
          Existing credit facilities......................................   148,292
          Other...........................................................     4,768
        Deferred financing fees and offering costs........................    24,100
        One time commitment and securitization fees and other costs
          expensed at closing.............................................    13,700
        Partially repay PepsiCo, Inc. note payable (excludes $11 million payable
          subsequent to closing)..........................................   475,000
        Payment of accrued transaction costs at closing...................    12,800
        Cash for working capital..........................................    24,382
                                                                            --------
                                                                            $705,000
                                                                            ========

     In connection with the reduction of existing indebtedness, $2,000 of deferred financing costs were writtten off.

(2) Represents the transfer of accounts receivable ($378,821) to AmeriServe Funding Corporation (Funding), a wholly-owned, special purpose, bankruptcy remote subsidiary of the Company, for $225,000 in cash (which was used to partially repay the PepsiCo, Inc. note payable), and a $153,821 undivided interest in the AmeriServe Master Trust (Trust). Under the Accounts Receivable Program, all of the trade receivables generated by the Company and its subsidiaries will be transferred on a daily basis to Funding. Funding will then sell the receivables to the Trust, which will issue a series of short-term notes to investors, currently yielding 6.875%, representing undivided interests in the assets of the Trust. Currently, $225,000 under the Accounts Receivable Program is available to Funding for a period of five years. Under the provisions of Statement of Financial Accounting Standards No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities," the transaction has been recorded as a transfer of receivables to an unconsolidated, special purpose entity. The Company intends to hold to maturity the retained interest in the transferred receivables and, therefore, will carry the investment on the cost basis in accordance with Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities."

(3) Adjustments to stockholder's equity:

        Equity Contribution of $130,000 by NEHC to partially repay
          PepsiCo, Inc. note payable......................................  $130,000
        Addition to common stock pursuant to the Preferred Stock
          Contribution....................................................    45,000
        Elimination of existing preferred stock pursuant to the Preferred
          Stock Contribution..............................................   (45,000)
        Write off deferred financing costs................................    (2,000)

                       AMERISERVE FOOD DISTRIBUTION, INC.
     NOTES TO UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET -- (CONTINUED)

                              AS OF JUNE 28, 1997
                                 (IN THOUSANDS)

(4) In connection with the contribution of Post to AmeriServe by NEHC, eliminate AmeriServe's investment in NEHC preferred stock of $2,500 and declare a dividend of $4,700 on Post to eliminate the intercompany balance.

(5) Represents the following:

        Proceeds from the Senior Notes Offering...........................  $350,000
                                                                            ========
        Use of Proceeds:
        Repay Term Loans..................................................  $205,000
        Deferred financing fees and offering costs........................     8,750
        Payment of accrued transaction costs at closing...................     2,250
        Cash for working capital..........................................   134,000
                                                                            --------
                                                                            $350,000
                                                                            ========

(6) Represents write-off of the deferred financing costs of $7,100 related to the Term Loans.

                       AMERISERVE FOOD DISTRIBUTION, INC.
              UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF INCOME
                            FOR THE FISCAL YEAR 1996
                             (DOLLARS IN THOUSANDS)

                                                                  ACQUISITION       PRO FORMA          PRO FORMA        PRO FORMA
                           HISTORICAL   HISTORICAL   HISTORICAL        OF        ADJUSTMENTS FOR          FOR          ADJUSTMENTS
                           AMERISERVE      PFS          POST      AMERISERV(9)    TRANSACTIONS        TRANSACTIONS   FOR REFINANCING
                           ----------   ----------   ----------   ------------   ---------------      ------------   ---------------
INCOME STATEMENT DATA:
Net sales(13)............  $1,280,598   $3,422,086    $ 119,444     $ 52,852        $      --          $ 4,874,980       $    --
Cost of goods sold.......   1,151,749    3,080,602      106,938       47,640               --            4,386,929            --
                           ----------   ----------     --------      -------         --------           ----------       -------
Gross profit.............     128,849      341,484       12,506        5,212               --              488,051            --
                           ----------   ----------     --------      -------         --------           ----------       -------
Operating expenses:
  Distribution, selling
    and administrative...     102,808      241,911       10,560        5,850          (11,100)(1)          361,398            --
                                                                                       (8,100)(2)
                                                                                       15,469(6)
                                                                                        4,000(4)
  Depreciation...........       5,251       19,830          295          134           (1,000)(3)           24,510            --
  Amortization...........       4,810           --          142          404           14,721(7)            20,077            --
  Other -- net...........       1,691           --       (4,283)          --            2,109(10)             (483)           --
                           ----------   ----------     --------      -------         --------           ----------       -------
Total operating
  expenses...............     114,560      261,741        6,714        6,388           16,099              405,502            --
                           ----------   ----------     --------      -------         --------           ----------       -------
Operating income.........      14,289       79,743        5,792       (1,176)         (16,099)              82,549            --
Interest expense.........      10,471       15,566        1,338          739           44,485(5)            72,599        13,080(12)
                           ----------   ----------     --------      -------         --------           ----------       -------
Income (loss) before
  income taxes...........       3,818       64,177        4,454       (1,915)         (60,584)               9,950       (13,080)
Provision (credit) for
  income taxes...........       1,300       24,597        1,886           17          (23,920)(8)            3,880        (5,101)(8)
                           ----------   ----------     --------      -------         --------           ----------       -------
Net income (loss)........  $    2,518   $   39,580    $   2,568     $ (1,932)       $ (36,664)         $     6,070       $(7,979)
                           ==========   ==========     ========      =======         ========           ==========       =======

                              PRO FORMA
                                 FOR
                            TRANSACTIONS
                           AND REFINANCING
                           ---------------
INCOME STATEMENT DATA:
Net sales(13)............    $ 4,874,980
Cost of goods sold.......      4,386,929
                              ----------
Gross profit.............        488,051
                              ----------
Operating expenses:
  Distribution, selling
    and administrative...        361,398

  Depreciation...........         24,510
  Amortization...........         20,077
  Other -- net...........           (483)
                              ----------
Total operating
  expenses...............        405,502
                              ----------
Operating income.........         82,549
Interest expense.........         85,679
                              ----------
Income (loss) before
  income taxes...........         (3,130)
Provision (credit) for
  income taxes...........         (1,221)
                              ----------
Net income (loss)........    $    (1,909)
                              ==========

See accompanying notes to unaudited pro forma consolidated statements of income.

                       AMERISERVE FOOD DISTRIBUTION, INC.
              UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF INCOME
                     FOR THE SIX MONTHS ENDED JUNE 28, 1997
                                 (IN THOUSANDS)

                                                                 PRO FORMA                        PRO FORMA          PRO FORMA
                                                                ADJUSTMENTS        PRO FORMA     ADJUSTMENTS            FOR
                         HISTORICAL   HISTORICAL   HISTORICAL       FOR               FOR            FOR           TRANSACTIONS
                         AMERISERVE      PFS          POST      TRANSACTIONS      TRANSACTIONS   REFINANCING      AND REFINANCING
                         ----------   ----------   ----------   ------------      ------------   -----------      ---------------
INCOME STATEMENT DATA:
Net sales(13)..........   $741,009    $1,498,345    $ 65,467      $ (3,577)(11)    $2,301,244      $    --          $ 2,301,244
Cost of goods sold.....    668,544     1,342,659      58,731        (3,387)(11)     2,066,547           --            2,066,547
                          --------    ----------     -------      --------         ----------      -------           ----------
Gross profit...........     72,465       155,686       6,736          (190)           234,697           --              234,697
                          --------    ----------     -------      --------         ----------      -------           ----------
Operating expenses:
  Distribution, selling
    and
    administrative.....     60,722       112,131       5,752        (5,550)(1)        178,929           --              178,929
                                                                       190(11)
                                                                    (4,050)(2)
                                                                     7,734(6)
                                                                     2,000(4)
  Depreciation.........      4,092         8,814         315          (500)(3)         12,721           --               12,721
  Amortization.........      2,319            --          65         7,361(7)           9,745           --                9,745
                          --------    ----------     -------      --------         ----------      -------           ----------
Total operating
  expenses.............     67,133       120,945       6,132         7,185            201,395           --              201,395
                          --------    ----------     -------      --------         ----------      -------           ----------
Operating income.......      5,332        34,741         604        (7,375)            33,302           --               33,302
Interest expense.......      7,006         8,041         804        21,169(5)          37,020        6,540(12)           43,560
                          --------    ----------     -------      --------         ----------      -------           ----------
Income (loss) before
  income taxes.........     (1,674)       26,700        (200)      (28,544)            (3,718)      (6,540)             (10,258)
Provision (credit) for
  income taxes.........       (629)        9,924          --       (10,745)(8)         (1,450)      (2,551)(8)           (4,001)
                          --------    ----------     -------      --------         ----------      -------           ----------
Net income (loss)......   $ (1,045)   $   16,776    $   (200)     $(17,799)        $   (2,268)     $(3,989)         $    (6,257)
                          ========    ==========     =======      ========         ==========      =======           ==========

See accompanying notes to unaudited pro forma consolidated statements of income.

                       AMERISERVE FOOD DISTRIBUTION, INC.

         NOTES TO UNAUDITED PRO FORMA CONSOLIDATED STATEMENTS OF INCOME
                                 (IN THOUSANDS)

 (1) Represents net cost reductions in accordance with the terms of the Asset Purchase Agreement for the following items:

                                                                           SIX MONTHS ENDED
                                                               FISCAL          JUNE 28,
                                                                1996             1997
                                                               -------     ----------------
     Reduction in lease expense for existing PFS facilities
       being retained by PepsiCo, Inc. ......................  $ 4,100          $2,050
     Net reduction in data processing costs charged by
       PepsiCo, Inc. to PFS under the terms of a one year
       data processing service contract......................    4,100           2,050
     Reduction of employee retirement expense due to the
       termination of pension and retirement plans of
       PepsiCo, Inc., net of amounts to be paid under
       AmeriServe's plans....................................    1,900             950
     Compensation of certain PFS employees retained by
       PepsiCo, Inc. ........................................    1,000             500
                                                               -------         -------
     Net cost savings........................................  $11,100          $5,550
                                                               =======     =============

     Management Information System (MIS) costs for fiscal 1996 for PFS aggregated $13,700, which included $5,100 of allocated costs for use of the PepsiCo, Inc. data processing facilities. The Company plans to integrate the MIS Systems of both businesses, which will eliminate PFS's reliance on the PepsiCo, Inc. data processing facilities and result in all of the Company's distribution centers operating under the same computer systems and operating policies and practices. Annual MIS cost savings are expected to be $6,600, which includes $2,500 due to the reduction of MIS personnel as discussed in Note (2) below.

 (2) Represents the net reduction in costs in accordance with the Company's business plan to integrate PFS:

                                                                           SIX MONTHS ENDED
                                                                FISCAL         JUNE 28,
                                                                 1996            1997
                                                                ------     ----------------
     Payroll reductions for the elimination of duplicative
       administrative personnel...............................  $3,800          $1,900
     Reduction in warehouse facilities and operating
       personnel..............................................   1,800             900
     Reduction of MIS costs...................................   2,500           1,250
                                                                ------          ------
     Net cost savings.........................................  $8,100          $4,050
                                                                ======          ======

     In addition, there are $7,900 of anticipated cost savings that have not been reflected in the pro forma statements of income because they are not directly attributable to the acquisition of the PFS business but result from actions taken by the Company in the third quarter of 1997 to restructure existing AmeriServe operations. The restructuring charge taken by the Company in the third quarter of 1997 is $31,000 (composed of $18,000 related to impairment of assets, $9,000 related to future lease terminations and employee displacements and $4,000 related to current integration costs associated with a previous acquisition). The Company has also identified $28,800 of synergistic cost savings related primarily to transportation and insurance which also are not included in the pro forma statements of income.

 (3) Represents reduction of $1,000 annually in depreciation expense as a result of the closure of certain distribution centers.

 (4) Represents an annual management fee of $4,000 to be paid by the Company to Holberg Industries, Inc. in accordance with the management agreement.

                       AMERISERVE FOOD DISTRIBUTION, INC.

         NOTES TO UNAUDITED PRO FORMA CONSOLIDATED STATEMENTS OF INCOME
                                 (IN THOUSANDS)

 (5) Represents the change in interest expense related to the Transactions:

                                                   PRINCIPAL
                                                    AMOUNT       FISCAL      SIX MONTHS ENDED
                                                   OF DEBT        1996        JUNE 28, 1997
                                                   --------     --------     ----------------
     Recording of pro forma interest:
       Term Loans at rates from 8.375% to
          9.375%.................................  $205,000     $ 18,124         $  9,062
       Revolving Credit Facility.................        --           --               --
       Senior Subordinated Notes due 2007 at
          10.125%................................   500,000       50,625           25,313
       Letters of credit.........................    12,000          300              150
       Capital leases at 9.0%....................                    770            1,105
                                                                 -------          -------
       Cash interest expense.....................                 69,819           35,630
       Amortization of deferred financing
          costs..................................                  2,780            1,390
                                                                 -------          -------
     Total interest expense......................                 72,599           37,020
     Less: historical interest...................                (28,114)         (15,851)
                                                                 -------          -------
     Pro forma interest adjustment...............               $ 44,485         $ 21,169
                                                                 =======          =======

 (6) Represents the discount of $15,469 annually and $7,734 for six months on the sale of accounts receivable pursuant to the Accounts Receivable Program ($225,000 at a rate of 6.875%).

 (7) Represents the amortization of goodwill incurred in connection with the Acquisition of $14,721 annually and $7,361 for six months, assuming a 40-year amortization period.

 (8) Represents adjustments to reconcile income taxes to an effective income tax rate of 39%.

 (9) Represents AmeriServ net sales and expenses for the month of January 1996 prior to its acquisition by AmeriServe on January 26, 1996.

(10) Eliminates AmeriServe's 45% equity interest in the net income of Post for the period January 26, 1996 through November 25, 1996. Effective November 25, 1996, NEHC acquired the remaining 50% interest in Post and AmeriServe's equity interest was transferred to NEHC. Post is being contributed to AmeriServe in connection with the Transactions.

(11) Represents elimination of intercompany sales.

(12) Represents adjustment to record interest expense and amortization of deferred financing costs on the Senior Notes incurred to repay the Term Loans, calculated as follows:

                                                                FISCAL      SIX MONTHS ENDED
                                                                 1996        JUNE 28, 1997
                                                               --------     ----------------
    Senior Notes ($350,000 at 8 7/8%)........................  $ 31,062         $ 15,531
    Eliminate interest on Term Loans.........................   (18,124)          (9,062)
                                                               --------     ----------------
                                                                 12,938            6,469
    Amortization of deferred financing costs.................     1,222              611
    Elimination of amortization of deferred financing costs
      on Term Loans..........................................    (1,080)            (540)
                                                               --------     ----------------
                                                               $ 13,080         $  6,540
                                                               ========     =============

(13) PFS sales are reported net of $5,694 and $4,957, for the fiscal year 1996 and the six months ended June 28, 1997, respectively, as a result of profit limitation agreements with Pizza Hut, Inc. and its franchisees. Such profit limitation agreements continue after the Transactions Closing.

                    INDEX TO HISTORICAL FINANCIAL STATEMENTS

                                                                                       PAGE
                                                                                       -----
AMERISERVE FOOD DISTRIBUTION, INC.
  Report of Ernst & Young LLP, Independent Auditors..................................    F-2
  Consolidated Balance Sheets as of December 30, 1995 and December 28, 1996, and as
     of June 28, 1997 (unaudited)....................................................    F-3
  Consolidated Statements of Income for each of the three fiscal years in the period ended December 28, 1996, and for the six month periods ended June 29, 1996 and
     June 28, 1997 (unaudited).......................................................    F-4
  Consolidated Statements of Stockholder's Equity for each of the three fiscal years in the period ended December 28, 1996, and for the six month period ended June
     28, 1997 (unaudited)............................................................    F-5
  Consolidated Statements of Cash Flows for each of the three fiscal years in the period ended December 28, 1996, and for the six month periods ended June 29,
     1996 and June 28, 1997 (unaudited)..............................................    F-6
  Notes to Consolidated Financial Statements.........................................    F-7
PFS
  Report of KPMG Peat Marwick LLP, Independent Auditors..............................   F-18
  Balance Sheets as of December 27, 1995 and December 25, 1996, and as of June 11,
     1997 (unaudited)................................................................   F-19
  Statements of Income for each of the years in the three year period ended December
     25, 1996, and for the six month periods ended June 12, 1996 and June 11, 1997
     (unaudited).....................................................................   F-20
  Statements of Divisional Equity for each of the years in the three year period ended December 25, 1996, and for the six month period ended June 11, 1997
     (unaudited).....................................................................   F-21
  Statements of Cash Flows for each of the years in the three year period ended
     December 25, 1996, and for the six month periods ended June 12, 1996 and June
     11, 1997 (unaudited)............................................................   F-22
  Notes to Financial Statements......................................................   F-23
AMERISERV FOOD COMPANY
  Report of Ernst & Young LLP, Independent Auditors..................................   F-28
  Consolidated Statements of Operations for each of the two fiscal years in the
     period ended December 30, 1995..................................................   F-29
  Consolidated Statements of Stockholders' Equity (Deficit) for each of the two
     fiscal years in the period ended December 30, 1995..............................   F-30
  Consolidated Statements of Cash Flows for each of the two fiscal years in the
     period ended December 30, 1995..................................................   F-31
  Notes to Consolidated Financial Statements.........................................   F-32

               REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

Board of Directors
AmeriServe Food Distribution, Inc.

     We have audited the accompanying consolidated balance sheets of AmeriServe Food Distribution, Inc. (formerly known as NEBCO EVANS Distribution, Inc.) (the Company) as of December 30, 1995 and December 28, 1996, and the related consolidated statements of income, stockholder's equity and cash flows for each of the three years in the period ended December 28, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of the Company at December 30, 1995 and December 28, 1996, and consolidated results of its operations and its cash flows for each of the three years in the period ended December 28, 1996 in conformity with generally accepted accounting principles.

                                          ERNST & YOUNG LLP

Milwaukee, Wisconsin
August 6, 1997

                       AMERISERVE FOOD DISTRIBUTION, INC.

                          CONSOLIDATED BALANCE SHEETS
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                            JUNE 28,
                                                                                              1997
                                                        DECEMBER 30,     DECEMBER 28,     ------------
                                                            1995             1996
                                                        ------------     ------------     (UNAUDITED)
                                                ASSETS
Current assets:
  Cash................................................    $    575         $  2,162        $     3,413
  Accounts receivable, less allowance for doubtful
     accounts of $1,170, $4,896 and $4,824,
     respectively.....................................      25,127           68,635            410,074
  Other receivables...................................       2,234            3,764              3,750
  Inventories.........................................      15,230           47,714            150,759
  Due from Holberg....................................         623               --              2,709
  Prepaid expenses and other current assets...........         707            4,313              6,989
                                                           -------         --------           --------
          Total current assets........................      44,496          126,588            577,694
Property and equipment, net...........................       6,912           33,837            122,232
Other assets:
  Intangible assets, net..............................      20,189          122,451            707,086
  Note receivable from Holberg........................       3,516            3,516              3,516
  Other noncurrent assets.............................       2,390            4,711              6,064
                                                           -------         --------           --------
                                                          $ 77,503         $291,103        $ 1,416,592
                                                           =======         ========           ========

                                 LIABILITIES AND STOCKHOLDER'S EQUITY
Current liabilities:
  Current maturities of long-term debt................    $     --         $  3,266        $     5,540
  Accounts payable....................................      32,751           89,440            291,572
  Due to Holberg......................................          --              907                 --
  Accrued liabilities.................................       1,232           14,931             67,515
                                                           -------         --------           --------
          Total current liabilities...................      33,983          108,544            364,627
Noncurrent liabilities................................         584           13,245             20,260
Note payable to PepsiCo, Inc. ........................          --               --            830,000
Long-term debt........................................      32,779          126,639            160,075
Commitments
Stockholder's equity:
  Senior preferred stock, $1 par value; 765 shares
     authorized, 600 shares outstanding, $33,492
     liquidation value................................          --           30,000             30,000
  Preferred stock, $50,000 par value; 150 shares
     authorized and outstanding, $8,325 liquidation
     value............................................       7,500            7,500              7,500
  Preferred stock, $25,000 par value; 400 shares
     authorized, 300 shares outstanding, $8,213
     liquidation value................................       7,500            7,500              7,500
  Common stock, $10 par value; 2,000 shares
     authorized, 600 shares outstanding...............           6                6                  6
  Accumulated deficit.................................      (4,849)          (2,331)            (3,376)
                                                           -------         --------           --------
          Total stockholder's equity..................      10,157           42,675             41,630
                                                           -------         --------           --------
                                                          $ 77,503         $291,103        $ 1,416,592
                                                           =======         ========           ========

                            See accompanying notes.

                       AMERISERVE FOOD DISTRIBUTION, INC.

                       CONSOLIDATED STATEMENTS OF INCOME
                                 (IN THOUSANDS)

                                                  YEAR ENDED                           SIX MONTHS ENDED
                               -------------------------------------------------     ---------------------
                               DECEMBER 31,      DECEMBER 30,      DECEMBER 28,      JUNE 29,     JUNE 28,
                                   1994              1995              1996            1996         1997
                               -------------     -------------     -------------     --------     --------
                                                                                          (UNAUDITED)
Net sales....................    $ 358,516         $ 400,017        $ 1,280,598      $584,791     $741,009
Cost of goods sold...........      320,602           359,046          1,151,749       525,780      668,544
                                  --------          --------         ----------      --------     --------
Gross profit.................       37,914            40,971            128,849        59,011       72,465
Distribution, selling and
  administrative expenses....       34,488            36,695            114,560        53,328       67,133
                                  --------          --------         ----------      --------     --------
Operating income.............        3,426             4,276             14,289         5,683        5,332
                                  --------          --------         ----------      --------     --------
Other income (expense):
  Interest expense...........       (3,294)           (3,936)           (10,999)       (5,281)      (7,243)
  Interest income -- Holberg
     and affiliate...........          533               749                528           215          237
                                  --------          --------         ----------      --------     --------
                                    (2,761)           (3,187)           (10,471)       (5,066)      (7,006)
                                  --------          --------         ----------      --------     --------
Income (loss) before income
  taxes......................          665             1,089              3,818           617       (1,674)
Provision (credit) for income
  taxes......................          523               583              1,300           340         (629)
                                  --------          --------         ----------      --------     --------
Net income (loss)............    $     142         $     506        $     2,518      $    277     $ (1,045)
                                  ========          ========         ==========      ========     ========

                            See accompanying notes.

                       AMERISERVE FOOD DISTRIBUTION, INC.

                CONSOLIDATED STATEMENTS OF STOCKHOLDER'S EQUITY
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                SENIOR      PREFERRED       PREFERRED             ADDITIONAL
                               PREFERRED      STOCK,          STOCK,      COMMON   PAID-IN    ACCUMULATED
                                 STOCK    $50,000 SERIES  $25,000 SERIES  STOCK    CAPITAL      DEFICIT     TOTAL
                               ---------  --------------  --------------  ------  ----------  -----------  -------
Balance, January 2, 1994......  $     --      $7,500          $5,000       $  6    $  5,068     $(2,795)   $14,779
  Issuance of 100 shares of
     preferred stock, $25,000
     Series...................        --          --           2,500         --          --          --      2,500
  Dividends on preferred
     stock....................        --          --              --         --      (1,200)         --     (1,200)
  Contribution of capital.....        --          --              --         --         984          --        984
  Net income..................        --          --              --         --          --         142        142
                                 -------      ------          ------        ---     -------     -------    -------
Balance, December 31, 1994....        --       7,500           7,500          6       4,852      (2,653)    17,205
  Dividends:
     Preferred stock..........        --          --              --         --          --      (2,494)    (2,494)
     Common stock.............        --          --              --         --      (6,086)       (208)    (6,294)
  Contribution of capital.....        --          --              --         --       1,234          --      1,234
  Net income..................        --          --              --         --          --         506        506
                                 -------      ------          ------        ---     -------     -------    -------
Balance, December 30, 1995....        --       7,500           7,500          6          --      (4,849)    10,157
  Issuance of 600 shares of
     senior preferred stock...    30,000          --              --         --          --          --     30,000
  Net income..................        --          --              --         --          --       2,518      2,518
                                 -------      ------          ------        ---     -------     -------    -------
Balance, December 28, 1996....    30,000       7,500           7,500          6          --      (2,331)    42,675
  Net loss (unaudited)........        --          --              --         --          --      (1,045)    (1,045)
                                 -------      ------          ------        ---     -------     -------    -------
Balance, June 28, 1997
  (unaudited).................  $ 30,000      $7,500          $7,500       $  6    $     --     $(3,376)   $41,630
                                 =======      ======          ======        ===     =======     =======    =======

                            See accompanying notes.

                       AMERISERVE FOOD DISTRIBUTION, INC.
                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                  YEAR ENDED                      SIX MONTHS ENDED
                                                  ------------------------------------------   ----------------------
                                                  DECEMBER 31,   DECEMBER 30,   DECEMBER 28,   JUNE 29,     JUNE 28,
                                                      1994           1995           1996         1996         1997
                                                  ------------   ------------   ------------   ---------   ----------
                                                                                                    (UNAUDITED)
                                                                            (IN THOUSANDS)
OPERATING ACTIVITIES

Net income (loss)................................   $    142       $    506      $    2,518    $     277   $   (1,045)
Adjustments to reconcile net income to net cash
  provided by operating activities:
  Depreciation and amortization of property and
     equipment...................................      1,786          1,463           5,251        2,137        4,092
  Amortization of intangible assets..............      1,498          1,299           4,810        2,103        2,319
  Deferred income taxes..........................       (465)            48              --           --           --
  Contribution of capital........................        984          1,234              --           --           --
  Other..........................................         83            131              83           36           --
  Changes in assets and liabilities, net of
     effect of businesses acquired:
     Accounts receivable.........................     (3,567)        (1,645)         (4,924)     (13,015)     (17,689)
     Other receivables...........................        (69)          (645)           (426)        (237)          14
     Inventories.................................        237             (5)         (6,497)     (10,726)     (16,935)
     Prepaid expenses and other assets...........       (261)        (2,425)          1,696         (188)         725
     Accounts payable............................      2,831          5,035           6,741       20,986       29,663
     Accrued liabilities.........................      1,077           (393)         (5,309)       1,369       (4,031)
     Noncurrent liabilities......................         --             --             (66)      (6,979)      (2,985)
     Other.......................................         --            (98)         (2,664)       1,892       (2,671)
                                                     -------        -------       ---------    ----------    --------
Net cash provided by (used in) operating
  activities.....................................      4,276          4,505           1,213       (2,345)      (8,543)
                                                     -------        -------       ---------    ----------    --------
INVESTING ACTIVITIES
Businesses acquired, net of cash acquired........         --             --         (94,411)     (94,411)          --
Expenditures for property and equipment..........     (1,331)        (2,496)        (12,518)      (2,783)      (7,275)
Proceeds from disposals of property and
  equipment......................................         14             22           2,866           --           --
Amounts received from Holberg....................      6,432         28,969          11,121        4,616       12,261
Amounts paid to Holberg..........................     (7,797)       (30,659)         (9,591)      (6,201)     (15,877)
Net increase in deposits with affiliates.........     (2,720)          (315)         (2,480)      (1,880)      (2,355)
Expenditures for intangible and other assets.....        (20)        (1,095)             --           --           --
                                                     -------        -------       ---------    ----------    --------
Net cash used in investing activities............     (5,422)        (5,574)       (105,013)    (100,659)     (13,246)
                                                     -------        -------       ---------    ----------    --------
FINANCING ACTIVITIES
Proceeds from issuance of preferred stock........      2,500             --          30,000       30,000           --
Proceeds from long-term debt.....................         --             --              --           --        5,000
Net increase in borrowings under revolving line
  of credit......................................         15          4,635         120,000      116,700       19,700
Repayments of long-term debt.....................     (2,025)        (4,016)        (44,613)     (42,967)      (1,660)
                                                     -------        -------       ---------    ----------    --------
Net cash provided by financing activities........        490            619         105,387      103,733       23,040
                                                     -------        -------       ---------    ----------    --------
Net increase (decrease) in cash..................       (656)          (450)          1,587          729        1,251
Cash at beginning of period......................      1,681          1,025             575          575        2,162
                                                     -------        -------       ---------    ----------    --------
Cash at end of period............................   $  1,025       $    575      $    2,162    $   1,304   $    3,413
                                                     =======        =======       =========    ==========    ========
Supplemental cash flow information:
  Cash paid during the period for:
     Interest....................................   $  3,100       $  3,622      $    9,504        4,638        7,317
     Income taxes, net of refunds................        406            332           1,256          733        2,443
  Businesses acquired:
     Fair value of assets acquired...............         --             --         187,907      187,907    1,069,117
     Cash paid/note payable issued...............         --             --         (94,411)     (94,411)    (830,000)
                                                     -------        -------       ---------    ----------    --------
     Liabilities assumed.........................   $     --       $     --      $   93,496       93,496   $  239,117
                                                     =======        =======       =========    ==========    ========
Supplemental noncash investing and financing
  activities:
  Payment of dividends to reduce deposits and
     advances with Holberg and affiliate.........   $  1,200       $  8,788      $       --    $      --   $       --
  Property and equipment purchased with capital
     leases (included in long-term debt).........         --             --          11,845        3,487       12,670

                            See accompanying notes.

                       AMERISERVE FOOD DISTRIBUTION, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                               DECEMBER 28, 1996

1.  NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Nature of Operations

     AmeriServe Food Distribution, Inc. (formerly known as NEBCO EVANS Distribution, Inc.) has four subsidiaries: AmeriServ Food Company, Inc., (100% owned), Northland Transportation Services, Inc. (100% owned), Chicago Consolidated Corporation (CCC) (87% owned), and Delta Transportation Inc. (100% owned) (collectively, the Company). The Company, through its divisions and subsidiaries, is a system foodservice distributor specializing in distribution to chain restaurants. The Company distributes a wide variety of items, including fresh and frozen meat and poultry, frozen foods, canned and dry goods, fresh and preprocessed produce, beverages, dairy products, paper goods, cleaning and other supplies and small equipment.

     The majority of revenues arise from sales to franchisees and/or franchisers of several national limited-menu restaurant concepts. One customer represented approximately 11% of consolidated net sales for the year ended December 28, 1996. The Company's accounts receivable generally are unsecured.

     The Company is a wholly owned subsidiary of Nebco Evans Holding Company
(NEHC), which is ultimately controlled by Holberg Industries, Inc. (Holberg). Holberg Industries, Inc., is a diversified service company with subsidiaries operating within the food distribution and parking services industries in North America.

  Principles of Consolidation

     The consolidated financial statements include the accounts of the Company and its subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.

  Fiscal Year

     The Company has elected a 52- or 53-week fiscal year ending on the Saturday nearest to December 31. The fiscal years ended December 31, 1994 (fiscal 1994), December 30, 1995 (fiscal 1995) and December 28, 1996 (fiscal 1996) are 52-week periods.

  Inventories

     Inventories, which consist of purchased goods held for sale, are stated at the lower of cost (determined on a first-in, first-out basis) or market.

  Property and Equipment

     Property and equipment are stated at cost. Depreciation is computed over the estimated useful lives of the assets, using either the straight-line or double-declining balance method. Amortization of leasehold improvements is recorded over the respective lease terms or useful lives of the assets, whichever is shorter. Amortization of assets under capital leases is included in depreciation expense. Useful lives for amortization and depreciation calculations are as follows:

                                  DESCRIPTION                         LIFE
                ------------------------------------------------  ------------
                Buildings and improvements......................  5 - 40 years
                Delivery and automotive equipment...............  3 - 9 years
                Warehouse equipment.............................  5 - 12 years
                Furniture, fixtures and equipment...............  5 - 10 years

                       AMERISERVE FOOD DISTRIBUTION, INC.

     During 1995, the Company completed a review of the estimated useful lives of its property and equipment. The Company determined that, as a result of preventative maintenance programs and improved product quality, actual useful lives for certain assets were generally longer than the useful lives originally estimated. Therefore, the Company extended the estimated useful lives of certain categories of equipment, effective January 1, 1995. The effect of this change in estimated reduced depreciation expense for the year ended December 30, 1995 by $514,000 and increased net income by $308,000.

  Goodwill and Other Intangibles

     Costs in excess of the net identifiable assets of businesses acquired are amortized on a straight line basis over periods not to exceed 40 years. Customer lists and other intangible assets acquired in business acquisitions, deferred financing costs and other intangibles are being amortized using primarily the straight-line method over their respective estimated useful lives, which generally range from 3 to 40 years. The Company periodically reviews the carrying value of goodwill and other intangibles to assess recoverability and other than temporary impairments by comparing the estimated future undiscounted cash flows associated with the asset to the asset's carrying amount.

  Investment in Affiliate

     On May 30, 1995, the Company invested $550,000 to acquire 45% of the outstanding common stock of Holberg Warehouse Properties, Inc. (HWPI), an affiliate of Holberg. HWPI owns a warehouse and office facility in Omaha, Nebraska, which is leased to the Company (see Note 7). The investment is accounted for using the equity method and is included in other noncurrent assets in the accompanying consolidated balance sheets. The results of operations of HWPI are not significant.

  Group Insurance

     The Company participates in a self-insured group casualty risk program with an affiliate, which determines the insurance expenses to be allocated to the Company. The Company accrues for incurred but not yet reported or settled claims.

  Revenue Recognition

     Revenue from the sale of the Company's products is recognized upon shipment to the customer.

  Income Taxes and Tax Sharing Agreement

     The Company is part of a consolidated group for income tax purposes and, accordingly, has a tax-sharing agreement with Holberg which requires the Company to make tax sharing payments to Holberg for those entities within the Company's consolidated subgroup that have taxable income. Income taxes have been provided as if the Company were a separate taxpayer.

     Deferred income tax assets or liabilities are recognized for the estimated future tax effects attributable to temporary differences, including operating loss carryforwards. The currently enacted statutory rate is used to estimate differences between the financial statement and income tax bases of inventories, property and equipment, intangible assets, certain accrued liabilities and allowances and net operating losses. Because of the Company's prior operating losses in certain of the Company's taxable entities, a valuation allowance has been established to offset the entire amount of the net deferred tax assets.

  Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and

                       AMERISERVE FOOD DISTRIBUTION, INC.

liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Fair Value Information

     The Company believes the carrying value of its financial instruments (notes, accounts and other receivables, accounts payable and long-term debt) are a reasonable estimate of the fair value of these instruments. Related party financial instruments are recorded at cost.

  Reclassifications

     Certain reclassifications have been made to the 1994 and 1995 financial statements to conform to the 1996 presentation. In addition, the 1994 and 1995 financial statements have been restated to conform to the requirements of the Securities and Exchange Commission Staff Accounting Bulletin Number 55 (SAB 55).

     SAB 55 requires the historical financial statements of the Company to reflect all of its costs of doing business. Accordingly, the financial statements have been revised to include expenses incurred by Holberg or affiliates on the Company's behalf. The expenses that have been included in the Company's financial statements are described in Note 10.

  Interim Financial Data

     The unaudited consolidated balance sheet as of June 28, 1997, and the related consolidated statements of income and cash flows for the six-month periods ended June 29, 1996 and June 28, 1997 and the consolidated statement of stockholder's equity for the six months ended June 28, 1997, have been prepared in accordance with generally accepted accounting principles for interim financial information and with Article 10 of Regulation S-X. Accordingly, they do not include all of the information and notes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting only of adjustments of a normal and recurring nature) considered necessary for a fair presentation of the financial position and results of operations have been included. Operating results for the six-month period ended June 28, 1997, are not necessarily indicative of the results that might be expected for the year ending January 3, 1998.

2.  ACQUISITIONS AND DISPOSITIONS

     On January 25, 1996, the Company acquired the common and preferred stock of AmeriServ Food Company (AmeriServ), a system foodservice distributor specializing in distribution of food and supplies to chain restaurants. The total cash outlay for the acquisition, including all direct costs, was $92.9 million. Of this amount, $44 million related to the retirement of all of AmeriServ's existing bank debt and accrued interest, which occurred concurrently with the closing of the purchase transaction. The transaction was financed through the issuance of $30 million of preferred stock issued to NEHC, as well as borrowings under a new Credit Agreement.

     The acquisition has been accounted for under the purchase method; accordingly, its results are included in the consolidated financial statements from the acquisition date. The purchase price was allocated based on the estimated fair values of identifiable intangible and tangible assets acquired and liabilities assumed at the acquisition date. The excess of the purchase price over the net assets acquired was $85 million and has been recorded as goodwill, which is being amortized on a straight-line basis over 40 years.

                       AMERISERVE FOOD DISTRIBUTION, INC.

     The following unaudited pro forma results of operations for the years ended December 30, 1995 and December 28, 1996 assume the acquisition of AmeriServ occurred at the beginning of each fiscal year (in thousands):

                                                             1995           1996
                                                          ----------     ----------
            Net sales...................................  $1,224,200     $1,335,700
            Net income (loss)...........................      (7,134)           600

     This pro forma information does not purport to be indicative of the results that actually would have been obtained if the combined operations had been conducted during the periods presented and is not intended to be a projection of future results.

     At the time of the acquisition, the Company and AmeriServ held ownership interests of 20% and 18%, respectively, in the outstanding common stock of CCC. CCC operates redistribution facilities that sell dry goods to independent wholesale distributors. In March 1996, the Company acquired 49% of CCC's outstanding common stock for $1.5 million in cash, bringing the consolidated ownership interest in CCC to approximately 87%. The acquisition has been accounted for under the purchase method. The Company had accounted for its original 20% investment in CCC under the cost method. The operating results of CCC are not significant to the consolidated results of the Company.

     At the time of the acquisition, AmeriServ (through a wholly owned holding company) effectively owned approximately 47% of the outstanding common stock of Harry H. Post Company (Post). Post was an operating division of AmeriServ, also engaged in system foodservice distribution. As part of the acquisition, the Company effectively acquired approximately 44% of the outstanding common stock of Post. The Company has accounted for this investment under the equity method. In November of 1996, the Company sold its interest in Post to NEHC for $2.5 million in preferred stock, which approximated the carrying value of the equity investment. As a result of other concurrent transactions, NEHC owns 93.6% of the outstanding common stock of Post.

     At the time of the acquisition, both the Company and AmeriServ owned minority interests in the common stock of Independent Distributors of America
(IDA), a nonprofit cooperative providing purchasing services to the Company and AmeriServ as well as other foodservice distributors. As a result of the acquisition, on a consolidated basis, the Company owns 40% of the outstanding stock of IDA and accounts for approximately 75% of IDA's purchasing activity. IDA arranges large-quantity pricing from food and supply vendors on behalf of its stockholders. As part of their cooperative function, IDA receives volume rebates from vendors for purchases made by the stockholders of IDA. IDA remits those rebates to its stockholders, net of administrative fees, in proportion to each stockholder's purchases from each vendor. The investment in IDA is accounted for using the equity method. Volume rebates received from IDA are accounted for on the accrual basis. IDA volume rebates recognized by the Company for the years ended December 31, 1994, December 30, 1995 and December 28, 1996 were $403, $488 and $1,761, respectively. The operating results of IDA are not significant to the consolidated results of the Company.

                       AMERISERVE FOOD DISTRIBUTION, INC.

3.  PROPERTY AND EQUIPMENT

     Property and equipment consist of the following:

                                                             DECEMBER 30,     DECEMBER 28,
                                                                 1995             1996
                                                             ------------     ------------
                                                                    (IN THOUSANDS)
        Land...............................................    $     --         $  1,479
        Buildings and improvements.........................       2,379           10,036
        Delivery and automotive equipment..................       6,322           15,929
        Warehouse equipment................................       2,604            4,617
        Furniture, fixtures and equipment..................       3,413           11,842
        Construction in progress...........................          --            2,412
                                                                -------          -------
                                                                 14,718           46,315
        Less accumulated depreciation and amortization.....       7,806           12,478
                                                                -------          -------
                                                               $  6,912         $ 33,837
                                                                =======          =======

4.  INTANGIBLE ASSETS

     Intangible assets consist of the following (in thousands):

                                                             DECEMBER 30,     DECEMBER 28,
                                                                 1995             1996
                                                             ------------     ------------
        Goodwill, less accumulated amortization of $2,823
          and $5,332.......................................    $ 17,187         $100,201
        Customer lists, deferred financing costs and other
          intangibles, less accumulated amortization of
          $6,076 and $8,370................................       3,002           22,250
                                                                -------          -------
                                                               $ 20,189         $122,451
                                                                =======          =======

5.  LONG-TERM DEBT

     Long-term debt consists of the following:

                                                             DECEMBER 30,     DECEMBER 28,
                                                                 1995             1996
                                                             ------------     ------------
                                                                    (IN THOUSANDS)
        Revolving credit facility under Bank Credit
          Agreement........................................    $ 21,779         $ 69,100
        Term loans under Credit Agreement..................      11,000           45,000
        Other notes payable................................          --            6,034
                                                                -------          -------
                                                                 32,779          120,134
        Capital lease obligations (see Note 7).............          --            9,771
                                                                -------          -------
                                                                 32,779          129,905
        Less current maturities............................          --            3,266
                                                                -------          -------
                                                               $ 32,779         $126,639
                                                                =======          =======

     The weighted average interest rates on the outstanding bank borrowings at December 30, 1995 and December 28, 1996, were 8.61% and 7.99%, respectively. The Company paid Holberg a guarantee fee of $180,000, $180,000 and $14,000 in 1994, 1995 and 1996, respectively.

     In January 1996, in connection with the AmeriServ acquisition (see Note 2), the Company refinanced its borrowings under a new Credit Agreement. The new credit facility provided for borrowings of $25,000,000 and

                       AMERISERVE FOOD DISTRIBUTION, INC.

$20,000,000 under a Term A and Term B loan, respectively, and up to $85,000,000 under a revolving credit facility.

     In March 1997, the Credit Agreement was amended. The Amended and Restated Credit Agreement (Current Agreement), provides for borrowings of $20,000,000 and $30,000,000 under a Term A and Term B loan, respectively. The amount available under the revolving credit facility was increased to $100,000,000. Borrowings under the revolving credit facility are limited to percentages of eligible accounts receivable and inventories, as defined, and are reduced for letters of credit outstanding ($8,536,000 outstanding at December 28, 1996). The revolving credit facility expires on January 25, 2001. The term loans mature in annual installments through 2002. In addition, mandatory prepayments are required based on excess cash flow, as defined, and proceeds from sales of assets or issuances of shares of equity.

     Depending on leverage ratios, as defined in the Current Agreement, interest on the revolving credit facility and the Term A loan is payable at LIBOR plus
 .75% to 2.5% or an alternate reference rate plus 0% to 1.25% as selected by the Company. Interest on the Term B loan is payable at LIBOR plus 2.75% to 3.00% or an alternate reference rate plus 1.5% to 1.75%, as selected by the Company. The alternate rate is the higher of the federal funds rate plus .50% and the prime rate, as defined. A commitment fee of .25% to .50% is payable on the unutilized revolving line of credit.

     Borrowings under the Current Agreement are collateralized by substantially all the assets of the Company. The Current Agreement contains various restrictive covenants with respect to additional borrowings, acquisitions and dispositions of assets, rental liabilities, dividends, transactions with affiliates and certain financial ratios and requirements.

     Other notes payable represent indebtedness assumed in the acquisition of AmeriServ and consist primarily of subordinated term notes payable to former stockholders of companies acquired by AmeriServ. These notes mature in 1999 and bear interest ranging from 8.5% to 10.0%.

     In February 1996, the Company entered into an interest rate swap agreement under which the Company receives a variable rate on a notional amount of $30,000,000 based on three-month LIBOR and pays a fixed rate of 5.05% through March 1, 1999. In March 1996, the Company entered into two additional interest rate swap agreements under which the Company receives a variable rate on a notional amount of $30,000,000 based on three-month LIBOR and pays a fixed rate of 5.995% through March 26, 1999. The swap agreements effectively change a portion of the Company's interest rate exposure from a floating rate to a fixed rate. In August 1996, the Company entered into an interest rate cap agreement on a notional amount of $5,000,000. The interest rate cap sets the maximum LIBOR rate at 9% through August 1999. The initial cost of the interest rate cap agreement is amortized over the term of the agreement. The counterparties to the interest rate swap agreements are large financial institutions. Credit loss from counterparty nonperformance is not anticipated. Net settlements are accrued over the term of the swap agreements as an adjustment to interest expense.

     Aggregate annual principal payments (excluding capital leases) required as of December 28, 1996, are as follows (in thousands):

                                FISCAL YEAR ENDING
                --------------------------------------------------
                1997..............................................  $    933
                1998..............................................     7,968
                1999..............................................     8,833
                2000..............................................     6,450
                2001..............................................    80,625
                Thereafter........................................    15,325
                                                                    --------
                                                                    $120,134
                                                                    ========

                       AMERISERVE FOOD DISTRIBUTION, INC.

6.  STOCKHOLDER'S EQUITY

     The authorized capital of the Company consists of 2,000 shares of common stock at a par value of $10; 765 shares of senior nonconvertible, nonvoting preferred stock with a liquidation preference of $50,000 per share and cumulative dividends at a rate of $6,250 per share; 150 shares of Series $50,000 par value nonconvertible, nonvoting preferred stock with a liquidation preference of $50,000 per share and cumulative dividends at a rate of $5,500 per share; and 400 shares of Series $25,000 par value nonconvertible, nonvoting preferred stock with a liquidation preference of $25,000 per share and cumulative dividends at a rate of $2,375 per share. In connection with the AmeriServ acquisition, the Company issued 600 shares of senior nonconvertible preferred stock for $30,000,000. In addition, the $50,000 and $25,000 series preferred stock outstanding at December 30, 1995 was modified to be expressly subordinate to the new issue, as well as to be nonconvertible. Accumulated dividends in arrears at December 28, 1996 are $5,030,000.

7.  LEASE COMMITMENTS

     The Company has noncancelable commitments under both capital and long-term operating leases, primarily for office and warehouse facilities, transportation and office equipment. The leases often contain fixed escalation features, purchase and renewal options and provisions for payment of certain expenses by the Company. Rent expense was approximately $5,408,000, $5,709,000 and $13,757,000 (including contingent rentals based on miles driven) for the years ended December 31, 1994, December 30, 1995 and December 28, 1996, respectively.

     The Company leases a warehouse and office facility in Waukesha, Wisconsin from an affiliated partnership owned by certain former shareholders of an acquired company for approximately $810,000 per year through May 31, 2008.

     On February 9, 1995, HWPI exercised the Company's option to purchase a leased warehouse and office facility in Omaha, Nebraska. The Company will lease the facility from HWPI for a fixed term of 13 years. Under the terms of the lease, rent is $500,000 for the first 5-year period of the lease, and includes fixed escalation provisions for the 8 years thereafter. The lease contains no renewal or purchase options and the Company is responsible for all facility expenses. In connection with the lease, the Company paid HWPI a security deposit of $750,000, which is included in other noncurrent assets in the accompanying consolidated balance sheets.

     Property and equipment include the following amounts under capital leases at December 28, 1996 (in thousands):

        Delivery and automotive equipment..................................  $ 8,358
        Furniture, fixtures and equipment..................................    3,487
                                                                             -------
                                                                              11,845
        Less accumulated amortization......................................    1,741
                                                                             -------
        Property and equipment under capital leases, net...................  $10,104
                                                                             =======

                       AMERISERVE FOOD DISTRIBUTION, INC.

     The following is a schedule of aggregate future minimum lease payments (excluding contingent rentals) required under terms of the aforementioned leases at December 28, 1996 (in thousands):

                                                                  CAPITAL     OPERATING
                           FISCAL YEAR ENDING                     LEASES       LEASES
        --------------------------------------------------------  -------     --------
        1997....................................................  $ 3,347     $  9,414
        1998....................................................    2,398        9,389
        1999....................................................    2,064        9,429
        2000....................................................    1,656        8,667
        2001....................................................    1,246        7,646
        Thereafter..............................................    2,656       69,080
                                                                  -------     --------
        Total...................................................   13,367     $113,625
                                                                              ========
        Less amount representing interest.......................    3,596
                                                                  -------
        Present value of net minimum lease commitments..........  $ 9,771
                                                                  =======

8.  INCOME TAXES

     The provision for income taxes consists of the following (in thousands):

                                                                        YEAR ENDED
                                                        ------------------------------------------
                                                        DECEMBER 31,   DECEMBER 30,   DECEMBER 28,
                                                            1994           1995           1996
                                                        ------------   ------------   ------------
    Current:
      Federal.........................................     $  908         $  437         $1,104
      State...........................................         80             98            196
                                                           ------         ------         ------
                                                              988            535          1,300
    Deferred..........................................       (465)            48             --
                                                           ------         ------         ------
                                                           $  523         $  583         $1,300
                                                           ======         ======         ======

     The provision for income taxes differs from the amount computed by applying the federal statutory rate of 34% to income before income taxes, as follows (in thousands):

                                                                      YEAR ENDED
                                                    ----------------------------------------------
                                                    DECEMBER 31,     DECEMBER 30,     DECEMBER 28,
                                                        1994             1995             1996
                                                    ------------     ------------     ------------
    Provision at statutory rate...................     $  226           $  370           $1,298
    State income taxes, net of federal tax                 53               66              130
      benefit.....................................
    Nondeductible goodwill........................        167              167              758
    Equity in earnings of unconsolidated                   --               --             (644)
      subsidiary..................................
    Other.........................................         77              (20)            (242)
                                                       ------           ------           ------
    Provision for income taxes....................     $  523           $  583           $1,300
                                                       ======           ======           ======

                       AMERISERVE FOOD DISTRIBUTION, INC.

     The components of the Company's deferred income tax assets and liabilities are as follows (in thousands):

                                                                 DECEMBER 30,     DECEMBER 28,
                                                                     1995             1996
                                                                 ------------     ------------
    Deferred income tax liabilities:
      Property and equipment...................................     $  380          $     --
      Intangible assets other than nondeductible goodwill......        582             7,974
      Other....................................................         38                --
                                                                    ------          --------
         Total deferred tax liabilities........................      1,000             7,974
    Deferred income tax assets:
      Allowances and reserves..................................        682             3,155
      Property and equipment...................................         --             1,701
      Accrued liabilities......................................        321             9,045
      Federal net operating loss carryforwards.................         --            10,566
      Other....................................................        136                --
                                                                    ------          --------
                                                                     1,139            24,467
      Valuation allowance for deferred tax assets..............       (139)          (16,493)
                                                                    ------          --------
         Total deferred tax assets.............................      1,000             7,974
                                                                    ------          --------
    Net deferred tax asset.....................................     $   --          $     --
                                                                    ======          ========

     Under the Company's tax sharing agreement with Holberg, no current tax benefit is provided for those entities within the Company with current operating losses. As of December 28, 1996, the Company has net operating loss carryforwards of $27,000,000, including $11,000,000 of losses incurred by AmeriServ prior to its acquisition, which are subject to limitation under Sections 382 and 1504 of the Internal Revenue Code. Under those Sections, after a change of control, which occurred on January 25, 1996, with respect to AmeriServ, no more than approximately $2,000,000 of operating loss carryforwards incurred by AmeriServ prior to that date will be available annually and only to the extent of future separate taxable income of AmeriServ during the permitted carryover period.

     The $11,000,000 separate return net operating loss carryforwards of AmeriServ will expire in 2007 to 2010. The $16,000,000 balance of net operating loss carryforwards of the Company will expire in 2011. As of its acquisition by the Company, AmeriServ had net operating losses and other deferred tax benefits (the Acquired Tax Attributes) of $46,000,000, which was entirely offset by a valuation reserve. Goodwill will be reduced to the extent of any tax benefit realized from the Acquired Tax Attributes.

9.  BENEFIT PLANS

     The Company and its subsidiaries have four 401(k) retirement savings plans covering substantially all union and nonunion employees under which eligible participants may elect to contribute a specified percentage of their earnings, subject to certain limitations. The Company matches the contributions of participating employees on the basis of percentages specified in the respective plans. At its discretion, the Company may also elect to make a profit-sharing contribution to the nonunion plans. Company contributions charged to operations under the plans was approximately $67,000, $109,000 and $515,000 for the years ended December 31, 1994, December 30, 1995 and December 28, 1996, respectively.

10.  OTHER RELATED-PARTY TRANSACTIONS

     The current amounts due from/to Holberg represent interest-bearing advances which are made in the normal course of business as part of the cash management strategy of Holberg. The note receivable from Holberg bears interest at 5% and is due January 1, 2007.

     The Company participates in a self-insured group casualty (including workers' compensation and auto liability) risk program with an affiliate, which determines the insurance expenses to be allocated to the

                       AMERISERVE FOOD DISTRIBUTION, INC.

Company. In fiscal year 1994 and 1995, the affiliate paid $1,694,000 and $1,128,000 of the Company's casualty insurance expense, respectively. In addition, the affiliate paid $378,000 of the health insurance expenses of the Company in 1995. These payments have been charged to operations and are reflected as contributed capital in the accompanying consolidated financial statements. In connection with the insurance program, the Company placed a deposit with an affiliate for insurance collateral purposes of $2,480,000 as of December 28, 1996, which is included in prepaid expenses and other current assets in the accompanying 1996 consolidated balance sheet.

     During 1995, distribution, selling and administrative expenses included $554,000 for certain expenses, including salary, severance, relocation and computer systems costs, which arose as a result of initiatives directed by Holberg.

     Interest income from Holberg and an affiliate of approximately $533,000, $749,000 and $528,000 in fiscal 1994, 1995 and 1996, respectively, represents interest on the advances and note receivable from Holberg and interest on the insurance deposits with an affiliate, less the guarantee fee to Holberg.

11.  SUBSEQUENT EVENT (UNAUDITED)

     On May 23, 1997, NEHC entered into a definitive agreement to acquire, in an asset purchase transaction, the U.S. and Canadian operations of the PFS division of PepsiCo, Inc. for $830 million in cash, subject to adjustment, and assumption of certain liabilities (the Acquisition). PFS is engaged in the distribution of food products and supplies to franchised and company-owned restaurants in PepsiCo, Inc.'s Pizza Hut, Taco Bell and KFC systems. PepsiCo has announced its intention to pursue a spin-off of its restaurant operations. The U.S. and Canadian operations of PFS posted revenues of $3.4 billion for the fiscal year ended December 28, 1996. The effective date of the Acquisition was June 11, 1997, the end of PFS's second quarter. The table below reflects the estimated current value of the net assets acquired from PFS (the final purchase price allocation will be based upon a final determination of the fair value of the net assets acquired) (in thousands):

        Accounts receivable...............................................  $323,750
        Inventories.......................................................    86,110
        Property and equipment............................................    72,542
        Goodwill..........................................................   585,300
        Other assets......................................................     1,415
        Accounts payable..................................................  (172,502)
        Accrued liabilities...............................................   (46,615)
        Restructuring reserves............................................    20,000
                                                                            --------
        Note payable to PepsiCo., Inc. ...................................  $830,000
                                                                            ========

     The consolidated balance sheet of the Company as of June 28, 1997 includes the current value of the net assets acquired from PFS as of June 11, 1997. The restructuring reserves of $20,000,000 were included in the acquisition cost allocation in connection with the Company's business plan to integrate the operations of PFS. The reserves represent the accruals for costs to be incurred by the Company related to the termination of redundant administrative and operating employees ($4,000,000); lease termination costs in connection with the closing of duplicative distribution centers and administrative facilities which will not be used by the Company ($15,000,000) and certain other costs to exit PFS activities ($1,000,000). It is anticipated that the integration activities will be substantially completed during 1998. The final purchase price is subject to a negotiated price adjustment for working capital. The operations of PFS for the period from June 12, 1997 through June 28, 1997 will be included in the third quarter results of operations of the Company.

     In connection with the Acquisition, on July 11, 1997, the Company (i) issued $500 million principal amount of 10 1/8% Senior Subordinated Notes due 2007 in a Rule 144A private placement, (ii) entered into a $355 million senior credit facility, (iii) entered into a $250 million accounts receivable program, whereby the Company transfers, on a daily basis, all trade receivables generated by the Company to a wholly-owned, special purpose bankruptcy-remote subsidiary,
(iv) received an equity contribution of $130 million from

                       AMERISERVE FOOD DISTRIBUTION, INC.

NEHC, (v) acquired the remaining 6.4% of the outstanding common stock of Post from the minority stockholder and the capital stock of Post was transferred to the Company from NEHC and (vi) paid in full the $830 million note payable to PepsiCo, Inc. In addition, on October 15, 1997 the Company issued $350 million principal amount of 8 7/8% Senior Notes due 2006 in a Rule 144A private placement. The Company used the proceeds to repay term loans of $205 million outstanding under the senior credit facility, to pay expenses of the offering and to provide additional working capital of approximately $134 million.

     The following unaudited pro forma results of operations for the year ended December 28, 1996 and the six months ended June 29, 1996 and June 28, 1997, respectively, assume the acquisition of PFS and the related transactions discussed above occurred at the beginning of each period presented (in thousands):

                                                                     SIX MONTHS ENDED
                                                                 ------------------------
                                                  YEAR ENDED      JUNE 29,      JUNE 28,
                                                     1996           1996          1997
                                                  ----------     ----------    ----------
        Net sales...............................  $4,874,980     $2,243,750    $2,301,244
        Net loss................................      (1,909)        (7,171)       (6,257)

     This pro forma information does not purport to be indicative of the results that actually would have been obtained if the combined operations had been conducted during the periods presented and is not intended to be a projection of future results.

12.  SUBSIDIARY GUARANTORS

     The Company's subsidiaries fully, unconditionally, jointly and severally guarantee the notes issued in the private placements discussed in Note 11. The guarantor subsidiaries are direct or indirect wholly owned subsidiaries of the Company and the Company and the guarantor subsidiaries conduct substantially all of the operations of the Company and its subsidiaries on a consolidated basis. Separate financial statements of the guarantor subsidiaries are not separately presented because, in the opinion of management, such financial statements are not material to investors.

     The following is summarized combined financial information (in accordance with Rule 1-02(bb) of Regulation S-X) for the guarantor subsidiaries of the Company (in thousands):

                                                       DECEMBER 28,    JUNE 29,   JUNE 28,
                                                           1996          1996       1997
                                                       -------------   --------   --------
                                                                   (UNAUDITED)
        Current assets................................   $  63,910     $ 78,232   $ 80,527
        Current liabilities...........................      78,961       94,159     92,807
        Non current assets............................      31,772       33,695     37,357
        Non current liabilities.......................       5,495       14,272      7,740

                                                                        SIX MONTHS ENDED
                                                                       -------------------
                                                        YEAR ENDED     JUNE 29,   JUNE 28,
                                                           1996          1996       1997
                                                       -------------   --------   --------
                                                                   (UNAUDITED)
        Net sales.....................................   $ 820,882     $364,981   $468,445
        Gross profit..................................      90,175       36,941     45,478
        Net income (loss).............................         956          127       (452)

     Summarized combined financial information for the years ended December 31, 1994 and December 30, 1995 are not presented because there were no guarantor or non-guarantor subsidiaries of the Company in those periods.

     On July 11, 1997 the Company established an unconsolidated special purpose bankruptcy-remote subsidiary which purchases, on a revolving basis, substantially all trade receivables generated by the Company. The subsidiary is not a guarantor of the notes issued in either of the private placements described in Note 11. The Company sold trade receivables of approximately $380 million to this non-guarantor subsidiary on July 11, 1997.

             REPORT OF KPMG PEAT MARWICK LLP, INDEPENDENT AUDITORS

The Management of PFS
(A Division of PepsiCo, Inc. Held for Sale):

     We have audited the accompanying balance sheets of PFS (A Division of PepsiCo, Inc. Held for Sale) as of December 27, 1995 and December 25, 1996, and the related statements of income, divisional equity, and cash flows for each of the years in the three-year period ended December 25, 1996. These financial statements are the responsibility of the management of PFS. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of PFS as of December 27, 1995 and December 25, 1996, and the results of its operations and its cash flows for each of the years in the three-year period ended December 25, 1996, in conformity with generally accepted accounting principles.

                                          KPMG PEAT MARWICK LLP

Dallas, Texas
April 18, 1997

                                      PFS
                  (A DIVISION OF PEPSICO, INC. HELD FOR SALE)

                                 BALANCE SHEETS

                                                          DECEMBER 27,     DECEMBER 25,      JUNE 11,
                                                              1995             1996            1997
                                                          ------------     ------------     -----------
                                                                                            (UNAUDITED)
                                                                                            -----------
                                                                         (IN THOUSANDS)
                                                ASSETS
Current assets:
  Cash..................................................    $    203         $  1,625        $       32
  Receivables:
  Franchisees and licensees, net of allowance for
     doubtful accounts of $11,941 in 1995 and $7,733 in
     1996...............................................     115,004          117,729           132,679
  Affiliates............................................     206,658          162,485           191,006
  Inventories...........................................     101,767           94,418            86,068
  Prepaid expenses and other current assets.............       1,877            4,690             5,915
  Deferred income taxes (note 7)........................      10,105           10,629             9,975
                                                           ---------        ---------         ---------
          Total current assets..........................     435,614          391,576           425,675
  Property and equipment, net (notes 3 and 6)...........      80,351           87,017            82,460
  Other assets..........................................         323              328               320
                                                           ---------        ---------         ---------
                                                            $516,288         $478,921        $  508,455
                                                           =========        =========         =========
                                   LIABILITIES AND DIVISIONAL EQUITY
Current liabilities:
  Accounts payable -- trade.............................    $196,695         $170,611        $  200,026
  Accrued liabilities (note 7)..........................      79,512           79,728            71,395
  Advances from Parent and affiliates, net (note 4).....     122,957          108,257           125,282
                                                           ---------        ---------         ---------
          Total current liabilities.....................     399,164          358,596           396,703
Other liabilities and deferred credits (notes 6 and
  9)....................................................      23,449           22,400            20,568
Deferred income taxes (note 7)..........................       5,096            4,520             3,545
Divisional equity (note 4)..............................      88,579           93,405            87,639
Commitments (note 6)
                                                           ---------        ---------         ---------
                                                            $516,288         $478,921        $  508,455
                                                           =========        =========         =========

                See accompanying notes to financial statements.

                                      PFS
                  (A DIVISION OF PEPSICO, INC. HELD FOR SALE)

                              STATEMENTS OF INCOME

                                                 YEARS ENDED                      TWENTY-FOUR WEEKS ENDED
                                 --------------------------------------------    -------------------------
                                 DECEMBER 28,    DECEMBER 27,    DECEMBER 25,     JUNE 12,       JUNE 11,
                                     1994            1995            1996           1996           1997
                                  (53 WEEKS)      (52 WEEKS)      (52 WEEKS)            (UNAUDITED)
                                                              (IN THOUSANDS)
Sales:
  Affiliates (note 4)..........   $2,378,963      $2,463,464      $2,292,423     $1,058,666     $  957,528
  Franchisees and licensees....      905,874         999,988       1,136,201        497,003        544,425
                                  ----------      ----------      ----------       --------       --------
                                   3,284,837       3,463,452       3,428,624      1,555,669      1,501,953
  Less discounts and
     allowances................        5,000           4,508           6,538          3,194          3,608
                                  ----------      ----------      ----------       --------       --------
          Net sales............    3,279,837       3,458,944       3,422,086      1,552,475      1,498,345
                                  ----------      ----------      ----------       --------       --------
Costs and expenses:
  Cost of sales and
     operating.................    3,155,422       3,331,866       3,297,381      1,498,587      1,443,274
  General and administrative
     (notes 4, 6 and 8)........       37,515          47,606          44,962         21,564         20,330
                                  ----------      ----------      ----------       --------       --------
                                   3,192,937       3,379,472       3,342,343      1,520,151      1,463,604
                                  ----------      ----------      ----------       --------       --------
          Income from
            operations.........       86,900          79,472          79,743         32,324         34,741
Interest expense to Parent
  (note 4).....................       12,934          17,613          15,566          7,102          8,041
                                  ----------      ----------      ----------       --------       --------
          Income before income
            taxes..............       73,966          61,859          64,177         25,222         26,700
Provision for income taxes
  (note 7).....................       28,874          23,844          24,597          9,928          9,924
                                  ----------      ----------      ----------       --------       --------
          Net income...........   $   45,092      $   38,015      $   39,580     $   15,294     $   16,776
                                  ==========      ==========      ==========       ========       ========

                See accompanying notes to financial statements.

                                      PFS
                  (A DIVISION OF PEPSICO, INC. HELD FOR SALE)

                        STATEMENTS OF DIVISIONAL EQUITY

                                                                                 (IN THOUSANDS)
                                                                                 --------------
Divisional equity at December 29, 1993.........................................     $100,146
Transfers to Advances from Parent and affiliates, net (note 4).................      (59,531)
Net income.....................................................................       45,092
                                                                                    --------
Divisional equity at December 28, 1994.........................................       85,707
Transfers to Advances from Parent and affiliates, net (note 4).................      (35,143)
Net income.....................................................................       38,015
                                                                                    --------
Divisional equity at December 27, 1995.........................................       88,579
Transfers to Advances from Parent and affiliates, net (note 4).................      (34,754)
Net income.....................................................................       39,580
                                                                                    --------
Divisional equity at December 25, 1996.........................................       93,405
Transfers to Advances from Parent and affiliates, net (note 4)(unaudited)......      (22,542)
Net income (unaudited).........................................................       16,776
                                                                                    --------
Divisional equity at June 11, 1997 (unaudited).................................     $ 87,639
                                                                                    ========

                See accompanying notes to financial statements.

                                      PFS
                  (A DIVISION OF PEPSICO, INC. HELD FOR SALE)

                            STATEMENTS OF CASH FLOWS

                                                          YEARS ENDED
                                           ------------------------------------------    TWENTY-FOUR WEEKS
                                                                                               ENDED
                                           DECEMBER 28,   DECEMBER 27,   DECEMBER 25,   -------------------
                                               1994           1995           1996
                                           ------------   ------------   ------------   JUNE 12,   JUNE 11,
                                            (53 WEEKS)     (52 WEEKS)     (52 WEEKS)      1996       1997
                                                                                        --------   --------
                                                                    (IN THOUSANDS)          (UNAUDITED)
Cash flows -- operating activities:
  Net income..............................   $ 45,092       $ 38,015       $ 39,580     $ 15,294   $ 16,776
  Adjustments to reconcile net income to
     net cash provided by operating
     activities:
     Depreciation and amortization........     17,053         18,764         19,830        8,819      8,814
     Loss on sale of property and
       equipment..........................      1,788          2,324          1,065           72       (209)
     Deferred income taxes................     (6,800)        (3,075)        (1,100)        (274)      (321)
     Change in assets and liabilities:
       Receivables........................    (22,614)       (22,051)        41,448       (6,769)   (43,471)
       Inventories........................      4,839         (5,046)         7,349        8,429      8,350
       Accounts payable...................      9,524         (2,347)       (26,084)      (8,519)    29,415
       Accrued liabilities................     13,105         (4,672)           216      (11,278)    (8,333)
       Other..............................      2,730          7,668         (3,867)      (4,877)    (3,049)
                                              -------        -------        -------      -------    -------
          Net cash provided by operating
            activities....................     64,717         29,580         78,437          897      7,972
                                              -------        -------        -------      -------    -------
Cash flows -- investing activities:
  Additions to property and equipment.....    (21,310)       (25,245)       (28,771)     (14,214)   (12,291)
  Transfers of property and equipment to
     affiliates...........................         --             --             --           --      7,338
  Proceeds from sale of property and
     equipment............................      1,047            857          1,210        1,032        905
                                              -------        -------        -------      -------    -------
          Net cash used for investing
            activities....................    (20,263)       (24,388)       (27,561)     (13,182)    (4,048)
                                              -------        -------        -------      -------    -------
Cash flows -- financing
  activities -- (repayment of)/additions
  to advances from Parent and affiliates,
  net.....................................    (44,360)        (5,163)       (49,454)      12,661     (5,517)
                                              -------        -------        -------      -------    -------
  Net increase (decrease) in cash.........         94             29          1,422          376     (1,593)
  Cash at beginning of period.............         80            174            203          203      1,625
                                              -------        -------        -------      -------    -------
  Cash at end of period...................   $    174       $    203       $  1,625     $    579   $     32
                                              =======        =======        =======      =======    =======

     During 1994, 1995, and 1996 PFS made the following transfers to Parent through the intercompany account:

                                                         1994        1995        1996
                                                        -------     -------     -------
        State income tax..............................  $ 4,135     $ 3,808     $ 3,475
                                                        =======     =======     =======
        Federal income tax............................  $18,876     $19,887     $18,800
                                                        =======     =======     =======
        Interest on advances..........................  $12,994     $17,613     $15,566
                                                        =======     =======     =======
        Divisional equity reclassifications...........  $59,531     $35,143     $34,754
                                                        =======     =======     =======

                See accompanying notes to financial statements.

                                      PFS
                  (A DIVISION OF PEPSICO, INC. HELD FOR SALE)

                         NOTES TO FINANCIAL STATEMENTS
                    DECEMBER 27, 1995 AND DECEMBER 25, 1996
                                 (IN THOUSANDS)

(1)  GENERAL AND BASIS OF PRESENTATION

     PFS (A Division of PepsiCo, Inc. Held for Sale) ("PFS") operates as a division of PepsiCo, Inc. ("Parent") and has no separate legal status or existence. In January 1997, the Parent announced its intent to spin off its restaurant business. Concurrent with this announcement, the Parent also announced that it would explore the possible sale of PFS. The accompanying financial statements present the business of PFS which is being held for sale. Accordingly, they include only the assets, liabilities and results of operations of the PFS business to be sold. The principal nature of this business is to provide food, equipment, and supply items primarily to Taco Bell, Pizza Hut and KFC restaurants, which restaurants are either owned or franchised by the Parent in both the United States and Canada. The Division also has other transactions with the Parent and affiliates of the Parent ("Affiliates") (notes 4, 5, 7, 8 and 9). PFS' fiscal year ends on the last Wednesday in December and, as a result, a fifty-third week is added every five or six years. The fiscal year ended December 28, 1994 consisted of 53 weeks.

     The financial statements of the Company as of June 11, 1997 and for the periods ended June 12, 1996 and June 11, 1997 are unaudited, but in the opinion of management reflect all adjustments (consisting only of normal recurring accruals) which are necessary for a fair statement of the results of the interim periods presented. Results for interim periods are not necessarily indicative of the results to be expected for a full year or for periods which have been previously reported.

(2)  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  (a) Inventories

     Inventories are valued at the lower of cost, as determined by the first-in, first-out ("FIFO") method, or net realizable value.

  (b) Income Taxes

     PFS is included in the consolidated federal income tax return of the Parent. For financial reporting purposes, federal income taxes are computed on a separate return basis. State income taxes are computed at a composite rate (6.3% in 1994 and 5.8% in 1995 and 1996) based upon actual taxes incurred by the Parent on behalf of the Division.

     PFS accounts for income taxes using the asset and liability method. Under the asset and liability method of accounting for income taxes, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

  (c) Property and Equipment

     Property and equipment are stated at cost less accumulated depreciation. Depreciation and amortization are calculated on a straight-line basis over the estimated useful lives of the assets, generally 3 to 10 years.

                                      PFS
                  (A DIVISION OF PEPSICO, INC. HELD FOR SALE)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

  (d) Use of Estimates

     The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

(3)  PROPERTY AND EQUIPMENT

     Property and equipment at December 27, 1995 and December 25, 1996 is summarized as follows:

                                                                   1995         1996
                                                                 --------     --------
        Land...................................................  $    756     $    756
        Transportation equipment...............................    81,741       87,039
        Warehouse and office equipment.........................    33,654       38,916
        Buildings and leasehold improvements ..................    38,490       46,651
        Construction in progress...............................     2,656        2,937
        Leased computer and material handling equipment........     5,712        5,750
                                                                 --------     --------
                                                                  163,009      182,049
        Less accumulated depreciation and amortization.........    82,658       95,032
                                                                 --------     --------
                                                                 $ 80,351     $ 87,017
                                                                 ========     ========

(4)  RELATED PARTY TRANSACTIONS

     The Parent provides certain corporate general and administrative services to PFS, including legal, treasury and benefits administration, among others. The Company estimates the costs of these services to be approximately $1,100 based on management's assessment of the relative benefit received from the Parent for each of the years 1994, 1995 and 1996. The Company believes this method is reasonable and inclusion of such costs would not have a material impact on the accompanying financial statements.

     Transactions with the Parent include utilization of cash management services under which net cash balances of PFS are transferred to or provided by the Parent daily. In addition, the Parent provides payments under its incentive compensation plans to certain key employees of PFS.

     In 1994, 1995 and 1996, respectively, approximately 29%, 28% and 27% of the gross sales of PFS were to restaurants owned by Pizza Hut, Inc., 31%, 31% and 28% of gross sales were to restaurants owned by Taco Bell Corp., and 13%, 11% and 12% of gross sales were to restaurants owned by KFC Corporation.

     PFS and the Parent have agreed to reclassify amounts between advances and divisional equity in order to maintain a preestablished debt to equity ratio, as defined, as part of the agreements between PFS and Pizza Hut, Inc. and its franchisees.

     Advances from Parent and Affiliates bear interest at the prime rate (8.25% at December 25, 1996) and are not subject to stated repayment terms. Accordingly, such advances are classified as current liabilities in the accompanying balance sheets. The carrying amount of Advances from the Parent and Affiliates at December 27, 1995 and December 25, 1996 approximates the fair value since the borrowings bear interest at current market rates.

                                      PFS
                  (A DIVISION OF PEPSICO, INC. HELD FOR SALE)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

(5)  PROFIT LIMITATION

     "Gross profit" and "net pretax profit" on certain sales of PFS to Pizza Hut restaurants, as defined in the agreements with Pizza Hut, Inc. and its franchisees, are limited to amounts not to exceed 14% and 2.5% of sales, respectively. Such limitations apply only to sales of food, paper products, and similar restaurant supplies and exclude other nonfood items such as furnishings, interior and exterior decor items, and equipment. As a result of the profit limitation, sales are reported net of $3,039, $4,449 and $5,249 in 1994, 1995 and 1996, respectively, for distributions to Pizza Hut, Inc. and its franchisees.

(6)  LEASE COMMITMENTS

     PFS occupies warehouse and office facilities under noncancellable operating lease agreements expiring at various dates through 2006. Most of the leases contain renewal options for periods ranging from one to five years, with rentals generally equal to those stated for the initial term of the lease.

     PFS also rents transportation equipment under operating leases which provide for both short-term and long-term rentals.

     Rental expense for the years ended December 28, 1994, December 27, 1995 and December 25, 1996 is summarized as follows:

                                                         1994        1995        1996
                                                        -------     -------     -------
        Transportation equipment:
          Fixed rentals...............................  $   336     $   409     $   442
          Variable rentals............................    2,173       1,776       1,059
        Warehouse and office space....................    8,110       8,531      10,252
        Equipment.....................................    3,993       2,773       2,947
                                                        -------     -------     -------
                                                        $14,612     $13,489     $14,700
                                                        =======     =======     =======

     The future minimum rental commitments as of December 25, 1996 for all noncancellable operating transportation, warehouse, office, and other equipment leases are as follows:

                1997...............................................  $10,783
                1998...............................................    9,493
                1999...............................................    8,110
                2000...............................................    6,986
                2001...............................................    7,020
                Thereafter.........................................   17,027
                                                                     -------
                                                                     $59,419
                                                                     =======

                                      PFS
                  (A DIVISION OF PEPSICO, INC. HELD FOR SALE)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

     PFS leases computer equipment and material handling equipment under capital lease arrangements. The minimum lease payments as of December 25, 1996 for the remainder of the lease periods are as follows:

                1997..................................................  $692
                1998..................................................   118
                                                                        ----
                Total minimum lease payments..........................   810
                Less amount representing interest.....................    22
                                                                        ----
                Present value of net minimum lease payments...........   788
                Less current obligations..............................   673
                                                                        ----
                Long-term obligations.................................  $115
                                                                        ====

     Included in property and equipment as of December 25, 1996 are assets recorded under capital leases as follows:

                Computer and material handling equipment............  $5,750
                Less accumulated amortization.......................   5,114
                                                                      ------
                                                                      $  636
                                                                      ======

(7)  INCOME TAXES

     The provision for income taxes is comprised of the following:

                                                         1994        1995        1996
                                                        -------     -------     -------
        Current:
          Federal.....................................  $29,875     $24,227     $23,127
          State.......................................    5,799       2,692       2,570
        Deferred:
          Federal.....................................   (5,780)     (2,639)       (846)
          State.......................................   (1,020)       (436)       (254)
                                                        -------     -------     -------
                                                        $28,874     $23,844     $24,597
                                                        =======     =======     =======

     The differences between the statutory and effective federal income tax rates are as follows:

                                                                  1994     1995     1996
                                                                  ----     ----     ----
        Statutory federal rate..................................   35%      35%      35%
        State income tax, net of federal benefit................    4        4        4
                                                                   --       --       --
          Effective rate........................................   39%      39%      39%
                                                                   ==       ==       ==

     Federal income taxes currently payable to the Parent of $35,714 at December 27, 1995 and $36,441 at December 25, 1996 are included in accrued liabilities in the accompanying balance sheets.

     The primary components of deferred taxes result from accelerated depreciation methods, bad debt provisions and the deferral of certain expenses related to postretirement benefits for tax purposes.

(8)  RETIREMENT PLANS

     PFS participates in two defined benefit noncontributory pension plans for salaried and nonsalaried employees (the "Plans") which are administered directly or indirectly by the Parent. Substantially all

                                      PFS
                  (A DIVISION OF PEPSICO, INC. HELD FOR SALE)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

employees of the Division are covered by these Plans. PFS's participation is accounted for as a multiemployer plan.

     Generally, benefits for salaried and nonsalaried employees are based on years of service and the employees' highest consecutive five-year average annual earnings. The Parent funds the Plans in amounts not less than the minimum statutory funding requirements nor more than the maximum amount which can be deducted for federal income tax purposes by the Parent. The Plans' assets consist principally of equity securities, government and corporate debt securities, and other fixed income obligations. Capital stock of the Parent accounted for approximately 24% and 22% of the total market value of the domestic Parent sponsored Plans' assets for 1995 and 1996.

     PFS was allocated pension expense of $1,211, $1,174 and $2,374 in 1994, 1995 and 1996, respectively.

(9)  POSTRETIREMENT BENEFITS OTHER THAN PENSIONS

     PFS participates in a postretirement benefit plan administered by the Parent. The plan provides postretirement health care and life insurance benefits to eligible retired U.S. employees. Employees who have 10 years of service and attain age 55 while in service with the Division are eligible to participate in the postretirement benefit plan. The plan in effect through 1994 was largely noncontributory and was not funded. PFS accrues the cost of postretirement benefits over the years employees provide services to the date of their full eligibility for such benefits.

     Postretirement benefit expense amounted to $919, $481 and $1,047 in 1994, 1995 and 1996, respectively. The liability for postretirement benefits of $8,967 at December 25, 1995 and $9,962 at December 27, 1996 is included in other liabilities and deferred credits in the accompanying balance sheets.

     Effective in 1994, certain features of the plan were amended to expand retiree cost-sharing provisions and limit the Division's share of future increases in health care costs.

               REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

Board of Directors
AmeriServ Food Company

     We have audited the accompanying consolidated statements of operations, stockholders' equity, and cash flows of AmeriServ Food Company (the Company) for the years ended December 31, 1994 and December 30, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated results of operations and cash flows of the Company for the years ended December 31, 1994 and December 30, 1995, in conformity with generally accepted accounting principles.

                                          ERNST & YOUNG LLP

Dallas, Texas
March 22, 1996

                             AMERISERV FOOD COMPANY

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                               YEAR ENDED
                                                                       ---------------------------
                                                                       DECEMBER 31,   DECEMBER 30,
                                                                           1994           1995
                                                                       ------------   ------------
                                                                             (IN THOUSANDS)
Net sales............................................................    $873,309       $939,096
Operating expenses:
  Cost of sales, including delivery and warehouse expenses...........     841,408        907,597
  Selling, general, and administrative...............................      19,314         20,209
  Depreciation.......................................................       2,778          2,768
  Amortization of goodwill and covenants not to compete..............         888            677
  Losses of divested operations......................................         313             --
                                                                         --------       --------
Total operating expenses.............................................     864,701        931,251
                                                                         --------       --------
Income from operations...............................................       8,608          7,845
Other expense:
  Interest expense...................................................       6,442          7,465
  Interest expense, related parties..................................         226            216
  Amortization of financing costs....................................         236            302
  Other expense, net.................................................          28          1,472
                                                                         --------       --------
Income (loss) before minority interest...............................       1,676         (1,610)
Minority interest....................................................           4             (2)
                                                                         --------       --------
Income (loss) before income taxes....................................       1,680         (1,612)
Income tax provision.................................................         108            270
                                                                         --------       --------
Income (loss) before extraordinary items.............................       1,572         (1,882)
Extraordinary gain on early extinguishment of debt...................         312             --
                                                                         --------       --------
Net income (loss)....................................................    $  1,884       $ (1,882)
                                                                         ========       ========

                            See accompanying notes.

                             AMERISERV FOOD COMPANY

           CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)

                                                   COMMON       ADDITIONAL
                                                    STOCK        PAID-IN       ACCUMULATED
                                                  PAR VALUE      CAPITAL         DEFICIT        TOTAL
                                                  ---------     ----------     -----------     -------
                                                                     (IN THOUSANDS)
Balance at January 1, 1994......................    $  25        $  8,742       $ (17,032)     $(8,265)
  Contribution of dividend promissory notes and
     accrued interest to equity.................       --           5,678              --        5,678
  Accretion of redemption value of Series A
     Redeemable Preferred Stock.................       --              --          (1,125)      (1,125)
  Net income....................................       --              --           1,884        1,884
                                                     ----         -------        --------      -------
Balance at December 31, 1994....................       25          14,420         (16,273)      (1,828)
  One for ten reverse stock split...............      (22)             22              --           --
  Accretion of redemption value of Series A
     Redeemable Preferred Stock.................       --              --            (675)        (675)
  Net loss......................................       --              --          (1,882)      (1,882)
                                                     ----         -------        --------      -------
Balance at December 30, 1995....................    $   3        $ 14,442       $ (18,830)     $(4,385)
                                                     ====         =======        ========      =======

                            See accompanying notes.

                             AMERISERV FOOD COMPANY

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                               YEAR ENDED
                                                                       ---------------------------
                                                                       DECEMBER 31,   DECEMBER 30,
                                                                           1994           1995
                                                                       ------------   ------------
                                                                             (IN THOUSANDS)
OPERATING ACTIVITIES
Net income (loss)....................................................   $    1,884     $   (1,882)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
  Depreciation.......................................................        2,778          2,768
  Amortization of goodwill and covenants not to compete..............          888            677
  Amortization of financing costs....................................          236            302
  Other non-cash expenses............................................           --          1,079
  Deferred income tax provision......................................         (347)            45
  Provision for doubtful accounts....................................          410            181
  Minority interest..................................................           (4)             2
  Extraordinary gain.................................................         (312)            --
  Changes in operating assets and liabilities:
     Accounts and other receivables..................................       (3,116)          (664)
     Inventories.....................................................       (5,929)        (2,880)
     Prepaid expenses and other......................................       (1,272)          (730)
     Accounts payable................................................       10,143          7,228
     Accrued liabilities.............................................           67           (844)
                                                                         ---------      ---------
Net cash provided by operating activities............................        5,426          5,282
                                                                         ---------      ---------
INVESTING ACTIVITIES
Acquisitions of businesses...........................................       (1,625)            --
Capital expenditures for property, plant, and equipment..............       (1,263)        (3,030)
Proceeds from sale of property, plant, and equipment.................           71            112
Other................................................................          190           (229)
                                                                         ---------      ---------
Net cash used in investing activities................................       (2,627)        (3,147)
                                                                         ---------      ---------
FINANCING ACTIVITIES
Borrowings under line of credit agreements...........................      929,724        960,744
Repayments under line of credit agreements...........................     (933,505)      (958,785)
Proceeds from long-term debt.........................................        5,896             --
Repayments of long-term debt.........................................       (6,855)        (3,617)
Maturity of certificates of deposit..................................        1,620             --
Proceeds from issuance of Series A Redeemable Preferred Stock........        2,000             --
Other................................................................       (1,335)          (490)
                                                                         ---------      ---------
Net cash used in financing activities................................       (2,455)        (2,148)
                                                                         ---------      ---------
Net increase (decrease) in cash......................................          344            (13)
Cash at beginning of year............................................          502            846
                                                                         ---------      ---------
Cash at end of year..................................................   $      846     $      833
                                                                         =========      =========
Supplemental disclosure of cash flow information -- Cash paid for
  interest...........................................................   $    6,526     $    7,097

                            See accompanying notes.

                             AMERISERV FOOD COMPANY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
                    DECEMBER 31, 1994 AND DECEMBER 30, 1995

1.  ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Basis of Presentation and Disposition

     AmeriServ Food Company (the Company or AmeriServ) was formed in September 1989 and was majority owned by J. Lewis Partners, L.P. (Lewis Partners). On January 26, 1996, all of the Company's outstanding stock (common and preferred) was acquired by AmeriServe Food Distribution, Inc. (formerly NEBCO EVANS Distribution, Inc.) (NEBCO). In conjunction with the acquisition, the Company's revolving line of credit, its term notes payable to five co-lenders, and its note to Signal Capital Corporation were paid off. The Company continues to operate as a wholly-owned subsidiary of NEBCO with NEBCO providing any working capital needed for the Company's operations.

     The consolidated financial statements of the Company include the accounts of the Company and the following subsidiaries:

                SUBSIDIARY                                          OWNERSHIP
                --------------------------------------------------  ---------
                Post Holding Company and subsidiary (Post)........      50%
                Delta Transportation, Ltd. (Delta)................     100%

     The Company was formed through a series of acquisitions. Interstate Distributors, Inc. (IDI), and The Sonneveldt Company (Sonneveldt) represent holding companies formed for the purpose of acquiring the respective operating subsidiaries. Lewis Partners acquired a 70% ownership interest in Sonneveldt and an 81% ownership interest in IDI on December 19, 1988, and August 1, 1989, respectively. In 1989, Lewis Partners transferred its ownership interests in these two entities to the Company in exchange for shares of the Company's common stock. Concurrent with the transfer of Lewis Partners' ownership interests in the subsidiaries to the Company, the Company acquired the remaining 30% minority interest in Sonneveldt by exchanging shares of the Company's common stock for the minority interest holders' shares of Sonneveldt. The Company acquired Post Holding Company (Post) in 1989, First Choice Food Distributors, Inc. (FCF), in 1990, Alpha Distributors, Ltd., Delta Transportation, Ltd., and Omega Distributions Services, Ltd. (collectively Alpha), and Food Service Systems
(FSS) in 1991. The Company merged FSS into IDI in December 1992.

     On January 11, 1994, the Company completed a series of transactions including a private equity offering, a corporate restructuring, and a refinancing of the majority of the Company's debt. As a part of these transactions, the Company purchased the 19% minority interest in IDI, and simultaneously merged all of its subsidiaries into AmeriServ, except Post and Delta Transportation, Ltd. (Delta), which were not merged for regulatory reasons.

  Nature of Operations

     The Company, through its divisions and subsidiaries, is a system foodservice distributor specializing in distribution to chain restaurants. The Company distributes a wide variety of items, including fresh and frozen meat and poultry, frozen foods, canned and dry goods, fresh and pre-processed produce, beverages, dairy products, paper goods, cleaning and other supplies and small equipment.

     At December 30, 1995, the Company served approximately 4,300 restaurant locations within 38 different restaurant chains (or "concepts") in 38 states, Mexico and the Caribbean from 14 distribution centers in the United States.

                             AMERISERV FOOD COMPANY

  Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

  Principles of Consolidation

     The consolidated financial statements include the accounts of the Company and its subsidiaries. Upon consolidation, all intercompany accounts, transactions, and profits have been eliminated.

  Fiscal Year

     The Company's fiscal year is the 52- or 53-week period ending on the Saturday closest to December 31. The fiscal years ended December 31, 1994 (fiscal 1994) and December 30, 1995 (fiscal 1995) are 52-week periods.

  Inventories

     Merchandise inventories are valued at the lower of cost (first-in, first-out method) or market.

  Property, Plant, and Equipment

     Property, plant, and equipment are stated at cost. Depreciation is computed over the estimated useful lives of the assets, using either the straight-line or double-declining balance method. Amortization of leasehold improvements is recorded over the respective lease terms or useful lives, whichever are shorter; and assets recorded under capital leases are amortized over the respective lease terms. Amortization of capital leases is included in depreciation expense. Useful lives for amortization and depreciation calculations are as follows:

                Buildings and improvements.....................  5 - 40 years
                Delivery and automotive equipment..............  5 - 9 years
                Warehouse equipment............................  5 - 12 years
                Furniture, fixtures, and equipment.............  5 - 10 years

  Other Assets

     Goodwill represents the excess of the purchase prices over the fair values of net assets of acquired businesses and is amortized over 40 years using the straight-line method. On January 11, 1994, the Company purchased the remaining minority interest in IDI resulting in additional goodwill of $1,160. The carrying value of goodwill is reviewed if the facts and circumstances suggest it may be impaired. If this review indicates that goodwill may not be recoverable, as determined based on the estimated future undiscounted cash flows of the entity acquired over the remaining amortization period, the Company's carrying value of the goodwill is reduced by the estimated shortfall.

     The costs of covenants not to compete, incurred in connection with acquisitions, are being amortized over the lives of the respective covenants (three to five years) using the straight-line method. Deferred financing costs are being amortized over the terms of the respective agreements, generally three to five years, using the straight-line method, which does not differ significantly from the interest method.

  Federal Income Taxes

     The Company and its subsidiaries (excluding Post) file a consolidated federal income tax return. Under federal tax regulations, Post is required to file a separate consolidated federal income tax return.

                             AMERISERV FOOD COMPANY

  Losses of Divested Operations

     In fiscal 1994, the Company incurred losses of $313, consisting of costs incurred to close the two remaining FSS distribution facilities. The majority of these expenses were related to operating, legal, severance, and shut-down costs associated with the decision to close these facilities. The closing and divesting of these operations was deemed necessary due to continued operating losses with respect to these two facilities.

  Other Expenses, Net

     In fiscal 1995, other expense, net, of $1,472 in the consolidated statement of operations, included expenses of $827 related to an attempted public offering of the Company's common stock, and an accrual of $600 representing payments due under contract to two former owners of a company acquired by AmeriServ in 1988. As the two former owners are no longer involved in the business, these amounts have been written off.

2.  LEASES

     The Company leases warehouse facilities and certain transportation equipment under operating leases expiring at various dates through 1999. Minimum annual rental commitments under noncancelable operating leases are as follows at December 30, 1995:

                  1996.............................................  $ 8,233
                  1997.............................................    7,509
                  1998.............................................    6,604
                  1999.............................................    5,134
                  2000.............................................    3,700
                  Thereafter.......................................    5,887
                                                                     -------
                                                                     $37,067
                                                                     =======

     Rent expense for fiscal 1994 and 1995 was approximately $9,363 and $11,243, respectively. Under certain truck leases, various subsidiaries of the Company are obligated to pay contingent rentals based on miles driven each period.

     The Madison, Wisconsin, warehouse facility lease grants the Company an option to purchase the warehouse facility at any time during the initial or extended lease terms for $6,000. Additionally, the lease grants the lessors a put option to require the Company to purchase the warehouse facility for $6,000 should the Company either default on future monthly rental payments or fail to exercise, or not be entitled under the terms of the lease to exercise, any of its options to extend the initial 10-year term of the lease.

     The Company leases operating facilities and certain delivery and warehouse equipment under capital lease agreements. The leases are for various terms through 2002, with interest payable at rates ranging from 10 to 12.75%. The facilities are leased from a partnership, which is partially owned by stockholders of the Company. Payments representing principal on the facility leases totaled $133 and $150 in fiscal 1994 and 1995, respectively. The Company is required to pay real estate and other occupancy costs under the leases.

3.  STOCK COMPENSATION PLAN

     In 1991, the Company adopted a Stock Compensation Plan (the Plan), which became effective on December 31, 1991. The Plan covers the issuance of incentive and nonqualified stock options and restricted stock grants to directors and key employees of the Company and its subsidiaries. The Plan is administered by a committee (the Committee) appointed by the Company's Board of Directors. The Committee generally has the authority to fix the terms and numbers of options to be granted and to determine the employees or other parties who will receive the options and the grants. The number of shares that may be issued under the Plan

                             AMERISERV FOOD COMPANY
shall not exceed 56. Incentive stock options granted by the Committee shall expire on the date determined by the Committee, but in no event shall any incentive stock option expire later than 10 years after the grant date. The exercise price per share for shares issued pursuant to the exercise of incentive stock options shall not be less than the fair market value of common stock at the time of the grant of the option. All options granted will expire between January 1, 2002, and January 11, 2004.

     Common share stock options outstanding at December 31, 1994, and December 30, 1995, are as follows adjusted for a 1 for 10 reverse stock split effective September 1, 1995 (in thousands except per share data):

                                                      NUMBER OF      PRICE PER        OPTIONS
                                                       SHARES          SHARE        EXERCISABLE
                                                      ---------   ---------------   -----------
    Outstanding at December 31, 1994................      23      $53.33 -- $93.33       23
    Outstanding at December 30, 1995................      24      $53.33 -- $93.33       24

4.  INCOME TAXES

     Significant components of the provision for income taxes are as follows:

                                                                           YEAR ENDED
                                                                   ---------------------------
                                                                   DECEMBER 31,   DECEMBER 30,
                                                                       1994           1995
                                                                   ------------   ------------
    Current:
      Federal....................................................      $ 72           $ --
      State......................................................       383            289
                                                                       ----           ----
    Total current................................................       455            289
    Deferred
      Federal....................................................      (347)           (19)
                                                                       ----           ----
    Total deferred...............................................      (347)           (19)
                                                                       ----           ----
                                                                       $108           $270
                                                                       ====           ====

     A reconciliation of the Company's income tax provision calculated at federal statutory rates to the provision for income taxes reported is as follows:

                                                                           YEAR ENDED
                                                                   ---------------------------
                                                                   DECEMBER 31,   DECEMBER 30,
                                                                       1994           1995
                                                                   ------------   ------------
    Federal statutory tax rate (34%) applied to income
      (loss) before taxes........................................      $571          $ (548)
    Net operating losses not benefited...........................        --             267
    Benefit of net operating loss carryovers.....................      (827)             --
    AMT credit not benefited.....................................        72              --
    State income taxes...........................................       383             289
    Tax return settlements.......................................      (347)             --
    Amortization of goodwill.....................................       124             124
    Meals and entertainment......................................        97             119
    Other........................................................        35              19
                                                                       ----           -----
                                                                       $108          $  270
                                                                       ====           =====

     At December 30, 1995, the Company has consolidated net operating loss carryforwards of $8,707 for federal income tax purposes that expire in years 2004 through 2009. Additionally, at December 30, 1995, Post

                             AMERISERV FOOD COMPANY
has net operating loss carryforwards of $1,360, which are available to offset Post's separate taxable income. The Company establishes a valuation allowance for its deferred tax assets until, based on available evidence, it is more likely than not that a portion or all of the deferred tax assets will be realized.

     Section 382 of the 1986 Internal Revenue Code provides for limitations on the utilization of net operating loss carryovers subsequent to certain ownership changes. If the Company experiences an ownership change, as defined under
Section 382, the availability of its net operating loss carryovers may be limited.

5.  OTHER RELATED PARTY TRANSACTIONS

     The Company and its subsidiaries incurred monitoring and acquisition fees of $415 to Lewis Partners for management advisory, investment banking, and acquisition services during both fiscal 1994 and 1995.

6.  CAPITAL STOCK

     Effective November 10, 1994, the Board of Directors approved a three-for-four reverse stock split and effective September 1, 1995, the Board of Directors approved a one-for-ten reverse stock split. All references to stock related data has been restated to reflect the effect of the splits.

     The Board of Directors of the Company is authorized, without action by the stockholders, to divide authorized preferred stock into one or more series and to fix, for each series, the number of shares, powers, designations, preferences, relative rights, qualifications, limitations, and restrictions. The Company is authorized to issue 500 shares of Preferred Stock with a par value of $0.01. The Company issued 45 shares of $.01 par value non-voting preferred shares designated as Series A Redeemable Preferred Stock for $4,500. The Preferred Stock is convertible into shares of common stock at a rate of 2.5 shares of common for each share of Series A Redeemable Preferred Stock. The holders of shares of Series A Redeemable Preferred Stock are entitled to receive dividends as declared by the Board of Directors from time to time. The Series A Redeemable Preferred Stock is redeemable in whole at any time or from time to time in part, at the option of the Company, at a redemption price of $125.00 per share, with such redemption price increasing by 12% per year commencing on January 1, 1995, and being increased by a per share amount equal to any then declared but unpaid dividends. The redemption of the Series A Redeemable Preferred Stock is mandatory on December 31, 2003, or earlier in the event of an initial public offering, sale of the Company or merger, consolidation, or other form of business combination in which the Company is not the surviving entity. In the event of any form of liquidation of the Company, the holders of the Series A Redeemable Preferred Stock hold preference over all other forms of capital stock at an amount equal to $100.00 per share with the amount increasing by 12% per year compounded annually. Commencing on January 1, 1995, this amount is further increased by a per share amount equal to any then declared but unpaid dividends.

     Under the terms of an agreement with two of the Company's stockholders, the Company must obtain an affirmative vote by at least one of the directors, if any, nominated by each of the two stockholders and Lewis Partners, prior to the consummation of any of the following events: (i) the issuance by the Company or any subsidiary of any shares of its capital stock or other equity securities or options, rights, or warrants; (ii) a transfer, as defined, by the Company of any of the shares of capital stock of Post currently owned by it; (iii) the approval of any amendments to the Certificate of Incorporation of the Company or its subsidiaries; (iv) the merger, consolidation, liquidation, or dissolution of the Company or any of its subsidiaries or the sale or other disposition of all, or substantially all, of the assets of the Company or its subsidiaries; (v) the declaration or payment of any dividend on or distribution to holders of the common equity stock of the Company or any subsidiary that is not wholly owned by the Company; or (vi) the amendment, modification, supplementation, or termination of various agreements currently in effect or hereinafter to be executed by the stockholders.

                             AMERISERV FOOD COMPANY

     In connection with the acquisition of Sonneveldt and the related financing obtained, a warrant was issued to Signal Capital Corporation to purchase 25% of the common stock of the Company's former subsidiary for an aggregate exercise price of $0.25. The warrant was exercisable upon issuance. As a part of the refinancing and restructuring completed January 11, 1994 (Note 9), the warrant was purchased by the Company for $100.

7.  CONCENTRATIONS OF CREDIT RISK

     The Company and its subsidiaries perform periodic credit evaluations of its customers' financial conditions and generally do not require collateral. Franchiser-owned and franchisee-owned stores of three national limited-menu concepts accounted for approximately 40%, 10%, and 10% in 1994 and 40%, 11%, and 10% in fiscal 1995 of the Company's consolidated revenues. One customer represented approximately 15% and 14% of consolidated revenues for fiscal 1994 and 1995, respectively.

8.  EMPLOYEE BENEFIT PLANS

     The Company and its subsidiaries have two benefit plans, the AmeriServ 401(k) Savings Plan and The Sonneveldt Company 401(k) Plan. The AmeriServ 401(k) Plan covers all hourly and salaried employees of AmeriServ and its subsidiaries, except those covered in The Sonneveldt Plan. The Sonneveldt Company 401(k) Plan covers all hourly warehouse and transportation employees of a former subsidiary, The Sonneveldt Company. Under the plans, participants may elect to defer up to 15% of compensation, and the Company matches a portion of the participant's salary deferral, up to plan-specified maximums. The Company's contributions to the plans totaled $389 and $323 in fiscal 1994 and 1995, respectively.

9.  REFINANCING

     On January 11, 1994, the Company entered into a series of transactions that resulted in capital contributions of $10,178, the refinancing of a majority of the Company's debt, and the restructuring of the Company's corporate organization.

     The Company issued 45 shares of Series A Redeemable Preferred Stock for $4,500 (Note 6). The consideration for these shares was a combination of cash and the contribution of the Company's $2,500 promissory note payable to Lewis Partners. Additionally, the stockholders of the Company, as a group, contributed the $5,000 balance of the dividend promissory notes, together with accrued interest of $678 thereon, to the Company in the form of additional paid-in capital.

     In fiscal 1994, the Company recognized a $313 extraordinary gain as a result of the refinancing of its revolving credit notes payable and certain term notes payable. The Company purchased the warrants in a subsidiary from one lender for less than book value, generating a $275 gain, prepaid a note obtaining a $263 discount in exchange for early extinguishment, and repaid several issues of debt before the due date resulting in $225 in prepayment penalties.

     The corporate structure of the Company was also simplified with the merger of all the Company's subsidiaries, except Post and Delta, into the Company. The mergers were also consummated on January 11, 1994.

           =========================================================

     NO DEALER, SALESPERSON, OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THIS OFFERING OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE INITIAL PURCHASERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SECURITIES TO WHICH IT RELATES, NOR DOES IT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY SUCH SECURITIES IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED, OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO, OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH AN OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.
                            ------------------------

                               TABLE OF CONTENTS

                                          PAGE
                                          ----
Prospectus Summary......................     3
The Company.............................     3
The Transactions........................     5
The Refinancing.........................     5
The Exchange Offer......................     6
Risk Factors............................    12
Certain Federal Income Tax Consequences
  of the Exchange Offer.................    24
Use of Proceeds.........................    26
Capitalization..........................    28
Selected AmeriServe Historical Financial
  Data..................................    29
Selected PFS Historical Financial
  Data..................................    30
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations............................    31
The Business............................    38
The Acquisition.........................    48
Management..............................    49
Security Ownership of Certain Beneficial
  Holders and Management................    55
Certain Relationships and Related Party
  Transactions..........................    57
Description of Indebtedness.............    58
Description of New Notes................    62
Description of Certain Federal Income
  Tax Consequences......................    92
Plan of Distribution....................    95
Legal Matters...........................    96
Experts.................................    96
Change in Company's Accountant..........    98
Index of Certain Defined Terms..........    98
Index to Unaudited Pro Forma Financial
  Statements............................   P-1
Index to Historical Financial
  Statements............................   F-1

           ---------------------------------------------------------
---------------------------------------------------------
           =========================================================
                                  $500,000,000

                                AMERISERVE FOOD
                               DISTRIBUTION, INC.
                               OFFER TO EXCHANGE
                               10 1/8% NEW SENIOR
                               SUBORDINATED NOTES
                                    DUE 2007
                               NOVEMBER 10, 1997
           ---------------------------------------------------------
---------------------------------------------------------